        As filed with the Securities and Exchange Commission on October 16, 2009
                                                     Registration No. 333-162244
                                                                        811-6584


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-4


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          PRE-EFFECTIVE AMENDMENT NO. 1


                                     and/or


         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
                                AMENDMENT NO. 92


                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
                               SEPARATE ACCOUNT A
        (formerly, The Manufacturers Life Insurance Company of New York)
                           (Exact name of Registrant)

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
        (formerly, The Manufacturers Life Insurance Company of New York)
                               (Name of Depositor)

                       100 Summit Lake Drive, Second Floor
                            Valhalla, New York 10595
              (Address of Depositor's Principal Executive Offices)

                                 (914) 773-0708
               (Depositor's Telephone Number Including Area Code)

                                Thomas J. Loftus
                 John Hancock Life Insurance Company of New York
                               601 Congress Street
                                Boston, MA 02210
                     (Name and Address of Agent for Service)

                                    Copy to:

Approximate Date of Proposed Public Offering: December 4, 2009

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Title of Securities Being Registered: Variable Annuity Insurance Contracts

                                     PART A

                      INFORMATION REQUIRED IN A PROSPECTUS

                          VENTURE 2010 VARIABLE ANNUITY
                          (currently issued contracts)


    (Incorporated by reference to the initial Form N-4 for this Registration
          Statement, File No. 333-162244, filed on September 30, 2009.)

                                     PART B

                            INFORMATION REQUIRED IN A

                       STATEMENT OF ADDITIONAL INFORMATION

                                             Statement of Additional Information
                                                          dated December 4, 2009

                             (JOHN HANCOCK(R) LOGO)
                             JOHN HANCOCK ANNUITIES

                       Statement of Additional Information
       John Hancock Life Insurance Company of New York Separate Account A

THIS STATEMENT OF ADDITIONAL INFORMATION IS NOT A PROSPECTUS. This Statement of Additional Information should be read in conjunction with the Prospectuses dated the same date as this Statement of Additional Information. This Statement of Additional Information describes additional information regarding the variable portion of the flexible purchase payment individual deferred combination fixed and variable annuity contracts (singly, a "Contract" and collectively, the "Contracts" issued by JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK ("John Hancock New York") in New York as follows:

                  PROSPECTUSES ISSUED BY JOHN HANCOCK NEW YORK
           (to be read with this Statement of Additional Information)

                         [Venture 2010] Variable Annuity

You may obtain a copy of the Prospectuses listed above by contacting us at the following addresses:

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Annuities Service Center           Mailing Address
164 Corporate Drive                Post Office Box 9506
Portsmouth, NH 03801-6815          Portsmouth, NH 03802-9506
(877) 391-3748 or (800) 551-2078   www.jhannuitiesnewyork.com

JHNY SEP ACCT A SAI 12/09

                                Table of Contents

GENERAL INFORMATION AND HISTORY ..........................................     1
ACCUMULATION UNIT VALUE TABLES ...........................................     1
SERVICES .................................................................     1
   INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM .........................     1
   SERVICING AGENT .......................................................     1
   PRINCIPAL UNDERWRITER .................................................     1
      Special Compensation and Reimbursement Arrangements ................     2
STATE VARIATIONS REGARDING RECOGNITION OF SAME-SEX COUPLES ...............     5
QUALIFIED PLAN TYPES .....................................................     6
LEGAL AND REGULATORY MATTERS .............................................    10
APPENDIX A: AUDITED FINANCIAL STATEMENTS .................................   A-1

                         General Information and History

John Hancock Life Insurance Company of New York Separate Account A (the "Separate Account") (formerly, The Manufacturers Life Insurance Company of New York Separate Account A) is a separate investment account of John Hancock Life Insurance Company of New York ("we" or "us"), a stock life insurance company organized under the laws of New York in 1992. John Hancock New York's principal office is located at 100 Summit Lake Drive, Valhalla, New York 10595. It also has an Annuities Service Center located at 164 Corporate Drive, Portsmouth, New Hampshire 03801-6815. John Hancock New York is a wholly-owned subsidiary of John Hancock Life Insurance Company (U.S.A.) ("John Hancock USA") (formerly, The Manufacturers Life Insurance Company of New York), a stock life insurance company incorporated in Maine on August 20, 1955 by a special act of the Maine legislature and redomesticated under the laws of Michigan. The ultimate parent of John Hancock USA is Manulife Financial Corporation ("MFC") based in Toronto, Canada. MFC is the holding company of The Manufacturers Life Insurance Company and its subsidiaries, collectively known as Manulife Financial.

John Hancock New York established the Separate Account on March 4, 1992 as a separate account under the laws of New York.

Our financial statements which are included in this Statement of Additional Information should be considered only as bearing on our ability to meet our obligations under the contracts. They should not be considered as bearing on the investment performance of the assets held in the Separate Account.

                         Accumulation Unit Value Tables

The Accumulation Unit Value Tables are located in Appendix U of the product prospectus.

                                    Services

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of John Hancock Life Insurance Company of New York at December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, and the financial statements of John Hancock Life Insurance Company of New York Separate Account A at December 31, 2008 and for each of the two years in the period ended December 31, 2008, appearing in this Statement of Additional Information of the Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

SERVICING AGENT

Computer Sciences Corporation Financial Services Group ("CSC FSG") provides to us a computerized data processing recordkeeping system for variable annuity administration. CSC FSG provides various daily, semimonthly, monthly, semiannual and annual reports including:

     - daily updates on accumulation unit values, variable annuity participants and transactions, and agent production and commissions;

     -    semimonthly commission statements;

     -    monthly summaries of agent production and daily transaction reports;

     -    semiannual statements for contract owners; and

     -    annual contract owner tax reports.

We pay CSC FSG approximately $7.80 per Contract per year, plus certain other fees for the services provided.

PRINCIPAL UNDERWRITER

John Hancock Distributors, LLC, ("JH Distributors"), an indirect wholly owned subsidiary of MFC, serves as principal underwriter of the Contracts. Contracts are offered on a continuous basis. The aggregate dollar amounts of underwriting commissions paid to JH Distributors in 2008, 2007, and 2006 were $597,650,909, $657,183,413, and $516,555,523, respectively.

Special Compensation and Reimbursement Arrangements

The Contracts are primarily sold through selected firms. The Contracts' principal distributor, JH Distributors, and its affiliates (collectively, "JHD") pay compensation to broker-dealers (firms) for the promotion and sale of the Contracts. The compensation JHD pays may vary depending on each firm's selling agreement, but compensation (inclusive of wholesaler overrides and expense allowances) paid to the firms for sale of the Contracts (not including riders) is not expected to exceed the standard compensation amounts referenced in the product prospectuses. The amount and timing of this compensation may differ among firms.

The registered representative through whom your Contract is sold will be compensated pursuant to that registered representative's own arrangement with his or her broker-dealer. The registered representative and the firm may have multiple options on how they wish to allocate their commissions and/or compensation. We are not involved in determining your registered representative's compensation. You are encouraged to ask your registered representative about the basis upon which he or she will be personally compensated for the advice or recommendations provided in connection with the sale of your Contract.

Compensation to firms for the promotion and sale of the Contracts is not paid directly by Contract owners, but we expect to recoup it through the fees and charges imposed under the Contract.

We may, directly or through JHD, make, either from 12b-1 distribution fees received from the Contracts' underlying investment Portfolios or out of our own resources, additional payments to firms. These payments are sometimes referred to as "revenue sharing." Revenue sharing expenses are any payments made to broker-dealers or other intermediaries to either (i) compensate the intermediary for expenses incurred in connection with the promotion and/or sale of John Hancock investment products or (ii) obtain promotional and/or distribution services for John Hancock investment products. Many firms that sell the Contracts receive one or more types of these cash payments.

We are among several insurance companies that pay additional payments to certain firms to receive "preferred" or recommended status. These privileges include: additional or special access to sales staff; opportunities to provide and/or attend training and other conferences; advantageous placement of our products on customer lists ("shelf-space arrangements"); and other improvements in sales by featuring our products over others.

Revenue sharing payments assist in our efforts to promote the sale of the Contracts and could be significant to a firm. Not all firms, however, receive additional compensation. We determine which firms to support and the extent of the payments we are willing to make, and generally choose to compensate firms that are willing to cooperate with our promotional efforts and have a strong capability to distribute the Contracts. We do not make an independent assessment of the cost of providing such services. Instead, we agree with the firm on the methods for calculating any additional compensation. The methods, which vary by firm and are further described below, may include different categories to measure the amount of revenue sharing payments, such as the level of sales, assets attributable to the firm and the variable annuity contracts covered under the arrangement (including contracts issued by any of our affiliates). The categories of revenue sharing payments that we may provide to firms, directly or through JHD, are not mutually exclusive and may vary from Contract to Contract. We or our affiliates may make additional types of revenue sharing payments for other products, and may enter into new revenue sharing arrangements in the future.

The following list includes the names of member firms of the Financial Industry Regulatory Authority ("FINRA," formerly the National Association of Securities Dealers, Inc., or "NASD") (or their affiliated broker-dealers) that we are aware (as of December 31, 2008) received a revenue sharing payment of more than $5,000 with respect to annuity business during the latest calendar year:

NAME OF FIRM

                                   DISTRIBUTOR

                            1st Global Capital Corp.
            A. G. Edwards & Sons, Inc. (acquired by Wachovia in 2008)
                       AIG - AIG Financial Advisors, Inc.
                       AIG - Advantage Capital Corporation
                        AIG - American General Securities
                        AIG - FSC Securities Corporation
                      AIG - Royal Alliance Associates, Inc.
                     American Portfolios Financial Services
                        AmTrust Investment Services, Inc.
                             Arvest Investment, Inc.
                    Banc of America Investment Services, Inc
                       BancWest Investment Services, Inc.

                                   DISTRIBUTOR

                                   BOSC, Inc.
                          Cambridge Investment Research
                               Centaurus Financial
                         Citigroup Global Markets, Inc.
                           CCO Investment Services Co.
                               Comerica Securities
                         Commonwealth Financial Network
                             Compass Brokerage, Inc.
                         Crown Capital Securities, L.P.
                          CUSO Financial Services, L.P.
                            Essex National Securities
                             First Allied Securities
                          Fifth Third Securities, Inc.
                               Founders Financial
                         Geneos Wealth Management, Inc.
                            GunnAllen Financial, Inc.
                          H.D. Vest Investment Services
                            Harbour Investments Inc.
                        Independent Financial Group, LLC
                    ING - Financial Network Investment Corp.
                             ING Financial Partners
                  ING - Multi-Financial Securities Corporation
                    ING - PrimeVest Financial Services, Inc.
                                 InterSecurities
                                Investacorp, Inc.
                         Investment Professionals, Inc.
                        J.J.B. Hilliard, W.L. Lyons, LLC
                              James T Borello & Co.
                          Janney Montgomery Scott, LLC
                         John Hancock Financial Network
                          Key Investments Services, LLC
                        Lasalle Financial Services, Inc.
                           Lasalle St. Securities, LLC
                     Lincoln Financial Advisors Corporation
                       Lincoln Financial Securities Corp.
                     LPL - Associated Securities Corporation
                               LPL Financial Corp.
                           LPL - Mutual Services Corp.
                              LPL - Uvest Financial
                     LPL - Waterstone Financial Group, Inc.
                           M Holdings Securities, Inc.
                           Main Street Securities, LLC
                   Merrill Lynch, Pierce, Fenner & Smith Inc.
                          MML Investors Services, Inc.
                       Money Concepts Capital Corporation
                            Morgan Keegan & Co., Inc.
                           Morgan Stanley & Co., Inc.
                                 Next Financial.
                                 NFP Securities
                    NPH - Investment Center of America, Inc.
                       NPH - Invest Financial Corporation
                          NPH - National Planning Corp.
                           NPH - SII Investments, Inc.
                    PAC - United Planners Financial Services
                          Pacific West Securities, Inc.
                       Packerland Brokerage Services, Inc.
                        Pension Planners Securities, Inc.
                              PNC Investments, LLC

                                   DISTRIBUTOR

                          Prime Capital Services, Inc.
                                ProEquities, Inc.
                               Prospera Financial
                           Questar Capital Corporation
                            Raymond James Associates
                        Raymond James Financial Services
                             RBC Dain Rauscher, Inc.
                           Robert W. Baird & Co., Inc.
                               Sammons Securities
                            Securities America, Inc.
                           Sigma Financial Corporation
                         Stifel, Nicolaus & Company, Inc
                        The Huntington Investment Company
                          Tower Square Securities, Inc.
                      Transamerica Financial Advisors, Inc.
                          UBS Financial Services, Inc.
                       Unionbanc Investment Services, LLC
                         Walnut Street Securities, Inc.
                    Wells Fargo Financial Advisors, LLC (ISG)
                    Wells Fargo Financial Advisors, LLC (PCG)
                       Wells Fargo Financial Network, LLC
                          Wells Fargo Investments, LLC
                        Woodbury Financial Services, Inc.

Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of a variable annuity contract.

Inclusion on this list does not imply that these sums necessarily constitute "special cash compensation" as defined by NASD Conduct Rule 2830(l)(4). We will endeavor to update this listing annually; interim arrangements may not be reflected. We assume no duty to notify any investor whether his or her registered representative is or should be included in any such listing. You are encouraged to review the prospectus for each Portfolio for any other compensation arrangements pertaining to the distribution of Portfolio shares.

We may, directly or through JHD, also have arrangements with intermediaries that are not members of FINRA.

Sales and Asset Based Payments. We may, directly or through JHD, make revenue sharing payments as incentives to certain firms to promote and sell the Contracts. We hope to benefit from revenue sharing by increasing Contract sales. In consideration for revenue sharing, a firm may feature the Contracts in its sales system or give us additional access to members of its sales force or management. In addition, a firm may agree to participate in our marketing efforts by allowing us to participate in conferences, seminars or other programs attended by the firm's sales force. Although a firm may seek revenue sharing payments to offset costs incurred by the firm in servicing its clients that have purchased the Contracts, the firm may earn a profit on these payments. Revenue sharing payments may provide a firm with an incentive to favor the Contracts in its sales efforts.

The revenue sharing payments we make may be calculated on sales of our products by the firm ("Sales-Based Payments"). These payments are based upon a percentage of the total amount of money received, or anticipated to be received, for sales through a firm of some or all of the insurance products that we and/or our affiliates offer. We make these payments on a periodic basis.

Such payments also may be calculated based upon the "assets under management" attributable to a particular firm ("Asset-Based Payments"). These payments are based upon a percentage of the contract value of some or all of our (and/or our affiliates') insurance products that were sold through the firm. We make these payments on a periodic basis.

Sales-Based Payments primarily create incentives to make new sales of our insurance products and Asset-Based Payments primarily create incentives to service and maintain previously sold Contracts. We may pay a firm either or both Sales-Based Payments and Asset-Based Payments.

Administrative and Processing Support Payments. We may, directly or through JHD, also make payments to certain firms that sell our products for certain administrative services, including record keeping and sub-accounting Contract owner accounts, and in connection with account maintenance support, statement preparation and transaction processing. The types of payments that we may make under this category include, among others, payment of ticket charges per purchase or exchange order placed by a firm, payment of networking fees in connection with certain mutual fund trading systems, or one-time payments for ancillary services such as setting up funds on a firm's mutual fund trading system.

Other Payments. We may, directly or through JHD, also provide, either from the 12b-1 distribution fees received from the Portfolios underlying the Contracts or out of our own resources, additional compensation to firms that sell or arrange for the sale of Contracts. Such compensation may include seminars for the public, advertising and sales campaigns regarding the Contracts to assist a firm in connection with its systems, operations and marketing expenses, or for other activities of a selling firm or wholesaler. We may contribute to, as well as sponsor, various educational programs, sales contests and/or promotions in which participating firms and their sales persons may receive prizes such as merchandise, cash, or other awards.

Other compensation may be offered to the extent not prohibited by federal or state laws or any self-regulatory agency, such as FINRA. We make payments for entertainment events we deem appropriate, subject to our guidelines and applicable law. These payments may vary widely, depending upon the nature of the event or the relationship. We may make these payments upon the initiation of a relationship with a firm, and at any time thereafter.

We may have other relationships with firms relating to the provisions of services to the Contracts, such as providing omnibus account services, transaction processing services, or effecting portfolio transactions for Portfolios. If a firm provides these services, we may compensate the firm for these services. In addition, a firm may have other compensated or uncompensated relationships with us that are not related to the Contracts.

Signator Investors, Inc. may pay their respective registered representatives additional cash incentives in the form of bonus payments, expense payments, employment benefits or the waiver of overhead costs or expenses in connection with the sale of the Contracts that they would not receive in connection with the sale of contracts issued by unaffiliated companies.

           State Variations Regarding Recognition of Same-Sex Couples

The Federal Defense of Marriage Act ("DOMA") does not recognize civil unions or same-sex marriage. Therefore, the federal tax treatment available to spouses who fall within the definition of DOMA may not be available to civil union or same-sex marriage partners. However, the following table identifies the states that may, pursuant to state law, extend to civil union and same-sex marriage partners the same benefits (other than federal tax benefits) that are granted to spouses who fall within the definition of DOMA:

        STATE                 TYPE OF JURISDICTION                                RELATED RULE
        -----          -----------------------------------   --------------------------------------------------
     California                Domestic Partnership
     Connecticut                   Civil Union,
                                Same-Sex Marriage
District of Columbia           Domestic Partnership
       Hawaii          Reciprocal Beneficiary Relationship
        Iowa                    Same-Sex Marriage
        Maine                 Domestic Partnerships
      Maryland                 Domestic Partnership
    Massachusetts               Same-Sex Marriage
    New Hampshire                  Civil Union
     New Jersey                    Civil Union,              Also recognizes spouses of same-sex marriages who
                               Domestic Partnership          were married in another jurisdiction
      New York                          --                   Recognizes spouses of civil unions and same-sex
                                                             marriages who were married in another jurisdiction
       Oregon                  Domestic Partnership
    Rhode Island                        --                   Recognizes spouses of civil unions and same-sex
                                                             marriages who were married in another jurisdiction
       Vermont                  Same-Sex Marriage
     Washington                Domestic Partnership

                              Qualified Plan Types

TRADITIONAL IRAS

Individual Retirement Annuities

Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity or IRA (sometimes referred to as a traditional IRA to distinguish it from the Roth IRA discussed below). IRAs are subject to limits on the amounts that may be contributed and deducted, the persons who may be eligible and the time when distributions may commence. Also, distributions from certain other types of qualified retirement plans may be rolled over on a tax-deferred basis into an IRA. The Contract may not, however, be used in connection with an Education IRA under Section 530 of the Code.

The Contract may be issued with a death benefit or certain benefits provided by an optional rider. The presence of such benefits may increase the amount of any required minimum distributions for IRAs and other Contracts subject to the required minimum distribution rules.

Distributions

In general, unless you have made non-deductible contributions to your IRA, all amounts paid out from a traditional IRA contract (in the form of an annuity, a single sum, death benefits or partial withdrawal), are taxable to the payee as ordinary income. As in the case of a Contract not purchased under a Qualified Plan, you may incur an additional 10% penalty tax if you make a surrender or withdrawal before you reach age 59 1/2 (unless certain exceptions apply as specified in Code Section 72(t)). If you have made any non-deductible contributions to an IRA contract, all or part of any withdrawal or surrender distribution, single sum death benefit or annuity payment, may be excluded from your taxable income when you receive the distribution.

The tax law requires that annuity payments or other distributions under a traditional IRA contract begin no later than April 1 of the year following the year in which the Owner attains age 70 1/2. The amount that must be distributed each year is computed on the basis of the Owner's age and the value of the Contract, taking into account both the account balance and, in 2006 and subsequent years, the actuarial present value of other benefits provided under the Contract.

ROTH IRAS

Section 408A of the Code permits eligible individuals to contribute to a type of IRA known as a Roth IRA. Roth IRAs are generally subject to the same rules as non-Roth IRAs, but they differ in certain significant respects.

Among the differences are that contributions to a Roth IRA are not deductible and qualified distributions from a Roth IRA are excluded from income. A qualified distribution is a distribution that satisfies two requirements. First, the distribution must be made in a taxable year that is at least five years after the first taxable year for which a contribution to any Roth IRA established for the Owner was made. Second, the distribution must be:

     -    made after the Owner attains age 59 1/2;

     -    made after the Owner's death;

     -    attributable to the Owner being disabled; or

     -    a qualified first-time homebuyer distribution within the meaning of
          Section 72(t) (2) (F) of the Code.

In addition, distributions from Roth IRAs need not commence when the Owner attains age 70 1/2. Distributions must, however, begin after the Owner's death. A Roth IRA may (subject to constraints explained below under "Conversion or Direct Rollover to a Roth IRA") accept a "qualified rollover contribution" from another Roth IRA, a traditional IRA, a qualified retirement plan described in
Section 401(a) or 403(a) of the Code, a tax-sheltered annuity contract described in Section 403(b) of the Code, or an eligible deferred compensation plan maintained by a governmental employer under Section 457(b) of the Code.

If the Contract is issued with certain death benefits or benefits provided by an optional rider, the presence of these benefits may increase the amount of any required minimum distributions for IRAs (which include Roth IRAs) and other Contracts subject to the minimum distribution rules. Also, the state tax treatment of a Roth IRA may differ from the federal income tax treatment of a Roth IRA. YOU SHOULD SEEK INDEPENDENT TAX ADVICE IF YOU INTEND TO USE THE CONTRACT IN CONNECTION WITH A ROTH IRA.

Conversion or Direct Rollover to a Roth IRA

You can convert a traditional IRA to a Roth IRA or directly roll over distributions that you receive from a retirement plan described in Sections 401(a), 403(a), or 403(b) of the Code or a governmental deferred compensation plan described in Section 457(b) of the Code to a Roth IRA unless:

     -    you have adjusted gross income over $100,000; or

     -    you are a married tax payer filing a separate return.

These restrictions do not apply in tax years beginning after December 31, 2009.

The Roth IRA annual contribution limit does not apply to converted or rollover amounts.

You must, however, pay tax on any portion of the converted or rollover amount that would have been taxed if you had not converted or rolled over to a Roth IRA. No similar limitations apply to rollovers to a Roth IRA from another Roth IRA or from a designated Roth account within a qualified retirement plan. Please note that the amount deemed to be the "converted amount" for tax purposes may be higher than the Contract Value because of the deemed value of guarantees. If the converted or rollover amount is held in an annuity contract issued by us, we may have to withhold (make a contract withdrawal and remit to the IRS) up to 20% of the taxable gain in the contract. This amount withheld could reduce the benefit value of any elected optional guarantee rider, in a proportion determined by the rider. You may find it advantageous to pay the tax due on the conversion from resources outside of the annuity contract in order to avoid any benefit reduction. YOU SHOULD SEEK INDEPENDENT TAX ADVICE IF YOU INTEND TO USE THE CONTRACT IN CONNECTION WITH A ROTH IRA.

SIMPLE IRA PLANS

In general, under Section 408(p) of the Code a small business employer may establish a SIMPLE IRA retirement plan if the employer employed no more than 100 employees earning at least $5,000 during the preceding year. Under a SIMPLE IRA plan both employees and the employer make deductible contributions. SIMPLE IRAs are subject to various requirements, including limits on the amounts that may be contributed, the persons who may be eligible, and the time when distributions may commence. If the Contract is issued with certain death benefits or benefits provided by an optional rider, the presence of these benefits may increase the amount of any required minimum distributions for IRAs (which would include SIMPLE IRAs) and other Contracts subject to the minimum distribution rules. The requirements for minimum distributions from a SIMPLE IRA retirement plan are generally the same as those discussed above for distributions from a traditional IRA. The rules on taxation of distributions are also similar to those that apply to a traditional IRA, except that (i) tax free rollovers may be made from a SIMPLE IRA plan only to another SIMPLE IRA plan during the first two years of participation in the plan; and (ii) the penalty tax on early distribution from a SIMPLE IRA plan that occurs during the first two years of participation is 25%, instead of 10%. EMPLOYERS INTENDING TO USE THE CONTRACT IN CONNECTION WITH SUCH PLANS SHOULD SEEK INDEPENDENT TAX ADVICE.

SIMPLIFIED EMPLOYEE PENSIONS (SEP-IRAS)

Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees, using the employees' IRAs for such purposes, if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to IRAs. If the Contract is issued with certain death benefits or benefits provided by an optional rider, the presence of these benefits may increase the amount of any required minimum distributions for IRAs (which would include SEP - IRAs) and other Contracts subject to the minimum distribution rules. The requirements for minimum distributions from a SEP - IRA, and rules on taxation of distributions from a SEP - IRA, are generally the same as those discussed above for distributions from a traditional IRA.

SECTION 403(B) QUALIFIED PLANS OR TAX-SHELTERED ANNUITIES

Section 403(b) of the Code permits public school employees and employees of certain types of tax-exempt organizations to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the Purchase Payments from gross income for tax purposes. These Contracts are commonly referred to as "tax-sheltered annuities." PURCHASERS OF THE CONTRACTS FOR SUCH PURPOSES SHOULD SEEK INDEPENDENT ADVICE AS TO ELIGIBILITY, LIMITATIONS ON PURCHASE PAYMENTS, AND OTHER TAX CONSEQUENCES. In particular, purchasers should note that the Contract provides death benefit options that may exceed the greater of the Purchase Payments and Contract Value. It is possible that the presence of the death benefit could be characterized by the IRS as an "incidental death benefit" and result in currently taxable income to the Owner. There also are limits on the amount of incidental benefits that may be provided under a tax-sheltered annuity. If a Contract is issued with a death benefit or benefits provided by an optional rider, the presence of these benefits may increase the amount of any required minimum distributions that must be made.

Final regulations concerning tax sheltered annuity contracts became effective on July 26, 2007, but are generally applicable for tax years beginning after December 31, 2008. These regulations require the employer to adopt a written defined contribution plan which, in both form and operation, satisfies the requirements of the regulations. The regulations specify that any exchange of a 403(b) annuity contract for another 403(b) annuity contract occurring after September 24, 2007 will not be treated as a taxable distribution provided the employer and the company issuing the new contract have agreed to share information concerning the employee's employment status, hardship distributions and loans, if any.

Restrictions on Section 403(b) Qualified Plans

AVAILABILITY. We currently are not offering this Contract for use in a retirement plan intended to qualify as a Section 403(b) Qualified Plan (a "Section 403(b) Qualified Plan" or the "Plan") unless (a) we (or an affiliate of ours) previously issued annuity contracts to that retirement plan, (b) the initial purchase payment for the new Contract is sent to us directly from the
Section 403(b) Qualified Plan through your employer, the Plan's administrator, the Plan's sponsor or in the form of a transfer acceptable to us, (c) we have entered into an agreement with your Section 403(b) Qualified Plan concerning the sharing of information related to your Contract (an "Information Sharing Agreement"), and (d) unless contained in the Information Sharing Agreement, we have received a written determination by your employer, the Plan administrator or the Plan sponsor of your Section 403(b) Qualified Plan that the plan qualifies under Section 403(b) of the Code and complies with applicable Treasury regulations (a "Certificate of Compliance") (Information Sharing Agreement and Certificate of Compliance, together the "Required Documentation").

We may accept, reject or modify any of the terms of a proposed Information Sharing Agreement presented to us, and make no representation that we will enter into an Information Sharing Agreement with your Section 403(b) Qualified Plan.

In the event that we do not receive the Required Documentation and you nonetheless direct us to proceed with a rollover transfer of initial Purchase Payment funds, the transfer may be treated as a taxable transaction.

OWNERSHIP. You may not sell, assign, transfer, discount or pledge (as collateral for a loan or as security for the performance of an obligation, or for any other purpose) a 403(b) Qualified Contract or some or all of such a Contract's value to any person other than us without the consent of an employer, a Plan administrator or a Plan sponsor. A request to transfer ownership must be accompanied by the Required Documentation. In the event we do not receive the Required Documentation and you nonetheless direct us to proceed with a transfer of ownership, the transfer may be treated as a taxable transaction and your Contract may no longer be qualified under Section 403(b), which may result in additional adverse tax consequences to you.

ADDITIONAL PURCHASE PAYMENTS. We will not accept Additional Purchase Payments in the form of salary reduction, matching or other similar contributions in the absence of the Required Documentation. Matching or other employer contributions to Contracts issued on or after January 1, 2009, will be subject to restrictions on withdrawals specified in the Section 403(b) Qualified Plan.

We will not knowingly accept transfers, in the absence of the Required Documentation, from another existing annuity contract or other investment under a Section 403(b) Qualified Plan to a previously issued Contract used in a
Section 403(b) Qualified Plan. Such transfers shall be made directly from a Plan through an employer, a Plan administrator or a Plan sponsor, or by a transfer acceptable to us.

In the event that we do not receive the Required Documentation and you nonetheless direct us to proceed with the Additional Purchase Payments, the Additional Purchase Payment may be treated as a taxable transaction and your Contract may no longer be qualified under Section 403(b), which may result in additional adverse tax consequences to you.

WITHDRAWALS. Tax-sheltered annuity contracts must contain restrictions on withdrawals of:

     - contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988;

     -    earnings on those contributions; and

     - earnings after 1988 on amounts attributable to salary reduction contributions (and earnings on those contributions) held as of the last day of 1988.

These amounts can be paid only if the employee has reached age 59 1/2, separated from service, died, or become disabled (within the meaning of the tax law), or in the case of hardship (within the meaning of the tax law). Amounts permitted to be distributed in the event of hardship are limited to actual contributions for elective contributions made after 1988; earnings thereon cannot be distributed on account of hardship. Amounts subject to the withdrawal restrictions applicable to Section 403(b)(7) custodial accounts may be subject to more stringent restrictions.

Exercise of the withdrawal right for each withdrawal under the Contract may be subject to the terms of the Section 403(b) Qualified Plan and may require the consent of the employer, the Plan administrator or the Plan sponsor, as well as the participant's spouse, under Section 403(b) of the Code and applicable Treasury Regulations.

In the event that we do not receive the Required Documentation and you nonetheless direct us to proceed with the withdrawal, your Contract may no longer be qualified under Section 403(b), which may result in additional adverse tax consequences to you. Employer consent is not required when we have received documentation in a form acceptable to us confirming that you have reached age
59 1/2, separated from service, died or become disabled. (These limitations on withdrawals do not apply to the extent we are directed to transfer some or all of the Contract Value to the issuer of another tax-sheltered annuity or into a
Section 403(b)(7) custodial account.)

LOANS. Loans from Qualified Contracts intended for use under Section 403(b) Qualified Plans, where allowed, are subject to a variety of limitations, including restrictions as to the amount that may be borrowed, the duration of the loan and the manner in which the loan must be repaid. We currently offer a loan privilege to Owners of Contracts issued in connection with Section 403(b) Qualified Plans: 1) that were issued prior to January 1, 2009; 2) that are not subject to Title 1 of ERISA, and 3) that have not elected a guaranteed minimum withdrawal benefit Rider. We will not permit nor support loans from Contracts issued on or after January 1, 2009 in connection with Section 403(b) Qualified Plans.

COLLECTING AND USING INFORMATION. Through your participation in a retirement plan intended to qualify under Section 403(b), the Company, your employer, your Plan administrator, and your Plan sponsor collect various types of confidential information you provide in your agreements, such as your name and the name of any Beneficiary, Social Security Numbers, addresses, and occupation information. The Company, your employer, the Plan administrator, and your Plan sponsor also collect confidential information relating to your Plan transactions, such as contract values, purchase payments, withdrawals, transfers, loans and investments. In order to comply with IRS regulations and other applicable law in servicing your Contract, the Company, your employer, the Plan administrator and the Plan sponsor may be required to share such confidential information among themselves, other current, former or future providers under the Section 403(b) Qualified Plan, and among their employees. By applying for or purchasing a Contract for use in a Section 403(b) Qualified Plan or by intending to make an additional purchase payment, transfer of ownership, transfer, withdrawal or loan on an existing Contract for use in a Section 403(b) Qualified Plan, you consent to such sharing of confidential information. The Company will not disclose any such confidential information to anyone, except as permitted by law or in accordance with your consent.

If you are considering making a rollover transfer from a retirement plan described in Section 403(b) of the Code to a traditional IRA or a Roth IRA, you should consult with a tax advisor regarding possible tax consequences. If you have a loan outstanding under the section 403(b) plan, the transfer may subject you to income taxation on the amount of the loan balance.

Restrictions Under the Texas Optional Retirement Program

Section 830.105 of the Texas Government Code permits participants in the Texas Optional Retirement Program ("ORP") to withdraw their interest in a variable annuity contract issued under the ORP only upon:

     - termination of employment in all Texas public institutions of higher education;

     -    retirement;

     -    death; or

     -    the participant's attainment of age 70 1/2.

Accordingly, before you withdraw any amounts from the Contract, you must furnish proof to us that one of these four events has occurred. For these purposes a change of company providing ORP benefits or a participant's transfer between institutions of higher education is not a termination of employment. Consequently there is no termination of employment when a participant in the ORP transfers the Contract Value to another Contract or another qualified custodian during the period of participation in the ORP.

CORPORATE AND SELF-EMPLOYED ("H.R. 10" AND "KEOGH") PENSION AND PROFIT-SHARING PLANS

Sections 401(a) and 403(a) of the code permit corporate employers to establish various types of tax-deferred retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. - 10" or "Keogh," permits self-employed individuals to establish tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of annuity contracts in order to provide benefits under the plans. The Contract provides death benefit options that in certain circumstances may exceed the greater of the Purchase Payments and Contract Value. It is possible that the presence of the death benefit could be characterized by the IRS as an "incidental death benefit" and result in currently taxable income to the participant. There also are limits on the amount of incidental benefits that may be provided under pension and profit sharing plans. If the Contract is issued with certain death benefits or benefits provided under an optional rider, the presence of these benefits may increase the amount of any required minimum distributions that must be made. EMPLOYERS INTENDING TO USE THE CONTRACT IN CONNECTION WITH SUCH PLANS SHOULD SEEK INDEPENDENT ADVICE.

Minimum distributions to the employee under an employer's pension and profit sharing plan qualified under Section 401(a) of the Code must begin no later than April 1 of the year following the calendar year in which the employee reaches age 70 1/2 or, if later, retires. In the case of an employee who is a 5 percent Owner as defined in Code
Section 416, the required beginning date is April 1 of the year following the calendar year in which employee reaches age 70 1/2.

DEFERRED COMPENSATION PLANS OF STATE AND LOCAL GOVERNMENTS AND TAX-EXEMPT ORGANIZATIONS

Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. Generally, a Contract purchased by a state or local government or a tax-exempt organization will not be treated as an annuity contract for federal income tax purposes.

A Section 457 plan must satisfy several conditions, including the requirement that it must not permit distributions prior to your separation from service (except in the case of an unforeseen emergency).

When we make payments under your Contract, the payment is taxed as ordinary income. Minimum distributions under a Section 457 plan must begin no later than April 1 of the year following the year in which the employee reaches age 70 1/2 or, if later, retires.

                          Legal and Regulatory Matters

There are no legal proceedings to which we, the Separate Account or the principal underwriter is a party, or to which the assets of the Separate Account are subject, that are likely to have a material adverse effect on:

     -    the Separate Account; or

     - the ability of the principal underwriter to perform its contract with the Separate Account; or

     - on our ability to meet our obligations under the variable annuity contracts funded through the Separate Account.

On June 25, 2007, John Hancock Investment Management Services, LLC (the "Adviser") and John Hancock Distributors LLC (the "Distributor") and two of their affiliates (collectively, the "John Hancock Affiliates") reached a settlement with the Securities and Exchange Commission ("SEC") that resolved an investigation of certain practices relating to the John Hancock Affiliates' variable annuity and mutual fund operations involving directed brokerage and revenue sharing. Under the terms of the settlement, each John Hancock Affiliate was censured and agreed to pay a $500,000 civil penalty to the United States Treasury. In addition, the Adviser and the Distributor agreed to pay disgorgement of $14,838,943 and prejudgment interest of $2,001,999 to the John Hancock Trust Portfolios that participated in the Adviser's commission recapture program during the period from 2000 to April 2004. Collectively, all John Hancock Affiliates agreed to pay a total disgorgement of $16,926,420 and prejudgment interest of $2,361,460 to the entities advised or distributed by John Hancock Affiliates. The Adviser discontinued the use of directed brokerage in recognition of the sale of Portfolio shares in April 2004.

                    APPENDIX A: Audited Financial Statements

AUDITED FINANCIAL STATEMENTS

John Hancock Life Insurance Company of New York
Years Ended December 31, 2008, 2007, and 2006

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                     INDEX TO AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm..................... F-2

Audited Financial Statements:

   Balance Sheets-
   As of December 31, 2008 and 2007......................................... F-3

   Statements of Operations-
   For the Years Ended December 31, 2008, 2007, and 2006.................... F-4

   Statements of Changes in Shareholder's Equity and Comprehensive Income-
   For the Years Ended December 31, 2008, 2007, and 2006.................... F-5

   Statements of Cash Flows-
   For the Years Ended December 31, 2008, 2007, and 2006.................... F-6

   Notes to Financial Statements............................................ F-7

            Report of Independent Registered Public Accounting Firm

The Board of Directors
John Hancock Life Insurance Company of New York

We have audited the accompanying balance sheets of John Hancock Life Insurance Company of New York (the "Company") as of December 31, 2008 and 2007, and the related statements of operations, changes in shareholder's equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of John Hancock Life Insurance Company of New York at December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with U.S. generally accepted accounting principles.

                                                   /s/ ERNST & YOUNG LLP

Boston, MA
April 16, 2009

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                                BALANCE SHEETS

                                                                                                 December 31,
                                                                                             ----------------------
                                                                                                2008        2007
                                                                                             ----------------------
                                                                                                (in thousands)
Assets
 Investments
 Fixed maturities:
   Available-for-sale--at fair value
   (amortized cost: 2008--$670,054; 2007--$510,322).........................................   $725,526  $  528,685
 Investment in unconsolidated affiliate.....................................................        800         800
 Policy loans...............................................................................     43,226      35,092
 Short-term investments.....................................................................    514,258     194,215
 Other invested assets......................................................................         79          83
                                                                                             ----------- ----------
   Total Investments........................................................................  1,283,889     758,875

 Cash and cash equivalents..................................................................     63,746      33,093
 Accrued investment income..................................................................     18,674      18,554
 Deferred policy acquisition costs and deferred sales inducements...........................    599,054     431,254
 Amounts due from affiliates................................................................         17         443
 Reinsurance recoverable....................................................................     54,470      40,308
 Embedded derivatives recoverable for certain separate account guarantees...................     40,182      19,959
 Other assets...............................................................................     11,435       9,472
 Separate account assets....................................................................  4,864,500   6,513,671
                                                                                             ----------- ----------
   Total Assets............................................................................. $6,935,967  $7,825,629
                                                                                             ----------- ----------

Liabilities and Shareholder's Equity
Liabilities
 Future policy benefits.....................................................................   $867,327  $  634,018
 Policyholders' funds.......................................................................      2,890       2,797
 Unearned revenue...........................................................................     41,947      18,054
 Unpaid claims and claim expense reserves...................................................      6,577       1,762
 Amounts due to affiliates..................................................................     18,166      22,680
 Amounts payable for securities.............................................................          -       5,157
 Current income tax payable.................................................................     16,152      38,588
 Deferred income tax liability..............................................................     61,030      73,425
 Embedded derivatives payable for certain separate account guarantees.......................    275,495      48,246
 Other liabilities..........................................................................     41,135      31,813
 Separate account liabilities...............................................................  4,864,500   6,513,671
                                                                                             ----------- ----------
   Total Liabilities........................................................................  6,195,219   7,390,211

Commitments and Legal Proceedings (Note 7)

Shareholder's Equity
 Common stock ($1.00 par value; 3,000,000 shares authorized; 2,000,002 and 2,000,001 shares
   issued and outstanding at December 31, 2008 and 2007, respectively)......................      2,000       2,000
 Additional paid-in capital.................................................................    413,306     113,306
 Retained earnings..........................................................................    298,205     308,478
 Accumulated other comprehensive income.....................................................     27,237      11,634
                                                                                             ----------- ----------
   Total Shareholder's Equity...............................................................    740,748     435,418
                                                                                             ----------- ----------
   Total Liabilities and Shareholder's Equity............................................... $6,935,967  $7,825,629
                                                                                             ----------- ----------

The accompanying notes are an integral part of these financial statements.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                           STATEMENTS OF OPERATIONS

                                                                         Years ended December 31,
                                                                       ----------------------------
                                                                         2008      2007      2006
                                                                       ----------------------------
                                                                              (in thousands)
Revenues
 Premiums............................................................. $ 17,894  $  5,376  $    164
 Fee income...........................................................  162,777   154,376   110,718
 Net investment income................................................  173,579   172,360   136,194
 Net realized investment and other gains (losses).....................   10,058    (5,749)   (2,657)
                                                                       --------  --------  --------
     Total revenues...................................................  364,308   326,363   244,419

Benefits and expenses
 Benefits to policyholders............................................  366,299    75,041    30,548
 Amortization of deferred policy acquisition costs and deferred sales
   inducements........................................................  (35,091)   38,260    61,840
 Other operating costs and expenses...................................   54,527    50,072    39,655
                                                                       --------  --------  --------
     Total benefits and expenses......................................  385,735   163,373   132,043
                                                                       --------  --------  --------

(Loss) income before income taxes.....................................  (21,427)  162,990   112,376

Income tax (benefit) expense..........................................  (11,154)   48,261    39,903
                                                                       --------  --------  --------

Net (loss) income..................................................... $(10,273) $114,729  $ 72,473
                                                                       --------  --------  --------

The accompanying notes are an integral part of these financial statements.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                    STATEMENTS OF CHANGES IN SHAREHOLDER'S
                        EQUITY AND COMPREHENSIVE INCOME

                                                 Additional           Accumulated Other     Total
                                        Capital   Paid-in   Retained    Comprehensive   Shareholder's Outstanding
                                        Stock     Capital   Earnings       Income          Equity       Shares
                                        ------------------------------------------------------------------------
                                                                    (in thousands)
Balance at January 1, 2006............. $2,000    $113,306  $121,276       $    69        $236,651       2,000
Comprehensive income:
  Net income...........................                       72,473                        72,473
    Other comprehensive income, net
     of tax:
     Net unrealized investment
      gains............................                                        958             958
                                                                                          --------
Comprehensive income...................                                                     73,431
                                        ------------------------------------------------------------------------
Balance at December 31, 2006........... $2,000    $113,306  $193,749       $ 1,027        $310,082       2,000
  Comprehensive income:
    Net income.........................                      114,729                       114,729
     Other comprehensive income,
      net of tax:
       Net unrealized investment
        gains..........................                                     10,607          10,607
                                                                                          --------
Comprehensive income...................                                                    125,336
                                        ------------------------------------------------------------------------
Balance at December 31, 2007........... $2,000    $113,306  $308,478       $11,634        $435,418       2,000
  Comprehensive income:
    Net loss...........................                      (10,273)                      (10,273)
     Other comprehensive income,
      net of tax:
       Net unrealized investment
        gains..........................                                     15,603          15,603
                                                                                          --------
Comprehensive income...................                                                      5,330

Capital contribution from Parent.......            300,000                                 300,000
                                        ------------------------------------------------------------------------
Balance at December 31, 2008........... $2,000    $413,306  $298,205       $27,237        $740,748       2,000
                                        ------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                           STATEMENTS OF CASH FLOWS

                                                                               Years ended December 31,
                                                                            -------------------------------
                                                                              2008        2007       2006
                                                                            -------------------------------
                                                                                    (in thousands)
Cash flows from operating activities:
Net (loss) income.......................................................... $(10,273)  $ 114,729  $  72,473
Adjustments to reconcile net income to net cash provided by operating activities:
   Net realized investment (gains) losses..................................  (10,058)      5,749      2,657
   Increase in reinsurance recoverable.....................................  (14,162)     (8,904)   (14,228)
   Amortization of deferred policy acquisition costs and deferred sales
     inducements...........................................................  (35,091)     38,260     61,840
   Capitalization of deferred policy acquisition costs and deferred sales
     inducements........................................................... (142,500)   (139,185)  (114,573)
   Increase in accrued investment income...................................     (120)     (1,944)    (4,061)
   Decrease in other assets and other liabilities, net.....................   222,832     66,389     40,514
   Increase in policyholder liabilities and accruals, net..................   129,739     31,565     13,641
   (Decrease) increase in deferred income taxes............................  (20,826)     15,075      2,322
                                                                            -------------------------------
Net cash provided by operating activities..................................   119,541    121,734     60,585
                                                                            -------------------------------

Cash flows from investing activities:
   Sales of:
     Fixed maturities......................................................   122,486     30,918     45,385
   Maturities of:
     Fixed maturities......................................................   112,521    108,552     94,433
   Purchases of:
     Fixed maturities...................................................... (389,489)   (293,284)  (243,091)
     Other invested assets.................................................      (29)        (83)         -
   Net purchases of short-term investments................................. (320,215)    (41,161)    16,675
   Policy loans advanced, net..............................................   (8,134)     (6,747)    (6,781)
   Net change in payable for undeliverable securities......................   (5,157)      5,160          -
                                                                            -------------------------------
Net cash used in investing activities...................................... (488,017)   (196,645)   (93,379)
                                                                            -------------------------------

Cash flows from financing activities:
   Capital contribution from Parent........................................   300,000          -          -
   Deposits and interest credited to policyholder account balances.........   462,623    345,150    224,127
   Net transfers to separate accounts from policyholders' funds............ (227,428)   (157,569)   (98,483)
   Return of policyholder funds............................................ (136,066)   (105,025)   (91,546)
                                                                            -------------------------------
Net cash provided by financing activities..................................   399,129     82,556     34,098
                                                                            -------------------------------

Net increase in cash and cash equivalents..................................    30,653      7,645      1,304
Cash and cash equivalents at beginning of year.............................    33,093     25,448     24,144
                                                                            -------------------------------
Cash and cash equivalents at end of year...................................   $63,746  $  33,093  $  25,448
                                                                            -------------------------------

The accompanying notes are an integral part of these financial statements.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                         NOTES TO FINANCIAL STATEMENTS

                    (IN THOUSANDS UNLESS OTHERWISE STATED)

Note 1--Summary of Significant Accounting Policies

Business. John Hancock Life Insurance Company of New York (the "Company") is a wholly-owned subsidiary of John Hancock Life Insurance Company (U.S.A.) ("JHUSA"). JHUSA is an indirect, wholly-owned subsidiary of The Manufacturers Life Insurance Company ("MLI"). MLI, in turn, is a wholly-owned subsidiary of Manulife Financial Corporation ("MFC"), a Canadian-based, publicly traded stock life insurance company.

The Company provides a wide range of insurance and investment products to both individual and institutional customers located exclusively in the State of New York. These products, including individual life insurance, individual and group fixed and variable annuities, and group pension contracts, are sold through an extensive network of agents, securities dealers, and other financial institutions.

Basis of Presentation. These financial statements have been prepared in conformity with U.S. generally accepted accounting principles ("U.S. GAAP"), which requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Company's investment in John Hancock Investment Management Services, LLC ("JHIMS"), an affiliated company, is accounted for using the equity method of accounting and is included in investment in unconsolidated affiliate. Other equity investments in which the Company does not have a controlling financial interest, but has significant influence, are recorded using the equity method of accounting and are included in other invested assets.

Reclassifications. Certain prior year amounts have been reclassified to conform to the current year presentation.

Investments. The Company classifies its fixed maturity securities as available-for-sale and records these securities at fair value. Unrealized investment gains and losses related to available-for-sale securities are reflected in shareholder's equity, net of policyholder related amounts and deferred income taxes. Interest income is generally recognized on the accrual basis. The amortized cost of debt securities is adjusted for other-than-temporary impairments, amortization of premiums, and accretion of discounts to maturity. Amortization of premium and accretion of discounts are included in net investment income. Impairments in value deemed to be other-than-temporary are reported as a component of net realized investment and other gains (losses).

Policy loans are carried at unpaid principal balances.

Short-term investments, which include investments with remaining maturities of one year or less, but greater than three months, at the time of purchase, are reported at fair value.

Derivative Financial Instruments. The Company is a party to financial instruments that may contain embedded derivatives. The Company assesses each identified embedded derivative to determine whether bifurcation is required. If it is determined that the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract and that a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host contract. Embedded derivatives are carried at fair value with changes in fair value reported in net realized investment and other gains (losses) or benefits to policyholders for certain separate account guarantees.

Cash and Cash Equivalents. Cash and cash equivalents include cash and all highly liquid debt investments with a remaining maturity of three months or less when purchased.

Deferred Policy Acquisition Costs and Deferred Sales Inducements. Deferred policy acquisition costs ("DAC") are costs that vary with, and are related primarily to, the production of new insurance business and have been deferred to the extent that they are deemed recoverable. Such costs include sales commissions, certain costs of policy issuance and underwriting, and certain agency expenses. Similarly, any amounts assessed as initiation fees or front-end loads are recorded as unearned revenue. The Company tests the recoverability of DAC at least annually.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 1--Summary of Significant Accounting Policies - (continued)


For annuity, group pension contracts, universal life insurance, and investment-type products, DAC and unearned revenue are amortized generally in proportion to the change in present value of expected gross profits arising principally from surrender charges, investment results, including realized gains (losses), and mortality and expense margins. DAC amortization is adjusted retrospectively when estimates are revised. For annuity, universal life insurance, and investment-type products, the DAC asset is adjusted for the impact of unrealized gains (losses) on investments as if these gains (losses) had been realized, with corresponding credits or charges included in accumulated other comprehensive income.

DAC and unearned revenue related to non-participating traditional life insurance is amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves.

The Company offers sales inducements, including enhanced crediting rates or bonus payments, to contract holders on certain of its individual and group annuity products. The Company defers sales inducements and amortizes them over the life of the underlying contracts using the same methodology and assumptions used to amortize DAC.

Reinsurance. Assets and liabilities related to reinsurance ceded contracts are reported on a gross basis. The accompanying Statements of Operations reflect premiums, benefits, and settlement expenses net of reinsurance ceded. Reinsurance premiums, commissions, expense reimbursements, benefits, and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. The Company remains liable to its policyholders to the extent that counterparties to reinsurance ceded contracts do not meet their contractual obligations.

Separate Account Assets and Liabilities. Separate account assets and liabilities reported on the Company's Balance Sheets represent funds that are administered and invested by the Company to meet specific investment objectives of the contract holders. Net investment income and net realized investment and other gains (losses) generally accrue directly to such contract holders who bear the investment risk, subject, in some cases, to principal guarantees and minimum guaranteed rates of income. The assets of each separate account are legally segregated and are not subject to claims that arise out of any other business of the Company. Separate account assets are reported at fair value. Deposits, surrenders, net investment income, net realized investment and other gains (losses), and the related liability changes of separate accounts are offset within the same line item in the Statements of Operations. Fees charged to contract holders, principally mortality, policy administration, investment management, and surrender charges, are included in the revenues of the Company.

Future Policy Benefits and Policyholders' Funds. Benefit liabilities for annuities during the accumulation period are equal to accumulated contract holders' fund balances and after annuitization are equal to the present value of expected future payments.

For non-participating traditional life insurance policies, future policy benefits are estimated using a net level premium method based upon actuarial assumptions as to mortality, persistency, interest, and expenses established at the policy issue date. Assumptions established at policy issue as to mortality and persistency are based on the Company's experience, which, together with interest and expense assumptions, include a margin for adverse deviation.

Policyholders' funds are primarily related to group pension contracts and are equal to the total of the policyholder account values before surrender charges. Policyholder account values include deposits plus credited interest or change in investment value less expense and mortality fees, as applicable, and withdrawals. Policy benefits are charged to expense and include benefit claims incurred in the period in excess of related policy account balances and interest credited to policyholders' account balances.

Liabilities for unpaid claims and claim expenses include estimates of payments to be made on reported life insurance claims and estimates of incurred but not reported claims based on historical claims development patterns.

Estimates of future policy benefit reserves, claim reserves, and expenses are reviewed on a regular basis and adjusted as necessary. Any changes in estimates are reflected in current earnings.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 1--Summary of Significant Accounting Policies - (continued)


Revenue Recognition. Premiums from non-participating traditional life insurance and annuity policies with life contingencies are recognized as revenue when due.

Deposits related to universal life contracts are credited to policyholders' account balances. Revenues from these contracts, as well as separate accounts, annuities and group pension contracts, consist of amounts assessed against policyholders' account balances for mortality, policy administration, and surrender charges and are recorded in fee income in the period in which the services are provided.

Income Taxes. The provision for federal income taxes includes amounts currently payable or recoverable and deferred income taxes, computed under the liability method, resulting from temporary differences between the tax basis and book basis of assets and liabilities. A valuation allowance is established for deferred tax assets when it is more likely than not that an amount will not be realized.

Recent Accounting Pronouncements

   Statement of Financial Accounting Standards No. 161, "Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133" ("SFAS No. 161")

In March 2008, the FASB issued SFAS No. 161 which provides extensively expanded disclosure requirements for derivative instruments and hedging activities and applies to all derivative instruments, including bifurcated derivative instruments and related hedged items which are accounted for under SFAS
No. 133. SFAS No. 161 will be effective for the Company's financial statements in 2009. The adoption of this guidance is not expected to have any material impact on the Company's Balance Sheets or Statements of Operations.

   Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("SFAS No. 157")

Effective January 1, 2008, the Company adopted SFAS No. 157, which provides a single definition of fair value for accounting purposes, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS No. 157 requires, among other things, an exit value approach for valuing assets and liabilities, using the best available information about what a market would bear. The exit value approach focuses on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Exit values for liabilities should include margins for risk even if they are not observable. SFAS No. 157 provides guidance on how to measure fair value when required under existing accounting standards. SFAS
No. 157 establishes a fair value hierarchy based on the observability of the inputs to valuation techniques used to measure fair value, classified in three levels ("Level 1, 2 and 3") with the most observable input level being Level 1. The impact of changing of valuation methods to comply with SFAS No. 157 resulted in adjustments to actuarial liabilities, which were recorded as a decrease in net income of $14.3 million, net of tax, as of January 1, 2008.

   FASB Financial Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN No. 48")

In June 2006, the FASB issued FIN No. 48 which prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that it has taken or expects to take on a tax return. FIN No. 48 requires evaluation of whether a tax position taken on a tax return is more likely than not to be sustained if challenged, and if so, evaluation of the largest benefit that is more than 50% likely of being realized on ultimate settlement. Differences between these benefits and actual tax positions result in either (a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, (b) a reduction in a deferred tax asset or an increase in a deferred tax liability, or both (a) and (b). FIN No. 48 requires recording a cumulative effect of adoption in retained earnings as of beginning of year of adoption.

FIN No. 48 was effective for the Company's financial statements beginning January 1, 2007. The Company had no cumulative effect of adoption to its January 1, 2007 retained earnings. Adoption of FIN No. 48 had no material impact on the Company's Balance Sheets at December 31, 2007 or Statements of Operations for the year ended December 31, 2007.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 1--Summary of Significant Accounting Policies - (continued)


   AICPA Statement of Position 05-1, "Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts" ("SOP 05-1")

In September 2005, the Accounting Standards Executive Committee ("AcSEC") of the American Institute of Certified Public Accountants ("AICPA") issued SOP 05-1. SOP 05-1 provides guidance on accounting for deferred acquisition costs of internal replacements of insurance and investment contracts. An internal replacement that is determined to result in a replacement contract that is substantially changed from the replaced contract should be accounted for as an extinguishment of the replaced contract. Unamortized deferred acquisition costs, unearned revenue liabilities, and deferred sales inducement assets from extinguished contracts should no longer be deferred and should be charged to expense.

SOP 05-1 was effective for the Company's internal replacements occurring on or after January 1, 2007. Retrospective adoption is not permitted. In connection with the Company's adoption of SOP 05-01 as of January 1, 2007, there was no material impact to the Company's Balance Sheets or Statements of Operations.

Note 2--Investments

Fixed Maturities

The Company's investments in fixed maturities classified as available-for-sale are summarized below:

                                                                                December 31, 2008
                                                                 ------------------------------------------------
                                                                                    Gross      Gross
                                                                                  Unrealized Unrealized
                                                                 Amortized Cost     Gains      Losses   Fair Value
                                                                 ------------------------------------------------
Fixed maturities:
   Corporate securities.........................................    $339,083       $22,522     $2,728    $358,877
   Debt securities issued by foreign governments................       2,010            30          -       2,040
   U.S. Treasury securities and obligations of U.S. government
     corporations and agencies..................................     328,961        35,680         32     364,609
                                                                 ------------------------------------------------
   Total fixed maturities available-for-sale....................    $670,054       $58,232     $2,760    $725,526
                                                                 ------------------------------------------------

                                                                                December 31, 2007
                                                                 ------------------------------------------------
                                                                                    Gross      Gross
                                                                                  Unrealized Unrealized
                                                                  Amortized Cost    Gains      Losses   Fair Value
                                                                 ------------------------------------------------
Fixed maturities:
   Corporate securities.........................................    $212,563       $ 5,264     $   45    $217,782
   Debt securities issued by foreign governments................       8,596             7          5       8,598
   U.S. Treasury securities and obligations of U.S. government
     corporations and agencies..................................     289,163        13,142          -     302,305
                                                                 ------------------------------------------------
   Total fixed maturities available-for-sale....................    $510,322       $18,413     $   50    $528,685
                                                                 ------------------------------------------------

The amortized cost and fair value of fixed maturities at December 31, 2008, by contractual maturity, are shown below:

                                             Amortized Cost       Fair Value
                                            ------------------------------
    Fixed maturities:
    Due in one year or less................    $112,929            $113,314
    Due after one year through five years..     289,639             308,203
    Due after five years through ten years.     168,538             184,464
    Due after ten years....................      98,948             119,545
                                            ---------------       ----------
       Total...............................    $670,054            $725,526
                                            ---------------       ----------

Expected maturities may differ from contractual maturities because eligible borrowers may exercise their right to call or prepay obligations with or without call or prepayment penalties.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 2--Investments - (continued)


Fixed Maturities Impairment Review

The Company has a process in place to identify securities that could potentially have an impairment that is other-than- temporary. This process involves monitoring market events that could impact issuers' credit ratings, business climate, management changes, litigation and government actions, and other similar factors. This process also involves monitoring late payments, downgrades by rating agencies, key financial ratios, financial statements, revenue forecasts, and cash flow projections as indicators of credit issues.

At the end of each quarter, the MFC Loan Review Committee reviews all securities where market value is less than 80 percent of amortized cost for six months or more to determine whether impairments need to be taken. The analysis focuses on each company's or project's ability to service its debts in a timely fashion and the length of time the security has been trading below amortized cost. The results of this analysis are reviewed by the Credit Committee at MFC. This committee includes MFC's Chief Financial Officer, Chief Investment Officer, Chief Risk Officer, Chief Credit Officer, and other senior management. This quarterly process includes a fresh assessment of the credit quality of each investment in the entire fixed maturities portfolio.

The Company considers relevant facts and circumstances in evaluating whether the impairment of a security is other-than-temporary. Relevant facts and circumstances considered include (1) the length of time the fair value has been below cost; (2) the financial position of the issuer, including the current and future impact of any specific events; and (3) the Company's ability and intent to hold the security to maturity or until it recovers in value. To the extent the Company determines that a security is deemed to be other-than-temporarily impaired, the difference between amortized cost and fair value would be charged to earnings.

There are a number of significant risks and uncertainties inherent in the process of monitoring impairments and determining if impairment is other-than-temporary. These risks and uncertainties include (1) the risk that our assessment of an issuer's ability to meet all of its contractual obligations will change based on changes in the credit characteristics of that issuer, (2) the risk that the economic outlook will be worse than expected or have more of an impact on the issuer than anticipated, (3) the risk that fraudulent information could be provided to our investment professionals who determine the fair value estimates and other-than-temporary impairments, and
(4) the risk that new information obtained by us or changes in other facts and circumstances lead us to change our intent to hold the security to maturity or until it recovers in value. Any of these situations could result in a charge to earnings in a future period.

The cost amounts for fixed maturity securities are net of the other-than-temporary impairment charges.

The following table shows the carrying value and gross unrealized losses aggregated by investment category and length of time that individual fixed maturity securities have been in a continuous unrealized loss position:

      Unrealized Losses on Fixed Maturity Securities -- By Investment Age

                                                                 Year ended December 31, 2008
                                                  -----------------------------------------------------------
                                                  Less than 12 months  12 months or more         Total
                                                  -----------------------------------------------------------
                                                  Carrying
                                                   Value   Unrealized Carrying Unrealized Carrying Unrealized
                                                             Losses    Value     Losses    Value     Losses
                                                  -----------------------------------------------------------
                                                  -----------------------------------------------------------
Corporate securities............................. $ 96,056   $2,728    $    -    $    -   $ 96,056   $2,728
U.S. Treasury securities and obligations of U.S.     9,984       32         -         -      9,984       32
  government corporations and agencies...........
                                                  -----------------------------------------------------------
Total............................................ $106,040   $2,760    $    -    $    -   $106,040   $2,760

                                                  -----------------------------------------------------------

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 2--Investments - (continued)


                                          Year ended December 31, 2007
                           -----------------------------------------------------------
                           Less than 12 months  12 months or more         Total
                           -----------------------------------------------------------
                           Carrying Unrealized Carrying Unrealized Carrying Unrealized
                            Value     Losses    Value     Losses    Value     Losses
                           -----------------------------------------------------------
                           -----------------------------------------------------------
Corporate securities......  $    -    $    -   $ 7,134     $45     $ 7,134     $45
Debt securities issued by        -         -     5,031       5       5,031       5
  foreign governments.....
                           -----------------------------------------------------------
Total.....................  $    -    $    -   $12,165     $50     $12,165     $50

                           -----------------------------------------------------------

Unrealized losses can be created by rising interest rates or by rising credit concerns and hence widening credit spreads. Credit concerns are apt to play a larger role in the unrealized loss on below investment grade securities. Unrealized losses on investment grade securities principally relate to changes in interest rates or changes in credit spreads since the securities were acquired. Credit rating agencies' statistics indicate that investment grade securities have been found to be less likely to develop credit concerns. The Company did not hold any below investment grade fixed maturity securities at December 31, 2008 and December 31, 2007.

At December 31, 2008 and 2007, there were 37 and 5 fixed maturity securities with an aggregate gross unrealized loss of $2,760 and $50, respectively, of which the single largest unrealized loss was $472 and $20, respectively. The Company anticipates that these fixed maturity securities will perform in accordance with their contractual terms and currently has the ability and intent to hold these securities until they recover or mature.

There were no non-income producing available-for-sale securities for the year ended December 31, 2008. Non-income producing assets represent investments that have not produced income for the twelve months preceding December 31, 2008.

Assets on Deposit

As of December 31, 2008 and 2007, fixed maturity securities with a fair value of $589 and $497 were on deposit with the State of New York as required by law.

Equity Method Investments

The Company has a 38% equity ownership in JHIMS, which is included in investment in unconsolidated affiliate, and is allocated approximately 39% of earnings pursuant to the Limited Liability Company Agreement. As of December 31, 2008 and 2007, total assets of JHIMS were $27,146 and $39,838, respectively, and total liabilities of JHIMS were $25,413 and $37,732, respectively. Income earned from the Company's investment in JHIMS was $136,734, $139,199, and $112,874 for the years ended December 31, 2008, 2007, and 2006, respectively, and is included in net investment income. For the years ended December 31, 2008, 2007, and 2006, net income of JHIMS was $350,370, $352,922, and $283,029, respectively.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 2--Investments - (continued)


Net Investment Income and Net Realized Investment and Other Gains (Losses)

The following information summarizes the components of net investment income and net realized investment and other gains (losses):

                                                    Years ended December 31,
                                                  ---------------------------
                                                    2008     2007      2006
                                                  ---------------------------
Net investment income
   Fixed maturities.............................. $ 30,460 $ 26,682  $ 20,004
   Policy loans..................................    3,053    2,547     1,727
   Short-term investments........................    4,646    4,605     2,398
   Other (1).....................................  136,690  139,203   112,874
                                                  ---------------------------
   Gross investment income.......................  174,849  173,037   137,003

       Less investment expenses..................    1,270      677       809
                                                  ---------------------------

Net investment income............................ $173,579 $172,360  $136,194
                                                  ---------------------------

Net realized investment and other gains (losses)
   Fixed maturities.............................. $  5,788 $ (1,639) $ (2,554)
   Short-term investments........................        8        1         -
   Other.........................................    4,262   (4,111)     (103)
                                                  ---------------------------

Net realized investment and other gains (losses). $ 10,058 $ (5,749) $ (2,657)
                                                  ---------------------------

(1)Primarily represents income earned from the Company's investment in JHIMS.

Gross gains were realized on the sale of available-for-sale securities of $7,454, $443, and $0 for the years ended December 31, 2008, 2007, and 2006, respectively, and gross losses were realized on the sale of available-for-sale securities of $148, $0, and $1,131 for the years ended December 31, 2008, 2007, and 2006, respectively. In addition, other-than-temporary impairments on available-for-sale securities of $1,550, $2,082, and $1,562 for the years ended December 31, 2008, 2007, and 2006, respectively, were recognized in the Statements of Operations.

Note 3--Income Taxes

The Company joins with its affiliates in filing a consolidated tax return.

In accordance with the income tax sharing agreements in effect for the applicable tax years, the income tax provision (or benefit) is computed as if each entity filed separate federal income tax returns. The tax charge to each of the respective companies will not be more than that which each company would have paid on a separate return basis. Intercompany settlements of income taxes are made through an increase or reduction to amounts due to or from affiliates. Such settlements occur on a periodic basis in accordance with the tax sharing agreements. Tax benefits from operating losses are provided at the U.S. statutory rate plus any tax credits attributable, provided the consolidated group utilizes such benefits currently.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 3--Income Taxes - (continued)


The components of income taxes were as follows:

                                       Years ended December 31,
                                       --------------------------
                                         2008      2007    2006
                                       --------------------------
   Current taxes:
    Federal...........................    $9,672  $33,186 $37,581

   Deferred taxes:
    Federal...........................  (20,826)   15,075   2,322
                                       --------------------------

   Total income tax (benefit) expense. $(11,154)  $48,261 $39,903
                                       --------------------------

A reconciliation of income taxes at the federal income tax rate to income tax expense charged to operations follows:

                                         Years ended December 31,
                                       ----------------------------
                                         2008       2007      2006
                                       ----------------------------

Tax at 35%............................  $(7,500)  $ 57,047  $39,331
Add (deduct):
 Prior year taxes.....................     2,986   (10,962)      (8)
 Dividends received deduction.........   (6,347)   (11,031)  (1,909)
 Unrecognized tax benefits............       168    13,798    2,411
 Other................................     (461)      (591)      78
                                       ----------------------------

   Total income tax (benefit) expense. $(11,154)  $ 48,261  $39,903
                                       ----------------------------

Deferred income tax assets and liabilities result from tax effecting the differences between the financial statement values and income tax values of assets and liabilities at each Balance Sheet date. Deferred tax assets and liabilities consisted of the following:

                                                December 31,
                                              ------------------
                                                2008      2007
                                              ------------------
   Deferred tax assets:
    Differences in computing policy reserves. $107,681  $ 98,627
    Securities and other investments.........   79,130    12,881
    Unearned revenue.........................   14,681     6,319
    Other....................................    6,807     3,134
                                              ------------------
      Total deferred tax assets..............  208,299   120,961
                                              ------------------

   Deferred tax liabilities:
    Unrealized gains on investments..........   14,666     6,511
    Deferred policy acquisition costs........  170,874   119,002
    Reinsurance..............................   67,823    55,890
    Deferred sales inducements...............   15,966    12,983
                                              ------------------
      Total deferred tax liabilities.........  269,329   194,386
                                              ------------------

        Net deferred tax liabilities.........  $61,030  $ 73,425
                                              ------------------

At December 31, 2008 and December 31, 2007 the Company had $0 of operating loss carryforwards. The Company believes that it will realize the full benefit of its deferred tax assets.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 3--Income Taxes - (continued)


The Company made income tax payments of $32,024 and $32,462 in 2008 and 2007, respectively. The Company received an income tax refund of $492 in 2006.

The Company files income tax returns in the U.S. federal jurisdiction and in New York. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by taxing authorities for years before 2003.

The Internal Revenue Service ("IRS") completed its examinations for years 1998 through 2003 on December 31, 2005. The Company filed protests with the IRS Appeals Division of various adjustments raised by the IRS in its examinations of these years. The issues under protest were resolved in the third quarter of 2008 and the results of that resolution are reflected in these statements. The IRS commenced an examination of the Company's income tax returns for years 2004 through 2005 in the third quarter of 2007. It is anticipated that the examination will be completed by the end of 2009.

The Company adopted the provisions of FIN No. 48 on January 1, 2007. In connection with the adoption of FIN No. 48, the Company did not recognize an increase or decrease in its liability for unrecognized tax benefits.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

                                                                December 31,
                                                               ----------------
                                                                2008     2007
                                                               ----------------
 Balance, beginning of year................................... $16,208  $ 7,322
 Additions based on tax positions related to the current year.   3,366    4,704
 (Reductions) additions for tax positions of prior years...... (3,198)    4,182
                                                               ----------------
 Balance, end of year......................................... $16,376  $16,208
                                                               ----------------

Included in the balance as of December 31, 2008 and 2007, respectively are $16,376 and $16,208 of unrecognized benefits that, if recognized, would affect the Company's effective tax rate.

Included in the balance as of December 31, 2008, are $0 of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest or penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of taxes to an earlier period.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense (part of other operating costs and expenses) and penalties in income tax expense. During the years ended December 31, 2008, 2007, and 2006, the Company recognized approximately $(846), $845, and $354 in interest expense, respectively. The Company had approximately $353 and $1,199 accrued for interest as of December 31, 2008 and December 31, 2007, respectively. The Company did not recognize any material amounts of penalties during the years ended December 31, 2008, 2007, and 2006.

Note 4--Related Party Transactions

Service Agreements

The Company has formal service agreements with MLI and JHUSA. Under these agreements, the Company will pay direct investment and operating expenses incurred by MLI and JHUSA on behalf of the Company. Services provided under the agreements include legal, personnel, marketing, investment accounting, and certain other administrative services and are billed based on intercompany cost allocations. Pursuant to an administrative services agreement effective for 2001 and beyond, all intercompany services are billed through JHUSA to the Company. Pursuant to an investment services agreement, all investment services are billed directly by MLI to the Company. Costs incurred under the agreements were $47,236, $44,939, and $38,088 for the years ended December 31, 2008, 2007, and 2006, respectively. As of December 31, 2008 and December 31, 2007, the Company had accrued payables of $8,663 and $14,908, respectively.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 4--Related Party Transactions - (continued)


Management believes the allocation methods used are reasonable and appropriate in the circumstances; however, the Company's Balance Sheets may not necessarily be indicative of the financial condition that would have existed if the Company operated as an unaffiliated entity.

Capital Stock Transactions

On December 24, 2008, the Company issued one share of common stock to JHUSA for $300 million in cash.

Other

John Hancock Distributors, LLC, a wholly owned subsidiary of JHUSA, is the exclusive distributor of all variable annuity, variable life, and group pension contracts issued by the Company. For the years ended December 31, 2008, 2007, and 2006, the Company was billed underwriting commissions of $138,198, $138,822, and $106,609, respectively. The Company had accrued payables for services provided of $3,591 and $4,383 at December 31, 2008 and 2007, respectively.

The Company had a receivable from JHIMS relating to distributions of $8,907 and $10,585, which was included in accrued investment income at December 31, 2008 and 2007, respectively.

The Company participates in a liquidity pool operated by JHUSA, in which affiliates can invest excess cash. Terms of participation in the liquidity pool are set out in the Liquidity Pool and Loan Facility Agreements effective November 13, 2007. The Company had $66,091 and $21,795 invested in this pool at December 31, 2008 and 2007, respectively.

Note 5--Reinsurance

The effect of reinsurance on life premiums written and earned was as follows:

                                     Years ended December 31,
                    ----------------------------------------------------------
                           2008                2007                2006
                    ----------------------------------------------------------
                         Premiums            Premiums            Premiums
                     Written   Earned    Written   Earned    Written   Earned
                    ----------------------------------------------------------

Direct............. $ 69,263  $ 70,116  $ 34,919  $ 35,035  $ 18,448  $ 18,693

Ceded..............  (52,222)  (52,222)  (29,659)  (29,659)  (18,529)  (18,529)
                    ----------------------------------------------------------
 Net life premiums. $ 17,041  $ 17,894  $  5,260  $  5,376  $    (81) $    164
                    ----------------------------------------------------------

At December 31, 2008, the Company had treaties with twenty-two reinsurers (twenty non-affiliated and two affiliated). The per policy life risk retained by the Company is capped at a maximum of $100. In 2008, recoveries under these agreements totaled $28,010 on $35,001 of death claims. In 2007, recoveries under these agreements totaled $14,008 on $17,180 of death claims. In 2006, recoveries under these agreements totaled $2,204 on $3,911 of death claims.

The Company utilizes reinsurance agreements to provide for greater diversification of business, allowing management to control exposure to potential losses arising from large risks and provide additional capacity for growth. Reinsurance ceded contracts do not relieve the Company from its obligations to policyholders. The Company remains liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet its obligations for reinsurance ceded to it under the reinsurance agreements. Failure of the reinsurers to honor their obligations could result in losses to the Company; consequently, estimates are established for amounts deemed or estimated to be uncollectible. To minimize its exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk arising from similar characteristics among the reinsurers.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 6--Pension and Other Postretirement Benefit Plans

The Company participates in a funded qualified defined benefit plan (the "Plan"), which is sponsored by an affiliate, John Hancock Financial Services, Inc. ("JHFS"). Historically, pension benefits were calculated utilizing a traditional formula. Under the traditional formula, benefits are provided based upon length of service and final average compensation. As of July 1,1998, all defined benefit pension plans were amended to a cash balance basis. Under the cash balance formula, participants are credited with benefits equal to a percentage of eligible pay, as well as interest. In addition, early retirement benefits are subsidized for certain grandfathered employees. The costs associated with the Plan were charged to the Company and were not material for the years ended December 31, 2008, 2007, and 2006, respectively.

The Company also participates in unfunded non-qualified defined benefit plans, which provide supplemental benefits in excess of the compensation limit outlined in the Internal Revenue Code, for certain employees. The non-qualified defined benefit plans are sponsored by JHFS.

The Company participates in postretirement medical and life insurance benefit plans for its retired employees and their spouses, which are sponsored by JHFS. Certain employees hired prior to 2005 who meet age and service criteria may be eligible for these postretirement benefits in accordance with the plans' provisions. The majority of retirees contribute a portion of the total cost of postretirement medical benefits. Life insurance benefits are based on final compensation subject to the plan maximum.

The employee welfare plan was amended effective January 1, 2007 whereby participants who had not reached a certain age and years of service with the Company were no longer eligible for such Company contributory benefits. Also the number of years of service required to be eligible for the benefit was increased to 15 years for all participants. The future retiree life insurance coverage amount was frozen as of December 31, 2006.

The Company participates in a qualified defined contribution plan sponsored by JHFS. The costs associated with the defined contribution plan were charged to the Company and were not material for the years ended December 31, 2008, 2007, and 2006.

The Company uses a December 31 measurement date to account for its pension and other postretirement benefit plans.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 7--Commitments and Legal Proceedings

Commitments. The Company leases office space under operating lease agreements, which will expire in March of 2010. Rental expenses were $75, $75, and $94 for the years ended December 31, 2008, 2007, and 2006, respectively.

The future minimum lease payments by year and in the aggregate, under the remaining operating leases are presented below:

                                                 Operating
                                                  Leases
                                                 ---------

                   2009.........................    $73
                   2010.........................     18
                                                 ---------
                   Total minimum lease payments.    $91
                                                 ---------

Legal Proceedings. The Company is regularly involved in litigation, both as a defendant and as a plaintiff. The litigation naming the Company as a defendant ordinarily involves its activities as a provider of insurance protection and wealth management products and as a taxpayer. In addition, the New York Insurance Department, the New York Attorney General, the United States Securities and Exchange Commission, the Financial Industry Regulatory Authority, and other government and regulatory bodies regularly make inquiries and, from time to time, require the production of information or conduct examinations concerning the Company's compliance with, among other things, insurance laws, securities laws, and laws governing the activities of broker-dealers. The Company does not believe that the conclusion of any current legal or regulatory matters, either individually or in the aggregate, will have a material adverse effect on its financial condition or results of operations.

Note 8--Shareholder's Equity

Capital Stock

The Company has one class of capital stock, common stock. All of the outstanding common stock of the Company is owned by JHUSA, the parent.

Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income were as follows:

                                                                        Accumulated
                                                        Net Unrealized     Other
                                                          Investment   Comprehensive
                                                        Gains (Losses)    Income
                                                        ----------------------------

Balance at January 1, 2006.............................     $   69        $   69
Gross unrealized investment gains (net of deferred
 income tax expense of $242)...........................        451           451
Reclassification adjustment for losses realized in net
 income (net of income tax benefit of $396)............        735           735
Adjustment for deferred policy acquisition costs and
 deferred sales inducements (net of deferred income
 tax benefit of $122)..................................       (228)         (228)
                                                        ----------------------------
Net unrealized investment gains........................        958           958
                                                        ----------------------------
Balance at December 31, 2006...........................     $1,027        $1,027
                                                        ----------------------------

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 8--Shareholder's Equity - (continued)


                                                                Net        Accumulated
                                                            Unrealized        Other
                                                            Investment    Comprehensive
                                                           Gains (Losses)    Income
                                                          -----------------------------

Balance at January 1, 2007...............................     $ 1,027        $ 1,027
Gross unrealized investment gains (net of deferred
 income tax expense of $6,194)...........................      11,503         11,503
Reclassification adjustment for gains realized in net
 income (net of income tax expense of $155)..............        (288)          (288)
Adjustment for deferred policy acquisition costs and
 deferred sales inducements (net of deferred income
 tax benefit of $327)....................................        (608)          (608)
                                                          -----------------------------
Net unrealized investment gains..........................      10,607         10,607
                                                          -----------------------------
Balance at December 31, 2007.............................     $11,634        $11,634
                                                          -----------------------------

Gross unrealized investment gains (net of deferred
 income tax expense of $15,483)..........................     $28,753        $28,753
Reclassification adjustment for gains realized in net
 income (net of income tax expense of $2,557)............      (4,749)        (4,749)
Adjustment for deferred policy acquisition costs,
 deferred sales inducements and unearned revenue
 liability (net of deferred income tax benefit of
 $2,971).................................................      (5,514)        (5,514)
Adjustment for policyholder liabilities (net of deferred
 income tax benefit of $1,554)...........................      (2,887)        (2,887)
                                                          -----------------------------
Net unrealized investment gains..........................      15,603         15,603
                                                          -----------------------------
Balance at December 31, 2008.............................     $27,237        $27,237
                                                          -----------------------------

Net unrealized investment gains (losses) included on the Company's Balance Sheets as a component of shareholder's equity are summarized below:

                                                                                       December 31,
                                                                                -------------------------
                                                                                  2008      2007    2006
                                                                                -------------------------
Balance, end of year comprises:
 Unrealized investment gains on:
   Fixed maturities............................................................ $ 55,472  $18,363  $  564
   Short-term and other investments............................................       62      241     786
                                                                                -------------------------
 Total.........................................................................   55,534   18,604   1,350

Amounts of unrealized investment (losses) gains attributable to:
   Deferred policy acquisition costs, deferred sales inducements and unearned
     revenue liability.........................................................   (9,190)    (705)    230
   Policyholder liabilities....................................................   (4,441)       -       -
   Deferred income taxes.......................................................  (14,666)  (6,265)   (553)
                                                                                -------------------------
 Total.........................................................................  (28,297)  (6,970)   (323)
                                                                                -------------------------

Net unrealized investment gains................................................ $ 27,237  $11,634  $1,027
                                                                                -------------------------

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 8--Shareholder's Equity - (continued)


Statutory Results

The Company is required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the insurance department of the state of domicile, which is New York.

The Company's statutory net (loss) income for the years ended December 31, 2008, 2007, and 2006 was $(329,444) (unaudited), $66,248, and $55,395, respectively.

The Company's statutory capital and surplus as of December 31, 2008 and 2007 was $218,287 (unaudited) and $223,839, respectively.

There was a prescribed practice for the year ended December 31, 2008. Additional reserves for guaranteed benefits on variable annuities pursuant to State of New York Regulation 128 of $236,100 were recorded. This reserve adjustment reduced statutory operating income and surplus by $153,465, net of tax. This required adjustment reduced statutory operations and surplus by an amount in excess of the amount required as defined by The National Association of Insurance Commissioners Accounting Practices and Procedures.

Under New York insurance law, no insurer may pay any shareholder dividends from any source other than statutory unassigned surplus without the prior approval of the Superintendent of Insurance (the "Superintendent"). New York law also limits the aggregate amount of dividends an insurer may pay in any calendar year, without the prior permission of the Superintendent, to the lesser of
(i) 10% of its statutory policyholders' surplus as of the immediately preceding calendar year or (ii) the company's statutory net gain from operations for the immediately preceding calendar year, not including realized capital gains, if such insurer is a life company.

Note 9--Capital Maintenance Agreement

Pursuant to a capital maintenance agreement and subject to regulatory approval, MLI has agreed to maintain the Company's statutory capital and surplus at a specified level and to ensure that sufficient funds are available for the timely payment of contractual obligations.

Note 10--Segment Information

The Company operates in the following three business segments: (1) Protection and (2) Wealth Management, which primarily serve retail customers and
(3) Corporate.

The Company's reportable segments are strategic business units offering different products and services. The reportable segments are managed separately, as they focus on different products, markets, and distribution channels.

Protection Segment. Offers a variety of individual life insurance products, including whole life, term life, universal life, and variable life insurance. Products are distributed through multiple distribution channels, including insurance agents, brokers, banks, financial planners, and direct marketing.

Wealth Management Segment. Offers individual and group annuities and group pension contracts. Individual annuities consist of fixed deferred annuities, fixed immediate annuities, and variable annuities. This segment distributes its products through multiple distribution channels, including insurance agents and brokers affiliated with the Company, securities brokerage firms, financial planners, and banks.

Corporate. Includes corporate operations primarily related to certain financing activities and income on capital not specifically allocated to the reporting segments.

The accounting policies of the segments are the same as those described in Note 1--Summary of Significant Accounting Policies. Allocations of net investment income are based on the amount of assets allocated to each segment. Other costs and operating expenses are allocated to each segment based on a review of the nature of such costs, cost allocations utilizing time studies, and other relevant allocation methodologies.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 10--Segment Information - (continued)


The following table summarizes selected financial information by segment for the periods indicated:

                                                                                    Wealth
                                                                       Protection Management  Corporate    Total
                                                                       -------------------------------------------
2008
                                                                       -------------------------------------------
    Revenues from external customers..................................  $ 82,549  $   98,123  $     (1) $  180,671
    Net investment income.............................................    11,807      23,333   138,439     173,579
    Net realized investment and other gains (losses)..................    10,408         781    (1,131)     10,058
                                                                       -------------------------------------------
    Revenues..........................................................  $104,764  $  122,237  $137,307  $  364,308
                                                                       -------------------------------------------

    Net (loss) income.................................................  $ (5,102) $  (90,670) $ 85,499  $  (10,273)
                                                                       -------------------------------------------

Supplemental Information:
    Equity in net income of investees accounted for by the equity
     method...........................................................  $    214  $   21,188  $115,332  $  136,734
    Carrying value of investments accounted for under the equity
     method...........................................................         -           -       800         800
    Amortization of deferred policy acquisition costs and deferred
     sales inducements................................................    (8,081)    (27,010)        -     (35,091)
    Income tax (benefit) expense......................................    (2,975)    (59,430)   51,251     (11,154)
    Segment assets....................................................  $613,523  $5,370,457  $951,987  $6,935,967

                                                                                    Wealth
                                                                       Protection Management  Corporate    Total
                                                                       -------------------------------------------
2007
                                                                       -------------------------------------------
    Revenues from external customers..................................  $ 61,435  $   98,318  $     (1) $  159,752
    Net investment income.............................................     6,925      30,190   135,245     172,360
    Net realized investment and other (losses) gains..................    (5,132)        180      (797)     (5,749)
                                                                       -------------------------------------------
    Revenues..........................................................  $ 63,228  $  128,688  $134,447  $  326,363
                                                                       -------------------------------------------

    Net income........................................................  $  5,318  $   16,335  $ 93,076  $  114,729
                                                                       -------------------------------------------

Supplemental Information:
    Equity in net income of investees accounted for by the equity
     method...........................................................  $    165  $   21,582  $117,452  $  139,199
    Carrying value of investments accounted for under the equity
     method...........................................................         -           -       800         800
    Amortization of deferred policy acquisition costs and deferred
     sales inducements................................................    14,838      23,422         -      38,260
    Income tax expense................................................     2,776       5,826    39,659      48,261
    Segment assets....................................................  $429,618  $6,859,426  $536,585  $7,825,629

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 10--Segment Information - (continued)


                                                                                                     Wealth
                                                                                        Protection Management Corporate   Total
                                                                                      ------------------------------------------
2006
                                                                                      ------------------------------------------
   Revenues from external customers..................................................   $35,299     $ 75,583  $      -  $110,882
   Net investment income.............................................................     4,497       25,611   106,086   136,194
   Net realized investment and other losses..........................................    (1,677)        (190)     (790)   (2,657)
                                                                                      ------------------------------------------
   Revenues..........................................................................   $38,119     $101,004  $105,296  $244,419
                                                                                      ------------------------------------------

   Net (loss) income.................................................................   $(2,510)    $  6,724  $ 68,259  $ 72,473
                                                                                      ------------------------------------------

Supplemental Information:
   Equity in net income of investees accounted for by the equity method..............   $    98     $ 17,034  $ 95,742  $112,874
   Carrying value of investments accounted for under the equity method...............         -            -       800       800
   Amortization of deferred policy acquisition costs and deferred sales inducements..    24,353       37,487         -    61,840
   Income tax (benefit) expense......................................................      (964)       3,502    37,365    39,903

The Company operates primarily in the United States and has no reportable major customers.

Note 11--Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments. Fair values have been determined by using available market information and the valuation methodologies described below.

                                                              December 31,
                                               -------------------------------------------
                                                       2008                  2007
                                               -------------------------------------------
                                                Carrying    Fair      Carrying    Fair
                                                 Value      Value      Value      Value
                                               -------------------------------------------
Assets:
  Fixed maturities:
   Available-for-sale......................... $  725,526 $  725,526 $  528,685 $  528,685
  Policy loans................................     43,226     43,226     35,092     35,092
  Short-term investments......................    514,258    514,258    194,215    194,215
  Cash and cash equivalents...................     63,746     63,746     33,093     33,093
  Embedded derivatives........................     40,182     40,182     19,959     19,959
  Separate account assets.....................  4,864,500  4,864,500  6,513,671  6,513,671

Liabilities:
  Fixed rate deferred and immediate annuities.     66,067     65,650     53,833     53,726
  Embedded derivatives........................    275,495    275,495     48,246     48,246

Effective January 1, 2008, the Company adopted SFAS No. 157, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; that is, an exit value. The exit value assumes the asset or liability is exchanged in an orderly transaction; it is not a forced liquidation or distressed sale.

SFAS No. 157 resulted in effectively creating the following two primary categories of financial instruments for the purpose of fair value disclosure. .. Financial Instruments Measured at Fair Value and Reported in the Balance
   Sheets--This category includes assets and liabilities measured at fair value on a recurring and non recurring basis. Financial instruments measured on a recurring basis include fixed maturities, short-term investments, derivatives and separate account assets. Assets and liabilities measured at fair value on a non recurring basis include mortgage loans, joint ventures and limited partnership interests, which are reported at fair value only in a period in which an impairment is recognized.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 11--Fair Value of Financial Instruments - (continued)


.. Other Financial Instruments not Reported at Fair Value - This category includes assets and liabilities which do not require the additional SFAS No. 157 disclosures, as follows:

Policy loans - These loans are carried at unpaid principal balances, which approximates their fair values.

Cash and cash equivalents - The carrying values for cash and cash equivalents approximate fair value due to the short-term maturities of these instruments.

Fixed-rate deferred and immediate annuities - The fair value of these financial instruments are estimated by projecting multiple stochastically generated interest rate scenarios under a risk neutral environment reflecting inputs (interest rates, volatility, etc.) observable at the valuation date.

Financial Instruments Measured at Fair Value on the Balance Sheets

Valuation Hierarchy

Following SFAS No. 157 guidance, the Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company's valuation techniques. A level is assigned to each fair value measurement based on the lowest level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

.. Level 1 - Fair value measurements that reflect unadjusted, quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date. Valuations are based on quoted prices reflecting market transactions involving assets or liabilities identical to those being measured. Level 1 securities primarily include separate account assets.

.. Level 2 - Fair value measurements using inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in inactive markets, inputs that are observable that are not prices (such as interest rates, credit risks, etc.) and inputs that are derived from or corroborated by observable market data. Most debt securities and short-term investments are classified within Level 2.

.. Level 3 - Fair value measurements using significant non market observable inputs. These include valuations for assets and liabilities that are derived using data, some or all of which is not market observable data, including assumptions about risk. Embedded derivatives related to reinsurance agreements or product guarantees are included in this category.

Determination of Fair Value

The valuation methodologies used to determine the fair values of assets and liabilities under SFAS No. 157 reflect market participant assumptions and are based on the application of the fair value hierarchy that prioritizes observable market inputs over unobservable inputs. When available, the Company uses quoted market prices to determine fair value, and classifies such items within Level 1. If quoted market prices are not available, fair value is based upon valuation techniques which discount expected cash flows utilizing independent market observable interest rates based on the credit quality and duration of the instrument. Items valued using models are classified according to the lowest level input that is significant to the valuation. Thus, an item may be classified in Level 3 even though significant market observable inputs are used.

The following is a description of the valuation techniques used to measure fair value and the general classification of these instruments pursuant to the fair value hierarchy.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 11--Fair Value of Financial Instruments - (continued)


Fair Value Measurements on a Recurring Basis

Fixed Maturities

For fixed maturities, including corporate, US Treasury, Government of Canada, provincial and municipal securities, fair values are based on quoted market prices when available. When market prices are not available, fair value is generally estimated using discounted cash flow analyses, incorporating current market inputs for similar financial instruments with comparable terms and credit quality (matrix pricing). The significant inputs into these models include, but are not limited to, yield curves, credit risks and spreads, measures of volatility and prepayment speeds. These fixed maturities are classified within Level 2. Fixed maturities with significant pricing inputs which are unobservable are classified within Level 3.

Short-term Investments

Short-term investments are comprised of securities due to mature within one year of the date of purchase that are traded in active markets, and are classified within Level 1 as fair values are based on quoted market prices. Securities such as commercial paper and discount notes are classified within Level 2 because these securities are typically not actively traded due to their short maturities and, as such, their cost generally approximates fair value.

Embedded Derivatives

As defined in SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") and Statement of Position ("SOP 03-1"), Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts, the Company holds assets and liabilities classified as embedded derivatives, which are reported separately on the balance sheets. Those assets include guaranteed minimum income benefits that are ceded under modified coinsurance reinsurance arrangements ("Reinsurance GMIB Assets"). Liabilities include policyholder benefits offered under variable annuity contracts such as guaranteed minimum withdrawal benefits with a term certain ("GMWB").

Embedded derivatives are recorded in financial statements at fair value, separately from their host contract, and the change in their fair value is reflected in benefits to policyholders. Many factors including, but not limited to, market conditions, credit ratings, variations in actuarial assumptions regarding policyholder liabilities and risk margins related to non-capital market inputs may result in significant fluctuations in the fair value of these embedded derivatives that could materially affect net income.

The fair value of embedded derivatives is estimated as the present value of future benefits less the present value of future fees. The fair value calculation includes assumptions for risk margins including nonperformance risk.

Risk margins are established to capture the risks of the instrument which represent the additional compensation a market participant would require to assume the risks related to the uncertainties of such actuarial assumptions as annuitization, persistency, partial withdrawal and surrenders. The establishment of these actuarial assumptions, risk margins, nonperformance risk, and other inputs requires the use of significant judgment.

Nonperformance risk refers to the risk that the obligation will not be fulfilled and affects the value of the liability. The fair value measurement assumes that the nonperformance risk is the same before and after the transfer. Therefore, fair value reflects the reporting entity's own credit risk.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 11--Fair Value of Financial Instruments - (continued)


Nonperformance risk for liabilities held by the Company is based on MFC's own credit risk, which is determined by taking into consideration publicly available information relating to MFC's debt as well as its claims paying ability. Nonperformance risk is also reflected in the Reinsurance GMIB assets held by the Company. The credit risk of the reinsurance companies is most representative of the nonperformance risk for Reinsurance GMIB assets, and is derived from publicly available information relating to the reinsurance companies' publicly issued debt.

Separate Account Assets

Separate account assets are reported at fair value and reported as a summarized total on the balance sheets in accordance with SOP 03-1. The fair value of separate account assets are based on the fair value of the underlying assets owned by the separate account. Assets owned by the Company's separate accounts primarily include: investments in mutual funds, and short-term investments and cash and cash equivalents.

The fair value of mutual fund investments is based upon quoted market prices or reported net asset values ("NAV"). Open-ended mutual fund investments are included in Level 1. The fair values of fixed maturity securities, equity securities, short-term investments, and cash equivalents held by separate accounts are determined on a basis consistent with the methodologies described herein for similar financial instruments held within the Company's general account.

The following table presents the Company's assets and liabilities that are measured at fair value on a recurring basis by SFAS No. 157 fair value hierarchy levels, as of December 31, 2008.

                                                December 31, 2008
                                    -----------------------------------------
                                    -----------------------------------------
                                      Total
                                    Fair Value  Level 1    Level 2   Level 3
                                    -----------------------------------------
   Assets:
    Fixed maturities:
      Available-for-sale........... $  725,526 $        - $  725,526 $      -
    Short-term investments.........    514,258          -    514,258        -
    Separate account assets (1)....  4,864,500  4,864,500          -        -
    Embedded derivatives...........     40,182          -          -   40,182
                                    -----------------------------------------
   Total assets at fair value...... $6,144,466 $4,864,500 $1,239,784 $ 40,182
                                    -----------------------------------------

   Liabilities:
    Embedded derivatives........... $  275,495 $        - $        - $275,495
                                    -----------------------------------------
   Total liabilities at fair value. $  275,495 $        - $        - $275,495
                                    -----------------------------------------

(1) Separate account assets are recorded at fair value. Investment performance related to separate account assets is fully offset by corresponding amounts credited to contract holders whose interest in the separate account assets is recorded by the Company as separate account liabilities. Separate account liabilities are set equal to the fair value of separate account assets as prescribed by SOP 03-1.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 11--Fair Value of Financial Instruments - (continued)


Level 3 Financial Instruments

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

                                                                                      Net
                                                                                   Embedded
                                                                                  Derivatives
                                                                                   ---------
Balance at January 1, 2008.......................................................  $ (28,287)
 Net realized/unrealized gains (losses) included in:
   Net income (1)................................................................   (207,026)
   Other comprehensive income....................................................          -
 Purchases, issuances, (sales) and (settlements), net............................          -
 Transfers in and/or (out) of Level 3, net (2)...................................          -
                                                                                   ---------
Balance at December 31, 2008.....................................................  $(235,313)
                                                                                   ---------

Gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets and liabilities still held at
  December 31, 2008..............................................................  $(207,026)
                                                                                   ---------

(1) This amount is included in benefits to policyholders on the statement of operations. All gains and losses on level 3 liabilities are classified as realized gains (losses) for the purpose of this disclosure because it is not practicable to track realized and unrealized gains (losses) separately on a contract by contract basis.

(2) For financial assets that are transferred into and/or out of Level 3, the Company uses the fair value of the assets at the beginning of the reporting period.

Financial Instruments Measured at Fair Value on a Non Recurring Basis

Certain financial assets are reported at fair value on a non recurring basis, including investments such as mortgage loans, joint ventures and limited partnership interests, which are reported at fair value only in a period in which an impairment is recognized. The fair value of these securities is calculated using either models that are widely accepted in the financial services industry or the valuation of collateral underlying impaired mortgages. During the reporting period, there were no material assets or liabilities measured at fair value on a nonrecurring basis.

Note 12--Certain Separate Accounts

The Company issues variable annuity and variable life contracts through its separate accounts for which investment income and investment gains and losses accrue to, and investment risk is borne by, the contract holder. All contracts contain certain guarantees, which are discussed more fully below.

The assets supporting the variable portion of variable annuities are carried at fair value and reported on the Balance Sheets as separate account assets with an equivalent amount reported for separate account liabilities. Amounts assessed against the contract holders for mortality, administrative, and other services are included in revenue, and changes in liabilities for minimum guarantees are included in benefits to policyholders in the Company's Statements of Operations. In 2008 and 2007, there were no gains or losses on transfers of assets from the general account to the separate account.

The deposits related to the variable life insurance contracts are invested in separate accounts, and the Company guarantees a specified death benefit if certain specified premiums are paid by the policyholder, regardless of separate account performance.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 12--Certain Separate Accounts - (continued)


The following table reflects variable life insurance contracts with guarantees held by the Company:

                                                                   December 31,
                                                             --------------------
                                                             2008               2007
                                                             --------------------
                                                             (in millions, except for age)
          Life insurance contracts with guaranteed benefits
           In the event of death
           Account value.................................... $24                $18
           Net amount at risk related to deposits...........   5                  5
           Average attained age of contract holders.........  43                 41

Many of the variable annuity contracts issued by the Company offer various guaranteed minimum death, income, and/or withdrawal benefits. Guaranteed Minimum Death Benefit ("GMDB") features guarantee the contract holder either
(a) a return of no less than total deposits made to the contract less any partial withdrawals, (b) total deposits made to the contract less any partial withdrawals plus a minimum return, or (c) the highest contract value on a specified anniversary date minus any withdrawals following the contract anniversary.

The Company sold contracts with Guaranteed Minimum Income Benefit ("GMIB") riders from 2001 to 2004. The GMIB rider provides a guaranteed lifetime annuity, which may be elected by the contract holder after a stipulated waiting period (ten years), and which may be larger than what the contract account balance would purchase at then-current annuity purchase rates.

In 2004, the Company introduced a GMWB rider and has since offered multiple variations of this optional benefit. The GMWB rider provides contract holders a guaranteed annual withdrawal amount over a specified time period or in some cases for as long as they live. In general, guaranteed annual withdrawal amounts are based on deposits and may be reduced if withdrawals exceed allowed amounts. Guaranteed amounts may also be increased as a result of "step-up" provisions which increase the benefit base to higher account values at specified intervals.

Guaranteed amounts may also be increased if withdrawals are deferred over a specified period. In addition, certain versions of the GMWB rider extend lifetime guarantees to spouses.

Reinsurance has been utilized to mitigate risk related to some of the GMDB and GMIB riders.

For GMDB, the net amount at risk is defined as the current guaranteed minimum death benefit in excess of the current account balance. For GMIB, the net amount at risk is defined as the excess of the current annuitization income base over the current account value. For GMWB, the net amount at risk is defined as the current guaranteed withdrawal amount minus the current account value. For all the guarantees, the net amount at risk is floored at zero at the single contract level.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 12--Certain Separate Accounts - (continued)


The Company had the following variable annuity contracts with guarantees. Amounts at risk are shown net of reinsurance. Note that the Company's variable annuity contracts with guarantees may offer more than one type of guarantee in each contract; therefore, the amounts listed are not mutually exclusive.

                                                                             December 31,
                                                                     -----------------------
                                                                      2008               2007
                                                                     -----------------------
                                                                     (in millions, except for ages)
Guaranteed Minimum Death Benefit
 Return of net deposits
 In the event of death
   Account value.................................................... $1,078             $1,259
   Net amount at risk- net of reinsurance...........................    328                  3
   Average attained age of contract holders.........................     57                 58

 Highest specified anniversary account value minus withdrawals post anniversary
 In the event of death
   Account value.................................................... $2,322             $3,348
   Net amount at risk- net of reinsurance...........................    656                 40
   Average attained age of contract holders.........................     57                 57

Guaranteed Minimum Income Benefit
   Account value.................................................... $  401             $  675
   Net amount at risk- net of reinsurance...........................      -                  -
   Average attained age of contract holders.........................     53                 52

Guaranteed Minimum Withdrawal Benefit
   Account value.................................................... $2,075             $2,514
   Net amount at risk...............................................    860                  9
   Average attained age of contract holders.........................     56                 54

Account balances of variable contracts with guarantees invest in various separate accounts with the following characteristics:

                                            December 31,
                                            -------------
                                             2008   2007
                                            -------------
                                            (in millions)
                      Type of Fund
                      Domestic Equity...... $  681 $1,210
                      International Equity.    169    255
                      Balanced.............  1,899  2,451
                      Bonds................    298    410
                      Money Market.........    155     83
                                            -------------
                         Total............. $3,202 $4,409
                                            -------------

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 12--Certain Separate Accounts - (continued)


The following table summarizes the liabilities for guarantees on variable contracts reflected in the general account:

                                        Guaranteed Guaranteed Guaranteed
                                         Minimum    Minimum    Minimum
                                          Death      Income   Withdrawal
                                         Benefit    Benefit    Benefit
                                          (GMDB)     (GMIB)     (GMWB)   Total
                                    -----------------------------------------
                                                  (in millions)
  Balance at January 1, 2008.......      $11          $  4       $ 48    $ 63
  Incurred guarantee benefits......       (8)            -          -      (8)
  Other reserve changes............       33             8        229     270
                                    -----------------------------------------
  Balance at December 31, 2008.....       36            12        277     325
  Reinsurance recoverable..........       (1)          (40)         -     (41)
                                    -----------------------------------------
  Net balance at December 31, 2008.      $35          $(28)      $277    $284
                                    -----------------------------------------

  Balance at January 1, 2007.......      $10          $  2       $  6    $ 18
  Incurred guarantee benefits......       (3)            -          -      (3)
  Other reserve changes............        4             2         42      48
                                    -----------------------------------------
  Balance at December 31, 2007.....       11             4         48      63
  Reinsurance recoverable..........        -           (20)         -     (20)
                                    -----------------------------------------
  Net balance at December 31, 2007.      $11          $(16)      $ 48    $ 43
                                    -----------------------------------------

The GMDB gross and ceded reserves, the GMIB gross reserves, and the life portion of the GMWB reserves were determined in accordance with SOP 03-1, and the GMIB reinsurance recoverable and GMWB gross reserve were determined in accordance with SFAS No. 133.

The Company regularly evaluates estimates used and adjusts the additional liability balance, with a related charge or credit to benefits to policyholders, if actual experience or other evidence suggests that earlier assumptions should be revised.

The following assumptions and methodology were used to determine the amounts above at December 31, 2008 and 2007:

  . Data used included 1,000 stochastically generated investment performance scenarios. For SFAS No. 133 calculations, risk neutral scenarios were used.

  . For life products, reserves were established using stochastic modeling of future separate account returns and best estimate mortality, lapse, and premium persistency assumptions, which vary by product.

  . Mean return and volatility assumptions were determined by asset class. Market consistent observed volatilities were used where available for SFAS No. 133 calculations.

  . Annuity mortality was based on the 1994 MGDB table multiplied by factors varied by rider types (living benefit/GMDB only) and qualified and non-qualified business.

  . Annuity base lapse rates vary by contract type, rider type, commission type and duration. The base lapse rates ranges from 2% to 41.5%.

  . The discount rate is 7% (in-force issued before 2004) or 6.4% (in-force issued after 2003) in the SOP 03-1 calculations. The discount rates used for SFAS No. 133 calculations is based on the term structure of swap curves with a credit spread based on the credit standing of MFC (for GMWB) and the reinsurers (for GMIB).

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Note 13--Deferred Policy Acquisition Costs and Deferred Sales Inducements

The balance of and changes in deferred policy acquisition costs as of and for the years ended December 31, were as follows:

                                                         December 31,
                                                      ------------------
                                                        2008      2007
                                                      ------------------
    Balance, beginning of year....................... $394,160  $299,620
    Capitalization...................................  134,192   130,139
    Amortization (1).................................   34,804   (34,784)
    Change in unrealized investment gains and losses.   (9,805)     (815)
                                                      ------------------
    Balance, end of year............................. $553,351  $394,160
                                                      ------------------

The balance of and changes in deferred sales inducements ("DSI") as of and for the years ended December 31, were as follows:

                                                          December 31,
                                                        ---------------
                                                         2008     2007
                                                        ---------------
      Balance, beginning of year....................... $37,094 $31,645
      Capitalization...................................   8,308   9,046
      Amortization (1).................................     287  (3,476)
      Change in unrealized investment gains and losses.      14    (121)
                                                        ---------------
      Balance, end of year............................. $45,703 $37,094
                                                        ---------------

(1) In 2008, DAC & DSI amortization includes significant unlocking due to the impact of lower estimated gross profit arising from higher benefits to policyholders related to certain separate account guarantees. This unlocking contributed to the overall negative amortization during the year.

Note 14--Subsequent Event

Capital Stock Transactions

On March 30, 2009, the Company received a capital contribution of $300 million in the form of cash and fixed maturities from JHUSA in exchange for one share of common stock.

                                 AUDITED FINANCIAL STATEMENTS

                                 John Hancock Life Insurance Company of New York Separate Account A
                                 December 31, 2008

                 John Hancock Life Insurance Company of New York
                               Separate Account A

                          Audited Financial Statements

                                December 31, 2008

                                    CONTENTS

Report of Ernst & Young LLP, Independent Registered Public
   Accounting Firm ........................................................    1
Statement of Assets and Liabilities .......................................    4
Statement of Operations and Changes in Contract Owners' Equity ............   27
Notes to Financial Statements .............................................   75

                              (ERNST & YOUNG LOGO)

                                                            Ernst & Young LLP
                                                            200 Clarendon Street
                                                            Boston MA 02116

                                                            Tel +617 266 2000
                                                            Fax +617 266 5843
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              REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

To the Contract Owners of
John Hancock Life Insurance Company of New York Separate Account A

We have audited the accompanying statement of assets and liabilities of John Hancock Life Insurance Company of New York Separate Account A, the "Account," comprised of the following sub-accounts,

500 Index Fund B Series NAV
500 Index Series I
500 Index Series II
Active Bond Series I
Active Bond Series II
All Cap Core Series I
All Cap Core Series II
All Cap Growth Series I
All Cap Growth Series II
All Cap Value Series I
All Cap Value Series II
American Asset Allocation Series II
American Asset High-Income Bond Series II
American Blue-Chip Income & Growth Series II
American Bond Series II
American Century - Small Company Series II
American Fundamental Holdings Series II
American Global Diversification Series II
American Global Growth Series II
American Global Small Capitalization Series II
American Growth Series II
American Growth-Income Series II
American International Series II
American New World Series II
Blue Chip Growth Series I
Blue Chip Growth Series II
Bond Index Trust A Series II
Capital Appreciation Series I
Capital Appreciation Series II
Capital Appreciation Value Series II
CGTC Overseas Equity Series II
Core Allocation Plus Series II
Disciplined Diversification Series II
Emerging Small Company Series I
Emerging Small Company Series II
Equity-Income Series I
Equity-Income Series II
Financial Services Series I
Financial Services Series II
Founding Allocation Series II
Fundamental Value Series I
Fundamental Value Series II
Global Allocation Series I
Global Allocation Series II
Global Bond Series I
Global Bond Series II
Global Trust Series I
Global Trust Series II
Health Sciences Series I
Health Sciences Series II
High Income Series II
High Yield Series I
High Yield Series II
Income & Value Series I
Income & Value Series II
Index Allocation Series II
International Core Series I
International Core Series II
International Equity Index B Series NAV
International Small Cap Series I
International Small Cap Series II
International Value Series I
International Value Series II
Investment Quality Bond Series I
Investment Quality Bond Series II
John Hancock International Equity Index Series I
John Hancock International Equity Index Series II
John Hancock Strategic Income Series II
Large Cap Value Series I
Large Cap Value Series II

                                   A member firm of Ernst & Young Global Limited

                              (ERNST & YOUNG LOGO)

Lifestyle Aggressive Series I
Lifestyle Aggressive Series II
Lifestyle Balanced Series I
Lifestyle Balanced Series II
Lifestyle Conservative Series I
Lifestyle Conservative Series II
Lifestyle Growth Series I
Lifestyle Growth Series II
Lifestyle Moderate Series I
Lifestyle Moderate Series II
LMFC Core Equity Series II
Marisco International Opportunities Series II
Mid Cap Index Series I
Mid Cap Index Series II
Mid Cap Intersection Series II
Mid Cap Stock Series I
Mid Cap Stock Series II
Mid Cap Value Series I
Mid Cap Value Series II
Money Market B Series NAV
Money Market Series I
Money Market Series II
Natural Resources Series II
Optimized All Cap Series II
Optimized Value Series II
Pacific Rim Series I
Pacific Rim Series II
PIM Classic Value Series II
PIMCO VIT All Asset Series II
Real Estate Securities Series I
Real Estate Securities Series II
Real Return Bond Series II
Science & Technology Series I
Science & Technology Series II
Scudder Equity Index 500 - B
Scudder Fixed Income - B
Small Cap Index Series I
Small Cap Index Series II
Small Cap Opportunities Series I
Small Cap Opportunities Series II
Small Company Value Series I
Small Company Value Series II
Strategic Bond Series I
Strategic Bond Series II
T Rowe Price Mid Value Series II
Total Return Series I
Total Return Series II
Total Stock Market Index Series I
Total Stock Market Index Series II
U.S. Government Securities Series I
U.S. Government Securities Series II
U.S. High Yield Series II
U.S. Large Cap Value Series I
U.S. Large Cap Value Series II
UBS Large Cap Series I
UBS Large Cap Series II
Utilities Series I
Utilities Series II
Value Series I
Value Series II
Wellington Small Cap Growth Series II
Wellington Small Cap Value Series II
Wells Capital Core Bond Series II

as of December 31, 2008, and the related statement of operations and changes in contract owners' equity for the above mentioned sub-accounts and for the Dynamic Growth Series I, Dynamic Growth Series II, Emerging Growth Series II, Independence Investment LLC Small Cap Series II, Quantitative Mid Cap Series I, Quantitative Mid Cap Series II, U.S. Core Series I, U.S. Core Series II, U.S. Global Leaders Growth Series I, U.S. Global Leaders Growth Series II sub-accounts (the "closed sub-accounts") for each of the two years in the period then ended. These financial statements are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Account's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Account's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant

                                   A member firm of Ernst & Young Global Limited

                              (ERNST & YOUNG LOGO)

estimates made by management and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2008, by correspondence with the underlying Portfolios. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the above mentioned sub-accounts constituting John Hancock Life Insurance Company of New York Separate Account A at December 31, 2008, and the results of their and the closed sub-accounts' operations and changes in contract owners' equity for each of the two years in the period then ended, in conformity with U.S. generally accepted accounting principles.


                                        (Ernst & Young LLP)

March 31, 2009

                                   A member firm of Ernst & Young Global Limited

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                      500 Index                             Active       Active      All Cap
                                       Fund B     500 Index   500 Index      Bond         Bond        Core
                                     Series NAV   Series I    Series II    Series I    Series II    Series I
                                     ----------  ----------  -----------  ----------  -----------  ----------
TOTAL ASSETS
Investments at fair value            $5,063,456  $3,518,293  $ 9,530,651  $4,758,793  $39,614,593  $3,536,341
                                     ==========  ==========  ===========  ==========  ===========  ==========
NET ASSETS
Contracts in accumulation            $5,063,456  $3,518,293  $ 9,530,651  $4,758,793  $39,614,593  $3,536,341
Contracts in payout (annuitization)
                                     ----------  ----------  -----------  ----------  -----------  ----------
Total net assets                     $5,063,456  $3,518,293  $ 9,530,651  $4,758,793  $39,614,593  $3,536,341
                                     ==========  ==========  ===========  ==========  ===========  ==========
Units outstanding                       669,110     463,723      939,686     408,746    3,429,685     330,382
Unit value                           $     7.57  $     7.59  $     10.14  $    11.64  $     11.55  $    10.70
Shares                                  450,485     447,051    1,215,644     601,617    5,001,842     302,510
Cost                                 $8,345,819  $5,000,052  $13,431,213  $5,712,379  $47,642,280  $4,202,167

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                                                                                   American
                                       All Cap     All Cap     All Cap     All Cap     All Cap      Asset
                                        Core       Growth      Growth       Value       Value     Allocation
                                      Series II   Series I    Series II   Series I    Series II   Series II
                                     ----------  ----------  ----------  ----------  ----------  -----------
TOTAL ASSETS
Investments at fair value            $  948,320  $6,282,436  $1,664,489  $1,688,589  $4,413,617  $60,762,630
                                     ==========  ==========  ==========  ==========  ==========  ===========
NET ASSETS
Contracts in accumulation            $  948,320  $6,282,436  $1,664,489  $1,688,589  $4,413,617  $60,762,630
Contracts in payout (annuitization)
                                     ----------  ----------  ----------  ----------  ----------  -----------
Total net assets                     $  948,320  $6,282,436  $1,664,489  $1,688,589  $4,413,617  $60,762,630
                                     ==========  ==========  ==========  ==========  ==========  ===========
Units outstanding                        85,829     603,763     179,605     141,423     347,725    7,028,589
Unit value                           $    11.05  $    10.41  $     9.27  $    11.94  $    12.69  $      8.65
Shares                                   81,261     544,405     145,625     300,461     786,741    7,190,844
Cost                                 $1,477,159  $7,834,981  $2,328,688  $2,948,682  $7,965,950  $81,627,655

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                       American     American                 American
                                        Asset      Blue-Chip                Century -    American       American
                                     High-Income    Income &     American     Small    Fundamental       Global
                                         Bond        Growth        Bond      Company     Holdings   Diversification
                                      Series II    Series II    Series II   Series II   Series II      Series II
                                     -----------  -----------  -----------  ---------  -----------  ---------------
TOTAL ASSETS
Investments at fair value             $2,454,448  $ 9,404,787  $79,418,533   $ 77,674  $46,181,079    $37,908,269
                                      ==========  ===========  ===========   ========  ===========    ===========
NET ASSETS
Contracts in accumulation             $2,454,448  $ 9,404,787  $79,418,533   $ 77,674  $46,181,079    $37,908,269
Contracts in payout (annuitization)
                                      ----------  -----------  -----------   --------  -----------    -----------
Total net assets                      $2,454,448  $ 9,404,787  $79,418,533   $ 77,674  $46,181,079    $37,908,269
                                      ==========  ===========  ===========   ========  ===========    ===========
Units outstanding                        275,706      763,674    6,802,117      9,272    5,407,548      4,707,054
Unit value                            $     8.90  $     12.32  $     11.68   $   8.38  $      8.54    $      8.05
Shares                                   314,270    1,061,489    7,422,293     12,290    6,060,509      5,384,697
Cost                                  $3,510,749  $16,292,304  $95,806,821   $163,522  $60,777,302    $53,538,761

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                                       American
                                        American     Global Small     American       American       American     American
                                     Global Growth  Capitalization     Growth     Growth-Income  International   New World
                                       Series II       Series II      Series II     Series II      Series II     Series II
                                     -------------  --------------  ------------  -------------  -------------  ----------
TOTAL ASSETS
Investments at fair value             $10,288,665     $3,272,007    $112,969,120   $101,639,220   $ 67,146,164  $2,692,645
                                      ===========     ==========    ============   ============   ============  ==========
NET ASSETS
Contracts in accumulation             $10,288,665     $3,272,007    $112,969,120   $101,639,220   $ 67,146,164  $2,692,645
Contracts in payout (annuitization)
                                      -----------     ----------    ------------   ------------   ------------  ----------
Total net assets                      $10,288,665     $3,272,007    $112,969,120   $101,639,220   $ 67,146,164  $2,692,645
                                      ===========     ==========    ============   ============   ============  ==========
Units outstanding                       1,289,271        533,124       9,718,275      8,827,121      4,270,613     319,955
Unit value                            $      7.98     $     6.14    $      11.62   $      11.51   $      15.72  $     8.42
Shares                                  1,325,859        542,622       9,755,537      8,822,849      4,695,536     330,386
Cost                                  $16,479,592     $6,340,529    $184,964,367   $157,474,346   $104,288,338  $4,333,578

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                                                                                          Capital
                                      Blue Chip    Blue Chip   Bond Index     Capital       Capital    Appreciation
                                        Growth      Growth       Trust A   Appreciation  Appreciation      Value
                                       Series I    Series II    Series II    Series I      Series II     Series II
                                     -----------  -----------  ----------  ------------  ------------  ------------
TOTAL ASSETS
Investments at fair value            $19,670,801  $13,137,864   $399,923    $6,119,051    $6,326,044    $8,219,866
                                     ===========  ===========   ========    ==========    ==========    ==========
NET ASSETS
Contracts in accumulation            $19,635,628  $13,137,864   $399,923    $6,119,051    $6,326,044    $8,219,866
Contracts in payout (annuitization)       35,173
                                     -----------  -----------   --------    ----------    ----------    ----------
Total net assets                     $19,670,801  $13,137,864   $399,923    $6,119,051    $6,326,044    $8,219,866
                                     ===========  ===========   ========    ==========    ==========    ==========
Units outstanding                      1,660,613    1,372,983     29,789       966,431       642,374       907,608
Unit value                           $     11.85  $      9.57   $  13.43    $     6.33    $     9.85    $     9.06
Shares                                 1,608,406    1,075,992     29,867       975,925     1,017,049       911,293
Cost                                 $26,276,785  $18,884,146   $389,927    $8,641,506    $8,942,077    $8,853,401

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                     CGTC Overseas  Core Allocation    Disciplined       Emerging      Emerging
                                         Equity          Plus        Diversification  Small Company  Small Company  Equity-Income
                                       Series II       Series II        Series II        Series I      Series II      Series I
                                     -------------  ---------------  ---------------  -------------  -------------  -------------
TOTAL ASSETS
Investments at fair value               $293,790       $2,846,717       $3,705,588      $2,064,775     $2,200,663    $28,857,740
                                        ========       ==========       ==========      ==========     ==========    ===========
NET ASSETS
Contracts in accumulation               $293,790       $2,846,717       $3,705,588      $2,064,775     $2,200,663    $28,837,908
Contracts in payout (annuitization)                                                                                       19,832
                                        --------       ----------       ----------      ----------     ----------    -----------
Total net assets                        $293,790       $2,846,717       $3,705,588      $2,064,775     $2,200,663    $28,857,740
                                        ========       ==========       ==========      ==========     ==========    ===========
Units outstanding                         26,214          325,588          405,906         228,801        250,521      1,451,326
Unit value                              $  11.21       $     8.74       $     9.13      $     9.02     $     8.78    $     19.88
Shares                                    39,382          334,908          415,891         148,652        160,867      2,897,363
Cost                                    $528,733       $3,115,290       $4,110,908      $3,804,614     $4,125,958    $44,574,306

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                                     Financial   Financial    Founding    Fundamental  Fundamental
                                     Equity-Income   Services     Services   Allocation      Value        Value
                                       Series II     Series I    Series II   Series II      Series I    Series II
                                     -------------  ----------  ----------  ------------  -----------  -----------
TOTAL ASSETS
Investments at fair value             $20,118,933   $  630,568  $2,732,639  $ 76,268,731  $29,695,069  $30,994,645
                                      ===========   ==========  ==========  ============  ===========  ===========
NET ASSETS
Contracts in accumulation             $20,118,933   $  630,568  $2,732,639  $ 76,268,731  $29,690,836  $30,994,645
Contracts in payout (annuitization)                                                             4,233
                                      -----------   ----------  ----------  ------------  -----------  -----------
Total net assets                      $20,118,933   $  630,568  $2,732,639  $ 76,268,731  $29,695,069  $30,994,645
                                      ===========   ==========  ==========  ============  ===========  ===========
Units outstanding                       1,832,651       72,690     294,472    10,027,323    2,964,566    2,935,029
Unit value                            $     10.98   $     8.67  $     9.28  $       7.61  $     10.02  $     10.56
Shares                                  2,026,076       83,741     363,867    10,334,516    3,033,204    3,172,430
Cost                                  $32,668,573   $1,156,635  $5,266,536  $114,279,379  $32,372,155  $45,670,079

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                       Global       Global      Global       Global       Global      Global
                                     Allocation   Allocation     Bond         Bond        Trust       Trust
                                      Series I    Series II    Series I    Series II     Series I    Series II
                                     ----------  -----------  ----------  -----------  -----------  ----------
TOTAL ASSETS
Investments at fair value            $1,115,415  $11,733,759  $4,729,368  $17,079,427  $ 8,859,858  $4,287,733
                                     ==========  ===========  ==========  ===========  ===========  ==========
NET ASSETS
Contracts in accumulation            $1,115,415  $11,733,759  $4,729,368  $17,079,427  $ 8,852,292  $4,287,733
Contracts in payout (annuitization)                                                          7,566
                                     ----------  -----------  ----------  -----------  -----------  ----------
Total net assets                     $1,115,415  $11,733,759  $4,729,368  $17,079,427  $ 8,859,858  $4,287,733
                                     ==========  ===========  ==========  ===========  ===========  ==========
Units outstanding                       132,650    1,138,534     205,667    1,046,271      485,555     386,248
Unit value                           $     8.41  $     10.31  $    23.00  $     16.32  $     18.25  $    11.10
Shares                                  163,551    1,728,094     327,519    1,188,547      840,594     407,967
Cost                                 $1,766,572  $19,712,480  $5,000,700  $17,929,599  $12,235,590  $7,147,269

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                     Health Sciences  Health Sciences  High Income   High Yield  High Yield   Income & Value
                                         Series I        Series II      Series II     Series I    Series II      Series I
                                     ---------------  ---------------  -----------  -----------  -----------  --------------
TOTAL ASSETS
Investments at fair value               $1,939,599       $5,750,862      $ 56,516    $3,432,515   $5,991,212    $ 8,990,613
                                        ==========       ==========      ========    ==========   ==========    ===========

NET ASSETS
Contracts in accumulation               $1,939,599       $5,750,862      $ 56,516    $3,426,963   $5,989,063    $ 8,981,083
Contracts in payout (annuitization)                                                       5,552        2,149          9,530
                                        ----------       ----------      --------    ----------   ----------    -----------
Total net assets                        $1,939,599       $5,750,862      $ 56,516    $3,432,515   $5,991,212    $ 8,990,613
                                        ==========       ==========      ========    ==========   ==========    ===========
Units outstanding                          141,062          393,557         8,816       321,813      513,029        564,819
Unit value                              $    13.75       $    14.61      $   6.41    $    10.67   $    11.68    $     15.92
Shares                                     187,401          564,918         9,661       582,770    1,010,322      1,257,428
Cost                                    $2,671,796       $8,220,271      $ 83,441    $5,152,161   $8,785,632    $12,760,696

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                                                                                International
                                                        Index     International  International      Equity     International
                                     Income & Value   Allocation       Core          Core          Index B       Small Cap
                                       Series II      Series II      Series I      Series II     Series NAV      Series I
                                     --------------  -----------  -------------  -------------  -------------  -------------
TOTAL ASSETS
Investments at fair value              $5,208,833    $35,247,642    $2,367,002     $1,589,908     $2,216,387     $2,774,272
                                       ==========    ===========    ==========     ==========     ==========     ==========

NET ASSETS
Contracts in accumulation              $5,208,833    $35,247,642    $2,361,269     $1,589,908     $2,216,387     $2,773,785
Contracts in payout (annuitization)                                      5,733                                          487
                                       ----------    -----------    ----------     ----------     ----------     ----------
Total net assets                       $5,208,833    $35,247,642    $2,367,002     $1,589,908     $2,216,387     $2,774,272
                                       ==========    ===========    ==========     ==========     ==========     ==========

Units outstanding                         489,710      3,460,841       215,174        123,749        307,630        255,352
Unit value                             $    10.64    $     10.18    $    11.00     $    12.85     $     7.20     $    10.86

Shares                                    731,577      3,633,777       291,503        194,603        198,601        332,647
Cost                                   $7,761,558    $47,468,166    $3,681,046     $2,692,108     $3,893,677     $6,690,035

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                                                                                                 John Hancock
                                     International                                    Investment    Investment   International
                                       Small Cap     International   International   Quality Bond  Quality Bond  Equity Index
                                       Series II    Value Series I  Value Series II    Series I      Series II      Series I
                                     -------------  --------------  ---------------  ------------  ------------  -------------
TOTAL ASSETS
Investments at fair value              $3,017,220     $ 8,050,189     $13,482,985     $7,498,564    $20,939,692    $  815,596
                                       ==========     ===========     ===========     ==========    ===========    ==========
NET ASSETS
Contracts in accumulation              $3,017,220     $ 8,048,291     $13,482,985     $7,482,470    $20,939,692    $  815,596
Contracts in payout (annuitization)                         1,898                         16,094
                                       ----------     -----------     -----------     ----------    -----------    ----------
Total net assets                       $3,017,220     $ 8,050,189     $13,482,985     $7,498,564    $20,939,692    $  815,596
                                       ==========     ===========     ===========     ==========    ===========    ==========
Units outstanding                         263,240         654,115         981,827        355,339      1,421,789        63,514
Unit value                             $    11.46     $     12.31     $     13.73     $    21.10    $     14.73    $    12.84
Shares                                    359,621         888,542       1,491,480        723,800      2,021,206        68,308
Cost                                   $7,224,602     $13,847,655     $24,178,975     $8,453,273    $22,984,613    $1,336,501

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                         John Hancock        John Hancock       Large        Large      Lifestyle    Lifestyle
                                     International Equity      Strategic      Cap Value    Cap Value   Aggressive   Aggressive
                                        Index Series II    Income Series II    Series I    Series II    Series I     Series II
                                     --------------------  ----------------  -----------  -----------  -----------  -----------
TOTAL ASSETS
Investments at fair value                 $2,265,945          $1,093,763      $1,318,229   $4,532,763   $2,572,692  $25,699,105
                                          ==========          ==========      ==========   ==========   ==========  ===========
NET ASSETS
Contracts in accumulation                 $2,265,945          $1,093,763      $1,318,229   $4,532,763   $2,572,692  $25,699,105
Contracts in payout (annuitization)
                                          ----------          ----------      ----------   ----------   ----------  -----------
Total net assets                          $2,265,945          $1,093,763      $1,318,229   $4,532,763   $2,572,692  $25,699,105
                                          ==========          ==========      ==========   ==========   ==========  ===========
Units outstanding                            177,598              85,155          83,531      287,239      250,075    2,297,428
Unit value                                $    12.76          $    12.84      $    15.78   $    15.78   $    10.29  $     11.19
Shares                                       189,619              97,483          93,824      323,307      473,793    4,741,532
Cost                                      $3,559,602          $1,288,996      $2,133,924   $7,046,590   $4,901,699  $47,818,222

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                       Lifestyle    Lifestyle     Lifestyle     Lifestyle    Lifestyle      Lifestyle
                                       Balanced     Balanced    Conservative  Conservative     Growth        Growth
                                       Series I     Series II     Series I      Series II     Series I      Series II
                                     -----------  ------------  ------------  ------------  -----------  --------------
TOTAL ASSETS
Investments at fair value            $24,805,904  $607,183,633   $11,787,350  $125,591,911  $16,384,383  $  659,686,112
                                     ===========  ============   ===========  ============  ===========  ==============
NET ASSETS
Contracts in accumulation            $24,782,788  $606,951,339   $11,787,350  $125,591,911  $16,384,383  $  659,590,735
Contracts in payout (annuitization)       23,116       232,294                                                   95,377
                                     -----------  ------------   -----------  ------------  -----------  --------------
Total net assets                     $24,805,904  $607,183,633   $11,787,350  $125,591,911  $16,384,383  $  659,686,112
                                     ===========  ============   ===========  ============  ===========  ==============
Units outstanding                      1,854,565    52,147,101       751,308     9,578,698    1,375,913      60,321,560
Unit value                           $     13.38  $      11.64   $     15.69  $      13.11  $     11.91  $        10.94
Shares                                 2,887,765    70,932,668     1,148,864    12,288,837    2,050,611      82,667,433
Cost                                 $36,983,970  $913,500,275   $14,367,584  $150,627,624  $25,968,775  $1,070,442,475

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                                                                Marisco
                                      Lifestyle     Lifestyle       LMFC     International    Mid Cap     Mid Cap
                                       Moderate     Moderate    Core Equity  Opportunities     Index       Index
                                       Series I     Series II    Series II     Series II     Series I    Series II
                                     -----------  ------------  -----------  -------------  ----------  -----------
TOTAL ASSETS
Investments at fair value            $13,419,035  $201,465,426   $3,081,145    $2,322,887   $1,341,481  $ 8,363,387
                                     ===========  ============   ==========    ==========   ==========  ===========
NET ASSETS
Contracts in accumulation            $13,419,035  $201,465,426   $3,081,145    $2,322,887   $1,341,481  $ 8,363,387
Contracts in payout (annuitization)
                                     -----------  ------------   ----------    ----------   ----------  -----------
Total net assets                     $13,419,035  $201,465,426   $3,081,145    $2,322,887   $1,341,481  $ 8,363,387
                                     ===========  ============   ==========    ==========   ==========  ===========
Units outstanding                        955,032    16,670,661      486,323       226,741      105,262      712,717
Unit value                           $     14.05  $      12.09   $     6.34    $    10.24   $    12.74  $     11.73
Shares                                 1,466,561    22,090,507      658,364       280,881      125,724      785,295
Cost                                 $18,478,593  $271,820,845   $6,945,657    $4,639,604   $2,184,093  $13,709,242

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                        Mid Cap      Mid Cap      Mid Cap      Mid Cap     Mid Cap       Money
                                     Intersection     Stock        Stock        Value       Value      Market B
                                       Series II     Series I    Series II    Series I    Series II   Series NAV
                                     ------------  -----------  -----------  ----------  -----------  ----------
TOTAL ASSETS
Investments at fair value              $228,002    $10,197,454  $13,395,993  $3,592,627  $10,224,371  $8,576,760
                                       ========    ===========  ===========  ==========  ===========  ==========
NET ASSETS
Contracts in accumulation              $228,002    $10,197,454  $13,395,993  $3,583,206  $10,224,371  $8,576,760
Contracts in payout (annuitization)                                               9,421
                                       --------    -----------  -----------  ----------  -----------  ----------
Total net assets                       $228,002    $10,197,454  $13,395,993  $3,592,627  $10,224,371  $8,576,760
                                       ========    ===========  ===========  ==========  ===========  ==========
Units outstanding                        34,753        913,146      988,037     297,056      898,979     669,660
Unit value                             $   6.56    $     11.17  $     13.56  $    12.09  $     11.37  $    12.81
Shares                                   33,929      1,166,757    1,557,674     491,468    1,402,520   8,576,760
Cost                                   $371,331    $17,089,322  $22,606,033  $7,397,466  $20,889,203  $8,576,760

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                                                   Natural     Optimized    Optimized    Pacific
                                     Money Market  Money Market   Resources     All Cap       Value        Rim
                                       Series I      Series II    Series II    Series II    Series II   Series I
                                     ------------  ------------  -----------  -----------  ----------  ----------
TOTAL ASSETS
Investments at fair value             $24,157,707  $120,124,009  $ 8,609,305  $ 6,134,931  $2,061,947  $1,214,916
                                     ===========  ============   ==========    ==========   ==========  ===========
NET ASSETS
Contracts in accumulation             $24,147,464  $120,124,009  $ 8,609,305  $ 6,134,931  $2,061,947  $1,214,405
Contracts in payout (annuitization)        10,243                                                             511
                                      -----------  ------------  -----------  -----------  ----------  ----------
Total net assets                      $24,157,707  $120,124,009  $ 8,609,305  $ 6,134,931  $2,061,947  $1,214,916
                                      ===========  ============  ===========  ===========  ==========  ==========
Units outstanding                       1,531,839     9,306,136      403,134      513,791     206,574     135,518
Unit value                            $     15.77  $      12.91  $     21.36  $     11.94  $     9.98  $     8.96
Shares                                  2,415,771    12,012,401      645,859      712,536     283,234     202,824
Cost                                  $24,157,707  $120,124,009  $17,584,827  $11,924,932  $3,979,385  $2,176,494

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                                                                    Real Estate  Real Estate  Real Return
                                     Pacific Rim    PIM Classic     PIMCO VIT All   Securities    Securities     Bond
                                      Series II   Value Series II  Asset Series II   Series I     Series II     Series II
                                     -----------  ---------------  ---------------  -----------  -----------  -----------
TOTAL ASSETS
Investments at fair value             $2,276,184     $1,126,969       $2,356,394     $2,524,676  $ 7,440,131  $ 9,528,961
                                      ==========     ==========       ==========     ==========  ===========  ===========
NET ASSETS
Contracts in accumulation             $2,276,184     $1,126,969       $2,356,394     $2,522,078  $ 7,440,131  $ 9,528,961
Contracts in payout (annuitization)                                                       2,598
                                      ----------     ----------       ----------     ----------  -----------  -----------
Total net assets                      $2,276,184     $1,126,969       $2,356,394     $2,524,676  $ 7,440,131  $ 9,528,961
                                      ==========     ==========       ==========     ==========  ===========  ===========

Units outstanding                        177,225        149,229          181,038        135,450      500,920      734,055
Unit value                            $    12.84     $     7.55       $    13.02     $    18.64  $     14.85  $     12.98

Shares                                   380,633        176,364          255,297        355,588    1,046,432      825,018
Cost                                  $4,124,233     $2,077,341       $2,832,560     $5,495,583  $15,487,269  $11,011,974

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                       Science &    Science &     Scudder      Scudder    Small Cap    Small Cap
                                      Technology   Technology  Equity Index     Fixed       Index        Index
                                       Series I     Series II     500 -- B   Income -- B   Series I    Series II
                                     -----------  -----------  ------------  -----------  ---------  ------------
TOTAL ASSETS
Investments at fair value             $5,468,941  $2,940,717    $3,223,096    $3,223,284   $587,751   $ 6,779,787
                                      ==========  ==========    ==========    ==========   ========   ===========

NET ASSETS
Contracts in accumulation             $5,448,441  $2,940,717    $3,223,096    $3,223,284   $587,751   $ 6,779,787
Contracts in payout (annuitization)       20,500
                                      ----------  ----------    ----------    ----------   --------   -----------
Total net assets                      $5,468,941  $2,940,717    $3,223,096    $3,223,284   $587,751   $ 6,779,787
                                      ==========  ==========    ==========    ==========   ========   ===========

Units outstanding                        926,425     328,686       228,714       291,033     52,481       583,749
Unit value                            $     5.90  $     8.95    $    14.09    $    11.08   $  11.20   $     11.61

Shares                                   662,902     359,941       337,851       362,983     64,165       741,771
Cost                                  $7,357,771  $4,806,518    $4,451,424    $4,193,026   $968,223   $11,347,052

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                       Small Cap      Small Cap                    Small Company   Strategic    Strategic
                                     Opportunities  Opportunities  Small Company       Value         Bond          Bond
                                       Series I       Series II    Value Series I    Series II      Series I    Series II
                                     -------------  -------------  --------------  -------------  -----------  -----------
TOTAL ASSETS
Investments at fair value              $1,275,616     $3,769,710     $4,625,343     $10,641,695   $ 8,049,178  $ 8,497,242
                                       ==========     ==========     ==========     ===========   ===========  ===========

NET ASSETS
Contracts in accumulation              $1,275,616     $3,769,710     $4,625,343     $10,641,695   $ 8,049,178  $ 8,488,651
Contracts in payout (annuitization)                                                                                  8,591
                                       ----------     ----------     ----------     -----------   -----------  -----------
Total net assets                       $1,275,616     $3,769,710     $4,625,343     $10,641,695   $ 8,049,178  $ 8,497,242
                                       ==========     ==========     ==========     ===========   ===========  ===========

Units outstanding                          99,833        302,602        274,110         786,503       483,588      653,786
Unit value                             $    12.78     $    12.46     $    16.87     $     13.53   $     16.64  $     13.00

Shares                                    113,087        335,085        356,619         826,219       955,959    1,007,977
Cost                                   $2,369,921     $6,695,932     $7,152,037     $16,346,793   $10,684,657  $11,353,474

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                                                                     Total Stock   Total Stock
                                     T Rowe Price Mid  Total Return  Total Return      Market      Market Index    U.S. Government
                                      Value Series II    Series I     Series II    Index Series I   Series II    Securities Series I
                                     ----------------  ------------  ------------  --------------  ------------  -------------------
TOTAL ASSETS
Investments at fair value               $  629,388      $21,107,807   $30,864,189     $619,834      $ 7,663,562  $14,851,487
                                        ==========      ===========   ===========     ========      ===========  ===========

NET ASSETS
Contracts in accumulation               $  629,388      $21,077,509   $30,864,189     $619,834      $ 7,663,562  $14,851,487
Contracts in payout (annuitization)                          30,298
                                        ----------      -----------   -----------     --------      -----------  -----------
Total net assets                        $  629,388      $21,107,807   $30,864,189     $619,834      $ 7,663,562  $14,851,487
                                        ==========      ===========   ===========     ========      ===========  ===========

Units outstanding                           60,229        1,165,684     1,984,413       76,037          715,004      750,264
Unit value                              $    10.45      $     18.11   $     15.55     $   8.15      $     10.72  $     19.80

Shares                                      93,381        1,567,024     2,293,030       77,771          962,759    1,220,336
Cost                                    $1,014,380      $21,547,523   $31,410,597     $852,449      $11,870,424  $15,877,072

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                         U.S.                    U.S.        U.S.
                                      Government      U.S.     Large Cap   Large Cap      UBS          UBS
                                      Securities  High Yield     Value       Value     Large Cap    Large Cap
                                      Series II    Series II   Series I   Series II     Series I    Series II
                                     -----------   --------   ----------  ----------  -----------  ----------
TOTAL ASSETS
Investments at fair value            $11,709,474   $166,036   $5,343,207  $5,932,177  $10,360,329  $  860,137
                                     ===========   ========   ==========  ==========  ===========  ==========
NET ASSETS:
Contracts in accumulation            $11,709,474   $166,036   $5,343,207  $5,932,177  $10,360,329  $  860,137
                                     -----------   --------   ----------  ----------  -----------  ----------
Contracts in payout (annuitization)
Total net assets                     $11,709,474   $166,036   $5,343,207  $5,932,177  $10,360,329  $  860,137
                                     ===========   ========   ==========  ==========  ===========  ==========
Units outstanding                        882,824     15,184      610,923     630,290    1,120,962      93,616
Unit value                           $     13.26   $  10.93   $     8.75  $     9.41  $      9.24  $     9.19
Shares                                   961,369     18,008      565,419     628,408    1,211,734     100,837
Cost                                 $12,153,468   $223,693   $7,294,426  $8,434,653  $19,017,167  $1,527,283

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                                                                     Wellington  Wellington
                                                                                      Small Cap   Small Cap
                                      Utilities   Utilities    Value        Value      Growth       Value
                                      Series I    Series II   Series I    Series II   Series II   Series II
                                     ----------  ----------  ----------  ----------  ----------  ----------
TOTAL ASSETS
Investments at fair value            $1,985,090  $4,346,211  $4,384,221  $2,621,533  $2,057,123  $2,746,112
                                     ==========  ==========  ==========  ==========  ==========  ==========
NET ASSETS:
Contracts in accumulation            $1,985,090  $4,346,211  $4,381,940  $2,621,533  $2,057,123  $2,746,112
Contracts in payout (annuitization)                               2,281
                                     ----------  ----------  ----------  ----------  ----------  ----------
Total net assets                     $1,985,090  $4,346,211  $4,384,221  $2,621,533  $2,057,123  $2,746,112
                                     ==========  ==========  ==========  ==========  ==========  ==========
Units outstanding                       150,812     216,811     267,802     230,916     183,623     244,270
Unit value                           $    13.16  $    20.05  $    16.37  $    11.35  $    11.20  $    11.24
Shares                                  243,271     535,908     445,551     266,959     337,233     234,110
Cost                                 $3,024,367  $7,207,869  $8,388,732  $5,065,853  $2,826,562  $3,779,785

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2008

                                        Wells Capital
                                     Core Bond Series II
                                     -------------------
TOTAL ASSETS
Investments at fair value                  $710,658
                                           ========
NET ASSETS:
Contracts in accumulation                  $710,658
                                           --------
Contracts in payout (annuitization)
Total net assets                           $710,658
                                           ========
Units outstanding                            52,762
Unit value                                 $  13.47
Shares                                       57,637
Cost                                       $727,540

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                             500 Index Fund B
                                                Series NAV            500 Index Series I        500 Index Series II
                                         ------------------------  ------------------------  ------------------------
                                             2008         2007         2008         2007         2008         2007
                                         -----------  -----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions received       $   150,222  $   129,745  $    35,094  $   189,455  $    62,354  $   355,519
Expenses:
   Mortality and expense risk and
      administrative charges                (112,324)    (109,999)     (84,918)    (125,825)    (216,694)    (295,680)
                                         -----------  -----------  -----------  -----------  -----------  -----------
Net investment income (loss)                  37,898       19,746      (49,824)      63,630     (154,340)      59,839
                                         -----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received        47,278           --           --           --           --           --
   Net realized gain (loss)                 (311,783)      14,409     (113,424)     729,997       81,010    1,346,407
                                         -----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses)                     (264,505)      14,409     (113,424)     729,997       81,010    1,346,407
                                         -----------  -----------  -----------  -----------  -----------  -----------
Unrealized appreciation (depreciation)
   during the period                      (3,050,724)    (231,640)  (2,239,204)    (584,647)  (6,113,904)    (876,236)
                                         -----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations         (3,277,331)    (197,485)  (2,402,452)     208,980   (6,187,234)     530,010
                                         -----------  -----------  -----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                          45,327       54,875       20,827       40,728       67,143      262,068
   Transfers between sub-accounts and
      the company                           (120,583)  11,244,586   (1,245,857)    (798,615)  (1,284,416)     (28,387)
   Withdrawals                              (805,287)  (1,811,995)    (493,184)    (750,188)    (804,727)  (1,575,889)
   Annual contract fee                       (35,690)     (32,961)      (3,787)      (4,577)     (40,579)     (42,980)
                                         -----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                             (916,233)   9,454,505   (1,722,001)  (1,512,652)  (2,062,579)  (1,385,188)
                                         -----------  -----------  -----------  -----------  -----------  -----------
Total increase (decrease) in contract
   owners' equity                         (4,193,564)   9,257,020   (4,124,453)  (1,303,672)  (8,249,813)    (855,178)
Contract owners' equity at beginning of
   period                                  9,257,020           --    7,642,746    8,946,418   17,780,464   18,635,642
                                         -----------  -----------  -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                                $ 5,063,456  $ 9,257,020  $ 3,518,293  $ 7,642,746  $ 9,530,651  $17,780,464
                                         ===========  ===========  ===========  ===========  ===========  ===========

                                             2008         2007         2008         2007         2008         2007
                                         -----------  -----------  -----------  -----------  -----------  -----------
Units, beginning of period                   756,502           --      622,671      752,204    1,081,419    1,168,020
Units issued                                  29,810      953,677       94,943      298,145       97,576      303,012
Units redeemed                               117,202      197,175      253,891      427,678      239,309      389,613
                                         -----------  -----------  -----------  -----------  -----------  -----------
Units, end of period                         669,110      756,502      463,723      622,671      939,686    1,081,419
                                         ===========  ===========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                           Active Bond Series I       Active Bond Series II      All Cap Core Series I
                                         ------------------------  --------------------------  ------------------------
                                             2008         2007         2008          2007          2008         2007
                                         -----------  -----------  ------------  ------------  -----------  -----------
Income:
   Dividend distributions received       $   306,470  $   673,064  $  2,679,117  $  5,576,554  $    87,113  $   121,761
Expenses:
   Mortality and expense risk and
      administrative charges                 (97,418)    (126,732)     (908,439)   (1,102,500)     (80,284)    (129,158)
                                         -----------  -----------  ------------  ------------  -----------  -----------
Net investment income (loss)                 209,052      546,332     1,770,678     4,474,054        6,829       (7,397)
                                         -----------  -----------  ------------  ------------  -----------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received            --           --            --            --           --           --
   Net realized gain (loss)                 (126,935)      32,651    (1,984,696)       55,948     (154,436)      52,298
                                         -----------  -----------  ------------  ------------  -----------  -----------
Realized gains (losses)                     (126,935)      32,651    (1,984,696)       55,948     (154,436)      52,298
                                         -----------  -----------  ------------  ------------  -----------  -----------
Unrealized appreciation (depreciation)
   during the period                        (808,768)    (391,605)   (6,404,880)   (3,131,251)  (2,475,906)     119,827
                                         -----------  -----------  ------------  ------------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations           (726,651)     187,378    (6,618,898)    1,398,751   (2,623,513)     164,728
                                         -----------  -----------  ------------  ------------  -----------  -----------
Changes from principal transactions:
   Purchase payments                          13,914       57,897       537,313     1,342,375       17,867       50,623
   Transfers between sub-accounts and
      the company                           (507,609)    (133,250)  (13,147,708)    6,302,910     (260,139)    (632,983)
   Withdrawals                            (1,131,037)  (1,593,264)   (8,464,367)   (5,263,109)    (800,120)  (1,905,615)
   Annual contract fee                        (3,898)      (4,248)     (196,851)     (191,157)      (4,323)      (5,074)
                                         -----------  -----------  ------------  ------------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           (1,628,630)  (1,672,865)  (21,271,613)    2,191,019   (1,046,715)  (2,493,049)
                                         -----------  -----------  ------------  ------------  -----------  -----------
Total increase (decrease) in contract
   owners' equity                         (2,355,281)  (1,485,487)  (27,890,511)    3,589,770   (3,670,228)  (2,328,321)
Contract owners' equity at beginning of
   period                                  7,114,074    8,599,561    67,505,104    63,915,334    7,206,569    9,534,890
                                         -----------  -----------  ------------  ------------  -----------  -----------
Contract owners' equity at end of
   period                                $ 4,758,793  $ 7,114,074  $ 39,614,593  $ 67,505,104  $ 3,536,341  $ 7,206,569
                                         ===========  ===========  ============  ============  ===========  ===========

                                             2008         2007          2008          2007         2008         2007
                                         -----------  -----------  ------------  ------------  -----------  -----------
Units, beginning of period                   537,991      665,775     5,138,053     4,967,587      396,795      522,038
Units issued                                   5,074       23,680        68,977       887,894        5,287        4,560
Units redeemed                               134,319      151,464     1,777,345       717,428       71,700      129,803
                                         -----------  -----------  ------------  ------------  -----------  -----------
Units, end of period                         408,746      537,991     3,429,685     5,138,053      330,382      396,795
                                         ===========  ===========  ============  ============  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                          All Cap Core Series II    All Cap Growth Series I  All Cap Growth Series II
                                         ------------------------  ------------------------  ------------------------
                                             2008         2007         2008         2007         2008         2007
                                         -----------  -----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions received       $    19,958   $   19,502  $    28,319  $     6,700  $     2,623  $        --
Expenses:
   Mortality and expense risk and
      administrative charges                 (24,466)     (32,424)    (145,838)    (233,717)     (39,293)     (63,118)
                                         -----------   ----------  -----------  -----------  -----------  -----------
Net investment income (loss)                  (4,508)     (12,922)    (117,519)    (227,017)     (36,670)     (63,118)
                                         -----------   ----------  -----------  -----------  -----------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received            --           --           --           --           --           --
   Net realized gain (loss)                  (94,001)     176,301      254,877      684,237      178,553      390,499
                                         -----------   ----------  -----------  -----------  -----------  -----------
Realized gains (losses)                      (94,001)     176,301      254,877      684,237      178,553      390,499
                                         -----------   ----------  -----------  -----------  -----------  -----------
Unrealized appreciation (depreciation)
   during the period                        (651,833)    (192,137)  (5,405,527)   1,162,623   (1,496,288)      56,600
                                         -----------   ----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations           (750,342)     (28,758)  (5,268,169)   1,619,843   (1,354,405)     383,981
                                         -----------   ----------  -----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                           5,791       19,601       74,544      116,546      122,658       79,642
   Transfers between sub-accounts and
      the company                           (539,754)   1,517,976     (735,480)    (842,041)     (89,600)    (274,450)
   Withdrawals                              (151,601)    (451,332)  (1,660,726)  (3,660,060)    (594,825)    (844,500)
   Annual contract fee                        (6,762)      (7,795)      (8,801)     (10,424)      (7,657)      (9,658)
                                         -----------   ----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                             (692,326)   1,078,450   (2,330,463)  (4,395,979)    (569,424)  (1,048,966)
                                         -----------   ----------  -----------  -----------  -----------  -----------
Total increase (decrease) in contract
   owners' equity                         (1,442,668)   1,049,692   (7,598,632)  (2,776,136)  (1,923,829)    (664,985)
Contract owners' equity at beginning
   of period                               2,390,988    1,341,296   13,881,068   16,657,204    3,588,318    4,253,303
                                         -----------   ----------  -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                                $   948,320   $2,390,988  $ 6,282,436  $13,881,068  $ 1,664,489  $ 3,588,318
                                         ===========   ==========  ===========  ===========  ===========  ===========

                                             2008         2007         2008         2007         2008         2007
                                         -----------  -----------  -----------  -----------  -----------  -----------
Units, beginning of period                   128,000       72,518      770,815    1,006,212      221,112      288,286
Units issued                                   4,834       99,199       17,742        5,447       34,074       20,646
Units redeemed                                47,005       43,717      184,794      240,844       75,581       87,820
                                         -----------  -----------  -----------  -----------  -----------  -----------
Units, end of period                          85,829      128,000      603,763      770,815      179,605      221,112
                                         ===========  ===========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                                            American Asset
                                            All Cap Value Series I       All Cap Value Series II         Allocation Series II
                                         ---------------------------   ---------------------------   ---------------------------
                                             2008           2007           2008           2007           2008            2007
                                         ------------   ------------   ------------   ------------   ------------   ------------
Income:
   Dividend distributions received       $     18,963   $     64,964   $     32,562   $    115,887   $  1,629,875   $    656,494
Expenses:
   Mortality and expense risk and
      administrative charges                  (43,044)       (61,133)       (96,966)      (138,414)      (843,546)      (185,074)
                                         ------------   ------------   ------------   ------------   ------------   ------------
Net investment income (loss)                  (24,081)         3,831        (64,404)       (22,527)       786,329        471,420
                                         ------------   ------------   ------------   ------------   ------------   ------------
Realized gains (losses) on investments:
   Capital gain distributions received         70,688      1,522,771        155,305      3,328,753             --        116,062
   Net realized gain (loss)                  (906,697)       112,604     (1,368,657)        80,165     (1,427,230)        21,794
                                         ------------   ------------   ------------   ------------   ------------   ------------
Realized gains (losses)                      (836,009)     1,635,375     (1,213,352)     3,408,918     (1,427,230)       137,856
                                         ------------   ------------   ------------   ------------   ------------   ------------
Unrealized appreciation (depreciation)
   during the period                            3,645     (1,394,253)      (777,857)    (2,836,232)   (19,450,271)    (1,414,750)
                                         ------------   ------------   ------------   ------------   ------------   ------------
Net increase (decrease) in contract
   owners' equity from operations            (856,445)       244,953     (2,055,613)       550,159    (20,091,172)      (805,474)
                                         ------------   ------------   ------------   ------------   ------------   ------------

Changes from principal transactions:
   Purchase payments                              738          3,032        115,692        196,032     25,821,795     25,212,350
   Transfers between sub-accounts
      and the company                        (466,045)       (11,900)      (716,764)      (551,642)    19,280,038     13,755,023
   Withdrawals                               (580,943)      (523,722)      (634,909)    (1,221,935)    (1,942,656)      (247,056)
   Annual contract fee                         (1,867)        (2,146)       (18,830)       (23,262)      (211,337)        (8,881)
                                         ------------   ------------   ------------   ------------   ------------   ------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                            (1,048,117)      (534,736)    (1,254,811)    (1,600,807)    42,947,840     38,711,436
                                         ------------   ------------   ------------   ------------   ------------   ------------
Total increase (decrease) in contract
   owners' equity                          (1,904,562)      (289,783)    (3,310,424)    (1,050,648)    22,856,668     37,905,962
Contract owners' equity at beginning
   of period                                3,593,151      3,882,934      7,724,041      8,774,689     37,905,962             --
                                         ------------   ------------   ------------   ------------   ------------   ------------
Contract owners' equity at end of
   period                                $  1,688,589   $  3,593,151   $  4,413,617   $  7,724,041   $ 60,762,630   $ 37,905,962
                                         ============   ============   ============   ============   ============   ============

                                             2008           2007           2008           2007           2008           2007
                                         ------------   ------------   ------------   ------------   ------------   ------------
Units, beginning of period                    210,643        242,555        425,675        514,050      3,022,935             --
Units issued                                    3,268         10,628         18,786         21,340      4,639,527      3,256,597
Units redeemed                                 72,488         42,540         96,736        109,715        633,873        233,662
                                         ------------   ------------   ------------   ------------   ------------   ------------
Units, end of period                          141,423        210,643        347,725        425,675      7,028,589      3,022,935
                                         ============   ============   ============   ============   ============   ============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         American Asset High-Income         American Blue-Chip
                                               Bond Series II           Income & Growth Series II      American Bond Series II
                                         ---------------------------   ---------------------------   ---------------------------
                                             2008          2007             2008          2007           2008           2007
                                         ------------   ------------   ------------   ------------   ------------   ------------
Income:
   Dividend distributions received       $    214,710   $    164,023   $    524,626   $    417,525   $  9,767,212   $  4,287,224
Expenses:
   Mortality and expense risk and
         administrative charges               (48,574)       (11,788)      (212,094)      (321,026)    (1,752,157)    (1,603,157)
                                         ------------   ------------   ------------   ------------   ------------   ------------
Net investment income (loss)                  166,136        152,235        312,532         96,499      8,015,055      2,684,067
                                         ------------   ------------   ------------   ------------   ------------   ------------
Realized gains (losses) on investments:
   Capital gain distributions received             --             --        157,244      3,485,169          3,327         32,659
   Net realized gain (loss)                  (179,839)        (1,698)      (710,243)       655,806     (2,876,095)       289,509
                                         ------------   ------------   ------------   ------------   ------------   ------------
Realized gains (losses)                      (179,839)        (1,698)      (552,999)     4,140,975     (2,872,768)       322,168
                                         ------------   ------------   ------------   ------------   ------------   ------------
Unrealized appreciation (depreciation)
   during the period                         (858,416)      (197,886)    (5,780,352)    (4,116,423)   (17,787,677)    (2,062,289)
                                         ------------   ------------   ------------   ------------   ------------   ------------
Net increase (decrease) in contract
   owners' equity from operations            (872,119)       (47,349)    (6,020,819)       121,051    (12,645,390)       943,946
                                         ------------   ------------   ------------   ------------   ------------   ------------

Changes from principal transactions:
   Purchase payments                          269,267      1,779,693        100,531        318,811      4,018,591     32,235,676
   Transfers between sub-accounts and
      the company                             611,965      1,032,212       (653,144)    (1,010,997)   (23,438,606)    16,375,731
   Withdrawals                               (295,631)        (8,126)    (1,385,694)    (2,866,681)    (8,046,272)    (3,271,498)
   Annual contract fee                        (15,001)          (463)       (40,915)       (51,582)      (515,069)      (290,461)
                                         ------------   ------------   ------------   ------------   ------------   ------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                               570,600      2,803,316     (1,979,222)    (3,610,449)   (27,981,356)    45,049,448
                                         ------------   ------------   ------------   ------------   ------------   ------------
Total increase (decrease) in contract
   owners' equity                            (301,519)     2,755,967     (8,000,041)    (3,489,398)   (40,626,746)    45,993,394
Contract owners' equity at beginning
   of period                                2,755,967             --     17,404,828     20,894,226    120,045,279     74,051,885
                                         ------------   ------------   ------------   ------------   ------------   ------------

Contract owners' equity at end of
   period                                $  2,454,448   $  2,755,967   $  9,404,787   $ 17,404,828   $ 79,418,533   $120,045,279
                                         ============   ============   ============   ============   ============   ============

                                             2008           2007           2008           2007           2008           2007
                                         ------------   ------------   ------------   ------------   ------------   ------------
Units, beginning of period                    230,460             --        880,021      1,055,102      9,126,538      5,696,893
Units issued                                  126,365        236,385         41,449         46,986        770,100      3,868,335
Units redeemed                                 81,119          5,925        157,796        222,067      3,094,521        438,690
                                         ------------   ------------   ------------   ------------   ------------   ------------
Units, end of period                          275,706        230,460        763,674        880,021      6,802,117      9,126,538
                                         ============   ============   ============   ============   ============   ============
See accompanying notes.

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                           American Century - Small        American Fundamental            American Global
                                               Company Series II            Holdings Series II        Diversification Series II
                                         ---------------------------   ---------------------------   ---------------------------
                                             2008           2007           2008           2007           2008           2007
                                         ------------   ------------   ------------   ------------   ------------   ------------
Income:
   Dividend distributions received       $         --   $         --   $  1,599,163   $     45,338   $  1,421,925   $     26,684
Expenses:
   Mortality and expense risk and
      administrative charges                   (2,112)        (3,722)      (409,773)        (3,350)      (404,035)        (2,009)
                                         ------------   ------------   ------------   ------------   ------------   ------------
Net investment income (loss)                   (2,112)        (3,722)     1,189,390         41,988      1,017,890         24,675
                                         ------------   ------------   ------------   ------------   ------------   ------------
Realized gains (losses) on investments:
   Capital gain distributions received            192         38,239      1,582,232             --      1,845,659             --
   Net realized gain (loss)                   (47,227)          (859)      (981,043)         1,387       (747,725)         2,405
                                         ------------   ------------   ------------   ------------   ------------   ------------
Realized gains (losses)                       (47,035)        37,380        601,189          1,387      1,097,934          2,405
                                         ------------   ------------   ------------   ------------   ------------   ------------
Unrealized appreciation (depreciation)
   during  the period                         (24,748)       (51,792)   (14,548,507)       (47,717)   (15,622,165)        (8,327)
                                         ------------   ------------   ------------   ------------   ------------   ------------
Net increase (decrease) in contract
   owners' equity from operations             (73,895)       (18,134)   (12,757,928)        (4,342)   (13,506,341)        18,753
                                         ------------   ------------   ------------   ------------   ------------   ------------

Changes from principal transactions:
   Purchase payments                               --          1,146     32,375,645      3,396,923     25,957,118      1,368,921
   Transfers between sub-accounts
      and the company                         (52,904)       (27,335)    23,254,618      1,008,011     22,998,523      2,041,394
   Withdrawals                                (11,709)       (18,348)    (1,039,780)           (19)      (919,914)        (3,496)
   Annual contract fee                           (416)          (564)       (52,041)            (8)       (46,220)          (469)
                                         ------------   ------------   ------------   ------------   ------------   ------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                               (65,029)       (45,101)    54,538,442      4,404,907     47,989,507      3,406,350
                                         ------------   ------------   ------------   ------------   ------------   ------------
Total increase (decrease) in contract
   owners' equity                            (138,924)       (63,235)    41,780,514      4,400,565     34,483,166      3,425,103
Contract owners' equity at beginning
   of period                                  216,598        279,833      4,400,565             --      3,425,103             --
                                         ------------   ------------   ------------   ------------   ------------   ------------
Contract owners' equity at end of
   period                                $     77,674   $    216,598   $ 46,181,079   $  4,400,565   $ 37,908,269   $  3,425,103
                                         ============   ============   ============   ============   ============   ============

                                             2008           2007           2008           2007           2008           2007
                                         ------------   ------------   ------------   ------------   ------------   ------------
Units, beginning of period                     14,443         17,140        350,302             --        272,763             --
Units issued                                      582            406      5,389,609        350,304      4,834,910        278,470
Units redeemed                                  5,753          3,103        332,363              2        400,619          5,707
                                         ------------   ------------   ------------   ------------   ------------   ------------
Units, end of period                            9,272         14,443      5,407,548        350,302      4,707,054        272,763
                                         ============   ============   ============   ============   ============   ============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                    American Global Small
                                              American Global           Capitalization
                                             Growth Series II             Series II          American Growth Series II
                                         ------------------------  -----------------------  --------------------------
                                             2008         2007         2008        2007         2008          2007
                                         -----------  -----------  -----------  ----------  ------------  ------------
Income:
   Dividend distributions received       $   338,668  $   194,263  $    61,619  $   67,171  $  2,656,708  $  1,768,306
Expenses:
   Mortality and expense risk and
      administrative charges                (203,203)     (56,257)     (69,945)    (22,800)   (2,497,311)   (2,947,563)
                                         -----------  -----------  -----------  ----------  ------------  ------------
Net investment income (loss)                 135,465      138,006       (8,326)     44,371       159,397    (1,179,257)
                                         -----------  -----------  -----------  ----------  ------------  ------------
Realized gains (losses) on investments:
   Capital gain distributions received            --       50,724           --      27,010     1,856,635    18,762,113
   Net realized gain (loss)                 (370,853)       5,281     (505,505)    (15,769)      685,956     6,818,777
                                         -----------  -----------  -----------  ----------  ------------  ------------
Realized gains (losses)                     (370,853)      56,005     (505,505)     11,241     2,542,591    25,580,890
                                         -----------  -----------  -----------  ----------  ------------  ------------
Unrealized appreciation (depreciation)
   during the period                      (6,174,721)     (16,206)  (2,824,398)   (244,123)  (88,650,037)   (7,662,319)
                                         -----------  -----------  -----------  ----------  ------------  ------------
Net increase (decrease) in contract
   owners' equity from operations         (6,410,109)     177,805   (3,338,229)   (188,511)  (85,948,049)   16,739,314
                                         -----------  -----------  -----------  ----------  ------------  ------------
Changes from principal transactions:
   Purchase payments                       1,264,573    8,279,166      491,686   2,520,319     4,442,525    25,323,555
   Transfers between sub-accounts and
      the company                          2,826,992    4,781,811    1,057,137   3,029,928    16,153,862     3,531,081
   Withdrawals                              (481,141)     (76,784)    (235,782)    (40,713)  (15,140,483)  (11,875,934)
   Annual contract fee                       (70,782)      (2,866)     (21,630)     (2,198)     (606,352)     (518,907)
                                         -----------  -----------  -----------  ----------  ------------  ------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                            3,539,642   12,981,327    1,291,411   5,507,336     4,849,552    16,459,795
                                         -----------  -----------  -----------  ----------  ------------  ------------
Total increase (decrease) in contract
   owners' equity                         (2,870,467)  13,159,132   (2,046,818)  5,318,825   (81,098,497)   33,199,109
Contract owners' equity at beginning of
   period                                 13,159,132           --    5,318,825          --   194,067,617   160,868,508
                                         -----------  -----------  -----------  ----------  ------------  ------------
Contract owners' equity at end of
   period                                $10,288,665  $13,159,132  $ 3,272,007  $5,318,825  $112,969,120  $194,067,617
                                         ===========  ===========  ===========  ==========  ============  ============

                                            2008          2007         2008        2007         2008          2007
                                         -----------  -----------  -----------  ----------  ------------  ------------
Units, beginning of period                   995,659           --      394,302          --     9,075,004     7,987,934
Units issued                                 485,845    1,034,013      274,016     494,595     2,173,902     2,117,366
Units redeemed                               192,233       38,354      135,194     100,293     1,530,631     1,030,296
                                         -----------  -----------  -----------  ----------  ------------  ------------
Units, end of period                       1,289,271      995,659      533,124     394,302     9,718,275     9,075,004
                                         ===========  ===========  ===========  ==========  ============  ============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                           American Growth-Income      American International       American New World
                                                  Series II                   Series II                 Series II
                                         --------------------------  --------------------------  -----------------------
                                             2008          2007          2008           2007         2008        2007
                                         ------------  ------------  ------------  ------------  -----------  ----------
Income:
   Dividend distributions received       $  2,675,940  $  4,518,633  $  3,480,446  $  2,350,927  $    97,361  $   74,063
Expenses:
   Mortality and expense risk and
      administrative charges               (2,242,968)   (2,605,939)   (1,497,036)   (1,793,915)     (64,350)    (17,079)
                                         ------------  ------------  ------------  ------------  -----------  ----------
Net investment income (loss)                  432,972     1,912,694     1,983,410       557,012       33,011      56,984
                                         ------------  ------------  ------------  ------------  -----------  ----------
Realized gains (losses) on investments:
   Capital gain distributions received      2,543,424     7,403,613     1,921,236     9,419,876           --      20,581
   Net realized gain (loss)                  (957,335)    3,251,732     1,173,886     5,864,261     (549,219)     49,572
                                         ------------  ------------  ------------  ------------  -----------  ----------
Realized gains (losses)                     1,586,089    10,655,345     3,095,122    15,284,137     (549,219)     70,153
                                         ------------  ------------  ------------  ------------  -----------  ----------
Unrealized appreciation (depreciation)
   during the period                      (66,875,471)   (8,778,621)  (55,761,156)    1,849,070   (1,701,530)     60,598
                                         ------------  ------------  ------------  ------------  -----------  ----------
Net increase (decrease) in contract
   owners' equity from operations         (64,856,410)    3,789,418   (50,682,624)   17,690,219   (2,217,738)    187,735
                                         ------------  ------------  ------------  ------------  -----------  ----------
Changes from principal transactions:
   Purchase payments                        3,803,938    24,169,205     2,531,448    18,046,933      498,159   1,157,763
   Transfers between sub-accounts and
      the company                           6,142,692    11,448,112     6,817,216    (5,142,632)     145,970   3,231,926
   Withdrawals                            (13,731,140)  (10,585,535)   (9,143,675)   (7,253,820)    (265,184)    (32,422)
   Annual contract fee                       (558,589)     (452,636)     (358,043)     (297,495)     (11,488)     (2,076)
                                         ------------  ------------  ------------  ------------  -----------  ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                            (4,343,099)   24,579,146      (153,054)    5,352,986      367,457   4,355,191
                                         ------------  ------------  ------------  ------------  -----------  ----------
Total increase (decrease) in contract
   owners' equity                         (69,199,509)   28,368,564   (50,835,678)   23,043,205   (1,850,281)  4,542,926
Contract owners' equity at beginning of
   period                                 170,838,729   142,470,165   117,981,842    94,938,637    4,542,926          --
                                         ------------  ------------  ------------  ------------  -----------  ----------
Contract owners' equity at end of
   period                                $101,639,220  $170,838,729  $ 67,146,164  $117,981,842  $ 2,692,645  $4,542,926
                                         ============  ============  ============  ============  ===========  ==========

                                             2008          2007          2008           2007         2008        2007
                                         ------------  ------------  ------------  ------------  -----------  ----------
Units, beginning of period                  8,978,819     7,484,418     4,182,062     3,719,089      304,656          --
Units issued                                1,268,118     2,236,170       750,719     1,207,511      281,942     357,228
Units redeemed                              1,419,816       741,769       662,168       744,538      266,643      52,572
                                         ------------  ------------  ------------  ------------  -----------  ----------
Units, end of period                        8,827,121     8,978,819     4,270,613     4,182,062      319,955     304,656
                                         ============  ============  ============  ============  ===========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                            Blue Chip              Bond Index
                                         Blue Chip Growth Series I       Growth Series II       Trust A Series II
                                         -------------------------  -------------------------  ------------------
                                             2008          2007         2008          2007       2008      2007
                                         ------------  -----------  ------------  -----------  --------  --------
Income:
   Dividend distributions received       $     97,031  $   320,883  $     24,025  $    81,836  $  5,102  $    868
Expenses:
   Mortality and expense risk and
      administrative charges                 (464,903)    (668,814)     (280,195)    (337,663)   (4,813)   (3,992)
                                         ------------  -----------  ------------  -----------  --------  --------
Net investment income (loss)                 (367,872)    (347,931)     (256,170)    (255,827)      289    (3,124)
                                         ------------  -----------  ------------  -----------  --------  --------
Realized gains (losses) on investments:
   Capital gain distributions received        550,045           --       287,822           --       803        --
   Net realized gain (loss)                  (439,221)   1,353,441       362,874    1,482,645       693    13,311
                                         ------------  -----------  ------------  -----------  --------  --------
Realized gains (losses)                       110,824    1,353,441       650,696    1,482,645     1,496    13,311
                                         ------------  -----------  ------------  -----------  --------  --------
Unrealized appreciation (depreciation)
   during the period                      (16,187,995)   3,805,985   (10,192,552)     903,982     9,949        47
                                         ------------  -----------  ------------  -----------  --------  --------
Net increase (decrease) in contract
   owners' equity from operations         (16,445,043)   4,811,495    (9,798,026)   2,130,800    11,734    10,234
                                         ------------  -----------  ------------  -----------  --------  --------
Changes from principal transactions:
   Purchase payments                          161,496      186,675       528,942      739,306        --        --
   Transfers between sub-accounts and
      the company                            (287,970)  (1,395,549)    3,340,463     (915,462)  352,526   115,539
   Withdrawals                             (4,446,833)  (8,264,991)   (1,525,663)  (2,343,290)   (4,986)  (82,765)
   Annual contract fee                        (21,941)     (25,404)      (56,011)     (55,882)   (1,192)   (1,167)
                                         ------------  -----------  ------------  -----------  --------  --------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                            (4,595,248)  (9,499,269)    2,287,731   (2,575,328)  346,348    31,607
                                         ------------  -----------  ------------  -----------  --------  --------
Total increase (decrease) in contract
   owners' equity                         (21,040,291)  (4,687,774)   (7,510,295)    (444,528)  358,082    41,841
Contract owners' equity at beginning of
   period                                  40,711,092   45,398,866    20,648,159   21,092,687    41,841        --
                                         ------------  -----------  ------------  -----------  --------  --------
Contract owners' equity at end of
   period                                $ 19,670,801  $40,711,092  $ 13,137,864  $20,648,159  $399,923  $ 41,841
                                         ============  ===========  ============  ===========  ========  ========

                                             2008          2007         2008          2007       2008      2007
                                         ------------  -----------  ------------  -----------  --------  --------
Units, beginning of period                  1,903,481    2,287,525     1,218,131    1,373,545     3,228        --
Units issued                                  164,586      136,867       432,356      163,863    34,162    36,037
Units redeemed                                407,454      520,911       277,504      319,277     7,601    32,809
                                         ------------  -----------  ------------  -----------  --------  --------
Units, end of period                        1,660,613    1,903,481     1,372,983    1,218,131    29,789     3,228
                                         ============  ===========  ============  ===========  ========  ========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                                Capital
                                                                                             Appreciation
                                           Capital Appreciation      Capital Appreciation        Value
                                                 Series I                  Series II           Series II
                                         ------------------------  ------------------------  ------------
                                             2008         2007         2008         2007         2008
                                         -----------  -----------  -----------  -----------  ------------
Income:
   Dividend distributions received       $    39,719  $    36,895  $    19,645  $     9,735   $   46,922
Expenses:
   Mortality and expense risk and
      administrative charges                (143,351)    (208,202)    (144,943)    (196,439)     (26,424)
                                         -----------  -----------  -----------  -----------   ----------
Net investment income (loss)                (103,632)    (171,307)    (125,298)    (186,704)      20,498
                                         -----------  -----------  -----------  -----------   ----------
Realized gains (losses) on investments:
   Capital gain distributions received            --       58,504           --       52,828           --
   Net realized gain (loss)                 (173,143)     232,440      (44,001)     196,279     (194,186)
                                         -----------  -----------  -----------  -----------   ----------
Realized gains (losses)                     (173,143)     290,944      (44,001)     249,107     (194,186)
                                         -----------  -----------  -----------  -----------   ----------
Unrealized appreciation (depreciation)
   during the period                      (3,885,944)   1,140,174   (3,908,076)   1,069,086     (633,535)
                                         -----------  -----------  -----------  -----------   ----------
Net increase (decrease) in contract
   owners' equity from operations         (4,162,719)   1,259,811   (4,077,375)   1,131,489     (807,223)
                                         -----------  -----------  -----------  -----------   ----------
Changes from principal transactions:
   Purchase payments                          45,964       64,653      195,187      381,533    3,182,347
   Transfers between sub-accounts and
      the company                           (630,417)    (590,354)    (390,957)    (663,476)   5,888,737
   Withdrawals                            (1,428,937)  (2,370,925)  (1,273,254)  (1,567,605)     (41,499)
   Annual contract fee                        (7,693)      (8,874)     (29,561)     (33,639)      (2,496)
                                         -----------  -----------  -----------  -----------   ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           (2,021,083)  (2,905,500)  (1,498,585)  (1,883,187)   9,027,089
                                         -----------  -----------  -----------  -----------   ----------
Total increase (decrease) in contract
   owners' equity                         (6,183,802)  (1,645,689)  (5,575,960)    (751,698)   8,219,866
Contract owners' equity at beginning of
   period                                 12,302,853   13,948,542   11,902,004   12,653,702           --
                                         -----------  -----------  -----------  -----------   ----------
Contract owners' equity at end of
   period                                $ 6,119,051  $12,302,853  $ 6,326,044  $11,902,004   $8,219,866
                                         ===========  ===========  ===========  ===========   ==========

                                             2008         2007         2008         2007         2008
                                         -----------  -----------  -----------  -----------  ------------
Units, beginning of period                 1,201,703    1,496,412      745,844      868,259           --
Units issued                                  37,628       17,816       48,691       62,810      976,077
Units redeemed                               272,900      312,525      152,161      185,225       68,469
                                         -----------  -----------  -----------  -----------   ----------
Units, end of period                         966,431    1,201,703      642,374      745,844      907,608
                                         ===========  ===========  ===========  ===========   ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                  Core
                                                               Allocation    Disciplined
                                         CGTC Overseas Equity     Plus     Diversification       Dynamic Growth
                                               Series II        Series II     Series II            Series I
                                         --------------------  ----------  ---------------  -----------------------
                                            2008       2007       2008           2008           2008        2007
                                         ---------  ---------  ----------  ---------------  -----------  ----------
Income:
   Dividend distributions received       $   7,461  $  14,832  $   11,375     $   33,495    $        --  $       --
Expenses:
   Mortality and expense risk and
      administrative charges                (7,581)   (12,413)     (9,493)       (14,742)       (17,868)    (70,893)
                                         ---------  ---------  ----------     ----------    -----------  ----------
Net investment income (loss)                  (120)     2,419       1,882         18,753        (17,868)    (70,893)
                                         ---------  ---------  ----------     ----------    -----------  ----------
Realized gains (losses) on investments:
   Capital gain distributions received      32,735     86,878          --          2,185             --          --
   Net realized gain (loss)                (32,723)    53,967     (39,026)       (67,672)     1,288,512     281,519
                                         ---------  ---------  ----------     ----------    -----------  ----------
Realized gains (losses)                         12    140,845     (39,026)       (65,487)     1,288,512     281,519
                                         ---------  ---------  ----------     ----------    -----------  ----------
Unrealized appreciation (depreciation)
   during the period                      (238,706)   (64,858)   (268,574)      (405,319)    (1,685,858)    103,235
                                         ---------  ---------  ----------     ----------    -----------  ----------
Net increase (decrease) in contract
   owners' equity from operations         (238,814)    78,406    (305,718)      (452,053)      (415,214)    313,861
                                         ---------  ---------  ----------     ----------    -----------  ----------
Changes from principal transactions:
   Purchase payments                           651     13,735   1,693,414      1,796,970          6,586      31,393
   Transfers between sub-accounts and
      the company                          (69,274)   (12,905)  1,461,512      2,501,963     (3,685,487)     93,783
   Withdrawals                            (111,617)  (182,588)     (1,394)      (138,622)       (73,030)   (434,906)
   Annual contract fee                      (1,699)    (2,353)     (1,097)        (2,670)        (1,630)     (3,381)
                                         ---------  ---------  ----------     ----------    -----------  ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           (181,939)  (184,111)  3,152,435      4,157,641     (3,753,561)   (313,111)
                                         ---------  ---------  ----------     ----------    -----------  ----------
Total increase (decrease) in contract
   owners' equity                         (420,753)  (105,705)  2,846,717      3,705,588     (4,168,775)        750
Contract owners' equity at beginning of
   period                                  714,543    820,248          --             --      4,168,775   4,168,025
                                         ---------  ---------  ----------     ----------    -----------  ----------
Contract owners' equity at end of
   period                                $ 293,790  $ 714,543  $2,846,717     $3,705,588    $        --  $4,168,775
                                         =========  =========  ==========     ==========    ===========  ==========

                                            2008       2007       2008           2008           2008        2007
                                         ---------  ---------  ----------  ---------------  -----------  ----------
Units, beginning of period                  36,244     45,990          --             --        667,773     716,782
Units issued                                 5,189     10,410     349,609        497,726          6,338      41,021
Units redeemed                              15,219     20,156      24,021         91,820        674,111      90,030
                                         ---------  ---------  ----------     ----------    -----------  ----------
Units, end of period                        26,214     36,244     325,588        405,906             --     667,773
                                         =========  =========  ==========     ==========    ===========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                              Dynamic Growth         Emerging Growth      Emerging Small Company
                                                Series II               Series II                Series I
                                         -----------------------  ---------------------  ------------------------
                                             2008        2007        2008       2007         2008         2007
                                         -----------  ----------  ---------  ----------  -----------  -----------
Income:
   Dividend distributions received       $        --  $       --  $   2,907  $       --  $        --  $        --
Expenses:
   Mortality and expense risk and
      administrative charges                 (12,013)    (47,808)   (10,633)    (17,633)     (47,988)     (79,582)
                                         -----------  ----------  ---------  ----------  -----------  -----------
Net investment income (loss)                 (12,013)    (47,808)    (7,726)    (17,633)     (47,988)     (79,582)
                                         -----------  ----------  ---------  ----------  -----------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received            --          --      7,380     322,209        1,785    1,233,324
   Net realized gain (loss)                  477,152     203,008   (656,442)   (252,342)    (119,159)     114,475
                                         -----------  ----------  ---------  ----------  -----------  -----------
Realized gains (losses)                      477,152     203,008   (649,062)     69,867     (117,374)   1,347,799
                                         -----------  ----------  ---------  ----------  -----------  -----------
Unrealized appreciation (depreciation)
   during the period                        (773,105)     44,162    182,838     (19,206)  (1,599,897)    (916,695)
                                         -----------  ----------  ---------  ----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations           (307,966)    199,362   (473,950)     33,028   (1,765,259)     351,522
                                         -----------  ----------  ---------  ----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                           5,823      16,568    113,563      32,234       15,963       22,908
   Transfers between sub-accounts and
      the company                         (2,548,448)    135,195   (475,548)   (184,219)    (234,782)    (595,128)
   Withdrawals                               (77,993)   (209,047)   (46,739)   (419,628)    (413,008)  (1,177,868)
   Annual contract fee                        (1,996)     (7,008)    (1,519)     (3,077)      (2,401)      (3,570)
                                         -----------  ----------  ---------  ----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           (2,622,614)    (64,292)  (410,243)   (574,690)    (634,228)  (1,753,658)
                                         -----------  ----------  ---------  ----------  -----------  -----------
Total increase (decrease) in contract
   owners' equity                         (2,930,580)    135,070   (884,193)   (541,662)  (2,399,487)  (1,402,136)
Contract owners' equity at beginning of
   period                                  2,930,580   2,795,510    884,193   1,425,855    4,464,262    5,866,398
                                         -----------  ----------  ---------  ----------  -----------  -----------
Contract owners' equity at end of
   period                                $        --  $2,930,580  $      --  $  884,193  $ 2,064,775  $ 4,464,262
                                         ===========  ==========  =========  ==========  ===========  ===========

                                             2008        2007        2008       2007         2008         2007
                                         -----------  ----------  ---------  ----------  -----------  -----------
Units, beginning of period                   163,782     168,083     44,040      72,550      272,732      379,283
Units issued                                   2,818      23,647     20,523      10,612        8,339        6,834
Units redeemed                               166,600      27,948     64,563      39,122       52,270      113,385
                                         -----------  ----------  ---------  ----------  -----------  -----------
Units, end of period                              --     163,782         --      44,040      228,801      272,732
                                         ===========  ==========  =========  ==========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                              Emerging Small
                                            Company Series II       Equity-Income Series I    Equity-Income Series II
                                         -----------------------  -------------------------  -------------------------
                                             2008        2007         2008          2007         2008          2007
                                         -----------  ----------  ------------  -----------  ------------  -----------
Income:
   Dividend distributions received       $        --  $       --  $    983,994  $ 1,782,165  $    610,083  $   957,289
Expenses:
   Mortality and expense risk and
      administrative charges                 (51,948)    (76,980)     (641,437)    (941,274)     (450,749)    (607,344)
                                         -----------  ----------  ------------  -----------  ------------  -----------
Net investment income (loss)                 (51,948)    (76,980)      342,557      840,891       159,334      349,945
                                         -----------  ----------  ------------  -----------  ------------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received         1,905   1,125,609     1,164,988    6,926,302       759,330    4,250,315
   Net realized gain (loss)                 (323,120)     85,167      (345,693)   2,323,556      (856,659)   1,537,131
                                         -----------  ----------  ------------  -----------  ------------  -----------
Realized gains (losses)                     (321,215)  1,210,776       819,295    9,249,858       (97,329)   5,787,446
                                         -----------  ----------  ------------  -----------  ------------  -----------
Unrealized appreciation (depreciation)
   during the period                      (1,446,957)   (824,696)  (19,787,354)  (8,701,172)  (12,524,187)  (5,585,176)
                                         -----------  ----------  ------------  -----------  ------------  -----------
Net increase (decrease) in contract
   owners' equity from operations         (1,820,120)    309,100   (18,625,502)   1,389,577   (12,462,182)     552,215
                                         -----------  ----------  ------------  -----------  ------------  -----------
Changes from principal transactions:
   Purchase payments                          65,864      95,335       119,903      201,142       958,386    1,944,540
   Transfers between sub-accounts and
      the company                           (157,551)   (233,606)   (2,946,014)    (533,807)   (1,862,837)    (312,050)
   Withdrawals                              (361,635)   (636,320)   (6,330,658)  (9,413,495)   (2,784,249)  (3,471,399)
   Annual contract fee                       (12,316)    (15,025)      (28,490)     (33,233)      (79,110)     (91,176)
                                         -----------  ----------  ------------  -----------  ------------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                             (465,638)   (789,616)   (9,185,259)  (9,779,393)   (3,767,810)  (1,930,085)
                                         -----------  ----------  ------------  -----------  ------------  -----------
Total increase (decrease) in contract
   owners' equity                         (2,285,758)   (480,516)  (27,810,761)  (8,389,816)  (16,229,992)  (1,377,870)
Contract owners' equity at beginning of
   period                                  4,486,421   4,966,937    56,668,501   65,058,317    36,348,925   37,726,795
                                         -----------  ----------  ------------  -----------  ------------  -----------
Contract owners' equity at end of
   period                                $ 2,200,663  $4,486,421  $ 28,857,740  $56,668,501  $ 20,118,933  $36,348,925
                                         ===========  ==========  ============  ===========  ============  ===========

                                             2008        2007         2008          2007         2008          2007
                                         -----------  ----------  ------------  -----------  ------------  -----------
Units, beginning of period                   284,952     334,932     1,806,937    2,087,098     2,076,517    2,176,518
Units issued                                  32,473      21,380        22,173       75,716       173,917      276,280
Units redeemed                                66,904      71,360       377,784      355,877       417,783      376,281
                                         -----------  ----------  ------------  -----------  ------------  -----------
Units, end of period                         250,521     284,952     1,451,326    1,806,937     1,832,651    2,076,517
                                         ===========  ==========  ============  ===========  ============  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                 Financial                 Financial                  Founding
                                             Services Series I        Services Series II        Allocation Series II
                                         ------------------------  ------------------------  -------------------------
                                             2008         2007         2008         2007         2008          2007
                                         -----------  -----------  -----------  -----------  ------------  -----------
Income:
   Dividend distributions received       $     8,742  $    29,459  $    24,440  $    50,545  $  2,478,566  $   375,399
Expenses:
   Mortality and expense risk and
      administrative charges                 (18,809)     (41,517)     (61,836)     (89,968)   (1,281,405)    (362,822)
                                         -----------  -----------  -----------  -----------  ------------  -----------
Net investment income (loss)                 (10,067)     (12,058)     (37,396)     (39,423)    1,197,161       12,577
                                         -----------  -----------  -----------  -----------  ------------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received        67,230      290,213      224,110      762,738     1,338,889           --
   Net realized gain (loss)                 (321,607)     562,509     (310,913)     602,879    (3,822,108)     (18,893)
                                         -----------  -----------  -----------  -----------  ------------  -----------
Realized gains (losses)                     (254,377)     852,722      (86,803)   1,365,617    (2,483,219)     (18,893)
                                         -----------  -----------  -----------  -----------  ------------  -----------
Unrealized appreciation (depreciation)
   during the period                        (398,789)  (1,045,472)  (2,144,549)  (1,786,834)  (35,832,577)  (2,178,071)
                                         -----------  -----------  -----------  -----------  ------------  -----------
Net increase (decrease) in contract
   owners' equity from operations           (663,233)    (204,808)  (2,268,748)    (460,640)  (37,118,635)  (2,184,387)
                                         -----------  -----------  -----------  -----------  ------------  -----------
Changes from principal transactions:
   Purchase payments                           3,124        7,225      365,374      522,197    24,577,255   49,725,355
   Transfers between sub-accounts and
      the company                           (393,736)    (890,319)     (73,215)     (83,890)   19,476,008   24,665,900
   Withdrawals                              (170,823)    (526,021)    (318,861)    (750,653)   (2,156,873)    (326,400)
   Annual contract fee                        (1,213)      (1,659)     (11,880)     (14,580)     (366,232)     (23,260)
                                         -----------  -----------  -----------  -----------  ------------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                             (562,648)  (1,410,774)     (38,582)    (326,926)   41,530,158   74,041,595
                                         -----------  -----------  -----------  -----------  ------------  -----------
Total increase (decrease) in contract
   owners' equity                         (1,225,881)  (1,615,582)  (2,307,330)    (787,566)    4,411,523   71,857,208
Contract owners' equity at beginning of
   period                                  1,856,449    3,472,031    5,039,969    5,827,535    71,857,208           --
                                         -----------  -----------  -----------  -----------  ------------  -----------
Contract owners' equity at end of
   period                                $   630,568  $ 1,856,449  $ 2,732,639  $ 5,039,969  $ 76,268,731  $71,857,208
                                         ===========  ===========  ===========  ===========  ============  ===========

                                             2008         2007         2008         2007         2008          2007
                                         -----------  -----------  -----------  -----------  ------------  -----------
Units, beginning of period                   116,546      199,320      294,628      309,288     5,984,953           --
Units issued                                  21,666       12,315       80,612       94,767     5,285,198    6,168,130
Units redeemed                                65,522       95,089       80,768      109,427     1,242,828      183,177
                                         -----------  -----------  -----------  -----------  ------------  -----------
Units, end of period                          72,690      116,546      294,472      294,628    10,027,323    5,984,953
                                         ===========  ===========  ===========  ===========  ============  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                Fundamental               Fundamental                  Global
                                              Value Series I            Value Series II         Allocation Series I
                                         ------------------------  -------------------------  -----------------------
                                             2008         2007         2008          2007         2008        2007
                                         -----------  -----------  ------------  -----------  -----------  ----------
Income:
   Dividend distributions received       $   315,999  $   139,804  $    253,081  $   563,129  $    80,527  $  149,258
Expenses:
   Mortality and expense risk and
      administrative charges                (155,087)    (146,674)     (599,877)    (731,225)     (25,663)    (37,828)
                                         -----------  -----------  ------------  -----------  -----------  ----------
Net investment income (loss)                 160,912       (6,870)     (346,796)    (168,096)      54,864     111,430
                                         -----------  -----------  ------------  -----------  -----------  ----------
Realized gains (losses) on investments:
   Capital gain distributions received        75,362      359,207       451,851    1,733,339        3,420     239,634
   Net realized gain (loss)                 (174,038)     558,219      (325,332)   2,249,253      (11,566)    191,341
                                         -----------  -----------  ------------  -----------  -----------  ----------
Realized gains (losses)                      (98,676)     917,426       126,519    3,982,592       (8,146)    430,975
                                         -----------  -----------  ------------  -----------  -----------  ----------
Unrealized appreciation (depreciation)
   during the period                      (4,459,940)    (699,899)  (17,568,407)  (3,126,897)    (713,933)   (450,313)
                                         -----------  -----------  ------------  -----------  -----------  ----------
Net increase (decrease) in contract
   owners' equity from operations         (4,397,704)     210,657   (17,788,684)     687,599     (667,215)     92,092
                                         -----------  -----------  ------------  -----------  -----------  ----------
Changes from principal transactions:
   Purchase payments                          16,365       30,419       947,783    5,948,519        3,952       5,850
   Transfers between sub-accounts and
      the company                         27,576,374      182,893     4,757,669    7,157,442      (78,258)    158,451
   Withdrawals                            (1,649,019)  (1,335,989)   (2,711,660)  (4,666,635)    (328,267)   (709,225)
   Annual contract fee                        (9,143)      (6,231)     (140,923)    (128,322)      (1,320)     (1,408)
                                         -----------  -----------  ------------  -----------  -----------  ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           25,934,577   (1,128,908)    2,852,869    8,311,004     (403,893)   (546,332)
                                         -----------  -----------  ------------  -----------  -----------  ----------
Total increase (decrease) in contract
   owners' equity                         21,536,873     (918,251)  (14,935,815)   8,998,603   (1,071,108)   (454,240)
Contract owners' equity at beginning of
   period                                  8,158,196    9,076,447    45,930,460   36,931,857    2,186,523   2,640,763
                                         -----------  -----------  ------------  -----------  -----------  ----------
Contract owners' equity at end of
   period                                $29,695,069  $ 8,158,196  $ 30,994,645  $45,930,460  $ 1,115,415  $2,186,523
                                         ===========  ===========  ============  ===========  ===========  ==========

                                                2008         2007          2008         2007         2008     2007
                                         -----------  -----------  ------------  -----------  -----------  ----------
Units, beginning of period                   492,346      560,424     2,595,003    2,101,067      168,292     210,352
Units issued                               2,714,434       35,318       804,357    1,040,798        8,738      16,461
Units redeemed                               242,214      103,396       464,331      546,862       44,380      58,521
                                         -----------  -----------  ------------  -----------  -----------  ----------
Units, end of period                       2,964,566      492,346     2,935,029    2,595,003      132,650     168,292
                                         ===========  ===========  ============  ===========  ===========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                             Global Allocation            Global Bond               Global Bond
                                                 Series II                 Series I                  Series II
                                         ------------------------  ------------------------  ------------------------
                                             2008         2007         2008         2007         2008         2007
                                         -----------  -----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions received       $   794,959  $ 1,240,115  $    35,701  $   396,142  $   124,040  $ 1,416,134
Expenses:
   Mortality and expense risk and
      administrative charges                (268,699)    (320,280)     (87,058)     (83,926)    (345,188)    (328,437)
                                         -----------  -----------  -----------  -----------  -----------  -----------
Net investment income (loss)                 526,260      919,835      (51,357)     312,216     (221,148)   1,087,697
                                         -----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received        34,714    2,067,855           --           --           --           --
   Net realized gain (loss)                 (583,870)     880,725       61,777       61,056      288,599       20,355
                                         -----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses)                     (549,156)   2,948,580       61,777       61,056      288,599       20,355
                                         -----------  -----------  -----------  -----------  -----------  -----------
Unrealized appreciation (depreciation)
   during the period                      (6,652,360)  (3,206,575)    (402,700)      37,881   (1,432,366)     489,233
                                         -----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations         (6,675,256)     661,840     (392,280)     411,153   (1,364,915)   1,597,285
                                         -----------  -----------  -----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                         952,857    3,703,981        6,151       15,811      875,080    3,771,855
   Transfers between sub-accounts and
      the company                         (1,017,899)    (218,972)     914,293      246,301   (2,110,151)    (612,497)
   Withdrawals                            (1,426,708)  (1,313,471)  (1,158,905)  (1,157,508)  (1,183,864)  (1,084,525)
   Annual contract fee                       (64,657)     (53,176)      (3,771)      (3,328)     (67,557)     (50,845)
                                         -----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           (1,556,407)   2,118,362     (242,232)    (898,724)  (2,486,492)   2,023,988
                                         -----------  -----------  -----------  -----------  -----------  -----------
Total increase (decrease) in contract
   owners' equity                         (8,231,663)   2,780,202     (634,512)    (487,571)  (3,851,407)   3,621,273
Contract owners' equity at beginning
   of period                              19,965,422   17,185,220    5,363,880    5,851,451   20,930,834   17,309,561
                                         -----------  -----------  -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                                $11,733,759  $19,965,422  $ 4,729,368  $ 5,363,880  $17,079,427  $20,930,834
                                         ===========  ===========  ===========  ===========  ===========  ===========

                                             2008         2007         2008         2007         2008         2007
                                         -----------  -----------  -----------  -----------  -----------  -----------
Units, beginning of period                 1,249,302    1,089,529      217,223      251,995    1,202,424    1,044,798
Units issued                                 130,660      457,244       90,564       23,628      491,830      645,657
Units redeemed                               241,428      297,471      102,120       58,400      647,983      488,031
                                         -----------  -----------  -----------  -----------  -----------  -----------
Units, end of period                       1,138,534    1,249,302      205,667      217,223    1,046,271    1,202,424
                                         ===========  ===========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                                     Health
                                           Global Trust Series I    Global Trust Series II     Sciences Series I
                                         ------------------------  -----------------------  -----------------------
                                             2008         2007         2008        2007         2008        2007
                                         -----------  -----------  -----------  ----------  -----------  ----------
Income:
   Dividend distributions received       $   245,442  $   465,947  $   103,579  $  112,684  $        --  $       --
Expenses:
   Mortality and expense risk and
      administrative charges                (189,515)    (295,332)     (95,080)   (118,113)     (49,671)    (63,206)
                                         -----------  -----------  -----------  ----------  -----------  ----------
Net investment income (loss)                  55,927      170,615        8,499      (5,429)     (49,671)    (63,206)
                                         -----------  -----------  -----------  ----------  -----------  ----------
Realized gains (losses) on investments:
   Capital gain distributions received            --    1,004,823           --     454,788       72,302     776,480
   Net realized gain (loss)                 (138,875)     877,189     (138,377)    287,815     (461,135)    171,945
                                         -----------  -----------  -----------  ----------  -----------  ----------
Realized gains (losses)                     (138,875)   1,882,012     (138,377)    742,603     (388,833)    948,425
                                         -----------  -----------  -----------  ----------  -----------  ----------
Unrealized appreciation (depreciation)
   during the period                      (6,537,445)  (1,993,447)  (3,011,240)   (963,751)    (805,987)   (326,181)
                                         -----------  -----------  -----------  ----------  -----------  ----------
Net increase (decrease) in contract
   owners' equity from operations         (6,620,393)      59,180   (3,141,118)   (226,577)  (1,244,491)    559,038
                                         -----------  -----------  -----------  ----------  -----------  ----------
Changes from principal transactions:
   Purchase payments                          53,187       84,503       59,202      42,667        6,408       6,874
   Transfers between sub-accounts and
      the company                           (834,504)    (715,812)    (279,470)  4,516,756     (558,070)    216,051
   Withdrawals                            (1,540,490)  (3,677,409)    (381,480)   (975,963)    (400,068)   (662,169)
   Annual contract fee                        (9,808)     (11,973)     (25,566)    (26,965)      (3,050)     (3,310)
                                         -----------  -----------  -----------  ----------  -----------  ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           (2,331,615)  (4,320,691)    (627,314)  3,556,495     (954,780)   (442,554)
                                         -----------  -----------  -----------  ----------  -----------  ----------
Total increase (decrease) in contract
   owners' equity                         (8,952,008)  (4,261,511)  (3,768,432)  3,329,918   (2,199,271)    116,484
Contract owners' equity at beginning of
   period                                 17,811,866   22,073,377    8,056,165   4,726,247    4,138,870   4,022,386
                                         -----------  -----------  -----------  ----------  -----------  ----------
Contract owners' equity at end of
   period                                $ 8,859,858  $17,811,866  $ 4,287,733  $8,056,165  $ 1,939,599  $4,138,870
                                         ===========  ===========  ===========  ==========  ===========  ==========

                                             2008         2007         2008        2007         2008        2007
                                         -----------  -----------  -----------  ----------  -----------  ----------
Units, beginning of period                   584,689      722,237      431,619     252,152      206,976     233,208
Units issued                                   7,365       14,281       33,665     302,385       46,647      53,801
Units redeemed                               106,499      151,829       79,036     122,918      112,561      80,033
                                         -----------  -----------  -----------  ----------  -----------  ----------
Units, end of period                         485,555      584,689      386,248     431,619      141,062     206,976
                                         ===========  ===========  ===========  ==========  ===========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                              Health Sciences           High Income
                                                 Series II               Series II          High Yield Series I
                                         ------------------------  --------------------  ------------------------
                                             2008         2007        2008       2007        2008         2007
                                         -----------  -----------  ---------  ---------  -----------  -----------
Income:
   Dividend distributions received       $        --  $        --  $   5,462  $   9,877  $   402,508  $   954,239
Expenses:
   Mortality and expense risk and
      administrative charges                (120,415)    (138,374)      (808)    (1,055)     (82,056)    (127,398)
                                         -----------  -----------  ---------  ---------  -----------  -----------
Net investment income (loss)                (120,415)    (138,374)     4,654      8,822      320,452      826,841
                                         -----------  -----------  ---------  ---------  -----------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received       181,183    1,714,454        528      8,596           --           --
   Net realized gain (loss)                 (402,690)     235,144    (35,139)      (523)    (457,617)     146,351
                                         -----------  -----------  ---------  ---------  -----------  -----------
Realized gains (losses)                     (221,507)   1,949,598    (34,611)     8,073     (457,617)     146,351
                                         -----------  -----------  ---------  ---------  -----------  -----------
Unrealized appreciation (depreciation)
   during the period                      (2,506,023)    (568,835)       943    (27,868)  (1,346,811)    (943,872)
                                         -----------  -----------  ---------  ---------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations         (2,847,945)   1,242,389    (29,014)   (10,973)  (1,483,976)      29,320
                                         -----------  -----------  ---------  ---------  -----------  -----------
Changes from principal transactions:
   Purchase payments                         381,161      505,626     25,729     11,510       20,225       20,405
   Transfers between sub-accounts and
      the company                             40,285      (26,825)  (152,240)   218,648     (156,919)  (1,255,667)
   Withdrawals                              (846,396)  (1,040,252)        --     (7,077)  (1,250,013)  (1,455,923)
   Annual contract fee                       (26,337)     (27,447)       (67)        --       (4,109)      (4,602)
                                         -----------  -----------  ---------  ---------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                             (451,287)    (588,898)  (126,578)   223,081   (1,390,816)  (2,695,787)
                                         -----------  -----------  ---------  ---------  -----------  -----------
Total increase (decrease) in contract
   owners' equity                         (3,299,232)     653,491   (155,592)   212,108   (2,874,792)  (2,666,467)
Contract owners' equity at beginning of
   period                                  9,050,094    8,396,603    212,108         --    6,307,307    8,973,774
                                         -----------  -----------  ---------  ---------  -----------  -----------
Contract owners' equity at end of
   period                                $ 5,750,862  $ 9,050,094  $  56,516  $ 212,108  $ 3,432,515  $ 6,307,307
                                         ===========  ===========  =========  =========  ===========  ===========

                                             2008         2007        2008       2007        2008         2007
                                         -----------  -----------  ---------  ---------  -----------  -----------
Units, beginning of period                   423,488      451,917     18,414         --      404,512      576,074
Units issued                                 103,373       95,170     12,887     39,861      134,660       65,912
Units redeemed                               133,304      123,599     22,485     21,447      217,359      237,474
                                         -----------  -----------  ---------  ---------  -----------  -----------
Units, end of period                         393,557      423,488      8,816     18,414      321,813      404,512
                                         ===========  ===========  =========  =========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                           High Yield Series II     Income & Value Series I   Income & Value Series II
                                         ------------------------  -------------------------  ------------------------
                                             2008         2007         2008         2007          2008         2007
                                         -----------  -----------  ------------  -----------  -----------  -----------
Income:
   Dividend distributions received       $   617,005  $ 1,274,854  $    369,819  $   714,311  $   201,680  $   371,231
Expenses:
   Mortality and expense risk and
      administrative charges                (122,470)    (175,402)     (189,623)    (271,938)    (114,942)    (165,860)
                                         -----------  -----------  ------------  -----------  -----------  -----------
Net investment income (loss)                 494,535    1,099,452       180,196      442,373       86,738      205,371
                                         -----------  -----------  ------------  -----------  -----------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received            --           --       277,844    1,188,063      160,098      674,750
   Net realized gain (loss)                 (652,685)      80,322      (383,971)     820,836     (133,175)     490,627
                                         -----------  -----------  ------------  -----------  -----------  -----------
Realized gains (losses)                     (652,685)      80,322      (106,127)   2,008,899       26,923    1,165,377
                                         -----------  -----------  ------------  -----------  -----------  -----------
Unrealized appreciation (depreciation)
   during the period                      (2,137,709)  (1,187,624)   (4,625,084)  (2,431,224)  (2,689,791)  (1,388,139)
                                         -----------  -----------  ------------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations         (2,295,859)      (7,850)   (4,551,015)      20,048   (2,576,130)     (17,391)
                                         -----------  -----------  ------------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                         127,588      670,432        15,098       43,824      152,881      451,947
   Transfers between sub-accounts and
      the company                            362,546   (1,476,562)     (917,702)    (444,683)    (504,566)    (412,368)
   Withdrawals                            (1,357,506)  (1,897,355)   (1,572,462)  (2,973,082)  (1,038,494)  (1,647,846)
   Annual contract fee                       (12,018)     (14,909)       (9,112)     (10,621)     (23,493)     (31,068)
                                         -----------  -----------  ------------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                             (879,390)  (2,718,394)   (2,484,178)  (3,384,562)  (1,413,672)  (1,639,335)
                                         -----------  -----------  ------------  -----------  -----------  -----------
Total increase (decrease) in contract
   owners' equity                         (3,175,249)  (2,726,244)   (7,035,193)  (3,364,514)  (3,989,802)  (1,656,726)
Contract owners' equity at beginning of
   period                                  9,166,461   11,892,705    16,025,806   19,390,320    9,198,635   10,855,361
                                         -----------  -----------  ------------  -----------  -----------  -----------
Contract owners' equity at end of
   period                                $ 5,991,212  $ 9,166,461  $  8,990,613  $16,025,806  $ 5,208,833  $ 9,198,635
                                         ===========  ===========  ============  ===========  ===========  ===========

                                             2008        2007          2008          2007         2008         2007
                                         -----------  -----------  ------------  -----------  -----------  -----------
Units, beginning of period                   541,575      693,917       690,505      832,350      593,787      695,326
Units issued                                 230,482      175,981        13,576       11,634       20,578       50,633
Units redeemed                               259,028      328,323       139,262      153,479      124,655      152,172
                                         -----------  -----------  ------------  -----------  -----------  -----------
Units, end of period                         513,029      541,575       564,819      690,505      489,710      593,787
                                         ===========  ===========  ============  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                               Independence
                                              Investment LLC
                                                Small Cap              Index Allocation          International Core
                                                Series II                  Series II                  Series I
                                         ------------------------  -------------------------  ------------------------
                                             2008         2007         2008         2007          2008         2007
                                         -----------  -----------  ------------  -----------  -----------  -----------
Income:
   Dividend distributions received       $        --   $       --  $    497,389  $ 1,261,476  $   173,703  $   111,531
Expenses:
   Mortality and expense risk and
      administrative charges                    (725)      (1,183)     (639,403)    (449,579)     (53,297)     (79,892)
                                         -----------  -----------  ------------  -----------  -----------  -----------
Net investment income (loss)                    (725)      (1,183)     (142,014)     811,897      120,406       31,639
                                         -----------  -----------  ------------  -----------  -----------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received           767       12,262        16,491      813,759       49,681      650,641
   Net realized gain (loss)                  (38,833)        (900)   (1,252,647)     234,623      148,812      614,622
                                         -----------  -----------  ------------  -----------  -----------  -----------
Realized gains (losses)                      (38,066)      11,362    (1,236,156)   1,048,382      198,493    1,265,263
                                         -----------  -----------  ------------  -----------  -----------  -----------
Unrealized appreciation (depreciation)
   during the period                          12,654      (10,966)  (11,658,758)  (1,121,855)  (1,983,889)    (803,471)
                                         -----------  -----------  ------------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations            (26,137)        (787)  (13,036,928)     738,424   (1,664,990)     493,431
                                         -----------  -----------  ------------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                              --          500     5,539,723   10,472,801       10,314       15,944
   Transfers between sub-accounts and
      the company                            (34,884)      (4,019)    4,435,404   19,250,120     (210,949)    (221,164)
   Withdrawals                                (3,851)      (1,926)   (2,865,551)  (2,021,490)    (474,328)    (799,854)
   Annual contract fee                          (214)        (230)     (182,745)     (82,670)      (2,151)      (2,644)
                                         -----------  -----------  ------------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                              (38,949)      (5,675)    6,926,831   27,618,761     (677,114)  (1,007,718)
                                         -----------  -----------  ------------  -----------  -----------  -----------
Total increase (decrease) in contract
   owners' equity                            (65,086)      (6,462)   (6,110,097)  28,357,185   (2,342,104)    (514,287)
Contract owners' equity at beginning of
   period                                     65,086       71,548    41,357,739   13,000,554    4,709,106    5,223,393
                                         -----------  -----------  ------------  -----------  -----------  -----------
Contract owners' equity at end of
   period                                $        --   $   65,086  $ 35,247,642  $41,357,739  $ 2,367,002  $ 4,709,106
                                         ===========  ===========  ============  ===========  ===========  ===========

                                             2008         2007         2008         2007          2008         2007
                                         -----------  -----------  ------------  -----------  -----------  -----------
Units, beginning of period                     4,414        4,787     2,938,747      967,096      256,491      307,959
Units issued                                      --          496     1,200,740    2,215,622       13,530       25,013
Units redeemed                                 4,414          869       678,646      243,971       54,847       76,481
                                         -----------  -----------  ------------  -----------  -----------  -----------
Units, end of period                              --        4,414     3,460,841    2,938,747      215,174      256,491
                                         ===========  ===========  ============  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                            International Core       International Equity     International Small Cap
                                                Series II             Index B Series NAV               Series I
                                         ------------------------  -------------------------  ------------------------
                                             2008         2007         2008         2007          2008         2007
                                         -----------  -----------  ------------  -----------  -----------  -----------
Income:
   Dividend distributions received       $   109,940  $    62,034  $    90,471   $   105,318  $   128,515  $   234,953
Expenses:
   Mortality and expense risk and
         administrative charges              (38,782)     (55,299)     (56,144)      (56,288)     (75,402)    (129,533)
                                         -----------  -----------  ------------  -----------  -----------  -----------
Net investment income (loss)                  71,158        6,735       34,327        49,030       53,113      105,420
                                         -----------  -----------  ------------  -----------  -----------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received        33,924      427,095       34,756        92,094       76,945    2,382,944
   Net realized gain (loss)                 (186,703)     312,732     (276,972)       57,729     (352,333)   1,016,715
                                         -----------  -----------  ------------  -----------  -----------  -----------
Realized gains (losses)                     (152,779)     739,827     (242,216)      149,823     (275,388)   3,399,659
                                         -----------  -----------  ------------  -----------  -----------  -----------
Unrealized appreciation (depreciation)
   during the period                      (1,123,597)    (421,015)  (1,765,941)       88,652   (3,198,060)  (2,725,271)
                                         -----------  -----------  ------------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations         (1,205,218)     325,547   (1,973,830)      287,505   (3,420,335)     779,808
                                         -----------  -----------  ------------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                         128,319      238,724       32,748        25,234       35,105       32,593
   Transfers between sub-accounts and
      the company                           (196,534)    (240,484)    (254,554)    5,187,226     (428,245)     258,093
   Withdrawals                              (252,121)    (317,672)    (275,189)     (778,576)    (583,163)  (1,927,102)
   Annual contract fee                        (6,466)      (7,184)     (18,060)      (16,117)      (4,165)      (4,872)
                                         -----------  -----------  ------------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                             (326,802)    (326,616)    (515,055)    4,417,767     (980,468)  (1,641,288)
                                         -----------  -----------  ------------  -----------  -----------  -----------
Total increase (decrease) in contract
   owners' equity                         (1,532,020)      (1,069)  (2,488,885)    4,705,272   (4,400,803)    (861,480)
Contract owners' equity at beginning of
   period                                  3,121,928    3,122,997    4,705,272            --    7,175,075    8,036,555
                                         -----------  -----------  ------------  -----------  -----------  -----------
Contract owners' equity at end of
   period                                $ 1,589,908  $ 3,121,928  $ 2,216,387   $ 4,705,272  $ 2,774,272  $ 7,175,075
                                         ===========  ===========  ============  ===========  ===========  ===========

                                             2008         2007         2008         2007          2008         2007
                                         -----------  -----------  ------------  -----------  -----------  -----------
Units, beginning of period                   145,999      159,184       357,459           --      302,428      360,008
Units issued                                  35,931       57,531        44,783      487,409       18,232       81,402
Units redeemed                                58,181       70,716        94,612      129,950       65,308      138,982
                                         -----------  -----------  ------------  -----------  -----------  -----------
Units, end of period                         123,749      145,999       307,630      357,459      255,352      302,428
                                         ===========  ===========  ============  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                          International Small Cap     International Value       International Value
                                                 Series II                 Series I                  Series II
                                         ------------------------  ------------------------  -------------------------
                                             2008         2007         2008         2007         2008          2007
                                         -----------  -----------  -----------  -----------  ------------  -----------
Income:
   Dividend distributions received       $   123,135  $   202,950  $   420,070  $   811,387  $    642,579  $ 1,045,345
Expenses:
   Mortality and expense risk and
      administrative charges                 (86,749)    (131,653)    (196,245)    (292,011)     (324,899)    (431,543)
                                         -----------  -----------  -----------  -----------  ------------  -----------
Net investment income (loss)                  36,386       71,297      223,825      519,376       317,680      613,802
                                         -----------  -----------  -----------  -----------  ------------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received        81,125    2,283,218      437,153    3,006,880       696,283    4,075,017
   Net realized gain (loss)                 (783,371)   1,002,574     (171,744)   1,509,479      (540,689)   1,932,253
                                         -----------  -----------  -----------  -----------  ------------  -----------
Realized gains (losses)                     (702,246)   3,285,792      265,409    4,516,359       155,594    6,007,270
                                         -----------  -----------  -----------  -----------  ------------  -----------
Unrealized appreciation (depreciation)
   during the period                      (3,086,988)  (2,748,317)  (7,416,776)  (3,606,507)  (11,689,329)  (4,765,953)
                                         -----------  -----------  -----------  -----------  ------------  -----------
Net increase (decrease) in contract
   owners' equity from operations         (3,752,848)     608,772   (6,927,542)   1,429,228   (11,216,055)   1,855,119
                                         -----------  -----------  -----------  -----------  ------------  -----------
Changes from principal transactions:
   Purchase payments                         217,833      688,788       55,915       62,863       422,940    1,407,663
   Transfers between sub-accounts and
      the company                         (1,018,428)     752,066   (1,022,378)    (446,316)   (1,689,579)   3,989,342
   Withdrawals                              (304,663)  (1,073,747)  (1,819,972)  (3,251,736)   (1,878,172)  (2,705,264)
   Annual contract fee                       (15,357)     (20,966)      (8,946)     (10,474)      (67,709)     (75,280)
                                         -----------  -----------  -----------  -----------  ------------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           (1,120,615)     346,141   (2,795,381)  (3,645,663)   (3,212,520)   2,616,461
                                         -----------  -----------  -----------  -----------  ------------  -----------
Total increase (decrease) in contract
   owners' equity                         (4,873,463)     954,913   (9,722,923)  (2,216,435)  (14,428,575)   4,471,580
Contract owners' equity at beginning of
   period                                  7,890,683    6,935,770   17,773,112   19,989,547    27,911,560   23,439,980
                                         -----------  -----------  -----------  -----------  ------------  -----------
Contract owners' equity at end of
   period                                $ 3,017,220  $ 7,890,683  $ 8,050,189  $17,773,112  $ 13,482,985  $27,911,560
                                         ===========  ===========  ===========  ===========  ============  ===========

                                             2008         2007         2008         2007         2008          2007
                                         -----------  -----------  -----------  -----------  ------------  -----------
Units, beginning of period                   316,628      289,674      815,126      988,293     1,140,907    1,023,166
Units issued                                  44,523      164,335       25,192       60,633       111,061      415,836
Units redeemed                                97,911      137,381      186,203      233,800       270,141      298,095
                                             -------      -------      -------      -------     ---------    ---------
Units, end of period                         263,240      316,628      654,115      815,126       981,827    1,140,907
                                             =======      =======      =======      =======     =========    =========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                                   John Hancock
                                          Investment Quality Bond   Investment Quality Bond    International Equity
                                                 Series I                  Series II              Index Series I
                                         ------------------------  ------------------------  -----------------------
                                             2008         2007         2008         2007         2008        2007
                                         -----------  -----------  -----------  -----------  -----------  ----------
Income:
   Dividend distributions received       $   548,756  $   940,930  $ 1,615,929  $ 2,558,732  $    26,850  $   77,308
Expenses:
   Mortality and expense risk and
      administrative charges                (139,573)    (166,974)    (436,910)    (472,422)     (22,642)    (33,950)
                                         -----------  -----------  -----------  -----------  -----------  ----------
Net investment income (loss)                 409,183      773,956    1,179,019    2,086,310        4,208      43,358
                                         -----------  -----------  -----------  -----------  -----------  ----------
Realized gains (losses) on investments:
   Capital gain distributions received            --           --           --           --       11,988      91,837
   Net realized gain (loss)                 (407,484)    (105,424)    (954,525)    (218,584)      41,253     177,298
                                         -----------  -----------  -----------  -----------  -----------  ----------
Realized gains (losses)                     (407,484)    (105,424)    (954,525)    (218,584)      53,241     269,135
                                         -----------  -----------  -----------  -----------  -----------  ----------
Unrealized appreciation (depreciation)
   during the period                        (303,180)    (206,032)  (1,177,057)    (616,271)    (807,029)    (55,004)
                                         -----------  -----------  -----------  -----------  -----------  ----------
Net increase (decrease) in contract
   owners' equity from operations           (301,481)     462,500     (952,563)   1,251,455     (749,580)    257,489
                                         -----------  -----------  -----------  -----------  -----------  ----------
Changes from principal transactions:
   Purchase payments                          20,522       25,354      658,493    2,604,220        4,047      17,362
   Transfers between sub-accounts and
      the company                           (372,865)    (195,643)  (6,466,039)     708,484     (136,223)    213,283
   Withdrawals                            (1,768,098)  (1,756,486)  (2,356,707)  (1,185,917)    (240,440)   (257,226)
   Annual contract fee                        (4,856)      (4,836)    (105,452)     (89,771)        (740)       (797)
                                         -----------  -----------  -----------  -----------  -----------  ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           (2,125,297)  (1,931,611)  (8,269,705)   2,037,016     (373,356)    (27,378)
                                         -----------  -----------  -----------  -----------  -----------  ----------
Total increase (decrease) in contract
   owners' equity                         (2,426,778)  (1,469,111)  (9,222,268)   3,288,471   (1,122,936)    230,111
Contract owners' equity at beginning of
   period                                  9,925,342   11,394,453   30,161,960   26,873,489    1,938,532   1,708,421
                                         -----------  -----------  -----------  -----------  -----------  ----------
Contract owners' equity at end of
   period                                $ 7,498,564  $ 9,925,342  $20,939,692  $30,161,960  $   815,596  $1,938,532
                                         ===========  ===========  ===========  ===========  ===========  ==========

                                             2008         2007         2008         2007         2008          2007
                                         -----------  -----------  -----------  -----------  ------------  -----------
Units, beginning of period                   456,240      545,376    1,979,728    1,825,924        82,272       82,188
Units issued                                  42,853       18,883      195,350      425,346         5,748       26,888
Units redeemed                               143,754      108,019      753,289      271,542        24,506       26,804
                                             -------      -------    ---------    ---------        ------       ------
Units, end of period                         355,339      456,240    1,421,789    1,979,728        63,514       82,272
                                             =======      =======    =========    =========        ======       ======

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                               John Hancock
                                           International Equity   John Hancock Strategic      Large Cap Value
                                             Index Series II         Income Series II             Series I
                                         -----------------------  ----------------------  -----------------------
                                             2008        2007        2008        2007         2008        2007
                                         -----------  ----------  ----------  ----------  -----------  ----------
Income:
   Dividend distributions received       $    64,896  $  162,444  $  140,250  $   37,958  $    28,053  $   26,980
Expenses:
   Mortality and expense risk and
      administrative charges                 (55,020)    (74,633)    (25,647)    (36,052)     (30,857)    (46,230)
                                         -----------  ----------  ----------  ----------  -----------  ----------
Net investment income (loss)                   9,876      87,811     114,603       1,906       (2,804)    (19,250)
                                         -----------  ----------  ----------  ----------  -----------  ----------
Realized gains (losses) on investments:
   Capital gain distributions received        28,191     210,272          --          --           --     169,510
   Net realized gain (loss)                  163,318     495,257      (8,795)     20,919     (109,397)     62,752
                                         -----------  ----------  ----------  ----------  -----------  ----------
Realized gains (losses)                      191,509     705,529      (8,795)     20,919     (109,397)    232,262
                                         -----------  ----------  ----------  ----------  -----------  ----------
Unrealized appreciation (depreciation)
   during the period                      (2,155,447)   (197,684)   (243,790)     56,713     (735,229)   (127,148)
                                         -----------  ----------  ----------  ----------  -----------  ----------
Net increase (decrease) in contract
   owners' equity from operations         (1,954,062)    595,656    (137,982)     79,538     (847,430)     85,864
                                         -----------  ----------  ----------  ----------  -----------  ----------
Changes from principal transactions:
   Purchase payments                          30,802      92,629       2,668      10,763       12,223      22,305
   Transfers between sub-accounts and
      the company                            (60,451)     10,185    (296,383)    128,047      (91,664)    (81,038)
   Withdrawals                              (139,309)   (387,607)   (414,057)   (513,388)    (287,729)   (483,093)
   Annual contract fee                       (11,824)    (12,226)     (3,886)     (5,139)      (1,828)     (2,385)
                                         -----------  ----------  ----------  ----------  -----------  ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                             (180,782)   (297,019)   (711,658)   (379,717)    (368,998)   (544,211)
                                         -----------  ----------  ----------  ----------  -----------  ----------
Total increase (decrease) in contract
   owners' equity                         (2,134,844)    298,637    (849,640)   (300,179)  (1,216,428)   (458,347)
Contract owners' equity at beginning of
   period                                  4,400,789   4,102,152   1,943,403   2,243,582    2,534,657   2,993,004
                                         -----------  ----------  ----------  ----------  -----------  ----------
Contract owners' equity at end of
   period                                $ 2,265,945  $4,400,789  $1,093,763  $1,943,403  $ 1,318,229  $2,534,657
                                         ===========  ==========  ==========  ==========  ===========  ==========

                                             2008         2007         2008         2007         2008          2007
                                         -----------  -----------  -----------  -----------  ------------  -----------
Units, beginning of period                   188,054      198,515      135,809      162,655       101,295      122,803
Units issued                                  33,492       48,139       13,180       30,626         4,905       29,355
Units redeemed                                43,948       58,600       63,834       57,472        22,669       50,863
                                             -------      -------      -------      -------       -------      -------
Units, end of period                         177,598      188,054       85,155      135,809        83,531      101,295
                                             =======      =======      =======      =======       =======      =======

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         Large Cap Value Series II  Lifestyle Aggressive Series I  Lifestyle Aggressive Series II
                                         -------------------------  -----------------------------  ------------------------------
                                             2008         2007           2008            2007           2008            2007
                                         -----------  ------------  --------------  -------------  --------------  --------------
Income:
   Dividend distributions received       $    80,245  $    52,568    $    67,145     $  507,621     $    581,996    $  4,877,738
Expenses:
   Mortality and expense risk and
   administrative charges                    (93,456)    (132,625)       (61,157)       (85,103)        (549,576)       (808,521)
                                         -----------  -----------    -----------     ----------     ------------    ------------
Net investment income (loss)                 (13,211)     (80,057)         5,988        422,518           32,420       4,069,217
                                         -----------  -----------    -----------     ----------     ------------    ------------
Realized gains (losses) on investments:
   Capital gain distributions received            --      498,880        510,358        128,896        4,732,949       1,306,816
   Net realized gain (loss)                 (201,309)     452,319       (171,865)       141,663       (2,562,178)        643,605
                                         -----------  -----------    -----------     ----------     ------------    ------------
Realized gains (losses)                     (201,309)     951,199        338,493        270,559        2,170,771       1,950,421
                                         -----------  -----------    -----------     ----------     ------------    ------------
Unrealized appreciation (depreciation)
   during the period                      (2,492,246)    (651,035)    (2,355,890)      (327,843)     (21,066,514)     (2,125,335)
                                         -----------  -----------    -----------     ----------     ------------    ------------
Net increase (decrease) in contract
   owners' equity from operations         (2,706,766)     220,107     (2,011,409)       365,234      (18,863,323)      3,894,303
                                         -----------  -----------    -----------     ----------     ------------    ------------
Changes from principal transactions:
   Purchase payments                         185,999      267,568         73,254         96,212        2,517,738       1,719,981
   Transfers between sub-accounts and
      the company                             (6,609)  (1,035,385)      (231,555)      (311,250)      (1,023,556)       (446,442)
   Withdrawals                              (359,248)    (681,452)      (235,955)      (552,018)      (3,494,889)    (16,257,192)
   Annual contract fee                       (21,012)     (24,877)        (4,541)        (5,010)        (168,286)       (223,134)
                                         -----------  -----------    -----------     ----------     ------------    ------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                             (200,870)  (1,474,146)      (398,797)      (772,066)      (2,168,993)    (15,206,787)
                                         -----------  -----------    -----------     ----------     ------------    ------------
Total increase (decrease) in contract
   owners' equity                         (2,907,636)  (1,254,039)    (2,410,206)      (406,832)     (21,032,316)    (11,312,484)
Contract owners' equity at beginning of
   period                                  7,440,399    8,694,438      4,982,898      5,389,730       46,731,421      58,043,905
                                         -----------  -----------    -----------     ----------     ------------    ------------
Contract owners' equity at end of
   period                                $ 4,532,763  $ 7,440,399    $ 2,572,692     $4,982,898     $ 25,699,105    $ 46,731,421
                                         ===========  ===========    ===========     ==========     ============    ============

                                             2008          2007          2008            2007            2008          2007
                                         -----------  -----------   ------------    -----------    -------------   -------------
Units, beginning of period                   297,142      356,215        277,412        319,879        2,375,128       3,105,824
Units issued                                  31,464       51,141          8,343         15,247          452,817         331,606
Units redeemed                                41,367      110,214         35,680         57,714          530,517       1,062,302
                                         -----------  -----------    -----------     ----------     ------------    ------------
Units, end of period                         287,239      297,142        250,075        277,412        2,297,428       2,375,128
                                         ===========  ===========    ===========     ==========     ============    ============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         Lifestyle Balanced Series I  Lifestyle Balanced Series II  Lifestyle Conservative Series I
                                         ---------------------------  ----------------------------  -------------------------------
                                             2008           2007           2008           2007           2008            2007
                                         ------------  -------------  -------------  -------------  --------------  ---------------
Income:
   Dividend distributions received       $  1,066,519   $  4,038,816  $  24,457,868   $ 54,968,229   $   571,562      $ 1,210,158
Expenses:
   Mortality and expense risk and
      administrative charges                 (595,169)      (845,037)   (11,896,110)   (11,798,225)     (228,439)        (245,296)
                                         ------------   ------------  -------------   ------------   -----------      -----------
Net investment income (loss)                  471,350      3,193,779     12,561,758     43,170,004       343,123          964,862
                                         ------------   ------------  -------------   ------------   -----------      -----------
Realized gains (losses) on investments:
   Capital gain distributions received      1,672,400         79,068     31,740,338      1,362,354       275,032           37,962
   Net realized gain (loss)                (1,014,258)     3,274,591    (13,214,519)     7,479,529      (828,644)         110,503
                                         ------------   ------------  -------------   ------------   -----------      -----------
Realized gains (losses)                       658,142      3,353,659     18,525,819      8,841,883      (553,612)         148,465
                                         ------------   ------------  -------------   ------------   -----------      -----------
Unrealized appreciation (depreciation)
   during the period                      (14,757,643)    (3,887,428)  (315,511,690)   (22,656,739)   (2,382,837)        (587,573)
                                         ------------   ------------  -------------   ------------   -----------      -----------
Net increase (decrease) in contract
   owners' equity from operations         (13,628,151)     2,660,010   (284,424,113)    29,355,148    (2,593,326)         525,754
                                         ------------   ------------  -------------   ------------   -----------      -----------
Changes from principal transactions:
   Purchase payments                          144,684        222,106     85,459,568    146,089,327        40,001            6,937
   Transfers between sub-accounts and
      the company                          (2,403,402)     1,066,304     36,434,943     60,465,782     1,101,292        2,636,658
   Withdrawals                             (7,011,437)   (12,261,578)   (55,902,830)   (42,052,638)   (2,211,853)      (3,148,080)
   Annual contract fee                        (25,128)       (28,871)    (2,974,203)    (2,098,178)      (11,265)          (9,902)
                                         ------------   ------------  -------------   ------------   -----------      -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                            (9,295,283)   (11,002,039)    63,017,478    162,404,293    (1,081,825)        (514,387)
                                         ------------   ------------  -------------   ------------   -----------      -----------
Total increase (decrease) in contract
   owners' equity                         (22,923,434)    (8,342,029)  (221,406,635)   191,759,441    (3,675,151)          11,367
Contract owners' equity at beginning of
   period                                  47,729,338     56,071,367    828,590,268    636,830,827    15,462,501       15,451,134
                                         ------------   ------------  -------------   ------------   -----------      -----------
Contract owners' equity at end of
   period                                $ 24,805,904   $ 47,729,338  $ 607,183,633   $828,590,268   $11,787,350      $15,462,501
                                         ============   ============  =============   ============   ===========      ===========

                                              2008          2007           2008           2007           2008             2007
                                         ------------  -------------  -------------  -------------  ------------    -------------
Units, beginning of period                  2,442,488      2,968,742     47,211,660     36,438,509       810,361          855,575
Units issued                                  186,468        236,619     11,304,790     14,170,310       293,177          184,640
Units redeemed                                774,391        762,873      6,369,349      3,397,159       352,230          229,854
                                         ------------   ------------  -------------   ------------   -----------      -----------
Units, end of period                        1,854,565      2,442,488     52,147,101     47,211,660       751,308          810,361
                                         ============   ============  =============   ============   ===========      ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         Lifestyle Conservative Series II   Lifestyle Growth Series I   Lifestyle Growth Series II
                                         --------------------------------  --------------------------  ---------------------------
                                               2008             2007           2008          2007           2008          2007
                                         ---------------  ---------------  ------------  ------------  -------------  ------------
Income:
   Dividend distributions received        $  5,800,826      $ 6,027,256    $    579,856  $ 2,702,079   $  21,392,821  $ 63,949,613
Expenses:
   Mortality and expense risk and
   administrative charges                   (1,783,174)      (1,232,962)       (389,308)    (546,048)    (13,590,323)  (13,772,163)
                                          ------------      -----------    ------------  -----------   -------------  ------------
Net investment income (loss)                 4,017,652        4,794,294         190,548    2,156,031       7,802,498    50,177,450
Realized gains (losses) on investments:
   Capital gain distributions received       1,927,286          205,189       1,398,987      176,921      46,529,392     4,288,465
   Net realized gain (loss)                 (4,178,069)         149,339        (568,341)   1,630,411     (14,070,588)    9,134,015
                                          ------------      -----------    ------------  -----------   -------------  ------------
Realized gains (losses)                     (2,250,783)         354,528         830,646    1,807,332      32,458,804    13,422,480
                                          ------------      -----------    ------------  -----------   -------------  ------------
Unrealized appreciation (depreciation)
   during the period                       (23,438,060)      (2,650,791)    (11,986,262)  (1,915,164)   (426,449,262)  (22,680,742)
                                          ------------      -----------    ------------  -----------   -------------  ------------
Net increase (decrease) in contract
   owners' equity from operations          (21,671,191)       2,498,031     (10,965,068)   2,048,199    (386,187,960)   40,919,188
                                          ------------      -----------    ------------  -----------   -------------  ------------
Changes from principal transactions:
   Purchase payments                        14,789,124       11,302,451         217,593      234,298     110,746,555   234,360,468
   Transfers between sub-accounts and
      the company                           58,530,925        9,776,328      (2,294,777)   2,001,248      (9,489,679)   54,200,377
   Withdrawals                             (10,284,533)      (8,027,354)     (3,041,684)  (6,520,117)    (44,391,288)  (41,166,113)
   Annual contract fee                        (373,764)        (184,590)        (20,160)     (23,241)     (3,813,957)   (2,560,236)
                                          ------------      -----------    ------------  -----------   -------------  ------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                             62,661,752       12,866,835      (5,139,028)  (4,307,812)     53,051,631   244,834,496
                                          ------------      -----------    ------------  -----------   -------------  ------------
Total increase (decrease) in contract
   owners' equity                           40,990,561       15,364,866     (16,104,096)  (2,259,613)   (333,136,329)  285,753,684
Contract owners' equity at beginning
   of period                                84,601,350       69,236,484      32,488,479   34,748,092     992,822,441   707,068,757
                                          ------------      -----------    ------------  -----------   -------------  ------------
Contract owners' equity at end of
period                                    $125,591,911      $84,601,350    $ 16,384,383  $32,488,479   $ 659,686,112  $992,822,441
                                          ============      ===========    ============  ===========   =============  ============

                                              2008             2007           2008          2007           2008          2007
                                         -------------    -------------    ------------  -----------   -------------  ------------

Units, beginning of period                   5,316,720        4,437,341       1,701,361    1,922,170      55,721,491    39,974,250
Units issued                                 6,722,128        2,786,053         124,138      174,492      11,444,245    19,026,664
Units redeemed                               2,460,150        1,906,674         449,586      395,301       6,844,176     3,279,423
                                          ------------      -----------    ------------  -----------   -------------  ------------
Units, end of period                         9,578,698        5,316,720       1,375,913    1,701,361      60,321,560    55,721,491
                                          ============      ===========    ============  ===========   =============  ============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                             Lifestyle Moderate            Lifestyle Moderate           LMFC Core Equity
                                                  Series I                     Series II                   Series II
                                         --------------------------   ---------------------------   ------------------------
                                             2008           2007          2008           2007           2008         2007
                                         ------------   -----------   ------------   ------------   -----------   ----------
Income:
   Dividend distributions received       $    664,874   $ 1,989,659   $  9,424,975   $ 15,148,332   $   538,309   $       --
Expenses:
   Mortality and expense risk and
      administrative charges                 (326,357)     (427,460)    (3,555,391)    (3,222,032)      (64,886)     (99,410)
                                         ------------   -----------   ------------   ------------   -----------   ----------
Net investment income (loss)                  338,517     1,562,199      5,869,584     11,926,300       473,423      (99,410)
                                         ------------   -----------   ------------   ------------   -----------   ----------
Realized gains (losses) on investments:
   Capital gain distributions received        500,775        32,787      5,132,111        296,505       127,621      446,384
   Net realized gain (loss)                  (788,035)      740,039     (5,886,949)       633,517      (456,858)      98,610
                                         ------------   -----------   ------------   ------------   -----------   ----------
Realized gains (losses)                      (287,260)      772,826       (754,838)       930,022      (329,237)     544,994
                                         ------------   -----------   ------------   ------------   -----------   ----------
Unrealized appreciation (depreciation)
   during the period                       (5,613,590)   (1,385,288)   (68,935,764)    (6,766,925)   (3,398,308)    (872,167)
                                         ------------   -----------   ------------   ------------   -----------   ----------
Net increase (decrease) in contract
   owners' equity from operations          (5,562,333)      949,737    (63,821,018)     6,089,397    (3,254,122)    (426,583)
                                         ------------   -----------   ------------   ------------   -----------   ----------
Changes from principal transactions:
   Purchase payments                           56,608        63,332     29,541,460     35,959,673       135,998      145,308
   Transfers between sub-accounts and
      the company                          (2,369,552)    1,688,282     30,407,347     25,783,842       926,377      (98,111)
   Withdrawals                             (3,566,007)   (5,114,678)   (18,372,880)   (14,758,398)     (376,081)    (467,754)
   Annual contract fee                        (10,412)      (11,189)      (789,749)      (517,512)      (15,418)     (18,353)
                                         ------------   -----------   ------------   ------------   -----------   ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                            (5,889,363)   (3,374,253)    40,786,178     46,467,605       670,876     (438,910)
                                         ------------   -----------   ------------   ------------   -----------   ----------
Total increase (decrease) in contract
   owners' equity                         (11,451,696)   (2,424,516)   (23,034,840)    52,557,002    (2,583,246)    (865,493)
Contract owners' equity at beginning
   of period                               24,870,731    27,295,247    224,500,266    171,943,264     5,664,391    6,529,884
                                         ------------   -----------   ------------   ------------   -----------   ----------
Contract owners' equity at end of
   period                                $ 13,419,035   $24,870,731   $201,465,426   $224,500,266   $ 3,081,145   $5,664,391
                                         ============   ===========   ============   ============   ===========   ==========

                                             2008           2007          2008           2007           2008         2007
                                         ------------   -----------   ------------   ------------   -----------   ----------
Units, beginning of period                  1,329,495     1,516,621     13,562,202     10,417,109       399,691      425,444
Units issued                                  115,681       107,657      5,747,875      4,542,147       171,432       48,861
Units redeemed                                490,144       294,783      2,639,416      1,397,054        84,800       74,614
                                         ------------   -----------   ------------   ------------   -----------   ----------
Units, end of period                          955,032     1,329,495     16,670,661     13,562,202       486,323      399,691
                                         ============   ===========   ============   ============   ===========   ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                            Marisco International
                                           Opportunities Series II       Mid Cap Index Series I      Mid Cap Index Series II
                                         --------------------------   ---------------------------   -------------------------
                                             2008           2007          2008           2007           2008          2007
                                         ------------   -----------   ------------   ------------   -----------   -----------
Income:
   Dividend distributions received       $     36,841   $    57,506   $     18,946   $     36,654   $    80,846   $   122,575
Expenses:
   Mortality and expense risk and
      administrative charges                  (60,858)      (63,490)       (35,131)       (44,194)     (184,373)     (204,374)
                                         ------------   -----------   ------------   ------------   -----------   -----------
Net investment income (loss)                  (24,017)       (5,984)       (16,185)        (7,540)     (103,527)      (81,799)
                                         ------------   -----------   ------------   ------------   -----------   -----------
Realized gains (losses) on investments:
   Capital gain distributions received        178,534       857,423         54,981        344,093       275,493     1,615,765
   Net realized gain (loss)                  (801,989)      343,053       (142,072)       165,686      (797,841)      806,197
                                         ------------   -----------   ------------   ------------   -----------   -----------
Realized gains (losses)                      (623,455)    1,200,476        (87,091)       509,779      (522,348)    2,421,962
                                         ------------   -----------   ------------   ------------   -----------   -----------
Unrealized appreciation (depreciation)
   during the period                       (1,994,774)     (644,290)      (857,454)      (337,520)   (4,516,470)   (1,935,448)
                                         ------------   -----------   ------------   ------------   -----------   -----------
Net increase (decrease) in contract
   owners' equity from operations          (2,642,246)      550,202       (960,730)       164,719    (5,142,345)      404,715
                                         ------------   -----------   ------------   ------------   -----------   -----------
Changes from principal transactions:
   Purchase payments                          334,260       717,514          4,573         26,053       248,855       398,931
   Transfers between sub-accounts and
      the company                            (647,469)    1,751,849        117,352        160,572     1,924,281     3,508,440
   Withdrawals                               (224,807)     (596,083)      (436,275)      (315,527)   (1,324,915)   (1,804,473)
   Annual contract fee                         (7,737)       (4,701)        (1,723)        (1,644)      (47,665)      (42,867)
                                         ------------   -----------   ------------   ------------   -----------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                              (545,753)    1,868,579       (316,073)      (130,546)      800,556     2,060,031
                                         ------------   -----------   ------------   ------------   -----------   -----------
Total increase (decrease) in contract
   owners' equity                          (3,187,999)    2,418,781     (1,276,803)        34,173    (4,341,789)    2,464,746
Contract owners' equity at beginning
   of period                                5,510,886     3,092,105      2,618,284      2,584,111    12,705,176    10,240,430
                                         ------------   -----------   ------------   ------------   -----------   -----------
Contract owners' equity at end of
   period                                $  2,322,887   $ 5,510,886   $  1,341,481   $  2,618,284   $ 8,363,387   $12,705,176
                                         ============   ===========   ============   ============   ===========   ===========

                                             2008           2007          2008           2007           2008          2007
                                         ------------   -----------   ------------   ------------   -----------   -----------
Units, beginning of period                    256,410       165,812        128,389        133,983       677,699       573,750
Units issued                                  118,431       220,240         48,317         17,739       267,848       315,536
Units redeemed                                148,100       129,642         71,444         23,333       232,830       211,587
                                         ------------   -----------   ------------   ------------   -----------   -----------
Units, end of period                          226,741       256,410        105,262        128,389       712,717       677,699
                                         ============   ===========   ============   ============   ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                            Mid Cap Intersection
                                                  Series II              Mid Cap Stock Series I       Mid Cap Stock Series II
                                         --------------------------   ---------------------------   --------------------------
                                             2008           2007          2008           2007           2008          2007
                                         ------------   -----------   ------------   ------------   ------------   -----------
Income:
   Dividend distributions received       $         --   $        --   $         --   $         --   $         --   $        --
Expenses:
   Mortality and expense risk and
      administrative charges                   (3,764)         (430)      (239,351)      (308,652)      (301,890)     (351,565)
                                         ------------   -----------   ------------   ------------   ------------   -----------
Net investment income (loss)                   (3,764)         (430)      (239,351)      (308,652)      (301,890)     (351,565)
                                         ------------   -----------   ------------   ------------   ------------   -----------
Realized gains (losses) on investments:
   Capital gain distributions received             --            --        413,597      4,815,909        562,298     5,878,355
   Net realized gain (loss)                   (39,550)       (3,745)        94,256      1,868,031       (238,441)    1,477,953
                                         ------------   -----------   ------------   ------------   ------------   -----------
Realized gains (losses)                       (39,550)       (3,745)       507,853      6,683,940        323,857     7,356,308
                                         ------------   -----------   ------------   ------------   ------------   -----------
Unrealized appreciation (depreciation)
   during the period                         (140,925)       (2,404)    (8,840,498)    (2,566,502)   (11,100,329)   (2,640,503)
                                         ------------   -----------   ------------   ------------   ------------   -----------
Net increase (decrease) in contract
   owners' equity from operations            (184,239)       (6,579)    (8,571,996)     3,808,786    (11,078,362)    4,364,240
                                         ------------   -----------   ------------   ------------   ------------   -----------
Changes from principal transactions:
   Purchase payments                          136,411        59,983        126,600         93,350        603,946       997,281
   Transfers between sub-accounts and
      the company                             218,531         4,836      2,233,169       (539,809)     1,551,239       106,991
   Withdrawals                                   (444)         (433)    (2,397,735)    (4,040,711)    (1,643,956)   (2,247,984)
   Annual contract fee                            (64)           --        (11,168)       (11,069)       (65,362)      (66,812)
                                         ------------   -----------   ------------   ------------   ------------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                               354,434        64,386        (49,134)    (4,498,239)       445,867    (1,210,524)
                                         ------------   -----------   ------------   ------------   ------------   -----------
Total increase (decrease) in contract
   owners' equity                             170,195        57,807     (8,621,130)      (689,453)   (10,632,495)    3,153,716
Contract owners' equity at beginning of
   period                                      57,807            --     18,818,584     19,508,037     24,028,488    20,874,772
                                         ------------   -----------   ------------   ------------   ------------   -----------
Contract owners' equity at end of
   period                                $    228,002   $    57,807   $ 10,197,454   $ 18,818,584   $ 13,395,993   $24,028,488
                                         ============   ===========   ============   ============   ============   ===========

                                             2008           2007          2008           2007           2008           2007
                                         ------------   -----------   ------------   ------------   ------------   -----------
Units, beginning of period                      5,027             -        933,397      1,177,671        977,546     1,015,920
Units issued                                   59,865        12,648        222,918         88,194        221,660       189,884
Units redeemed                                 30,139         7,621        243,169        332,468        211,169       228,258
                                         ------------   -----------   ------------   ------------   ------------   -----------
Units, end of period                           34,753         5,027        913,146        933,397        988,037       977,546
                                         ============   ===========   ============   ============   ============   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                                       Money
                                          Mid Cap Value Series I    Mid Cap Value Series II     Market B Series NAV
                                         ------------------------  ------------------------  ------------------------
                                             2008         2007         2008         2007         2008         2007
                                         -----------  -----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions received       $    95,844  $   106,534  $   228,997  $   169,342  $   135,699  $   168,148
Expenses:
   Mortality and expense risk and
      administrative charges                 (92,347)    (157,715)    (231,133)    (367,586)    (108,545)     (59,451)
                                         -----------  -----------  -----------  -----------  -----------  -----------
Net investment income (loss)                   3,497      (51,181)      (2,136)    (198,244)      27,154      108,697
                                         -----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received       259,159    2,665,712      666,481    6,291,655           --           --
   Net realized gain (loss)               (1,139,700)     606,946   (1,632,463)     825,320        2,285       (3,744)
                                         -----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses)                     (880,541)   3,272,658     (965,982)   7,116,975        2,285       (3,744)
                                         -----------  -----------  -----------  -----------  -----------  -----------
Unrealized appreciation (depreciation)
   during the period                      (1,936,613)  (3,169,152)  (6,234,278)  (6,911,749)          --           --
                                         -----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations         (2,813,657)      52,325   (7,202,396)       6,982       29,439      104,953
                                         -----------  -----------  -----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                          13,072       15,863      215,351      246,203       18,681       38,001
   Transfers between sub-accounts and
      the company                           (585,980)    (639,173)  (1,113,850)  (1,407,970)   5,875,832    7,811,192
   Withdrawals                            (1,016,578)  (1,872,057)  (1,324,736)  (3,182,141)  (2,703,464)  (2,563,205)
   Annual contract fee                        (4,785)      (6,744)     (44,400)     (61,156)     (21,728)     (12,941)
                                         -----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           (1,594,271)  (2,502,111)  (2,267,635)  (4,405,064)   3,169,321    5,273,047
                                         -----------  -----------  -----------  -----------  -----------  -----------
Total increase (decrease) in contract
   owners' equity                         (4,407,928)  (2,449,786)  (9,470,031)  (4,398,082)   3,198,760    5,378,000
Contract owners' equity at beginning of
   period                                  8,000,555   10,450,341   19,694,402   24,092,484    5,378,000           --
                                         -----------  -----------  -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                                $ 3,592,627  $ 8,000,555  $10,224,371  $19,694,402  $ 8,576,760  $ 5,378,000
                                         ===========  ===========  ===========  ===========  ===========  ===========

                                             2008         2007         2008         2007         2008         2007
                                         -----------  -----------  -----------  -----------  -----------  -----------
Units, beginning of period                   396,662      513,445    1,036,284    1,254,692      421,840           --
Units issued                                   7,454       34,602       52,968       64,938      724,897      729,799
Units redeemed                               107,060      151,385      190,273      283,346      477,077      307,959
                                         -----------  -----------  -----------  -----------  -----------  -----------
Units, end of period                         297,056      396,662      898,979    1,036,284      669,660      421,840
                                         ===========  ===========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                                        Natural
                                           Money Market Series I     Money Market Series II       Resources Series II
                                         ------------------------  --------------------------  -------------------------
                                             2008         2007         2008          2007          2008          2007
                                         -----------  -----------  ------------  ------------  ------------  -----------
Income:
   Dividend distributions received       $   443,963  $ 1,130,725  $  1,198,106  $  1,776,935  $     53,554  $   145,042
Expenses:
   Mortality and expense risk and
      administrative charges                (396,166)    (391,840)   (1,352,071)     (689,286)     (286,519)    (279,801)
                                         -----------  -----------  ------------  ------------  ------------  -----------
Net investment income (loss)                  47,797      738,885      (153,965)    1,087,649      (232,965)    (134,759)
                                         -----------  -----------  ------------  ------------  ------------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received            --           --            --            --       659,413    7,552,787
   Net realized gain (loss)                     (347)          45        (2,105)       (5,048)   (4,541,964)     989,538
                                         -----------  -----------  ------------  ------------  ------------  -----------
Realized gains (losses)                         (347)          45        (2,105)       (5,048)   (3,882,551)   8,542,325
                                         -----------  -----------  ------------  ------------  ------------  -----------
Unrealized appreciation (depreciation)
   during the period                              --           --            --            --    (6,395,628)  (2,804,942)
                                         -----------  -----------  ------------  ------------  ------------  -----------
Net increase (decrease) in contract
   owners' equity from operations             47,450      738,930      (156,070)    1,082,601   (10,511,144)   5,602,624
                                         -----------  -----------  ------------  ------------  ------------  -----------
Changes from principal transactions:
   Purchase payments                         315,253    3,324,992    21,784,518    11,645,794       836,037    2,181,447
   Transfers between sub-accounts and
      the company                         (2,968,538)  (6,796,313)   78,191,594    26,965,519    (1,686,471)   2,213,807
   Withdrawals                             3,699,634      952,619   (31,766,262)  (20,634,144)   (1,893,940)  (2,324,650)
   Annual contract fee                       (15,689)     (15,452)     (244,422)     (106,193)      (39,419)     (32,892)
                                         -----------  -----------  ------------  ------------  ------------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                            1,030,660   (2,534,154)   67,965,428    17,870,976    (2,783,793)   2,037,712
                                         -----------  -----------  ------------  ------------  ------------  -----------
Total increase (decrease) in contract
   owners' equity                          1,078,110   (1,795,224)   67,809,358    18,953,577   (13,294,937)   7,640,336
Contract owners' equity at beginning of
   period                                 23,079,597   24,874,821    52,314,651    33,361,074    21,904,242   14,263,906
                                         -----------  -----------  ------------  ------------  ------------  -----------
Contract owners' equity at end of
   period                                $24,157,707  $23,079,597  $120,124,009  $ 52,314,651  $  8,609,305  $21,904,242
                                         ===========  ===========  ============  ============  ============  ===========

                                             2008         2007         2008          2007          2008          2007
                                         -----------  -----------  ------------  ------------  ------------  -----------
Units, beginning of period                 1,469,476    1,593,153     4,050,334     2,653,029       464,413      389,272
Units issued                               1,771,755    1,697,275    11,943,209     7,064,427       279,527      310,541
Units redeemed                             1,709,392    1,820,952     6,687,407     5,667,122       340,806      235,400
                                         -----------  -----------  ------------  ------------  ------------  -----------
Units, end of period                       1,531,839    1,469,476     9,306,136     4,050,334       403,134      464,413
                                         ===========  ===========  ============  ============  ============  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                 Optimized                Optimized
                                             All Cap Series II         Value Series II        Pacific Rim Series I
                                         ------------------------  -----------------------  ------------------------
                                             2008         2007         2008        2007         2008         2007
                                         -----------  -----------  -----------  ----------  -----------  -----------
Income:
   Dividend distributions received       $    58,425  $   122,664  $    66,204  $   44,014  $    25,596  $    46,815
Expenses:
   Mortality and expense risk and
      administrative charges                (147,201)    (159,168)     (47,240)    (46,903)     (24,456)     (40,068)
                                         -----------  -----------  -----------  ----------  -----------  -----------
Net investment income (loss)                 (88,776)     (36,504)      18,964      (2,889)       1,140        6,747
                                         -----------  -----------  -----------  ----------  -----------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received            --    1,290,619           --     158,148       42,284      629,431
   Net realized gain (loss)                 (898,393)     (12,868)    (312,192)    (19,000)    (109,890)     474,586
                                         -----------  -----------  -----------  ----------  -----------  -----------
Realized gains (losses)                     (898,393)   1,277,751     (312,192)    139,148      (67,606)   1,104,017
                                         -----------  -----------  -----------  ----------  -----------  -----------
Unrealized appreciation (depreciation)
   during the period                      (4,068,145)  (1,745,012)  (1,307,326)   (623,601)    (759,707)    (889,652)
                                         -----------  -----------  -----------  ----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations         (5,055,314)    (503,765)  (1,600,554)   (487,342)    (826,173)     221,112
                                         -----------  -----------  -----------  ----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                          95,333       79,864       53,928      25,867       12,285       20,875
   Transfers between sub-accounts and
      the company                           (165,361)  14,933,447       11,528   4,741,844      (16,627)    (320,157)
   Withdrawals                            (1,047,804)  (2,635,482)    (428,909)   (417,520)    (169,994)    (838,651)
   Annual contract fee                       (45,111)     (44,929)     (16,327)    (11,876)      (1,352)      (1,412)
                                         -----------  -----------  -----------  ----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           (1,162,943)  12,332,900     (379,780)  4,338,315     (175,688)  (1,139,345)
                                         -----------  -----------  -----------  ----------  -----------  -----------
Total increase (decrease) in contract
   owners' equity                         (6,218,257)  11,829,135   (1,980,334)  3,850,973   (1,001,861)    (918,233)
Contract owners' equity at beginning of
   period                                 12,353,188      524,053    4,042,281     191,308    2,216,777    3,135,010
                                         -----------  -----------  -----------  ----------  -----------  -----------
Contract owners' equity at end of
   period                                $ 6,134,931  $12,353,188  $ 2,061,947  $4,042,281  $ 1,214,916  $ 2,216,777
                                         ===========  ===========  ===========  ==========  ===========  ===========

                                             2008         2007         2008        2007         2008         2007
                                         -----------  -----------  -----------  ----------  -----------  -----------
Units, beginning of period                   578,097       24,965      233,957      10,319      144,936      221,132
Units issued                                  44,446      749,377       15,765     260,279       28,314       21,332
Units redeemed                               108,752      196,245       43,148      36,641       37,732       97,528
                                         -----------  -----------  -----------  ----------  -----------  -----------
Units, end of period                         513,791      578,097      206,574     233,957      135,518      144,936
                                         ===========  ===========  ===========  ==========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                Pacific Rim            PIM Classic Value         PIMCO VIT All Asset
                                                Series II                  Series II                 Series II
                                         ------------------------  -------------------------  ------------------------
                                             2008         2007         2008         2007          2008         2007
                                         -----------  -----------  ------------  -----------  -----------  -----------
Income:
   Dividend distributions received       $    45,293  $    68,313   $    26,150  $    28,134  $   162,601  $   280,622
Expenses:
   Mortality and expense risk and
      administrative charges                 (51,116)     (73,537)      (25,793)     (34,512)     (49,463)     (70,245)
                                         -----------  -----------   -----------  -----------  -----------  -----------
Net investment income (loss)                  (5,823)      (5,224)          357       (6,378)     113,138      210,377
                                         -----------  -----------   -----------  -----------  -----------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received        79,606    1,163,672        27,169      216,776        7,975           --
   Net realized gain (loss)                 (663,825)     278,645      (464,980)     142,018     (226,902)      21,482
                                         -----------  -----------   -----------  -----------  -----------  -----------
Realized gains (losses)                     (584,219)   1,442,317      (437,811)     358,794     (218,927)      21,482
                                         -----------  -----------   -----------  -----------  -----------  -----------
Unrealized appreciation (depreciation)
   during the period                      (1,180,838)  (1,099,571)     (542,291)    (640,168)    (465,177)      15,088
                                         -----------  -----------   -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations         (1,770,880)     337,522      (979,745)    (287,752)    (570,966)     246,947
                                         -----------  -----------   -----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                         265,219      369,860        86,940      299,568       30,180       54,311
   Transfers between sub-accounts and
      the company                           (292,876)     127,345       268,925     (345,192)       2,001     (780,439)
   Withdrawals                              (230,131)    (475,289)      (77,111)    (221,336)    (641,832)    (754,915)
   Annual contract fee                       (10,400)     (12,723)       (3,454)      (2,875)      (7,782)     (12,665)
                                         -----------  -----------   -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                             (268,188)       9,193       275,300     (269,835)    (617,433)  (1,493,708)
                                         -----------  -----------   -----------  -----------  -----------  -----------
Total increase (decrease) in contract
   owners' equity                         (2,039,068)     346,715      (704,445)    (557,587)  (1,188,399)  (1,246,761)
Contract owners' equity at beginning of
   period                                  4,315,252    3,968,537     1,831,414    2,389,001    3,544,793    4,791,554
                                         -----------  -----------   -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                                $ 2,276,184  $ 4,315,252   $ 1,126,969  $ 1,831,414  $ 2,356,394  $ 3,544,793
                                         ===========  ===========   ===========  ===========  ===========  ===========

                                             2008         2007         2008         2007          2008         2007
                                         -----------  -----------  ------------  -----------  -----------  -----------
Units, beginning of period                   195,764      186,801       129,464      142,588      224,910      322,832
Units issued                                 101,299      171,001       148,367       62,041       62,360       23,769
Units redeemed                               119,838      162,038       128,602       75,165      106,232      121,691
                                         -----------  -----------   -----------  -----------  -----------  -----------
Units, end of period                         177,225      195,764       149,229      129,464      181,038      224,910
                                         ===========  ===========   ===========  ===========  ===========  ===========

See accompanying notes

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                           Quantitative Mid Cap       Quantitative Mid Cap     Real Estate Securities
                                                Series I                   Series II                  Series I
                                         ------------------------  -------------------------  ------------------------
                                             2008         2007         2008         2007          2008         2007
                                         -----------  -----------  ------------  -----------  -----------  -----------
Income:
   Dividend distributions received        $     127    $   1,572    $       113  $    10,139  $   138,700  $   234,613
Expenses:
   Mortality and expense risk and
      administrative charges                 (1,539)      (6,637)       (14,609)     (50,340)     (74,269)    (144,501)
                                          ---------    ---------    -----------  -----------  -----------  -----------
Net investment income (loss)                 (1,412)      (5,065)       (14,496)     (40,201)      64,431       90,112
                                          ---------    ---------    -----------  -----------  -----------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received          306       70,728          3,006      450,713       68,764    4,408,757
   Net realized gain (loss)                (114,564)     (17,593)      (831,701)    (147,655)  (2,717,358)    (320,055)
                                          ---------    ---------    -----------  -----------  -----------  -----------
Realized gains (losses)                    (114,258)      53,135       (828,695)     303,058   (2,648,594)   4,088,702
                                          ---------    ---------    -----------  -----------  -----------  -----------
Unrealized appreciation (depreciation)
   during the period                        104,304      (53,122)       715,424     (561,763)     555,719   (5,636,618)
                                          ---------    ---------    -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations           (11,366)      (5,052)      (127,767)    (298,906)  (2,028,444)  (1,457,804)
                                          ---------    ---------    -----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                             --          258         19,088       26,672       22,409       55,896
   Transfers between sub-accounts and
      the company                          (299,653)     (86,216)    (2,943,832)   3,408,010   (1,082,117)  (1,461,519)
   Withdrawals                               (7,801)     (62,522)      (143,082)  (1,034,856)    (667,581)  (1,985,339)
   Annual contract fee                         (252)        (529)        (2,859)     (13,611)      (3,594)      (5,374)
                                          ---------    ---------    -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                            (307,706)    (149,009)    (3,070,685)   2,386,215   (1,730,883)  (3,396,336)
                                          ---------    ---------    -----------  -----------  -----------  -----------
Total increase (decrease) in contract
   owners' equity                          (319,072)    (154,061)    (3,198,452)   2,087,309   (3,759,327)  (4,854,140)
Contract owners' equity at beginning of
   period                                   319,072      473,133      3,198,452    1,111,143    6,284,003   11,138,143
                                          ---------    ---------    -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                                 $      --    $ 319,072    $        --  $ 3,198,452  $ 2,524,676  $ 6,284,003
                                          =========    =========    ===========  ===========  ===========  ===========

                                             2008         2007         2008         2007          2008         2007
                                         -----------  -----------  ------------  -----------  -----------  -----------
Units, beginning of period                    23,745       33,937       187,524       62,862      201,915      296,380
Units issued                                   1,485          342         3,916      232,495       26,315       19,036
Units redeemed                                25,230       10,534       191,440      107,833       92,780      113,501
                                         -----------  -----------  ------------  -----------  -----------  -----------
Units, end of period                              --       23,745            --      187,524      135,450      201,915
                                         ===========  ===========  ============  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                           Real Estate Securities        Real Return Bond        Science & Technology
                                                Series II                   Series II                  Series I
                                         -------------------------  -------------------------  ------------------------
                                             2008          2007         2008         2007          2008         2007
                                         -----------  ------------  ------------  -----------  -----------  -----------
Income:
   Dividend distributions received       $   351,546  $    369,388  $     61,702  $   677,238  $        --  $        --
Expenses:
   Mortality and expense risk and
      administrative charges                (197,951)     (288,796)     (179,346)    (167,404)    (135,115)    (205,790)
                                         -----------  ------------  ------------  -----------  -----------  -----------
Net investment income (loss)                 153,595        80,592      (117,644)     509,834     (135,115)    (205,790)
                                         -----------  ------------  ------------  -----------  -----------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received       182,160     8,278,870       277,145           --           --           --
   Net realized gain (loss)               (5,987,863)     (901,177)     (252,965)    (141,303)     366,827       (1,899)
                                         -----------  ------------  ------------  -----------  -----------  -----------
Realized gains (losses)                   (5,805,703)    7,377,693        24,180     (141,303)     366,827       (1,899)
                                         -----------  ------------  ------------  -----------  -----------  -----------
Unrealized appreciation (depreciation)
   during the period                         472,354   (11,025,881)   (1,578,087)     553,626   (5,299,297)   2,415,905
                                         -----------  ------------  ------------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations         (5,179,754)   (3,567,596)   (1,671,551)     922,157   (5,067,585)   2,208,216
                                         -----------  ------------  ------------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                         263,055     1,714,626        66,629      139,575       50,321      131,971
   Transfers between sub-accounts and
      the company                         (1,262,978)    4,241,818     2,329,944      285,119     (870,570)    (636,923)
   Withdrawals                            (1,979,315)   (2,297,176)   (1,701,306)  (1,649,743)  (1,291,342)  (2,978,793)
   Annual contract fee                       (32,635)      (40,311)      (25,524)     (21,457)      (9,981)     (11,376)
                                         -----------  ------------  ------------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           (3,011,873)    3,618,957       669,743   (1,246,506)  (2,121,572)  (3,495,121)
                                         -----------  ------------  ------------  -----------  -----------  -----------
Total increase (decrease) in contract
   owners' equity                         (8,191,627)       51,361    (1,001,808)    (324,349)  (7,189,157)  (1,286,905)
Contract owners' equity at beginning of
   period                                 15,631,758    15,580,397    10,530,769   10,855,118   12,658,098   13,945,003
                                         -----------  ------------  ------------  -----------  -----------  -----------
Contract owners' equity at end of
   period                                $ 7,440,131  $ 15,631,758  $  9,528,961  $10,530,769  $ 5,468,941  $12,658,098
                                         ===========  ============  ============  ===========  ===========  ===========

                                             2008          2007         2008         2007          2008         2007
                                         -----------  ------------  ------------  -----------  -----------  -----------
Units, beginning of period                   619,751       503,126       706,553      796,645    1,171,203    1,476,977
Units issued                                 125,029       327,492       341,903      124,276       72,342      106,995
Units redeemed                               243,860       210,867       314,401      214,368      317,120      412,769
                                         -----------  ------------  ------------  -----------  -----------  -----------
Units, end of period                         500,920       619,751       734,055      706,553      926,425    1,171,203
                                         ===========  ============  ============  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         Science & Technology Series II  Scudder Equity Index 500 -- B  Scudder Fixed Income -- B
                                         ------------------------------  -----------------------------  -------------------------
                                               2008            2007            2008           2007          2008          2007
                                         ---------------  -------------  --------------  -------------  ------------  -----------
Income:
   Dividend distributions received         $        --     $        --    $    96,891     $    92,354   $   321,545   $   269,356
Expenses:
   Mortality and expense risk and
      administrative charges                   (71,965)        (92,541)       (76,615)       (123,548)      (72,592)     (102,383)
                                           -----------     -----------    -----------     -----------   -----------   -----------
Net investment income (loss)                   (71,965)        (92,541)        20,276         (31,194)      248,953       166,973
                                           -----------     -----------    -----------     -----------   -----------   -----------
Realized gains (losses) on investments:
   Capital gain distributions received              --              --             --              --            --            --
   Net realized gain (loss)                    301,603         550,805         48,026         345,981      (189,275)      (29,503)
                                           -----------     -----------    -----------     -----------   -----------   -----------
Realized gains (losses)                        301,603         550,805         48,026         345,981      (189,275)      (29,503)
                                           -----------     -----------    -----------     -----------   -----------   -----------
Unrealized appreciation (depreciation)
   during the period                        (2,839,917)        412,995     (2,296,986)        (30,621)   (1,045,347)       (3,596)
                                           -----------     -----------    -----------     -----------   -----------   -----------
Net increase (decrease) in contract
   owners' equity from operations           (2,610,279)        871,259     (2,228,684)        284,166      (985,669)      133,874
                                           -----------     -----------    -----------     -----------   -----------   -----------
Changes from principal transactions:
   Purchase payments                           171,251         435,486         25,040          77,690        10,646        22,806
   Transfers between sub-accounts and
      the company                             (642,082)        802,245     (1,307,534)        (57,654)     (660,443)     (662,493)
   Withdrawals                                (634,744)     (1,104,611)      (286,414)     (1,469,178)     (812,668)   (1,318,189)
   Annual contract fee                         (18,155)        (19,001)       (23,987)        (35,343)      (21,082)      (23,576)
                                           -----------     -----------    -----------     -----------   -----------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                             (1,123,730)        114,119     (1,592,895)     (1,484,485)   (1,483,547)   (1,981,452)
                                           -----------     -----------    -----------     -----------   -----------   -----------
Total increase (decrease) in contract
   owners' equity                           (3,734,009)        985,378     (3,821,579)     (1,200,319)   (2,469,216)   (1,847,578)
Contract owners' equity at beginning
   of period                                 6,674,726       5,689,348      7,044,675       8,244,994     5,692,500     7,540,078
                                           -----------     -----------    -----------     -----------   -----------   -----------
Contract owners' equity at end of
   period                                  $ 2,940,717     $ 6,674,726    $ 3,223,096     $ 7,044,675   $ 3,223,284   $ 5,692,500
                                           ===========     ===========    ===========     ===========   ===========   ===========


                                              2008            2007            2008            2007          2008          2007
                                           -----------     -----------    -----------     -----------   -----------   -----------
Units, beginning of period                     408,240         413,029         307,827        372,391        406,302      550,105
Units issued                                   122,298         172,619           8,894         17,212          9,146       18,458
Units redeemed                                 201,852         177,408          88,007         81,776        124,415      162,261
                                           -----------     -----------    -----------     -----------   -----------   -----------
Units, end of period                           328,686         408,240         228,714        307,827        291,033      406,302
                                           ===========     ===========    ===========     ===========   ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         Small Cap Index Series I  Small Cap Index Series II  Small Cap Opportunities Series I
                                         ------------------------  -------------------------  ---------------------------------
                                             2008         2007         2008         2007           2008             2007
                                         -----------  -----------  -----------  ------------  ---------------  ----------------
Income:
   Dividend distributions received       $   10,827   $   24,997   $    98,071  $   127,322     $    47,138      $    65,867
Expenses:
   Mortality and expense risk and
      administrative charges                (14,835)     (24,803)     (150,041)    (172,835)        (32,083)         (55,085)
                                         ----------   ----------   -----------  -----------     -----------      -----------
Net investment income (loss)                 (4,008)         194       (51,970)     (45,513)         15,055           10,782
                                         ----------   ----------   -----------  -----------     -----------      -----------
Realized gains (losses) on investments:
   Capital gain distributions received       10,037      193,204        99,383    1,207,968          65,972          204,414
   Net realized gain (loss)                 (61,123)      89,586      (549,235)     305,487        (108,342)         204,161
                                         ----------   ----------   -----------  -----------     -----------      -----------
Realized gains (losses)                     (51,086)     282,790      (449,852)   1,513,455         (42,370)         408,575
                                         ----------   ----------   -----------  -----------     -----------      -----------
Unrealized appreciation (depreciation)
   during the period                       (313,041)    (329,712)   (3,296,965)  (2,338,310)     (1,051,332)        (710,446)
                                         ----------   ----------   -----------  -----------     -----------      -----------
Net increase (decrease) in contract
   owners' equity from operations          (368,135)     (46,728)   (3,798,787)    (870,368)     (1,078,647)        (291,089)
                                         ----------   ----------   -----------  -----------     -----------      -----------
Changes from principal transactions:
   Purchase payments                            247       13,969       121,522      173,597             276            9,093
   Transfers between sub-accounts and
      the company                          (197,062)     113,608      (638,609)   8,139,950        (262,626)        (231,697)
   Withdrawals                             (120,846)    (320,796)     (618,738)  (1,979,944)       (254,469)        (589,970)
   Annual contract fee                         (780)        (959)      (43,235)     (41,661)         (1,012)          (1,379)
                                         ----------   ----------   -----------  -----------     -----------      -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                            (318,441)    (194,178)   (1,179,060)   6,291,942        (517,831)        (813,953)
                                         ----------   ----------   -----------  -----------     -----------      -----------
Total increase (decrease) in contract
   owners' equity                          (686,576)    (240,906)   (4,977,847)   5,421,574      (1,596,478)      (1,105,042)
Contract owners' equity at beginning
   of period                              1,274,327    1,515,233    11,757,634    6,336,060       2,872,094        3,977,136
                                         ----------   ----------   -----------  -----------     -----------      -----------
Contract owners' equity at end of
   period                                $  587,751   $1,274,327   $ 6,779,787  $11,757,634     $ 1,275,616      $ 2,872,094
                                         ==========   ==========   ===========  ===========     ===========      ===========

                                             2008         2007         2008         2007            2008             2007
                                         ----------   ----------   -----------  -----------     -----------      -----------
Units, beginning of period                   74,214       85,006      659,784       341,731        128,071           161,169
Units issued                                  5,424       13,664       40,579       508,430          2,726             7,867
Units redeemed                               27,157       24,456      116,614       190,377         30,964            40,965
                                         ----------   ----------   -----------  -----------     -----------      -----------
Units, end of period                         52,481       74,214      583,749       659,784         99,833           128,071
                                         ==========   ==========   ===========  ===========     ===========      ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,


                                          Small Cap Opportunities  Small Company Value          Small Company Value
                                                Series II                Series I                      Series II
                                         ------------------------  ------------------------  -------------------------
                                             2008        2007          2008         2007         2008           2007
                                         -----------  ----------   -----------  -----------  -----------  ------------
Income:
   Dividend distributions received       $   115,760  $   126,722  $    48,263  $    15,537  $    72,143  $         --
Expenses:
   Mortality and expense risk and
      administrative charges                 (83,830)    (128,465)    (111,231)    (163,546)    (242,998)     (343,875)
                                         -----------  -----------  -----------  -----------  -----------  ------------
Net investment income (loss)                  31,930       (1,743)     (62,968)    (148,009)    (170,855)     (343,875)
                                         -----------  -----------  -----------  -----------  -----------  ------------
Realized gains (losses) on investments:
   Capital gain distributions received       172,708      495,448      131,866    1,575,228      282,210     3,284,450
   Net realized gain (loss)                 (289,620)     361,458     (244,317)     873,142     (711,021)      857,423
                                         -----------  -----------  -----------  -----------  -----------  ------------
Realized gains (losses)                     (116,912)     856,906     (112,451)   2,448,370     (428,811)    4,141,873
                                         -----------  -----------  -----------  -----------  -----------  ------------
Unrealized appreciation (depreciation)
   during the period                      (2,759,102)  (1,567,959)  (1,988,878)  (2,500,809)  (3,991,661)   (4,304,372)
                                         -----------  -----------  -----------  -----------  -----------  ------------
Net increase (decrease) in contract
   owners' equity from operations         (2,844,084)    (712,796)  (2,164,297)    (200,448)  (4,591,327)     (506,374)
                                         -----------  -----------  -----------  -----------  -----------  ------------
Changes from principal transactions:
   Purchase payments                         279,212      419,409       23,135       42,454      249,273       845,442
   Transfers between sub-accounts and
      the company                           (296,858)    (356,771)    (733,829)    (570,411)  (1,677,788)   (1,510,955)
   Withdrawals                              (563,705)    (913,674)  (1,230,361)  (1,834,348)  (1,981,921)   (2,583,370)
   Annual contract fee                       (21,382)     (26,186)      (5,788)      (6,400)     (39,812)      (51,490)
                                         -----------  -----------  -----------  -----------  -----------  ------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                             (602,733)    (877,222)  (1,946,843)  (2,368,705)  (3,450,248)   (3,300,373)
                                         -----------  -----------  -----------  -----------  -----------  ------------
Total increase (decrease) in contract
   owners' equity                         (3,446,817)  (1,590,018)  (4,111,140)  (2,569,153)  (8,041,575)   (3,806,747)
Contract owners' equity at beginning of
   period                                  7,216,527    8,806,545    8,736,483   11,305,636   18,683,270    22,490,017
                                         -----------  -----------  -----------  -----------  -----------  ------------
Contract owners' equity at end of
   period                                $ 3,769,710  $ 7,216,527  $ 4,625,343  $ 8,736,483  $10,641,695  $ 18,683,270
                                         ===========  ===========  ===========  ===========  ===========  ============

                                             2008         2007         2008         2007         2008         2007
                                         -----------  -----------  -----------  -----------  -----------  ------------
Units, beginning of period                   328,073      359,558      371,608      468,226      978,052     1,133,762
Units issued                                  44,709       45,442       42,355       10,571      103,101        81,148
Units redeemed                                70,180       76,927      139,853      107,189      294,650       236,858
                                         -----------  -----------  -----------  -----------  -----------  ------------
Units, end of period                         302,602      328,073      274,110      371,608      786,503       978,052
                                         ===========  ===========  ===========  ===========  ===========  ============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                             T Rowe Price Mid Value
                                          Strategic Bond Series I  Strategic Bond Series II         Series II
                                         ------------------------  ------------------------  ----------------------
                                             2008         2007         2008         2007        2008        2007
                                         -----------  -----------  -----------  -----------  ----------  ----------
Income:
   Dividend distributions received       $   711,034  $ 1,275,534  $   747,487  $ 1,235,912  $    8,183  $   20,631
Expenses:
   Mortality and expense risk and
      administrative charges                (163,575)    (212,882)    (181,151)    (225,696)    (15,531)    (20,174)
                                         -----------  -----------  -----------  -----------  ----------  ----------
Net investment income (loss)                 547,459    1,062,652      566,336    1,010,216      (7,348)        457
                                         -----------  -----------  -----------  -----------  ----------  ----------
Realized gains (losses) on investments:
   Capital gain distributions received            --           --           --           --      19,515     246,100
   Net realized gain (loss)                 (459,370)     252,748     (827,798)      23,370    (373,680)     (6,865)
                                         -----------  -----------  -----------  -----------  ----------  ----------
Realized gains (losses)                     (459,370)     252,748     (827,798)      23,370    (354,165)    239,235
                                         -----------  -----------  -----------  -----------  ----------  ----------
Unrealized appreciation (depreciation)
   during the period                      (2,055,190)  (1,545,052)  (1,845,954)  (1,297,521)   (207,332)   (267,342)
                                         -----------  -----------  -----------  -----------  ----------  ----------
Net increase (decrease) in contract
   owners' equity from operations         (1,967,101)    (229,652)  (2,107,416)    (263,935)   (568,845)    (27,650)
                                         -----------  -----------  -----------  -----------  ----------  ----------
Changes from principal transactions:
   Purchase payments                          24,514       20,704      173,430      375,473         572      17,413
   Transfers between sub-accounts and
      the company                           (521,747)      88,884   (1,749,025)     437,763     219,154      79,496
   Withdrawals                            (2,049,012)  (2,843,354)  (1,243,821)  (1,433,052)    (74,970)   (159,020)
   Annual contract fee                        (7,683)      (7,722)     (32,469)     (33,102)     (1,731)     (2,079)
                                         -----------  -----------  -----------  -----------  ----------  ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           (2,553,928)  (2,741,488)  (2,851,885)    (652,918)    143,025     (64,190)
                                         -----------  -----------  -----------  -----------  ----------  ----------
Total increase (decrease) in contract
   owners' equity                         (4,521,029)  (2,971,140)  (4,959,301)    (916,853)   (425,820)    (91,840)
Contract owners' equity at beginning of
   period                                 12,570,207   15,541,347   13,456,543   14,373,396   1,055,208   1,147,048
                                         -----------  -----------  -----------  -----------  ----------  ----------
Contract owners' equity at end of
   period                                $ 8,049,178  $12,570,207  $ 8,497,242  $13,456,543  $  629,388  $1,055,208
                                         ===========  ===========  ===========  ===========  ==========  ==========

                                             2008         2007         2008         2007        2008        2007
                                         -----------  -----------  -----------  -----------  ----------  ----------
Units, beginning of period                   628,165     757,790       852,319      891,732      64,734      69,509
Units issued                                  44,048      58,878        68,632      161,589      56,219      63,414
Units redeemed                               188,625     188,503       267,165      201,002      60,724      68,189
                                         -----------  -----------  -----------  -----------  ----------  ----------
Units, end of period                         483,588     628,165       653,786      852,319      60,229      64,734
                                         ===========  ===========  ===========  ===========  ==========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                               Total Stock Market
                                           Total Return Series I    Total Return Series II       Index Series I
                                         ------------------------  ------------------------  ----------------------
                                             2008         2007         2008         2007        2008        2007
                                         -----------  -----------  -----------  -----------  ----------  ----------
Income:
   Dividend distributions received       $ 1,086,220  $ 1,952,755  $ 1,462,633  $ 2,187,664  $   14,066  $   35,739
Expenses:
   Mortality and expense risk and
      administrative charges                (385,136)    (424,361)    (495,445)    (486,382)    (15,684)    (27,312)
                                         -----------  -----------  -----------  -----------  ----------  ----------
Net investment income (loss)                 701,084    1,528,394      967,188    1,701,282      (1,618)      8,427
                                         -----------  -----------  -----------  -----------  ----------  ----------
Realized gains (losses) on investments:
   Capital gain distributions received       263,583           --      336,535           --       1,782      59,303
   Net realized gain (loss)                 (161,444)    (275,562)    (106,247)     (78,482)    118,896     129,549
                                         -----------  -----------  -----------  -----------  ----------  ----------
Realized gains (losses)                      102,139     (275,562)     230,288      (78,482)    120,678     188,852
                                         -----------  -----------  -----------  -----------  ----------  ----------
Unrealized appreciation (depreciation)
   during the period                        (563,855)     405,346     (832,748)     303,564    (550,598)   (132,063)
                                         -----------  -----------  -----------  -----------  ----------  ----------
Net increase (decrease) in contract
   owners' equity from operations            239,368    1,658,178      364,728    1,926,364    (431,538)     65,216
                                         -----------  -----------  -----------  -----------  ----------  ----------
Changes from principal transactions:
   Purchase payments                          72,763       69,486      909,001      747,433      13,932      19,756
   Transfers between sub-accounts and
      the company                           (504,977)  (2,431,913)   2,993,068      102,619    (337,175)    (97,927)
   Withdrawals                            (3,944,868)  (3,501,931)  (4,080,378)  (3,837,824)   (107,708)   (322,870)
   Annual contract fee                       (12,821)     (11,874)     (74,598)     (63,661)     (1,097)     (1,264)
                                         -----------  -----------  -----------  -----------  ----------  ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           (4,389,903)  (5,876,232)    (252,907)  (3,051,433)   (432,048)   (402,305)
                                         -----------  -----------  -----------  -----------  ----------  ----------
Total increase (decrease) in contract
   owners' equity                         (4,150,535)  (4,218,054)     111,821   (1,125,069)   (863,586)   (337,089)
Contract owners' equity at beginning of
   period                                 25,258,342   29,476,396   30,752,368   31,877,437   1,483,420   1,820,509
                                         -----------  -----------  -----------  -----------  ----------  ----------
Contract owners' equity at end of
   period                                $21,107,807  $25,258,342  $30,864,189  $30,752,368  $  619,834  $1,483,420
                                         ===========  ===========  ===========  ===========  ==========  ==========

                                             2008         2007         2008         2007        2008        2007
                                         -----------  -----------  -----------  -----------  ----------  ----------
Units, beginning of period                 1,410,659    1,760,340    1,990,713    2,196,259     112,441     142,866
Units issued                                 161,176      164,008      796,653      254,486       4,500       6,507
Units redeemed                               406,151      513,689      802,953      460,032      40,904      36,932
                                         -----------  -----------  -----------  -----------  ----------  ----------
Units, end of period                       1,165,684    1,410,659    1,984,413    1,990,713      76,037     112,441
                                         ===========  ===========  ===========  ===========  ==========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         Total Stock Market Index
                                                 Series II             U.S. Core Series I         U.S. Core Series II
                                         ------------------------  --------------------------  ------------------------
                                             2008         2007         2008          2007          2008         2007
                                         -----------  -----------  ------------  ------------  -----------  -----------
Income:
   Dividend distributions received       $   145,611  $   194,041  $    524,928  $  1,310,668  $    86,304  $   204,280
Expenses:
   Mortality and expense risk and
      administrative charges                (179,121)    (207,045)     (522,347)     (892,205)    (112,327)    (178,425)
                                         -----------  -----------  ------------  ------------  -----------  -----------
Net investment income (loss)                 (33,510)     (13,004)        2,581       418,463      (26,023)      25,855
                                         -----------  -----------  ------------  ------------  -----------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received        21,217      475,362       424,737     5,124,021       83,159      966,053
   Net realized gain (loss)                 (353,766)     587,301   (24,386,251)   (4,173,311)  (4,209,472)      86,448
                                         -----------  -----------  ------------  ------------  -----------  -----------
Realized gains (losses)                     (332,549)   1,062,663   (23,961,514)      950,710   (4,126,313)   1,052,501
                                         -----------  -----------  ------------  ------------  -----------  -----------
Unrealized appreciation (depreciation)
   during the period                      (4,688,023)  (1,023,741)    8,001,395    (1,255,625)     934,628   (1,121,825)
                                         -----------  -----------  ------------  ------------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations         (5,054,082)      25,918   (15,957,538)      113,548   (3,217,708)     (43,469)
                                         -----------  -----------  ------------  ------------  -----------  -----------
Changes from principal transactions:
   Purchase payments                          91,122      149,021       209,235       211,838       80,699      117,667
   Transfers between sub-accounts and
      the company                             59,948    8,809,691   (30,512,420)   (3,212,553)  (6,153,315)    (945,871)
   Withdrawals                            (1,413,117)  (2,023,635)   (5,777,493)  (10,934,369)    (586,770)  (1,246,585)
   Annual contract fee                       (47,503)     (47,775)      (25,745)      (35,375)     (17,658)     (26,241)
                                         -----------  -----------  ------------  ------------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           (1,309,550)   6,887,302   (36,106,423)  (13,970,459)  (6,677,044)  (2,101,030)
                                         -----------  -----------  ------------  ------------  -----------  -----------
Total increase (decrease) in contract
   owners' equity                         (6,363,632)   6,913,220   (52,063,961)  (13,856,911)  (9,894,752)  (2,144,499)
Contract owners' equity at beginning of
   period                                 14,027,194    7,113,974    52,063,961    65,920,872    9,894,752   12,039,251
                                         -----------  -----------  ------------  ------------  -----------  -----------
Contract owners' equity at end of
   period                                $ 7,663,562  $14,027,194  $         --  $ 52,063,961  $        --  $ 9,894,752
                                         ===========  ===========  ============  ============  ===========  ===========

                                             2008         2007         2008          2007          2008         2007
                                         -----------  -----------  ------------  ------------  -----------  -----------
Units, beginning of period                   808,512      423,681     2,149,886     2,724,668      694,360      841,598
Units issued                                  73,650      612,296        64,484        92,145       40,344       25,840
Units redeemed                               167,158      227,465     2,214,370       666,927      734,704      173,078
                                         -----------  -----------  ------------  ------------  -----------  -----------
Units, end of period                         715,004      808,512            --     2,149,886           --      694,360
                                         ===========  ===========  ============  ============  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                           U.S. Global Leaders      U.S. Global Leaders        U.S. Government
                                             Growth Series I          Growth Series II        Securities Series I
                                         -----------------------  -----------------------  ------------------------
                                             2008        2007         2008        2007         2008         2007
                                         -----------  ----------  -----------  ----------  -----------  -----------
Income:
   Dividend distributions received       $     4,499  $   17,001  $    10,642  $   31,774  $   592,347  $ 1,578,460
Expenses:
   Mortality and expense risk and
      administrative charges                  (6,511)    (23,601)     (15,287)    (56,668)    (261,046)    (303,289)
                                         -----------  ----------  -----------  ----------  -----------  -----------
Net investment income (loss)                  (2,012)     (6,600)      (4,645)    (24,894)     331,301    1,275,171
                                         -----------  ----------  -----------  ----------  -----------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received       161,995          --      422,910          --           --           --
   Net realized gain (loss)                  (51,984)     28,086     (154,217)     88,174     (760,111)    (201,002)
                                         -----------  ----------  -----------  ----------  -----------  -----------
Realized gains (losses)                      110,011      28,086      268,693      88,174     (760,111)    (201,002)
                                         -----------  ----------  -----------  ----------  -----------  -----------
Unrealized appreciation (depreciation)
   during the period                        (108,083)      2,806     (270,308)      9,517      (91,440)    (786,122)
                                         -----------  ----------  -----------  ----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations                (84)     24,292       (6,260)     72,797     (520,250)     288,047
                                         -----------  ----------  -----------  ----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                             600       2,289        8,031      79,642       44,349      121,923
   Transfers between sub-accounts and
      the company                         (1,240,924)    (81,358)  (3,177,893)   (263,574)   1,100,071    1,608,391
   Withdrawals                               (16,607)   (229,792)    (106,238)   (504,433)  (3,860,003)  (3,457,554)
   Annual contract fee                          (531)     (1,532)      (2,983)    (10,277)      (6,258)      (6,628)
                                         -----------  ----------  -----------  ----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           (1,257,462)   (310,393)  (3,279,083)   (698,642)  (2,721,841)  (1,733,868)
                                         -----------  ----------  -----------  ----------  -----------  -----------
Total increase (decrease) in contract
   owners' equity                         (1,257,546)   (286,101)  (3,285,343)   (625,845)  (3,242,091)  (1,445,821)
Contract owners' equity at beginning of
   period                                  1,257,546   1,543,647    3,285,343   3,911,188   18,093,578   19,539,399
                                         -----------  ----------  -----------  ----------  -----------  -----------
Contract owners' equity at end of
   period                                $        --  $1,257,546  $        --  $3,285,343  $14,851,487  $18,093,578
                                         ===========  ==========  ===========  ==========  ===========  ===========

                                            2008         2007         2008        2007        2008         2007
                                         -----------  ----------  -----------  ----------  -----------  -----------
Units, beginning of period                    95,372     119,228      248,691     301,704      902,777    1,009,726
Units issued                                      37       1,720        1,425      15,898      487,640      497,546
Units redeemed                                95,409      25,576      250,116      68,911      640,153      604,495
                                         -----------  ----------  -----------  ----------  -----------  -----------
Units, end of period                              --      95,372           --     248,691      750,264      902,777
                                         ===========  ==========  ===========  ==========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                              U.S. Government        U.S. High Yield      U.S. Large Cap Value
                                           Securities Series II         Series II               Series I
                                         ------------------------  -------------------  ------------------------
                                             2008         2007       2008       2007        2008         2007
                                         -----------  -----------  --------  ---------  -----------  -----------
Income:
   Dividend distributions received       $   429,491  $   886,415  $ 11,279  $  19,716  $   179,406  $   145,290
Expenses:
   Mortality and expense risk and
      administrative charges                (192,749)    (192,241)   (2,948)    (3,932)    (131,285)    (214,099)
                                         -----------  -----------  --------  ---------  -----------  -----------
Net investment income (loss)                 236,742      694,174     8,331     15,784       48,121      (68,809)
                                         -----------  -----------  --------  ---------  -----------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received            --           --        --         --           --           --
   Net realized gain (loss)                 (555,794)      (6,966)  (12,298)     7,005      376,900    1,092,165
                                         -----------  -----------  --------  ---------  -----------  -----------
Realized gains (losses)                     (555,794)      (6,966)  (12,298)     7,005      376,900    1,092,165
                                         -----------  -----------  --------  ---------  -----------  -----------
Unrealized appreciation (depreciation)
   during the period                         (64,379)    (515,226)  (45,627)   (21,620)  (4,401,358)  (1,152,365)
                                         -----------  -----------  --------  ---------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations           (383,431)     171,982   (49,594)     1,169   (3,976,337)    (129,009)
                                         -----------  -----------  --------  ---------  -----------  -----------
Changes from principal transactions:
   Purchase payments                         173,184      461,271       261        908       49,369       53,630
   Transfers between sub-accounts and
      the company                          3,045,134    1,019,098    25,944     46,920     (701,469)    (499,917)
   Withdrawals                            (2,102,615)  (1,590,044)  (14,745)  (129,426)  (1,544,803)  (2,391,924)
   Annual contract fee                       (18,667)     (18,147)     (877)      (724)      (6,905)      (8,447)
                                         -----------  -----------  --------  ---------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                            1,097,036     (127,822)   10,583    (82,322)  (2,203,808)  (2,846,658)
                                         -----------  -----------  --------  ---------  -----------  -----------
Total increase (decrease) in contract
   owners' equity                            713,605       44,160   (39,011)   (81,153)  (6,180,145)  (2,975,667)
Contract owners' equity at beginning of
   period                                 10,995,869   10,951,709   205,047    286,200   11,523,352   14,499,019
                                         -----------  -----------  --------  ---------  -----------  -----------
Contract owners' equity at end of
   period                                $11,709,474  $10,995,869  $166,036  $ 205,047  $ 5,343,207  $11,523,352
                                         ===========  ===========  ========  =========  ===========  ===========

                                            2008         2007        2008      2007        2008         2007
                                         -----------  -----------  --------  ---------  -----------  -----------
Units, beginning of period                   802,972      809,227    14,592     20,699      793,165      977,700
Units issued                                 909,333      595,153     8,730     17,450       20,605       11,918
Units redeemed                               829,481      601,408     8,138     23,557      202,847      196,453
                                         -----------  -----------  --------  ---------  -----------  -----------
Units, end of period                         882,824      802,972    15,184     14,592      610,923      793,165
                                         ===========  ===========  ========  =========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                           U.S. Large Cap Value                                    UBS Large Cap
                                                 Series II           UBS Large Cap Series I          Series II
                                         ------------------------  -------------------------  ----------------------
                                             2008         2007         2008          2007        2008        2007
                                         -----------  -----------  ------------  -----------  ----------  ----------
Income:
   Dividend distributions received       $   174,257  $    88,106  $    209,820  $   123,861  $   14,313  $    7,089
Expenses:
   Mortality and expense risk and
      administrative charges                (131,826)    (192,502)     (230,780)    (234,845)    (18,837)    (17,859)
                                         -----------  -----------  ------------  -----------  ----------  ----------
Net investment income (loss)                  42,431     (104,396)      (20,960)    (110,984)     (4,524)    (10,770)
                                         -----------  -----------  ------------  -----------  ----------  ----------
Realized gains (losses) on investments:
   Capital gain distributions received            --           --            --      983,609          --      78,344
   Net realized gain (loss)                  237,802      930,669    (1,158,433)     (16,262)    (82,955)    (42,499)
                                         -----------  -----------  ------------  -----------  ----------  ----------
Realized gains (losses)                      237,802      930,669    (1,158,433)     967,347     (82,955)     35,845
                                         -----------  -----------  ------------  -----------  ----------  ----------
Unrealized appreciation (depreciation)
   during the period                      (4,229,552)  (1,050,218)   (6,449,784)  (2,207,055)   (503,091)   (176,640)
                                         -----------  -----------  ------------  -----------  ----------  ----------
Net increase (decrease) in contract
   owners' equity from operations         (3,949,319)    (223,945)   (7,629,177)  (1,350,692)   (590,570)   (151,565)
                                         -----------  -----------  ------------  -----------  ----------  ----------
Changes from principal transactions:
   Purchase payments                         387,949      742,426        43,244       69,570      41,602      11,895
   Transfers between sub-accounts and
      the company                           (254,191)    (542,241)     (617,450)  25,361,453     (33,266)  1,671,424
   Withdrawals                            (1,146,338)  (1,581,499)   (2,572,876)  (2,920,837)   (165,104)    (64,889)
   Annual contract fee                       (28,481)     (33,446)      (13,176)      (9,730)     (5,484)     (3,769)
                                         -----------  -----------  ------------  -----------  ----------  ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           (1,041,061)  (1,414,760)   (3,160,258)  22,500,456    (162,252)  1,614,661
                                         -----------  -----------  ------------  -----------  ----------  ----------
Total increase (decrease) in contract
   owners' equity                         (4,990,380)  (1,638,705)  (10,789,435)  21,149,764    (752,822)  1,463,096
Contract owners' equity at beginning of
   period                                 10,922,557   12,561,262    21,149,764           --   1,612,959     149,863
                                         -----------  -----------  ------------  -----------  ----------  ----------
Contract owners' equity at end of
   period                                $ 5,932,177  $10,922,557  $ 10,360,329  $21,149,764  $  860,137  $1,612,959
                                         ===========  ===========  ============  ===========  ==========  ==========

                                             2008         2007         2008         2007         2008        2007
                                         -----------  -----------  ------------  -----------  ----------  ----------
Units, beginning of period                   697,188      784,347     1,364,068           --     104,356       9,655
Units issued                                  63,792       76,311        18,207    1,591,753       9,976     114,729
Units redeemed                               130,690      163,470       261,313      227,685      20,716      20,028
                                         -----------  -----------  ------------  -----------  ----------  ----------
Units, end of period                         630,290      697,188     1,120,962    1,364,068      93,616     104,356
                                         ===========  ===========  ============  ===========  ==========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                            Utilities Series I        Utilities Series II         Value Series I
                                         ------------------------  ------------------------  ------------------------
                                             2008         2007         2008         2007         2008         2007
                                         -----------  -----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions received       $    97,956  $   103,900  $   166,954  $   133,134  $    73,000  $   157,573
Expenses:
   Mortality and expense risk and
      administrative charges                 (57,739)     (85,743)    (110,718)    (136,012)    (113,640)    (182,525)
                                         -----------  -----------  -----------  -----------  -----------  -----------
Net investment income (loss)                  40,217       18,157       56,236       (2,878)     (40,640)     (24,952)
                                         -----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses) on investments:
   Capital gain distributions received       143,521    1,219,849      272,412    1,910,628      234,260    3,309,015
   Net realized gain (loss)                 (389,538)     642,883     (213,516)     666,504     (175,150)   1,011,245
                                         -----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses)                     (246,017)   1,862,732       58,896    2,577,132       59,110    4,320,260
                                         -----------  -----------  -----------  -----------  -----------  -----------
Unrealized appreciation (depreciation)
   during the period                      (1,431,197)    (653,864)  (3,290,341)    (759,023)  (3,637,078)  (3,486,535)
                                         -----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations         (1,636,997)   1,227,025   (3,175,209)   1,815,231   (3,618,608)     808,773
                                         -----------  -----------  -----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                          11,880       13,911       69,596      259,649       18,381       36,367
   Transfers between sub-accounts and
      the company                           (704,159)    (578,809)    (316,906)    (412,709)  (1,122,279)    (602,521)
   Withdrawals                              (722,904)    (968,393)    (555,143)    (867,915)  (1,202,500)  (2,381,017)
   Annual contract fee                        (3,487)      (4,127)     (16,256)     (16,516)      (4,673)      (5,898)
                                         -----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           (1,418,670)  (1,537,418)    (818,709)  (1,037,491)  (2,311,071)  (2,953,069)
                                         -----------  -----------  -----------  -----------  -----------  -----------
Total increase (decrease) in contract
   owners' equity                         (3,055,667)    (310,393)  (3,993,918)     777,740   (5,929,679)  (2,144,296)
Contract owners' equity at beginning of
   period                                  5,040,757    5,351,150    8,340,129    7,562,389   10,313,900   12,458,196
                                         -----------  -----------  -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                                $ 1,985,090  $ 5,040,757  $ 4,346,211  $ 8,340,129  $ 4,384,221  $10,313,900
                                         ===========  ===========  ===========  ===========  ===========  ===========

                                             2008         2007         2008         2007         2008         2007
                                         -----------  -----------  -----------  -----------  -----------  -----------
Units, beginning of period                   231,208      307,337      250,917      284,084      367,190      471,644
Units issued                                  39,796       34,543       46,253       59,880        8,643       24,664
Units redeemed                               120,192      110,672       80,359       93,047      108,031      129,118
                                         -----------  -----------  -----------  -----------  -----------  -----------
Units, end of period                         150,812      231,208      216,811      250,917      267,802      367,190
                                         ===========  ===========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                       Wellington Small         Wellington Small
                                              Value Series II        Cap Growth Series II     Cap Value Series II
                                         ------------------------  -----------------------  -----------------------
                                             2008         2007         2008        2007         2008        2007
                                         -----------  -----------  -----------  ----------  -----------  ----------
Income:
   Dividend distributions received       $    32,228  $    56,049  $        --  $       --  $    29,902  $   17,860
Expenses:
   Mortality and expense risk and
      administrative charges                 (67,160)     (87,943)     (26,909)    (26,782)     (46,687)    (46,977)
                                         -----------  -----------  -----------  ----------  -----------  ----------
Net investment income (loss)                 (34,932)     (31,894)     (26,909)    (26,782)     (16,785)    (29,117)
                                         -----------  -----------  -----------  ----------  -----------  ----------
Realized gains (losses) on investments:
   Capital gain distributions received       133,236    1,626,248       19,229     371,337        9,292     597,042
   Net realized gain (loss)                 (572,955)     279,573     (365,174)      6,581     (655,429)     (6,502)
                                         -----------  -----------  -----------  ----------  -----------  ----------
Realized gains (losses)                     (439,719)   1,905,821     (345,945)    377,918     (646,137)    590,540
                                         -----------  -----------  -----------  ----------  -----------  ----------
Unrealized appreciation (depreciation)
   during the period                      (1,576,611)  (1,578,787)    (658,038)   (190,952)    (408,670)   (732,113)
                                         -----------  -----------  -----------  ----------  -----------  ----------
Net increase (decrease) in contract
   owners' equity from operations         (2,051,262)     295,140   (1,030,892)    160,184   (1,071,592)   (170,690)
                                         -----------  -----------  -----------  ----------  -----------  ----------
Changes from principal transactions:
   Purchase payments                         170,572      869,446       81,977     453,338      219,782     469,346
   Transfers between sub-accounts and
      the company                           (490,511)     158,139    1,009,841     361,293      545,922   1,199,536
   Withdrawals                              (420,448)    (673,792)     (90,101)   (155,930)    (201,667)   (415,172)
   Annual contract fee                        (9,587)     (11,792)      (3,837)     (1,594)      (4,298)     (4,665)
                                         -----------  -----------  -----------  ----------  -----------  ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                             (749,974)     342,001      997,880     657,107      559,739   1,249,045
                                         -----------  -----------  -----------  ----------  -----------  ----------
Total increase (decrease) in contract
   owners' equity                         (2,801,236)     637,141      (33,012)    817,291     (511,853)  1,078,355
Contract owners' equity at beginning of
   period                                  5,422,769    4,785,628    2,090,135   1,272,844    3,257,965   2,179,610
                                         -----------  -----------  -----------  ----------  -----------  ----------
Contract owners' equity at end of
   period                                $ 2,621,533  $ 5,422,769  $ 2,057,123  $2,090,135  $ 2,746,112  $3,257,965
                                         ===========  ===========  ===========  ==========  ===========  ==========

                                             2008         2007         2008        2007         2008        2007
                                         -----------  -----------  -----------  ----------  -----------  ----------
Units, beginning of period                   274,625      249,611      113,147      72,325      210,691     131,783
Units issued                                  43,711       89,964      133,613      70,184      141,513     162,711
Units redeemed                                87,420       64,950       63,137      29,362      107,934      83,803
                                         -----------  -----------  -----------  ----------  -----------  ----------
Units, end of period                         230,916      274,625      183,623     113,147      244,270     210,691
                                         ===========  ===========  ===========  ==========  ===========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         Wells Capital Core
                                           Bond Series II
                                         ------------------
                                           2008      2007
                                         --------  --------
Income:
   Dividend distributions received       $ 34,074  $ 20,146
Expenses:
   Mortality and expense risk and
      administrative charges               (9,465)   (4,261)
                                         --------  --------
Net investment income (loss)               24,609    15,885
                                         --------  --------
Realized gains (losses) on investments:
   Capital gain distributions received         --        --
   Net realized gain (loss)                (1,548)   (4,956)
                                         --------  --------
Realized gains (losses)                    (1,548)   (4,956)
                                         --------  --------
Unrealized appreciation (depreciation)
   during the period                      (17,849)   (4,157)
                                         --------  --------
Net increase (decrease) in contract
   owners' equity from operations           5,212     6,772
                                         --------  --------
Changes from principal transactions:
   Purchase payments                           --       325
   Transfers between sub-accounts and
      the company                         564,509    54,517
   Withdrawals                            (87,560)  (43,504)
   Annual contract fee                       (243)     (112)
                                         --------  --------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           476,706    11,226
                                         --------  --------
Total increase (decrease) in contract
   owners' equity                         481,918    17,998
Contract owners' equity at beginning of
   period                                 228,740   210,742
                                         --------  --------
Contract owners' equity at end of
   period                                $710,658  $228,740
                                         ========  ========

                                           2008      2007
                                         --------  --------
Units, beginning of period                 17,237    16,571
Units issued                               48,898    30,558
Units redeemed                             13,373    29,892
                                         --------  --------
Units, end of period                       52,762    17,237
                                         ========  ========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2008

1. ORGANIZATION

John Hancock Life Insurance Company of New York, Separate Account A (the "Account") is a separate account established by John Hancock Life Insurance Company of New York (the "Company"). The Company established the Account on July 22, 1992 as a separate account under New York law. The Account operates as a Unit Investment Trust under the Investment Company Act of 1940, as amended, and consists of 130 sub-accounts which are exclusively invested in a corresponding Portfolio of the John Hancock Trust (the "Trust"), and 3 sub-accounts that are invested in portfolios of other Outside Trusts (the "Outside Trusts"). The Account is a funding vehicle for variable annuity contracts issued by the Company. The Account includes contracts issued for the following products:
Venture, Vantage, Vision, Venture III, Wealthmark, and Wealthmark ML3. These products are distinguished principally by the level of expenses and surrender charges.

Each sub-account holds shares of a particular series ("Portfolio") of a registered investment company. Sub-accounts that invest in Portfolios of the Trust may offer three classes of units to fund variable annuity contracts issued by the Company. These classes, Series I, Series II and Series NAV, represent an interest in the same Trust Portfolio, but in different classes of that Portfolio. Series I, Series II and Series NAV shares of the Trust differ in the level of 12b-1 fees and other expenses assessed against the Portfolio's assets.

The Company is a wholly owned subsidiary of John Hancock Life Insurance Company (U.S.A.) ("JHUSA"), which in turn is an indirect, wholly owned subsidiary of the Manufacturers Life Insurance Company which is an indirect, wholly owned subsidiary of Manulife Financial Corporation ("MFC"), a Canadian-based publicly traded stock life insurance company. MFC and its subsidiaries are known collectively as Manulife Financial.

In addition to the Account, certain contract owners may also allocate funds to the Fixed Account, which is part of the Company's general account. Because of exemptive and exclusionary provisions, interests in the Fixed Account have not been registered under the Securities Act of 1933, and the Company's general account has not been registered as an investment company under the Investment Company Act of 1940.

Sub-accounts closed or opened in 2008 are as follows:

SUB-ACCOUNTS CLOSED                                2008
-----------------------------------------------   ------
Dynamic Growth Series I                           Apr 25
Dynamic Growth Series II                          Apr 25
Quantitative Mid Cap Series I                     Apr 25
Quantitative Mid Cap Series II                    Apr 25
U.S. Global Leaders Growth Series I               Apr 25
U.S. Global Leaders Growth Series II              Apr 25
Emerging Growth Series II                          Nov 7
Independence Investment LLC Small Cap Series II    Nov 7
U.S. Core Series I                                 Nov 7
U.S. Core Series II                                Nov 7

SUB-ACCOUNTS OPENED                                2008
-----------------------------------------------   ------
Capital Appreciation Value Series II              Jun 16
Core Allocation Plus Series II                    Jun 18
Disciplined Diversification Series II             Jun 20

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2008

2. SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

VALUATION OF INVESTMENTS

Investments made in the Portfolios of the Trust and of the Outside Trusts are valued at the reported net asset values of such Portfolios. Investment transactions are recorded on the trade date. Income from dividends, and gains from realized gain distributions are recorded on the ex-dividend date. Realized gains and losses on the sales of investments are computed on the basis of the identified cost of the investment sold.

NET ASSETS IN PAYOUT (ANNUITIZATION) PERIOD

A portion of net assets is allocated to annuity policies in the payout period. The liability for these policies is calculated using mortality assumptions and an assumed interest rate. Mortality assumptions are based on the Individual Annuity Mortality Table in effect at the time of annuitization. The assumed investment return is 3% to 4%, as regulated by the laws of the respective states. The mortality risk is borne entirely by the Company and may result in additional amounts being transferred into the variable annuity account by the Company to cover greater longevity of annuitants than expected. Conversely, if amounts allocated exceed amounts required, transfers may be made to the Company.

FEDERAL INCOME TAXES

The operations of the Account are included in the federal income tax return of the Company, which is taxed as a life insurance company under the provisions of the Internal Revenue Code (the Code). Under the current provisions of the Code, the Company does not expect to incur federal income taxes on the earnings of the Account to the extent the earnings are credited under the contracts. Based on this, no charge is being made currently to the Account for federal income taxes.

EXPENSES

The Company assumes mortality and expense risks of the Contracts and provides administrative services to the Account for which asset charges are deducted at various annual rates ranging from 1.15% to 1.90%, depending on the type of contract, of net assets of the sub-account. The Company makes certain other deductions from contract owner payments for premium taxes, rider fees, surrender fees, and annual contract fees, which are accounted for as a reduction of net assets resulting from contract owner transactions.

AMOUNTS RECEIVABLE/PAYABLE

Receivables/Payables from/to Portfolios/the Company are due to unsettled contract transactions (net of asset-based charges) and/or subsequent/preceding purchases/sales of the respective Portfolios' shares. The amounts are due from/to either the respective Portfolio and/or the Company for the benefit of contract owners. There are no unsettled policy transactions at December 31, 2008.

3. TRANSACTIONS WITH AFFILIATES

The Company has an administrative services agreement with Manulife Financial, whereby Manulife Financial or its designee, with the consent of the Company, performs certain services on behalf of the Company necessary for the operation of the Account. John Hancock Investment Management Services, LLC ("JHIMS"), a Delaware limited liability company controlled by JHUSA, serves as investment adviser for the Trust.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2008

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective January 1, 2008, the Company adopted SFAS 157, "Fair Value Measurements" (SFAS 157), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; that is, an exit value. An exit value is not a forced liquidation or distressed sale.

Following SFAS 157 guidance, the Account has categorized its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Account's valuation techniques. A level is assigned to each fair value measurement based on the lowest level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

- Level 1 - Fair value measurements that reflect unadjusted, quoted prices in active markets for identical assets and liabilities that the Account has the ability to access at the measurement date. For sub-accounts which invest in shares of other investment trusts, fair value is typically the net asset value ("NAV") of the corresponding portfolio of the registered investment trust.

- Level 2 - Fair value measurements using inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly.

- Level 3 - Fair value measurements using significant non market observable inputs.

All of the Account's sub-accounts' investments in a portfolio of the Trust and the Outside Trust are valued at Level 1.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                DECEMBER 31, 2008

5. PURCHASES AND SALES OF INVESTMENTS

The cost of purchases including reinvestment of dividend distributions and proceeds from the sales of investments in the Portfolios of the Trust and the Outside Trusts during 2008 were as follows:

                                                              Details of Investments
                                                       ------------------------------------
Sub-account                                                   Purchases            Sales
----------------------------------------------------   ----------------------   -----------
500 Index Fund B Series NAV                                 $   463,418         $ 1,294,475
500 Index Series I                                              941,989           2,713,814
500 Index Series II                                           1,325,959           3,542,878
Active Bond Series I                                            370,720           1,790,298
Active Bond Series II                                         3,507,965          23,008,900
All Cap Core Series I                                           156,792           1,196,678
All Cap Core Series II                                           79,494             776,327
All Cap Growth Series I                                         251,789           2,699,770
All Cap Growth Series II                                        466,459           1,072,553
All Cap Value Series I                                          137,483           1,138,992
All Cap Value Series II                                         476,012           1,639,921
American Asset Allocation Series II                          50,561,407           6,827,235
American Asset High-Income Bond Series II                     1,645,056             908,320
American Blue-Chip Income & Growth Series II                  1,312,804           2,822,249
American Bond Series II                                      19,069,300          39,032,273
American Century - Small Company Series II                        4,887              71,836
American Fundamental Holdings Series II                      60,577,381           3,267,318
American Global Diversification Series II                    55,073,493           4,220,437
American Global Growth Series II                              5,943,865           2,268,757
American Global Small Capitalization Series II                2,738,169           1,455,084
American Growth Series II                                    35,248,585          28,383,001
American Growth-Income Series II                             22,419,585          23,786,288
American International Series II                             19,973,782          16,222,190
American New World Series II                                  3,785,051           3,384,582
Blue Chip Growth Series I                                     2,790,350           7,203,424
Blue Chip Growth Series II                                    6,278,878           3,959,495
Bond Index Trust A Series II                                    450,655             103,215
Capital Appreciation Series I                                   304,244           2,428,958
Capital Appreciation Series II                                  560,872           2,184,755
Capital Appreciation Value Series II                          9,649,204             601,617
CGTC Overseas Equity Series II                                  129,505             278,830
Core Allocation Plus Series II                                3,403,636             249,320
Disciplined Diversification Series II                         5,228,815           1,050,236
Dynamic Growth Series I                                          32,922           3,804,352
Dynamic Growth Series II                                         43,247           2,677,875
Emerging Growth Series II                                       364,782             775,370
Emerging Small Company Series I                                  82,140             762,572
Emerging Small Company Series II                                374,295             889,975
Equity-Income Series I                                        2,638,241          10,315,955
Equity-Income Series II                                       3,598,551           6,447,696
Financial Services Series I                                     300,818             806,302
Financial Services Series II                                  1,289,479           1,141,347
Founding Allocation Series II                                56,088,637          12,022,429
Fundamental Value Series I                                   29,197,134           3,026,282
Fundamental Value Series II                                  10,252,741           7,294,817
Global Allocation Series I                                      180,181             525,791
Global Allocation Series II                                   2,690,135           3,685,569
Global Bond Series I                                          2,253,361           2,546,949
Global Bond Series II                                         8,557,520          11,265,159
Global Trust Series I                                           375,957           2,651,645
Global Trust Series II                                          641,218           1,260,033
Health Sciences Series I                                        935,136           1,867,285
Health Sciences Series II                                     2,083,717           2,474,236

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                DECEMBER 31, 2008

5. PURCHASES AND SALES OF INVESTMENTS-- (CONTINUED)

                                                              Details of Investments
                                                       ------------------------------------
Sub-account                                                   Purchases            Sales
----------------------------------------------------   ----------------------   -----------
High Income Series II                                           127,095             248,492
High Yield Series I                                           2,095,308           3,165,672
High Yield Series II                                          3,843,493           4,228,349
Income & Value Series I                                         850,024           2,876,163
Income & Value Series II                                        622,954           1,789,790
Independence Investment LLC Small Cap Series II                     767              39,676
Index Allocation Series II                                   15,309,315           8,508,007
International Core Series I                                     399,118             906,145
International Core Series II                                    806,593           1,028,311
International Equity Index B Series NAV                         566,388           1,012,359
International Small Cap Series I                                456,992           1,307,403
International Small Cap Series II                             1,031,874           2,034,979
International Value Series I                                  1,217,907           3,352,309
International Value Series II                                 3,324,284           5,522,842
Investment Quality Bond Series I                              1,554,204           3,270,317
Investment Quality Bond Series II                             4,501,611          11,592,296
John Hancock International Equity Index Series I                147,094             504,255
John Hancock International Equity Index Series II               756,807             899,522
John Hancock Strategic Income Series II                         326,032             923,088
Large Cap Value Series I                                        121,643             493,445
Large Cap Value Series II                                       709,200             923,280
Lifestyle Aggressive Series I                                   705,546             587,996
Lifestyle Aggressive Series II                               11,039,971           8,443,596
Lifestyle Balanced Series I                                   5,787,161          12,938,695
Lifestyle Balanced Series II                                202,269,140          94,949,565
Lifestyle Conservative Series I                               5,979,854           6,443,524
Lifestyle Conservative Series II                            103,953,136          35,346,446
Lifestyle Growth Series I                                     3,938,610           7,488,104
Lifestyle Growth Series II                                  211,521,676         104,138,155
Lifestyle Moderate Series I                                   3,335,079           8,385,150
Lifestyle Moderate Series II                                 89,986,044          38,198,172
LMFC Core Equity Series II                                    2,208,114             936,196
Marisco International Opportunities Series II                 2,301,376           2,692,613
Mid Cap Index Series I                                        1,033,711           1,310,988
Mid Cap Index Series II                                       4,839,890           3,867,368
Mid Cap Intersection Series II                                  649,953             299,285
Mid Cap Stock Series I                                        4,314,025           4,188,912
Mid Cap Stock Series II                                       5,005,554           4,299,280
Mid Cap Value Series I                                          464,197           1,795,812
Mid Cap Value Series II                                       1,623,176           3,226,465
Money Market B Series NAV                                     9,384,494           6,188,018
Money Market Series I                                        27,612,945          26,534,488
Money Market Series II                                      153,116,950          85,305,486
Natural Resources Series II                                  12,298,258          14,655,602
Pacific Rim Series I                                            373,028             505,291
Pacific Rim Series II                                         1,990,681           2,185,085
PIM Classic Value Series II                                   1,924,420           1,621,595
PIMCO VIT All Asset Series II                                 1,023,734           1,520,055
Quantitative All Cap Series II                                  725,980           1,977,698

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                DECEMBER 31, 2008

5. PURCHASES AND SALES OF INVESTMENTS-- (CONTINUED)

                                                              Details of Investments
                                                       ------------------------------------
Sub-account                                                   Purchases            Sales
----------------------------------------------------   ----------------------   -----------
Quantitative Mid Cap Series I                               $    18,816         $   327,629
Quantitative Mid Cap Series II                                   70,845           3,153,022
Quantitative Value Series II                                    249,591             610,406
Real Estate Securities Series I                               1,002,085           2,599,774
Real Estate Securities Series II                              3,007,081           5,683,199
Real Return Bond Series II                                    5,518,706           4,689,463
Science & Technology Series I                                   669,322           2,926,008
Science & Technology Series II                                1,739,006           2,934,701
Scudder Equity Index 500 -- B                                   193,030           1,765,649
Scudder Fixed Income -- B                                       434,502           1,669,094
Small Cap Index Series I                                        102,323             414,735
Small Cap Index Series II                                       748,244           1,879,891
Small Cap Opportunities Series I                                156,473             593,276
Small Cap Opportunities Series II                               917,849           1,315,945
Small Company Value Series I                                  1,129,484           3,007,429
Small Company Value Series II                                 1,975,881           5,314,776
Strategic Bond Series I                                       1,493,568           3,500,037
Strategic Bond Series II                                      1,715,841           4,001,391
T Rowe Price Mid Value Series II                                860,675             705,483
Total Return Series I                                         4,181,365           7,606,601
Total Return Series II                                       13,805,304          12,754,489
Total Stock Market Index Series I                                66,144             498,028
Total Stock Market Index Series II                            1,214,855           2,536,698
U.S. Core Series I                                            1,641,935          37,321,040
U.S. Core Series II                                             631,061           7,250,970
U.S. Global Leaders Growth Series I                             166,853           1,264,332
U.S. Global Leaders Growth Series II                            450,058           3,310,876
U.S. Government Securities Series I                           8,715,892          11,106,434
U.S. Government Securities Series II                         12,593,151          11,259,373
U.S. High Yield Series II                                       130,801             111,888
U.S. Large Cap Value Series I                                   396,385           2,552,072
U.S. Large Cap Value Series II                                  846,897           1,845,525
UBS Large Cap Series I                                          414,557           3,595,776
UBS Large Cap Series II                                         124,980             291,756
Utilities Series I                                              795,853           2,030,784
Utilities Series II                                           1,785,960           2,276,019
Value Series I                                                  475,837           2,593,286
Value Series II                                                 876,806           1,528,476
Wellington Small Cap Growth Series II                         1,944,771             954,572
Wellington Small Cap Value Series II                          2,021,275           1,469,029
Wells Capital Core Bond Series II                               688,014             186,699

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                DECEMBER 31, 2008

6. UNIT VALUES

A summary of unit values and units outstanding for variable annuity contracts and the expense and income ratios, excluding expenses of the underlying Portfolios, were as follows:

                                                       AT DECEMBER 31,               FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                            ------------------------------------   -----------------------------------------------
                                                      UNIT FAIR VALUE              EXPENSE RATIO   INVESTMENT       TOTAL RETURN
                                             UNITS      HIGHEST TO       ASSETS      HIGHEST TO      INCOME          HIGHEST TO
            SUB-ACCOUNT              YEAR   (000S)        LOWEST         (000S)       LOWEST*        RATIO**         LOWEST***
----------------------------------   ----   ------   ----------------   --------   -------------   ----------   ------------------
500 Index Fund B Series NAV          2008      669    $7.59 to $7.53    $  5,063   1.85% to 1.40%     2.08%     (38.07)% to (38.35)%
                                     2007      757    12.25 to 12.21       9,257    1.85 to 1.40      1.23        (2.01) to (2.30)
500 Index Series I                   2008      464     7.60 to 7.59        3,518    1.75 to 1.40      0.66       (38.08) to (38.30)
                                     2007      623    12.31 to 12.27       7,643    1.75 to 1.40      2.41          3.43 to 3.07
                                     2006      752    11.94 to 11.66       8,946    1.75 to 1.40      0.92         13.66 to 13.26
                                     2005      947    10.54 to 10.29       9,930    1.75 to 1.40      1.57          2.84 to 2.48
                                     2004    1,259    10.29 to 10.03      12,854    1.75 to 1.40      0.88          8.72 to 8.34
500 Index Series II                  2008      940    10.38 to 10.08       9,531    1.85 to 1.40      0.46       (38.27) to (38.55)
                                     2007    1,081    16.82 to 16.40      17,780    1.85 to 1.40      1.93          3.26 to 2.80
                                     2006    1,168    16.29 to 15.21      18,636    1.85 to 1.40      0.78         13.47 to 12.96
                                     2005    1,316    14.36 to 13.44      18,514    1.85 to 1.40      1.38          2.67 to 0.82
                                     2004    1,368    13.12 to 12.89      18,755    1.75 to 1.40      0.64          8.46 to 8.08
Active Bond Series I                 2008      409    11.72 to 11.57       4,759    1.75 to 1.40      5.02       (11.78) to (12.09)
                                     2007      538    13.29 to 13.17       7,114    1.75 to 1.40      8.45          2.59 to 2.23
                                     2006      666    12.95 to 12.88       8,600    1.75 to 1.40      2.82          2.97 to 2.61
                                     2005      813    12.58 to 12.55      10,219    1.75 to 1.40      0.00          0.64 to 0.41
Active Bond Series II                2008    3,430    11.64 to 11.45      39,615    1.85 to 1.40      4.80       (11.90) to (12.29)
                                     2007    5,138    13.22 to 13.06      67,505    1.85 to 1.40      8.02          1.87 to 0.87
                                     2006    4,968    12.91 to 12.82      63,915    1.85 to 1.40      2.61          2.76 to 2.30
                                     2005    5,038    12.57 to 12.53      63,215    1.85 to 1.40      0.00         0.54 to (0.13)
All Cap Core Series I                2008      330     12.55 to 5.51       3,536    1.75 to 1.40      1.59       (40.47) to (40.68)
                                     2007      397     21.09 to 9.29       7,207    1.75 to 1.40      1.38          1.23 to 0.87
                                     2006      522     20.83 to 9.21       9,535    1.75 to 1.40      0.72         13.16 to 12.76
                                     2005      669     18.41 to 8.17      10,530    1.75 to 1.40      0.79          7.57 to 7.19
                                     2004      839     17.11 to 7.62      12,345    1.75 to 1.40      0.46         14.71 to 14.31
All Cap Core Series II               2008       86    11.36 to 11.03         948    1.85 to 1.40      1.30       (40.59) to (40.86)
                                     2007      128    19.12 to 18.64       2,391    1.85 to 1.40      0.80         0.53 to (4.85)
                                     2006       73    18.94 to 16.71       1,341    1.85 to 1.40      0.52         12.96 to 12.45
                                     2005       73    16.76 to 14.83       1,194    1.85 to 1.40      0.58          7.38 to 2.89
                                     2004       52    15.61 to 13.84         790    1.75 to 1.40      0.31         14.44 to 14.04
All Cap Growth Series I              2008      604     12.78 to 5.39       6,282    1.75 to 1.40      0.29       (42.76) to (42.96)
                                     2007      771     22.33 to 9.45      13,881    1.75 to 1.40      0.04         10.49 to 10.10
                                     2006    1,006     20.21 to 8.59      16,657    1.75 to 1.40      0.00          5.10 to 4.73
                                     2005    1,229     19.23 to 8.20      19,308    1.75 to 1.40      0.00          7.48 to 7.11
                                     2004    1,524     17.89 to 7.65      22,220    1.75 to 1.40      0.00          5.04 to 4.67
All Cap Growth Series II             2008      180     9.48 to 9.20        1,664    1.85 to 1.40      0.11       (42.87) to (43.13)
                                     2007      221    16.60 to 16.18       3,588    1.85 to 1.40      0.00          10.26 to 9.77
                                     2006      288    15.05 to 14.04       4,253    1.85 to 1.40      0.00          4.84 to 4.37
                                     2005      348    14.36 to 13.42       4,923    1.85 to 1.40      0.00          7.26 to 5.24
                                     2004      394    13.39 to 12.54       5,206    1.75 to 1.40      0.00          4.85 to 4.48
All Cap Value Series I               2008      141    12.16 to 11.84       1,689    1.75 to 1.40      0.73       (29.78) to (30.02)
                                     2007      211    17.32 to 16.92       3,593    1.75 to 1.40      1.74          6.81 to 6.44
                                     2006      243    16.21 to 15.90       3,883    1.75 to 1.40      0.95         12.14 to 11.75
                                     2005      265    14.46 to 14.22       3,791    1.75 to 1.40      0.56          4.25 to  3.88
                                     2004      245    13.87 to 13.69       3,371    1.75 to 1.40      0.32         14.34 to 13.94

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2008

6. UNIT VALUES-- (CONTINUED)

                                                       AT DECEMBER 31,               FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                            ------------------------------------   -----------------------------------------------
                                                      UNIT FAIR VALUE              EXPENSE RATIO   INVESTMENT       TOTAL RETURN
                                             UNITS      HIGHEST TO       ASSETS      HIGHEST TO      INCOME          HIGHEST TO
            SUB-ACCOUNT              YEAR   (000S)        LOWEST         (000S)       LOWEST*        RATIO**         LOWEST***
----------------------------------   ----   ------   ----------------   --------   -------------   ----------   ------------------
All Cap Value Series II              2008      348   $13.09 to $12.70   $  4,414   1.85% to 1.40%     0.54%     (29.86)% to (30.18)%
                                     2007      426    18.66 to 18.19       7,724    1.85 to 1.40      1.35          6.53 to 6.05
                                     2006      514    17.52 to 15.89       8,775    1.85 to 1.40      0.79         11.96 to 11.45
                                     2005      550    15.65 to 14.23       8,417    1.85 to 1.40      0.12          3.95 to 2.37
                                     2004      545    15.05 to 13.73       8,079    1.75 to 1.40      0.23         14.18 to 13.78
American Asset Allocation
   Series II                         2008    7,029     8.70 to 8.59       60,763    1.90 to 1.15      3.04       (30.64) to (31.16)
                                     2007    3,023    12.54 to 12.48      37,906    1.90 to 1.15      3.76          0.34 to (0.16)
American Asset High-Income Bond
   Series II                         2008      276     8.96 to 8.85        2,454    1.90 to 1.15      6.87       (25.26) to (25.82)
                                     2007      230    11.99 to 11.93       2,756    1.90 to 1.15     14.42        (4.07) to (4.55)
American Blue-Chip Income &
   Growth Series II                  2008      764    12.44 to 12.13       9,405    1.85 to 1.40      3.95       (37.64) to (37.93)
                                     2007      880    19.96 to 19.54      17,405    1.85 to 1.40      2.09          0.06 to (0.39)
                                     2006    1,055    19.94 to 19.62      20,894    1.85 to 1.40      0.42         15.17 to 14.66
                                     2005    1,071    17.32 to 17.11      18,446    1.85 to 1.40      0.04          5.19 to 1.90
                                     2004    1,052    16.46 to 16.37      17,269    1.75 to 1.40      0.00          7.61 to 7.23
American Bond Series II              2008    6,802    11.87 to 11.55      79,419    1.90 to 1.15      8.97       (10.86) to (11.52)
                                     2007    9,127    13.31 to 13.05     120,045    1.90 to 1.15      4.33          1.58 to (0.20)
                                     2006    5,697    13.10 to 12.96      74,052    1.85 to 1.15      0.00          5.01 to 4.46
                                     2005    1,810    12.42 to 12.39      22,448    1.85 to 1.40      0.00        (0.66) to (0.84)
American Century - Small Company
   Series II                         2008        9     8.42 to 8.24           78    1.85 to 1.40      0.00       (44.09) to (44.35)
                                     2007       14    15.06 to 14.81         217    1.85 to 1.40      0.00        (8.02) to (8.44)
                                     2006       17    16.37 to 16.18         280    1.85 to 1.40      0.00          3.95 to 3.48
                                     2005       32    15.75 to 15.63         508    1.85 to 1.40      0.00          4.52 to (3.06)
                                     2004        4    15.07 to 15.03          67    1.75 to 1.40      0.00         20.56 to 20.28
American Fundamental Holdings
   Series II                         2008    5,408     8.58 to 8.50       46,181    1.90 to 1.15      5.92       (31.76) to (32.27)
                                     2007      350    12.57 to 12.56       4,401    1.90 to 1.15      2.82          0.55 to 0.45
American Global Diversification
   Series II                         2008    4,707     8.09 to 8.02       37,908    1.90 to 1.15      5.46       (35.60) to (36.09)
                                     2007      273    12.56 to 12.55       3,425    1.90 to 1.15      2.93          0.52 to 0.41
American Global Growth Series II     2008    1,289     8.03 to 7.93       10,289    1.90 to 1.15      2.58       (39.39) to (39.84)
                                     2007      996    13.25 to 13.19      13,159    1.90 to 1.15      3.53          6.02 to 5.49
American Global Small
   Capitalization Series II          2008      533     6.18 to 6.10        3,272    1.90 to 1.15      1.36       (54.33) to (54.67)
                                     2007      394    13.52 to 13.46       5,319    1.90 to 1.15      3.02          8.20 to 7.66
American Growth Series II            2008    9,718    12.22 to 7.83      112,969    1.90 to 1.15      1.71       (44.92) to (45.33)
                                     2007    9,075    22.35 to 14.21     194,068    1.90 to 1.15      0.97         11.89 to 10.45
                                     2006    7,988    20.77 to 12.83     160,869    1.85 to 1.15      0.16          8.12 to 2.53
                                     2005    5,750    19.21 to 18.98     109,808    1.85 to 1.40      0.00          13.99 to 6.62
                                     2004    2,975    16.85 to 16.75      49,975    1.75 to 1.40      0.00          10.35 to 9.97
American Growth-Income Series II     2008    8,827    11.94 to 8.53      101,639    1.90 to 1.15      1.92       (38.88) to (39.34)
                                     2007    8,979    19.68 to 13.96     170,839    1.90 to 1.15      2.81          4.44 to 3.28
                                     2006    7,484    19.56 to 13.49     142,470    1.85 to 1.15      0.92          13.03 to 7.76
                                     2005    5,373    17.30 to 17.10      92,410    1.85 to 1.40      0.31          3.83 to 1.45
                                     2004    2,374    16.67 to 16.57      39,432    1.75 to 1.40      0.22          8.30 to 7.92
American International Series II     2008    4,271    17.45 to 8.89       67,146    1.90 to 1.15      3.75       (43.13) to (43.56)
                                     2007    4,182    30.92 to 15.64     117,982    1.90 to 1.15      2.12         20.00 to 18.04
                                     2006    3,719    26.88 to 13.22      94,939    1.85 to 1.15      0.72          16.68 to 5.59
                                     2005    2,544    23.04 to 22.76      58,260    1.85 to 1.40      0.46         19.19 to 14.04
                                     2004    1,125    19.33 to 19.22      21,678    1.75 to 1.40      0.33         17.09 to 16.68

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                DECEMBER 31, 2008

6. UNIT VALUES-- (CONTINUED)

                                                       AT DECEMBER 31,               FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                            ------------------------------------   -----------------------------------------------
                                                      UNIT FAIR VALUE              EXPENSE RATIO   INVESTMENT       TOTAL RETURN
                                             UNITS      HIGHEST TO       ASSETS      HIGHEST TO      INCOME          HIGHEST TO
            SUB-ACCOUNT              YEAR   (000S)        LOWEST         (000S)       LOWEST*        RATIO**         LOWEST***
----------------------------------   ----   ------   ----------------   --------   -------------   ----------   ------------------
American New World Series II         2008      320    $8.48 to $8.37    $  2,693   1.90% to 1.15%     2.39%     (43.32)% to (43.74)%
                                     2007      305    14.95 to 14.88       4,543    1.90 to 1.15      4.54         19.62 to 19.02
Blue Chip Growth Series I            2008    1,661    14.97 to 6.86       19,671    1.75 to 1.40      0.31       (43.34) to (43.54)
                                     2007    1,903    26.42 to 12.14      40,711    1.75 to 1.40      0.71         11.17 to 10.78
                                     2006    2,288    24.22 to 10.96      45,399    1.75 to 1.40      0.21          8.07 to 7.69
                                     2005    2,774    22.46 to 10.18      51,140    1.75 to 1.40      0.42          4.13 to 3.77
                                     2004    3,361    21.63 to 9.81       59,864    1.75 to 1.40      0.12          7.51 to 7.14
Blue Chip Growth Series II           2008    1,373     9.50 to 8.32       13,138    1.90 to 1.15      0.14       (43.29) to (43.71)
                                     2007    1,218    16.87 to 14.68      20,648    1.90 to 1.15      0.38         12.67 to 11.22
                                     2006    1,374    15.64 to 13.17      21,093    1.85 to 1.15      0.03          7.80 to 5.20
                                     2005    1,489    14.51 to 13.41      21,253    1.85 to 1.40      0.00          3.90 to 2.29
                                     2004    1,140    13.97 to 12.94      15,702    1.75 to 1.40      0.06          7.31 to 6.94
Bond Index Trust  A Series II        2008       30    13.49 to 13.39         400    1.85 to 1.40      1.78          4.05 to 3.58
                                     2007        3    12.97 to 12.93          42    1.85 to 1.40      0.24          3.74 to 3.43
Capital Appreciation Series I        2008      966     6.40 to 6.22        6,119    1.75 to 1.40      0.43       (38.10) to (38.32)
                                     2007    1,202    10.34 to 10.09      12,303    1.75 to 1.40      0.27         10.05 to 9.66
                                     2006    1,426     9.40 to 9.20       13,949    1.75 to 1.40      0.00          0.84 to 0.49
                                     2005      216     9.32 to 9.15        1,999    1.75 to 1.40      0.00         12.41 to 12.02
                                     2004      169     8.29 to 8.17        1,387    1.75 to 1.40      0.00          7.80 to 7.43
Capital Appreciation Series II       2008      642     9.73 to 8.62        6,326    1.90 to 1.15      0.22       (38.08) to (38.54)
                                     2007      746    15.83 to 13.92      11,902    1.90 to 1.15      0.08         10.85 to 10.08
                                     2006      868    14.83 to 12.61      12,654    1.85 to 1.15      0.00          1.15 to 0.20
                                     2005      223    14.74 to 13.37       3,233    1.85 to 1.40      0.00         12.12 to 6.15
                                     2004      214    13.14 to 11.95       2,778    1.75 to 1.40      0.00          7.70 to 7.33
Capital Appreciation Value
   Series II                         2008      908     9.08 to 9.04        8,220    1.90 to 1.15      1.55       (27.36) to (27.65)
CGTC Overseas Equity Series II       2008       26    11.28 to 11.09         294    1.85 to 1.40      1.53       (43.00) to (43.26)
                                     2007       36    19.79 to 19.55         715    1.85 to 1.40      1.88         10.64 to 10.14
                                     2006       46    17.89 to 17.75         820    1.85 to 1.40      0.40         17.98 to 17.45
                                     2005       11    15.16 to 15.11         170    1.85 to 1.40      0.00         21.28 to 15.28
Core Allocation Plus Series II       2008      326     8.76 to 8.73        2,847    1.90 to 1.15      1.01       (29.91) to (30.19)
Disciplined Diversification
   Series II                         2008      406     9.15 to 9.11        3,706    1.90 to 1.15      1.89       (26.83) to (27.13)
Dynamic Growth Series I              2008       --     5.78 to 5.34           --    1.75 to 1.40      0.00       (10.06) to (10.16)
                                     2007      668     6.43 to 5.94        4,169    1.75 to 1.40      0.00          7.74 to 7.37
                                     2006      717     5.99 to 5.42        4,168    1.75 to 1.40      0.00          9.49 to 9.11
                                     2005      934     5.49 to 4.96        4,960    1.75 to 1.40      0.00         10.84 to 10.45
                                     2004    1,090     4.97 to 4.49        5,243    1.75 to 1.40      0.00          8.47 to 8.09
Dynamic Growth Series II             2008       --    16.31 to 15.88          --    1.85 to 1.40      0.00       (10.18) to (10.31)
                                     2007      164    18.16 to 17.70       2,931    1.85 to 1.40      0.00          7.66 to 7.17
                                     2006      168    16.87 to 15.80       2,796    1.85 to 1.40      0.00          9.19 to 8.70
                                     2005      202    15.45 to 14.50       3,086    1.85 to 1.40      0.00         10.46 to 0.34
                                     2004      220    13.99 to 13.16       3,047    1.75 to 1.40      0.00          8.49 to 8.11
Emerging Growth Series II            2008       --    10.20 to 9.95           --    1.85 to 1.40      0.37       (49.62) to (49.82)
                                     2007       44    20.25 to 19.83         884    1.85 to 1.40      0.00          2.29 to 1.82
                                     2006       73    19.80 to 19.47       1,426    1.85 to 1.40      0.00          9.84 to 9.35
                                     2005       50    18.02 to 17.81         900    1.85 to 1.40      0.00          5.89 to 1.00
                                     2004       40    17.02 to 16.92         670    1.75 to 1.40      0.00          5.16 to 4.79

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                DECEMBER 31, 2008

6. UNIT VALUES-- (CONTINUED)

                                                       AT DECEMBER 31,               FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                            ------------------------------------   -----------------------------------------------
                                                      UNIT FAIR VALUE              EXPENSE RATIO   INVESTMENT       TOTAL RETURN
                                             UNITS      HIGHEST TO       ASSETS      HIGHEST TO      INCOME          HIGHEST TO
            SUB-ACCOUNT              YEAR   (000S)        LOWEST         (000S)       LOWEST*        RATIO**         LOWEST***
----------------------------------   ----   ------   ----------------   --------   -------------   ----------   ------------------
Emerging Small Company Series I      2008      229   $11.74 to $5.37    $  2,065   1.75% to 1.40%     0.00%     (44.07)% to (44.27)%
                                     2007      273    20.99 to 9.64        4,464    1.75 to 1.40      0.00          6.54 to 6.16
                                     2006      379    19.70 to 9.08        5,866    1.75 to 1.40      0.00          0.99 to 0.63
                                     2005      441    19.51 to 9.03        6,901    1.75 to 1.40      0.00          3.59 to 3.23
                                     2004      532    18.84 to 8.74        8,031    1.75 to 1.40      0.00          9.97 to 9.58
Emerging Small Company Series II     2008      251     8.92 to 8.66        2,201    1.85 to 1.40      0.00       (44.19) to (44.44)
                                     2007      285    15.99 to 15.59       4,486    1.85 to 1.40      0.00          6.33 to 5.85
                                     2006      335    15.04 to 14.11       4,967    1.85 to 1.40      0.00          0.76 to 0.31
                                     2005      362    14.92 to 14.04       5,343    1.85 to 1.40      0.00          3.40 to (0.21)
                                     2004      363    14.43 to 13.61       5,183    1.75 to 1.40      0.00          9.76 to 9.38
Equity-Income Series I               2008    1,451    23.22 to 12.85      28,858    1.75 to 1.40      2.28       (36.86) to (37.08)
                                     2007    1,807    36.77 to 20.43      56,669    1.75 to 1.40      2.82          1.90 to 1.54
                                     2006    2,087    36.09 to 20.12      65,058    1.75 to 1.40      1.53         17.37 to 16.96
                                     2005    2,415    30.74 to 17.20      64,504    1.75 to 1.40      1.30          2.48 to 2.12
                                     2004    2,836    30.00 to 16.84      74,171    1.75 to 1.40      1.31         13.21 to 12.81
Equity-Income Series II              2008    1,833    10.81 to 8.86       20,119    1.90 to 1.15      2.14       (36.89) to (37.37)
                                     2007    2,077    17.26 to 14.04      36,349    1.90 to 1.15      2.51          2.49 to 1.97
                                     2006    2,177    17.74 to 13.74      37,727    1.85 to 1.15      1.36         17.12 to 9.77
                                     2005    2,271    15.18 to 14.66      33,757    1.85 to 1.40      0.88          2.28 to 0.18
                                     2004    1,869    14.88 to 14.44      27,207    1.75 to 1.40      0.96         13.01 to 12.62
Financial Services Series I          2008       73     8.82 to 8.58          631    1.75 to 1.40      0.76       (45.43) to (45.62)
                                     2007      117    16.16 to 15.78       1,856    1.75 to 1.40      1.14        (8.12) to (8.44)
                                     2006      199    17.58 to 17.24       3,472    1.75 to 1.40      0.34         21.41 to 20.99
                                     2005      163    14.48 to 14.25       2,332    1.75 to 1.40      0.41          8.25 to 7.88
                                     2004      196    13.38 to 13.21       2,605    1.75 to 1.40      0.40          8.84 to 8.46
Financial Services Series II         2008      294     9.26 to 7.25        2,733    1.90 to 1.15      0.63       (45.39) to (45.80)
                                     2007      295    17.09 to 13.27       5,040    1.90 to 1.15      0.90        (4.45) to (8.00)
                                     2006      309    19.16 to 14.39       5,828    1.85 to 1.15      0.20         21.07 to 14.95
                                     2005      273    15.85 to 15.57       4,303    1.85 to 1.40      0.21          8.11 to 7.17
                                     2004      287    14.70 to 14.50       4,189    1.75 to 1.40      0.25          8.55 to 8.17
Founding Allocation Series II        2008   10,027     7.65 to 7.56       76,269    1.90 to 1.15      3.04       (36.29) to (36.77)
                                     2007    5,985    12.01 to 11.95      71,857    1.90 to 1.15      1.09        (3.90) to (4.38)
Fundamental Value Series I           2008    2,965    10.08 to 9.82       29,695    1.75 to 1.40      3.25       (40.17) to (40.38)
                                     2007      492    16.85 to 16.46       8,158    1.75 to 1.40      1.58          2.59 to 2.23
                                     2006      560    16.43 to 16.10       9,076    1.75 to 1.40      0.83         12.93 to 12.53
                                     2005      664    14.55 to 14.31       9,548    1.75 to 1.40      0.46          7.33 to 6.96
                                     2004      726    13.55 to 13.38       9,740    1.75 to 1.40      0.49         10.24 to 9.86
Fundamental Value Series II          2008    2,935    10.60 to 8.38       30,995    1.90 to 1.15      0.68       (40.15) to (40.60)
                                     2007    2,595    17.85 to 14.00      45,930    1.90 to 1.15      1.18          4.11 to 2.68
                                     2006    2,101    17.92 to 13.60      36,932    1.85 to 1.15      0.59         12.66 to 8.68
                                     2005    1,514    15.91 to 15.65      23,935    1.85 to 1.40      0.21          7.19 to 4.28
                                     2004    1,169    14.86 to 14.71      17,273    1.75 to 1.40      0.35          9.89 to 9.51
Global Allocation Series I           2008      133     8.46 to 8.36        1,115    1.75 to 1.40      4.86       (35.21) to (35.44)
                                     2007      168    13.06 to 12.95       2,187    1.75 to 1.40      6.09          3.66 to 3.30
                                     2006      210    12.60 to 12.39       2,641    1.75 to 1.40      1.08         11.93 to 11.54
                                     2005      250    11.25 to 11.10       2,807    1.75 to 1.40      1.00          4.73 to 4.37
                                     2004      266    10.77 to 10.62       2,853    1.75 to 1.40      1.10         11.16 to 10.77

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                DECEMBER 31, 2008

6. UNIT VALUES-- (CONTINUED)

                                                       AT DECEMBER 31,               FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                            ------------------------------------   -----------------------------------------------
                                                      UNIT FAIR VALUE              EXPENSE RATIO   INVESTMENT       TOTAL RETURN
                                             UNITS      HIGHEST TO       ASSETS      HIGHEST TO      INCOME          HIGHEST TO
            SUB-ACCOUNT              YEAR   (000S)        LOWEST         (000S)       LOWEST*        RATIO**         LOWEST***
----------------------------------   ----   ------   ----------------   --------   -------------   ----------   ------------------
Global Allocation Series II          2008    1,139   $10.62 to $8.95    $ 11,734   1.90% to 1.15%     4.80%     (35.15)% to (35.63)%
                                     2007    1,249    16.49 to 13.80      19,965    1.90 to 1.15      6.28          3.66 to 3.63
                                     2006    1,090    16.41 to 13.29      17,185    1.85 to 1.15      0.73         11.71 to 6.14
                                     2005      538    14.69 to 13.74       7,720    1.85 to 1.40      0.68          4.47 to 3.14
                                     2004      278    14.06 to 13.18       3,864    1.75 to 1.40      0.74         10.96 to 10.57
Global Bond Series I                 2008      206    27.85 to 17.71       4,729    1.75 to 1.40      0.63        (5.81) to (6.14)
                                     2007      217    29.57 to 18.87       5,364    1.75 to 1.40      7.20          8.10 to 7.72
                                     2006      252    27.35 to 17.51       5,851    1.75 to 1.40      0.00          3.81 to 3.45
                                     2005      280    26.35 to 16.93       6,328    1.75 to 1.40      4.76        (7.84) to (8.16)
                                     2004      290    28.59 to 18.43       7,259    1.75 to 1.40      3.76          8.71 to 8.33
Global Bond Series II                2008    1,046    16.51 to 12.92      17,079    1.90 to 1.15      0.58        (5.75) to (6.46)
                                     2007    1,202    17.65 to 13.71      20,931    1.90 to 1.15      6.99          8.09 to 6.56
                                     2006    1,045    17.40 to 12.66      17,310    1.85 to 1.15      0.00          3.61 to 1.12
                                     2005      632    16.83 to 15.99      10,257    1.85 to 1.40      3.99        (3.01) to (8.27)
                                     2004      459    18.33 to 17.49       8,103    1.75 to 1.40      2.91          8.54 to 8.16
Global Trust Series I                2008      486    19.74 to 9.55        8,860    1.75 to 1.40      1.86       (40.39) to (40.60)
                                     2007      585    33.11 to 16.07      17,812    1.75 to 1.40      2.27        (0.08) to (0.43)
                                     2006      722    33.14 to 16.14      22,073    1.75 to 1.40      1.34         18.65 to 18.24
                                     2005      835    27.93 to 13.65      21,550    1.75 to 1.40      1.33          9.19 to 8.81
                                     2004    1,093    25.58 to 12.54      26,117    1.75 to 1.40      1.77         13.16 to 12.76
Global Trust Series II               2008      386    11.22 to 10.89       4,288    1.85 to 1.40      1.68       (40.48) to (40.75)
                                     2007      432    18.85 to 18.37       8,056    1.85 to 1.40      1.25        (0.77) to (4.80)
                                     2006      252    18.91 to 18.43       4,726    1.85 to 1.40      1.11         18.43 to 17.90
                                     2005      242    15.96 to 15.60       3,839    1.85 to 1.40      1.10          8.97 to 4.62
                                     2004      156    14.65 to 14.35       2,271    1.75 to 1.40      1.22         12.94 to 12.54
Health Sciences Series I             2008      141    13.99 to 13.62       1,940    1.75 to 1.40      0.00       (30.88) to (31.12)
                                     2007      207    20.25 to 19.78       4,139    1.75 to 1.40      0.00         16.03 to 15.62
                                     2006      233    17.45 to 17.11       4,022    1.75 to 1.40      0.00          6.87 to 6.50
                                     2005      244    16.33 to 16.06       3,937    1.75 to 1.40      0.00         11.08 to 10.69
                                     2004      298    14.70 to 14.51       4,345    1.75 to 1.40      0.00         13.70 to 13.30
Health Sciences Series II            2008      394    14.77 to 10.75       5,751    1.90 to 1.15      0.00       (30.86) to (31.38)
                                     2007      423    21.53 to 15.55       9,050    1.90 to 1.15      0.00         16.09 to 15.60
                                     2006      452    19.12 to 13.36       8,397    1.85 to 1.15      0.00          7.16 to 6.19
                                     2005      444    17.93 to 15.95       7,782    1.85 to 1.40      0.00         10.87 to 8.29
                                     2004      437    16.17 to 14.42       6,927    1.75 to 1.40      0.00         13.44 to 13.04
High Income Series II                2008        9     6.44 to 6.36           57    1.90 to 1.15      9.67       (44.23) to (44.65)
                                     2007       18    11.56 to 11.50         212    1.90 to 1.15     10.05        (7.56) to (8.02)
High Yield Series I                  2008      322    12.00 to 9.99        3,433    1.75 to 1.40      7.94       (30.50) to (30.75)
                                     2007      405    17.27 to 14.42       6,307    1.75 to 1.40     12.10          0.22 to (0.14)
                                     2006      576    17.23 to 14.44       8,974    1.75 to 1.40      6.86          8.84 to 8.46
                                     2005      696    15.83 to 13.31      10,061    1.75 to 1.40      4.80          2.26 to 1.90
                                     2004      904    15.48 to 13.07      12,865    1.75 to 1.40      6.35          9.51 to 9.13
High Yield Series II                 2008      513    11.68 to 9.24        5,991    1.90 to 1.15      8.22       (30.51) to (31.03)
                                     2007      542    16.93 to 13.30       9,166    1.90 to 1.15     12.03          0.20 to (1.97)
                                     2006      694    17.42 to 13.24      11,893    1.85 to 1.15      6.91          8.71 to 5.80
                                     2005      759    16.03 to 15.43      11,992    1.85 to 1.40      3.56          2.12 to 0
                                     2004      974    15.70 to 15.15      15,077    1.75 to 1.40      4.72          9.30 to 8.92

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                DECEMBER 31, 2008

6. UNIT VALUES-- (CONTINUED)

                                                       AT DECEMBER 31,               FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                            ------------------------------------   -----------------------------------------------
                                                      UNIT FAIR VALUE              EXPENSE RATIO   INVESTMENT       TOTAL RETURN
                                             UNITS      HIGHEST TO       ASSETS      HIGHEST TO      INCOME          HIGHEST TO
            SUB-ACCOUNT              YEAR   (000S)        LOWEST         (000S)       LOWEST*        RATIO**         LOWEST***
----------------------------------   ----   ------   ----------------   --------   -------------   ----------   ------------------
Income & Value Series I              2008      565   $19.20 to $10.31   $  8,991   1.75% to 1.40%     2.92%     (31.10)% to (31.34)%
                                     2007      691    27.87 to 15.02      16,026    1.75 to 1.40      3.93        (0.30) to (0.65)
                                     2006      832    27.95 to 15.12      19,390    1.75 to 1.40      2.08          7.16 to 6.78
                                     2005      977    26.08 to 14.16      21,592    1.75 to 1.40      1.71          3.76 to 3.40
                                     2004    1,195    25.14 to 13.70      25,291    1.75 to 1.40      1.25          6.14 to 5.77
Income & Value Series II             2008      490    10.49 to 8.94        5,209    1.90 to 1.15      2.79       (31.03) to (31.55)
                                     2007      594    15.33 to 12.97       9,199    1.90 to 1.15      3.59          0.24 to (0.25)
                                     2006      695    15.85 to 12.97      10,855    1.85 to 1.15      1.81          6.92 to 3.62
                                     2005      739    14.82 to 14.18      10,815    1.85 to 1.40      1.48          3.53 to 1.56
                                     2004      705    14.32 to 13.73       9,986    1.75 to 1.40      0.91          5.92 to 5.55
Independence Investment LLC Small
   Cap Series II                     2008       --     8.58 to 8.44           --    1.85 to 1.40      0.00       (42.20) to (42.43)
                                     2007        4    14.84 to 14.66          65    1.85 to 1.40      0.00        (1.11) to (1.56)
                                     2006        5    16.60 to 14.90          72    1.85 to 1.40      0.00          5.92 to 5.45
                                     2005        4    15.71 to 14.13          60    1.85 to 1.40      0.00         13.34 to (0.08)
Index Allocation Series II           2008    3,461    10.15 to 10.13      35,248    1.90 to 1.15      1.22       (27.32) to (27.86)
                                     2007    2,939    14.07 to 13.94      41,358    1.90 to 1.15      4.15          5.33 to 5.12
                                     2006      967    13.52 to 13.21      13,001    1.85 to 1.15      2.84          8.17 to 5.51
International Core Series I          2008      215    12.35 to 8.91        2,367    1.75 to 1.40      5.00       (39.48) to (39.69)
                                     2007      256    20.40 to 14.78       4,709    1.75 to 1.40      2.13          9.86 to 9.48
                                     2006      308    18.57 to 13.50       5,223    1.75 to 1.40      0.60         23.04 to 22.61
                                     2005      327    15.09 to 11.01       4,486    1.75 to 1.40      0.76         14.34 to 13.94
                                     2004      344    13.20 to 9.66        4,161    1.75 to 1.40      0.86         13.98 to 13.58
International Core Series II         2008      124    12.71 to 8.88        1,590    1.90 to 1.15      4.53       (39.48) to (39.93)
                                     2007      146    21.16 to 14.67       3,122    1.90 to 1.15      1.79          9.86 to 9.32
                                     2006      159    20.21 to 13.32       3,123    1.85 to 1.15      0.42         22.89 to 6.43
                                     2005       98    16.48 to 15.90       1,581    1.85 to 1.40      0.00         14.10 to 11.19
                                     2004       88    14.48 to 14.03       1,248    1.75 to 1.40      0.68         13.75 to 13.35
International Equity Index B
   Series NAV                        2008      308     7.23 to 7.17        2,216    1.85 to 1.40      2.59       (45.16) to (45.41)
                                     2007      357    13.18 to 13.14       4,705    1.85 to 1.40      1.99          5.44 to 5.13
International Small Cap Series I     2008      255    13.20 to 6.83        2,774    1.75 to 1.40      2.54       (53.64) to (53.80)
                                     2007      302    28.48 to 14.79       7,175    1.75 to 1.40      2.69          8.59 to 8.21
                                     2006      360    26.22 to 13.67       8,037    1.75 to 1.40      1.17         25.96 to 25.52
                                     2005      357    20.82 to 10.89       6,725    1.75 to 1.40      0.88          8.58 to 8.20
                                     2004      449    19.17 to 10.06       7,886    1.75 to 1.40      0.13         19.38 to 18.96
International Small Cap Series II    2008      263    11.88 to 6.85        3,017    1.90 to 1.15      2.26       (53.65) to (54.00)
                                     2007      317    25.82 to 14.79       7,891    1.90 to 1.15      2.44          8.63 to 6.00
                                     2006      290    25.04 to 13.58       6,936    1.85 to 1.15      0.95         25.78 to 8.50
                                     2005      255    19.96 to 19.17       4,950    1.85 to 1.40      0.23          8.35 to 3.91
                                     2004      245    18.47 to 17.82       4,400    1.75 to 1.40      0.08         19.18 to 18.77
International Value Series I         2008      654    12.42 to 12.09       8,050    1.75 to 1.40      3.26       (43.47) to (43.67)
                                     2007      815    21.97 to 21.45      17,773    1.75 to 1.40      4.21          8.00 to 7.62
                                     2006      988    20.35 to 19.93      19,990    1.75 to 1.40      1.86         27.79 to 27.35
                                     2005    1,098    15.92 to 15.65      17,391    1.75 to 1.40      0.49          9.01 to 8.63
                                     2004      466    14.61 to 14.40       6,761    1.75 to 1.40      1.26         19.85 to 19.43
International Value Series II        2008      982    13.62 to 8.64       13,483    1.90 to 1.15      3.12       (43.47) to (43.89)
                                     2007    1,141    24.28 to 15.28      27,912    1.90 to 1.15      3.64         10.80 to 8.10
                                     2006    1,023    24.17 to 14.10      23,440    1.85 to 1.15      1.67         27.48 to 12.65
                                     2005    1,029    19.01 to 17.87      18,690    1.85 to 1.40      0.60          8.78 to 5.30
                                     2004      790    17.52 to 16.55      13,194    1.75 to 1.40      0.98         19.68 to 19.26

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                DECEMBER 31, 2008

6. UNIT VALUES-- (CONTINUED)

                                                       AT DECEMBER 31,               FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                            ------------------------------------   -----------------------------------------------
                                                      UNIT FAIR VALUE              EXPENSE RATIO   INVESTMENT       TOTAL RETURN
                                             UNITS      HIGHEST TO       ASSETS      HIGHEST TO      INCOME          HIGHEST TO
            SUB-ACCOUNT              YEAR   (000S)        LOWEST         (000S)       LOWEST*        RATIO**         LOWEST***
----------------------------------   ----   ------   ----------------   --------   -------------   ----------   ------------------
Investment Quality Bond Series I     2008      355   $26.96 to $16.66   $  7,499   1.75% to 1.40%     6.14%      (3.04)% to (3.38)%
                                     2007      456    27.80 to 17.24       9,925    1.75 to 1.40      8.82          4.72 to 4.35
                                     2006      545    26.55 to 16.52      11,394    1.75 to 1.40      6.35          2.13 to 1.78
                                     2005      659    25.99 to 16.23      13,684    1.75 to 1.40      5.85          0.84 to 0.49
                                     2004      812    25.78 to 16.15      17,006    1.75 to 1.40      6.00          3.35 to 2.99
Investment Quality Bond Series II    2008    1,422    14.62 to 13.23      20,940    1.90 to 1.15      5.94        (2.95) to (3.67)
                                     2007    1,980    15.17 to 13.63      30,162    1.90 to 1.15      8.71          4.70 to 2.41
                                     2006    1,826    14.94 to 12.99      26,873    1.85 to 1.15      5.47          4.16 to 1.47
                                     2005    1,168    14.66 to 14.42      17,007    1.85 to 1.40      3.82          0.61 to (0.28)
                                     2004      499    14.57 to 14.44       7,232    1.75 to 1.40      5.22          3.19 to 2.83
John Hancock International Equity
   Index Series I                    2008       64    12.99 to 12.78         816    1.75 to 1.40      1.94       (45.32) to (45.51)
                                     2007       82    23.76 to 23.45       1,939    1.75 to 1.40      3.68         13.81 to 13.41
                                     2006       82    20.87 to 20.68       1,708    1.75 to 1.40      0.81         23.75 to 23.31
                                     2005       65    16.87 to 16.77       1,087    1.75 to 1.40      0.94         15.00 to 14.60
                                     2004       69    14.67 to 14.64       1,006    1.75 to 1.40      0.48         17.35 to 17.08
John Hancock International Equity
   Index Series II                   2008      178    12.87 to 12.60       2,266    1.85 to 1.40      1.89       (45.42) to (45.67)
                                     2007      188    23.58 to 23.19       4,401    1.85 to 1.40      3.48         13.55 to 13.04
                                     2006      199    20.76 to 20.52       4,102    1.85 to 1.40      0.61         23.52 to 22.97
                                     2005      184    16.81 to 16.68       3,077    1.85 to 1.40      0.71         14.78 to 11.46
                                     2004      166    16.65 to 14.61       2,436    1.75 to 1.40      0.38         17.17 to 16.89
John Hancock Strategic Income
   Series II                         2008       85    13.00 to 12.73       1,094    1.85 to 1.40      9.19       (10.04) to (10.44)
                                     2007      136    14.45 to 14.22       1,943    1.85 to 1.40      1.77          4.06 to 3.59
                                     2006      163    13.89 to 13.73       2,244    1.85 to 1.40      3.01          2.43 to 1.97
                                     2005      127    13.56 to 13.46       1,719    1.85 to 1.40      4.43          0.73 to 0.23
                                     2004       55    13.48 to 13.45         746    1.75 to 1.40      1.87          7.86 to 7.61
Large Cap Value Series I             2008       84    15.97 to 15.66       1,318    1.75 to 1.40      1.47       (36.80) to (37.03)
                                     2007      101    25.27 to 24.86       2,535    1.75 to 1.40      0.94          2.92 to 2.56
                                     2006      123    24.56 to 24.24       2,993    1.75 to 1.40      0.00          1.48 to 1.45
Large Cap Value Series II            2008      287    15.91 to 15.51       4,533    1.85 to 1.40      1.34       (36.91) to (37.20)
                                     2007      297    25.22 to 24.70       7,440    1.85 to 1.40      0.62          2.73 to 2.26
                                     2006      356    24.55 to 24.15       8,694    1.85 to 1.40      0.26         14.15 to 13.64
                                     2005      232    21.51 to 21.25       4,959    1.85 to 1.40      0.00         13.66 to 3.74
                                     2004      136    18.92 to 18.81       2,557    1.75 to 1.40      0.89         19.84 to 19.42
Lifestyle Aggressive Series I        2008      250    11.52 to 8.90        2,573    1.75 to 1.40      1.72       (42.80) to (43.00)
                                     2007      277    20.14 to 15.61       4,983    1.75 to 1.40      9.33          7.03 to 6.66
                                     2006      320    18.82 to 14.63       5,390    1.75 to 1.40      7.66         13.86 to 13.46
                                     2005      378    16.53 to 12.90       5,514    1.75 to 1.40      1.92          9.10 to 8.72
                                     2004      442    15.15 to 11.86       6,042    1.75 to 1.40      0.77         14.44 to 14.04
Lifestyle Aggressive Series II       2008    2,297    11.14 to 8.01       25,699    1.90 to 1.15      1.60       (42.81) to (43.24)
                                     2007    2,375    19.63 to 14.00      46,731    1.90 to 1.15      9.28          7.57 to 7.16
                                     2006    3,106    18.89 to 13.01      58,044    1.85 to 1.15      7.68         13.59 to 4.07
                                     2005    3,243    16.63 to 16.36      53,631    1.85 to 1.40      1.84          8.94 to 4.45
                                     2004    3,055    15.26 to 15.12      46,433    1.75 to 1.40      0.63         14.44 to 14.04
Lifestyle Balanced Series I          2008    1,855    15.63 to 11.42      24,806    1.75 to 1.40      2.84       (32.26) to (32.49)
                                     2007    2,442    23.06 to 16.92      47,729    1.75 to 1.40      7.57          4.98 to 4.61
                                     2006    2,969    21.97 to 16.17      56,071    1.75 to 1.40      5.48         11.17 to 10.78
                                     2005    3,308    19.76 to 14.60      56,410    1.75 to 1.40      3.96          5.40 to 5.03
                                     2004    3,491    18.75 to 13.90      56,752    1.75 to 1.40      2.24         11.91 to 11.52

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                DECEMBER 31, 2008

6. UNIT VALUES-- (CONTINUED)

                                                       AT DECEMBER 31,               FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                            ------------------------------------   -----------------------------------------------
                                                      UNIT FAIR VALUE              EXPENSE RATIO   INVESTMENT       TOTAL RETURN
                                             UNITS      HIGHEST TO       ASSETS      HIGHEST TO      INCOME          HIGHEST TO
            SUB-ACCOUNT              YEAR   (000S)        LOWEST         (000S)       LOWEST*        RATIO**         LOWEST***
----------------------------------   ----   ------   ----------------   --------   -------------   ----------   ------------------
Lifestyle Balanced Series II         2008   52,147    $12.43 to $9.45   $607,184   1.90% to 1.15%     3.26%     (32.23)% to (32.74)%
                                     2007   47,212    18.48 to 13.95     828,590    1.90 to 1.15      7.40          5.04 to 4.60
                                     2006   36,439    18.14 to 13.22     636,831    1.85 to 1.15      4.89         10.95 to 5.74
                                     2005   24,002    16.35 to 15.98     388,167    1.85 to 1.40      3.17          5.32 to 2.07
                                     2004   11,111    15.52 to 15.21     171,110    1.75 to 1.40      1.43         11.83 to 11.44
Lifestyle Conservative Series I      2008      751    18.51 to 14.17      11,787    1.75 to 1.40      4.02       (16.74) to (17.04)
                                     2007      810    22.23 to 17.08      15,463    1.75 to 1.40      8.00          3.91 to 3.54
                                     2006      856    21.39 to 16.50      15,451    1.75 to 1.40      4.62          6.93 to 6.56
                                     2005      906    20.01 to 15.48      15,367    1.75 to 1.40      4.82          1.46 to 1.10
                                     2004      951    19.72 to 15.31      16,109    1.75 to 1.40      3.70          7.07 to 6.70
Lifestyle Conservative Series II     2008    9,579    13.26 to 11.43     125,592    1.90 to 1.15      5.28       (16.64) to (17.27)
                                     2007    5,317    16.03 to 13.71      84,601    1.90 to 1.15      8.10          3.96 to 2.30
                                     2006    4,437    15.90 to 13.12      69,236    1.85 to 1.15      4.41          6.63 to 4.99
                                     2005    3,608    14.91 to 14.67      53,306    1.85 to 1.40      4.29          1.38 to 0.19
                                     2004    2,223    14.71 to 14.57      32,473    1.75 to 1.40      3.04          7.00 to 6.62
Lifestyle Growth Series I            2008    1,376    13.80 to 10.04      16,384    1.75 to 1.40      2.33       (37.49) to (37.71)
                                     2007    1,701    22.08 to 16.12      32,488    1.75 to 1.40      7.74          6.02 to 5.65
                                     2006    1,922    20.82 to 15.25      34,748    1.75 to 1.40      6.04         11.93 to 11.54
                                     2005    1,986    18.61 to 13.68      32,112    1.75 to 1.40      2.86          7.16 to 6.78
                                     2004    2,178    17.36 to 12.81      33,490    1.75 to 1.40      1.45         12.99 to 12.60
Lifestyle Growth Series II           2008   60,322    11.77 to 8.73      659,686    1.90 to 1.15      2.50       (37.39) to (37.87)
                                     2007   55,721    18.95 to 13.94     992,822    1.90 to 1.15      7.32          6.03 to 5.96
                                     2006   39,974    18.43 to 13.09     706,919    1.85 to 1.15      5.22         11.71 to 4.69
                                     2005   22,032    16.49 to 16.14     359,838    1.85 to 1.40      2.29          7.01 to 3.18
                                     2004   10,656    15.41 to 15.12     163,056    1.75 to 1.40      0.83         13.00 to 12.61
Lifestyle Moderate Series I          2008      955    16.90 to 12.46      13,419    1.75 to 1.40      3.29       (25.29) to (25.55)
                                     2007    1,329    22.62 to 16.73      24,871    1.75 to 1.40      7.57          3.82 to 3.46
                                     2006    1,517    21.79 to 16.17      27,295    1.75 to 1.40      4.68          8.88 to 8.51
                                     2005    1,618    20.01 to 14.90      26,757    1.75 to 1.40      4.20          2.71 to 2.35
                                     2004    1,721    19.48 to 14.56      28,156    1.75 to 1.40      2.90          9.49 to 9.11
Lifestyle Moderate Series II         2008   16,671    12.62 to 10.27     201,465    1.90 to 1.15      4.25       (25.23) to (25.79)
                                     2007   13,562    17.01 to 13.73     224,500    1.90 to 1.15      7.54          3.88 to 2.82
                                     2006   10,417    16.89 to 13.15     171,943    1.85 to 1.15      4.21          8.65 to 5.24
                                     2005    7,557    15.54 to 15.29     116,397    1.85 to 1.40      3.53          2.56 to 1.04
                                     2004    4,269    15.15 to 15.00      64,245    1.75 to 1.40      1.99          9.49 to 9.11
LMFC Core Equity Series II           2008      486     6.25 to 5.59        3,081    1.90 to 1.15      12.89      (55.11) to (55.45)
                                     2007      400    14.02 to 12.46       5,664    1.90 to 1.15      0.00        (5.72) to (7.14)
                                     2006      425    15.42 to 13.39       6,530    1.85 to 1.15      0.00          7.37 to 4.53
                                     2005      360    14.68 to 14.58       5,273    1.85 to 1.40      0.00          4.30 to 2.92
                                     2004      128    14.08 to 14.05       1,795    1.75 to 1.40      0.00         12.63 to 12.37
Marisco International
   Opportunities Series II           2008      227    10.59 to 7.71        2,323    1.90 to 1.15      0.94       (51.23) to (51.60)
                                     2007      256    21.88 to 15.80       5,511    1.90 to 1.15      1.39         21.50 to 18.39
                                     2006      166    18.78 to 13.31       3,092    1.85 to 1.15      0.27         22.18 to 6.37
                                     2005       39    15.37 to 15.32         601    1.85 to 1.40      0.00         22.94 to 17.57
Mid Cap Index Series I               2008      105    12.95 to 12.55       1,341    1.75 to 1.40      0.85       (37.30) to (37.52)
                                     2007      128    20.66 to 20.08       2,618    1.75 to 1.40      1.30          6.01 to 5.64
                                     2006      134    19.49 to 19.01       2,584    1.75 to 1.40      0.62          8.19 to 7.82
                                     2005      126    18.01 to 17.63       2,256    1.75 to 1.40      0.50         10.47 to 10.08
                                     2004      136    16.30 to 16.02       2,201    1.75 to 1.40      0.39         14.21 to 13.81

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                DECEMBER 31, 2008


6. UNIT VALUES-- (CONTINUED)

                                                       AT DECEMBER 31,               FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                            ------------------------------------   -----------------------------------------------
                                                      UNIT FAIR VALUE              EXPENSE RATIO   INVESTMENT       TOTAL RETURN
                                             UNITS      HIGHEST TO       ASSETS      HIGHEST TO      INCOME          HIGHEST TO
            SUB-ACCOUNT              YEAR   (000S)        LOWEST         (000S)       LOWEST*        RATIO**         LOWEST***
----------------------------------   ----   ------   ----------------   --------   -------------   ----------   ------------------
Mid Cap Index Series II              2008      713   $11.53 to $8.46    $  8,363   1.90% to 1.15%     0.70%     (37.25)% to (37.72)%
                                     2007      678    18.51 to 13.48      12,705    1.90 to 1.15      0.85          6.10 to 3.01
                                     2006      574    18.59 to 12.70      10,240    1.85 to 1.15      0.44          7.93 to (0.70)
                                     2005      431    17.27 to 16.40       7,185    1.85 to 1.40      0.33         10.24 to 1.77
                                     2004      416    15.70 to 14.98       6,308    1.75 to 1.40      0.25         14.04 to 13.64
Mid Cap Intersection Series II       2008       35     6.59 to 6.51          228    1.90 to 1.15      0.00       (42.83) to (43.26)
                                     2007        5    11.53 to 11.47          58    1.90 to 1.15      0.00        (7.75) to (8.21)
Mid Cap Stock Series I               2008      913    11.20 to 11.16      10,197    1.75 to 1.40      0.00       (44.55) to (44.75)
                                     2007      933    20.27 to 20.12      18,819    1.75 to 1.40      0.00         21.85 to 21.42
                                     2006    1,178    16.70 to 16.20      19,508    1.75 to 1.40      0.00         11.97 to 11.58
                                     2005    1,312    14.96 to 14.50      19,434    1.75 to 1.40      0.00         12.98 to 12.59
                                     2004      659    13.29 to 12.87       8,666    1.75 to 1.40      0.00         17.38 to 16.97
Mid Cap Stock Series II              2008      988    13.62 to 8.67       13,396    1.90 to 1.15      0.00       (44.51) to (44.93)
                                     2007      978    24.73 to 15.63      24,028    1.90 to 1.15      0.00         22.51 to 21.93
                                     2006    1,016    20.92 to 12.79      20,875    1.85 to 1.15      0.00         11.73 to 2.16
                                     2005    1,037    18.72 to 17.62      19,220    1.85 to 1.40      0.00         12.84 to 8.02
                                     2004      769    16.59 to 15.65      12,646    1.75 to 1.40      0.00         17.10 to 16.69
Mid Cap Value Series I               2008      297    12.27 to 11.95       3,593    1.75 to 1.40      1.69       (39.89) to (40.10)
                                     2007      397    20.42 to 19.94       8,001    1.75 to 1.40      1.09        (0.71) to (1.06)
                                     2006      513    20.56 to 20.16      10,450    1.75 to 1.40      0.72         10.71 to 10.33
                                     2005      664    18.57 to 18.27      12,224    1.75 to 1.40      0.45          6.51 to 6.13
                                     2004      676    17.44 to 17.21      11,703    1.75 to 1.40      0.49         22.73 to 22.30
Mid Cap Value Series II              2008      899    11.45 to 11.11      10,224    1.85 to 1.40      1.57       (40.02) to (40.29)
                                     2007    1,036    19.09 to 18.61      19,694    1.85 to 1.40      0.73        (0.90) to (1.35)
                                     2006    1,255    20.07 to 18.86      24,092    1.85 to 1.40      0.52         10.48 to 9.98
                                     2005    1,404    18.21 to 17.15      24,444    1.85 to 1.40      0.25          6.27 to (0.03)
                                     2004    1,329    17.18 to 16.25      21,808    1.75 to 1.40      0.36         22.48 to 22.06
Money Market B Series NAV            2008      670    12.86 to 12.76       8,577    1.85 to 1.40      2.03          0.69 to 0.24
                                     2007      422    12.77 to 12.73       5,378    1.85 to 1.40      3.05          2.14 to 1.84
Money Market Series I                2008    1,532    18.43 to 13.41      24,158    1.75 to 1.40      1.75          0.34 to (0.01)
                                     2007    1,469    18.37 to 13.41      23,080    1.75 to 1.40      4.47          3.10 to 2.74
                                     2006    1,593    17.82 to 13.05      24,875    1.75 to 1.40      4.35          2.99 to 2.63
                                     2005    1,956    17.30 to 12.71      29,884    1.75 to 1.40      2.61          1.24 to 0.89
                                     2004    1,963    17.09 to 12.59      29,824    1.75 to 1.40      0.80        (0.60) to (0.95)
Money Market Series II               2008    9,306    13.23 to 12.67     120,124    1.90 to 1.15      1.43          0.40 to (0.36)
                                     2007    4,050    13.17 to 12.71      52,315    1.90 to 1.15      4.17          3.15 to 1.95
                                     2006    2,653    12.77 to 12.45      33,361    1.85 to 1.15      4.20          2.79 to 1.81
                                     2005    1,716    12.37 to 12.16      21,020    1.85 to 1.40      2.42          1.04 to 0.47
                                     2004    1,606    12.24 to 12.13      19,536    1.75 to 1.40      0.53        (0.80) to (1.14)
Natural Resources Series II          2008      403    24.27 to 8.18        8,609    1.90 to 1.15      0.29       (52.27) to (52.63)
                                     2007      464    51.23 to 17.13      21,904    1.90 to 1.15      0.81         41.55 to 38.82
                                     2006      389    37.87 to 12.31      14,264    1.85 to 1.15      0.40         20.34 to (1.62)
                                     2005      387    31.46 to 31.09      12,127    1.85 to 1.40      0.00         44.39 to 14.68
                                     2004      239    21.79 to 21.67       5,201    1.75 to 1.40      0.05         22.32 to 21.89
Optimized All Cap Series II          2008      514    12.06 to 11.75       6,135    1.85 to 1.40      0.63       (44.03) to (44.29)
                                     2007      578    21.54 to 21.09      12,353    1.85 to 1.40      0.83          1.66 to (3.88)
                                     2006       25    21.09 to 20.75         524    1.85 to 1.40      0.74         13.32 to 12.81
                                     2005       34    18.61 to 18.39         631    1.85 to 1.40      0.89          6.86 to 2.59
                                     2004       20    17.42 to 17.32         352    1.75 to 1.40      0.79         13.08 to 12.68

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                DECEMBER 31, 2008

6. UNIT VALUES-- (CONTINUED)

                                                       AT DECEMBER 31,               FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                            ------------------------------------   -----------------------------------------------
                                                      UNIT FAIR VALUE              EXPENSE RATIO   INVESTMENT       TOTAL RETURN
                                             UNITS      HIGHEST TO       ASSETS      HIGHEST TO      INCOME          HIGHEST TO
            SUB-ACCOUNT              YEAR   (000S)        LOWEST         (000S)       LOWEST*        RATIO**         LOWEST***
----------------------------------   ----   ------   ----------------   --------   -------------   ----------   ------------------
Optimized Value Series II            2008      207   $10.04 to $9.83    $  2,062   1.85% to 1.40%     2.13%     (42.18)% to (42.44)%
                                     2007      234    17.36 to 17.07       4,042    1.85 to 1.40      0.97        (7.14) to (10.66)
                                     2006       10    18.61 to 18.38         191    1.85 to 1.40      1.02         19.37 to 18.84
                                     2005        8    15.59 to 15.47         124    1.85 to 1.40      0.00          7.31 to 2.05
                                     2004        7    15.52 to 14.49         108    1.75 to 1.40      0.00         16.20 to 15.93
Pacific Rim Series I                 2008      136    10.19 to 8.83        1,215    1.75 to 1.40      1.55       (40.85) to (41.06)
                                     2007      145    17.28 to 14.92       2,217    1.75 to 1.40      1.73          7.62 to 7.24
                                     2006      221    16.12 to 13.52       3,135    1.75 to 1.40      0.97          9.51 to 9.12
                                     2005      277    14.77 to 12.38       3,580    1.75 to 1.40      0.92         24.01 to 23.58
                                     2004      269    11.95 to 10.01       2,804    1.75 to 1.40      0.47         15.27 to 14.87
Pacific Rim Series II                2008      177    13.15 to 7.82        2,276    1.90 to 1.15      1.41       (40.77) to (41.22)
                                     2007      196    22.37 to 13.20       4,315    1.90 to 1.15      1.48          7.59 to 5.03
                                     2006      187    22.84 to 12.24       3,969    1.85 to 1.15      0.76          9.38 to (2.18)
                                     2005      208    20.94 to 19.28       4,083    1.85 to 1.40      0.65         23.68 to 20.11
                                     2004      130    16.97 to 15.70       2,069    1.75 to 1.40      0.37         15.17 to 14.77
PIM Classic Value Series II          2008      149     7.62 to 6.36        1,127    1.90 to 1.15      1.65       (46.30) to (46.71)
                                     2007      129    14.30 to 11.84       1,831    1.90 to 1.15      1.35       (12.77) to (13.81)
                                     2006      143    16.94 to 13.70       2,389    1.85 to 1.15      0.98         14.23 to 9.49
                                     2005       86    14.83 to 14.72       1,274    1.85 to 1.40      0.42          7.71 to 3.37
                                     2004       55    13.77 to 13.74         758    1.75 to 1.40      0.27         10.15 to 9.89
PIMCO VIT All Asset Series II        2008      181    13.13 to 12.86       2,356    1.85 to 1.40      5.27       (17.34) to (17.71)
                                     2007      225    15.88 to 15.62       3,545    1.85 to 1.40      6.40          6.49 to 6.01
                                     2006      323    14.91 to 14.74       4,792    1.85 to 1.40      4.76          2.91 to 2.45
                                     2005      376    14.49 to 14.38       5,435    1.85 to 1.40      4.34          4.47 to 1.39
                                     2004      160    13.87 to 13.84       2,215    1.75 to 1.40      5.87         10.97 to 10.72
Quantitative Mid Cap Series I        2008       --    13.16 to 12.84          --    1.75 to 1.40      0.04        (3.46) to (3.57)
                                     2007       24    13.63 to 13.31         319    1.75 to 1.40      0.39        (3.44) to (3.78)
                                     2006       34    14.11 to 13.84         473    1.75 to 1.40      0.00          2.65 to 2.29
                                     2005       47    13.75 to 13.53         647    1.75 to 1.40      0.00         12.05 to 11.66
                                     2004      138    12.27 to 12.11       1,686    1.75 to 1.40      0.00         16.56 to 16.15
Quantitative Mid Cap Series II       2008       --    16.70 to 16.26          --    1.85 to 1.40      0.00        (3.42) to (3.56)
                                     2007      188    17.29 to 16.86       3,198    1.85 to 1.40      0.24        (3.99) to (9.29)
                                     2006       63    17.93 to 17.43       1,111    1.85 to 1.40      0.00          2.35 to 1.89
                                     2005       78    17.52 to 17.07       1,351    1.85 to 1.40      0.00         11.81 to 2.60
                                     2004       83    15.67 to 15.31       1,286    1.75 to 1.40      0.00         16.25 to 15.84
Real Estate Securities Series I      2008      135    19.01 to 18.13       2,525    1.75 to 1.40      2.96       (40.27) to (40.48)
                                     2007      202    31.82 to 30.46       6,284    1.75 to 1.40      2.57       (16.79) to (17.08)
                                     2006      296    38.25 to 36.74      11,138    1.75 to 1.40      1.81         36.19 to 35.72
                                     2005      322    28.03 to 27.07       8,898    1.75 to 1.40      2.02         10.30 to 9.92
                                     2004      379    25.46 to 24.63       9,520    1.75 to 1.40      2.48         30.20 to 29.74
Real Estate Securities Series II     2008      501    15.10 to 7.80        7,440    1.90 to 1.15      2.85       (40.27) to (40.72)
                                     2007      620    25.48 to 13.06      15,632    1.90 to 1.15      1.92       (16.74) to (19.48)
                                     2006      503    33.50 to 15.65      15,580    1.85 to 1.15      1.58         35.91 to 25.03
                                     2005      509    24.71 to 22.84      11,818    1.85 to 1.40      1.51         10.11 to (2.97)
                                     2004      473    22.50 to 20.89       9,995    1.75 to 1.40      1.92         29.93 to 29.48
Real Return Bond Series II           2008      734    13.11 to 12.78       9,529    1.85 to 1.40      0.55       (12.77) to (13.16)
                                     2007      707    15.03 to 14.72      10,531    1.85 to 1.40      6.47          9.54 to 9.05
                                     2006      797    13.72 to 13.50      10,855    1.85 to 1.40      2.49        (1.20) to (1.64)
                                     2005    1,190    13.89 to 13.72      16,445    1.85 to 1.40      0.12          0.12 to (0.54)
                                     2004      895    13.92 to 13.84      12,407    1.75 to 1.40      0.25          7.21 to 6.84

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                DECEMBER 31, 2008

6. UNIT VALUES-- (CONTINUED)

                                                       AT DECEMBER 31,               FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                            ------------------------------------   -----------------------------------------------
                                                      UNIT FAIR VALUE              EXPENSE RATIO   INVESTMENT       TOTAL RETURN
                                             UNITS      HIGHEST TO       ASSETS      HIGHEST TO      INCOME          HIGHEST TO
            SUB-ACCOUNT              YEAR   (000S)        LOWEST         (000S)       LOWEST*        RATIO**         LOWEST***
----------------------------------   ----   ------   ----------------   --------   -------------   ----------   ------------------
Science & Technology Series I        2008      926    $8.33 to $2.91    $  5,469   1.75% to 1.40%     0.00%     (45.22)% to (45.41)%
                                     2007    1,171    15.21 to 5.33       12,658    1.75 to 1.40      0.00         17.89 to 17.48
                                     2006    1,477    12.90 to 4.53       13,945    1.75 to 1.40      0.00          4.06 to 3.70
                                     2005    1,845    12.40 to 4.37       16,503    1.75 to 1.40      0.00          0.67 to 0.32
                                     2004    2,215    12.31 to 4.36       19,863    1.75 to 1.40      0.00        (0.53) to (0.88)
Science & Technology Series II       2008      329     8.91 to 8.18        2,941    1.90 to 1.15      0.00       (45.17) to (45.59)
                                     2007      408    16.38 to 14.93       6,675    1.90 to 1.15      0.00         18.84 to 17.90
                                     2006      413    14.32 to 11.23       5,689    1.85 to 1.15      0.00          3.91 to 0.92
                                     2005      483    13.79 to 10.83       6,362    1.85 to 1.40      0.00          0.41 to (1.28)
                                     2004      577    13.73 to 10.81       7,605    1.75 to 1.40      0.00        (0.62) to (0.97)
Scudder Equity Index 500 -- B        2008      229    14.25 to 13.86       3,223    1.85 to 1.40      2.01       (38.24) to (38.51)
                                     2007      308    23.08 to 22.54       7,045    1.85 to 1.40      1.19          3.38 to 2.92
                                     2006      372    22.32 to 21.90       8,245    1.85 to 1.40      0.89         13.61 to 13.10
                                     2005      476    19.65 to 19.36       9,288    1.85 to 1.40      0.00             0 to 0
Scudder Fixed Income -- B            2008      291    11.19 to 10.88       3,223    1.85 to 1.40      6.97       (20.83) to (21.18)
                                     2007      406    14.13 to 13.80       5,693    1.85 to 1.40      4.18          2.30 to 1.83
                                     2006      550    13.82 to 13.55       7,540    1.85 to 1.40      3.10          2.45 to 1.99
                                     2005      567    13.48 to 13.30       7,593    1.85 to 1.40      2.96          0.44 to (0.52)
                                     2004      573    13.43 to 13.32       7,664    1.75 to 1.40      2.24          2.65 to 2.29
Small Cap Index Series I             2008       52    11.21 to 11.20         588    1.75 to 1.40      1.17       (34.64) to (34.87)
                                     2007       74    17.22 to 17.13       1,274    1.75 to 1.40      1.62        (3.53) to (3.87)
                                     2006       85    17.91 to 17.47       1,515    1.75 to 1.40      0.52         15.98 to 15.58
                                     2005       98    15.50 to 15.10       1,515    1.75 to 1.40      0.55          2.45 to 2.09
                                     2004      130    15.18 to 14.77       1,960    1.75 to 1.40      0.31         15.69 to 15.29
Small Cap Index Series II            2008      584    11.70 to 11.35       6,780    1.85 to 1.40      1.04       (34.76) to (35.05)
                                     2007      660    17.93 to 17.48      11,758    1.85 to 1.40      0.94        (4.15) to (8.20)
                                     2006      342    19.03 to 18.24       6,336    1.85 to 1.40      0.33         15.72 to 15.20
                                     2005      366    16.48 to 15.83       5,879    1.85 to 1.40      0.35          2.26 to (1.64)
                                     2004      402    16.16 to 15.59       6,323    1.75 to 1.40      0.20         15.50 to 15.09
Small Cap Opportunities Series I     2008      100    12.89 to 12.63       1,276    1.75 to 1.40      2.29       (42.94) to (43.14)
                                     2007      128    22.58 to 22.22       2,872    1.75 to 1.40      1.86        (8.95) to (9.27)
                                     2006      161    24.80 to 24.49       3,977    1.75 to 1.40      0.70          8.92 to 8.54
                                     2005      202    22.77 to 22.56       4,587    1.75 to 1.40      0.00         16.36 to 16.09
Small Cap Opportunities Series II    2008      303    12.43 to 6.38        3,770    1.90 to 1.15      2.14       (42.92) to (43.35)
                                     2007      328    21.95 to 11.17       7,217    1.90 to 1.15      1.54        (8.86) to (7.54)
                                     2006      360    24.71 to 12.23       8,807    1.85 to 1.15      0.53          8.66 to (2.29)
                                     2005      369    22.74 to 22.47       8,363    1.85 to 1.40      0.00          6.12 to (1.99)
                                     2004      115    21.43 to 21.31       2,461    1.75 to 1.40      0.07         23.73 to 23.30
Small Company Value Series I         2008      274    17.34 to 16.60       4,625    1.75 to 1.40      0.68       (28.07) to (28.32)
                                     2007      372    24.19 to 23.08       8,736    1.75 to 1.40      0.15        (2.58) to (2.92)
                                     2006      468    24.91 to 23.15      11,306    1.75 to 1.40      0.07         13.82 to 13.42
                                     2005      607    21.97 to 20.39      12,879    1.75 to 1.40      0.28          5.55 to 5.18
                                     2004      738    20.88 to 19.36      14,823    1.75 to 1.40      0.16         23.45 to 23.02
Small Company Value Series II        2008      787    13.40 to 8.78       10,642    1.90 to 1.15      0.47       (28.05) to (28.59)
                                     2007      978    18.77 to 12.21      18,683    1.90 to 1.15      0.00        (2.54) to (2.78)
                                     2006    1,134    22.11 to 12.50      22,490    1.85 to 1.15      0.00         13.61 to (0.16)
                                     2005    1,196    19.51 to 17.20      21,023    1.85 to 1.40      0.06          5.30 to 0.77
                                     2004    1,139    18.58 to 16.45      19,052    1.75 to 1.40      0.09         23.20 to 22.77
Strategic Bond Series I              2008      484    17.79 to 14.43       8,049    1.75 to 1.40      6.62       (17.25) to (17.54)
                                     2007      628    21.49 to 17.50      12,570    1.75 to 1.40      9.12        (1.55) to (1.90)
                                     2006      758    21.83 to 17.84      15,541    1.75 to 1.40      6.84          5.57 to 5.20
                                     2005      847    20.68 to 16.96      16,526    1.75 to 1.40      2.89          1.27 to 0.92
                                     2004    1,066    20.42 to 16.80      20,777    1.75 to 1.40      3.89          5.18 to 4.81

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                DECEMBER 31, 2008

6. UNIT VALUES-- (CONTINUED)

                                                       AT DECEMBER 31,               FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                            ------------------------------------   -----------------------------------------------
                                                      UNIT FAIR VALUE              EXPENSE RATIO   INVESTMENT       TOTAL RETURN
                                             UNITS      HIGHEST TO       ASSETS      HIGHEST TO      INCOME          HIGHEST TO
            SUB-ACCOUNT              YEAR   (000S)        LOWEST         (000S)       LOWEST*        RATIO**         LOWEST***
----------------------------------   ----   ------   ----------------   --------   -------------   ----------   ------------------
Strategic Bond Series II             2008      654   $12.74 to $10.85   $  8,497   1.90% to 1.15%     6.61%     (17.25)% to (17.87)%
                                     2007      852    15.52 to 13.12      13,457    1.90 to 1.15      8.79        (1.41) to (2.96)
                                     2006      892    16.27 to 13.27      14,373    1.85 to 1.15      6.66          6.42 to 4.91
                                     2005      891    15.48 to 15.15      13,656    1.85 to 1.40      1.90          1.02 to 0.06
                                     2004      594    15.36 to 15.10       9,013    1.75 to 1.40      2.79          4.91 to 4.54
T Rowe Price Mid Value Series II     2008       60    10.51 to 10.34         629    1.85 to 1.40      0.81       (35.79) to (36.08)
                                     2007       65    16.37 to 16.18       1,055    1.85 to 1.40      1.60        (1.09) to (1.54)
                                     2006       70    16.55 to 16.43       1,147    1.85 to 1.40      0.05         18.39 to 17.86
                                     2005       13    13.98 to 13.94         188    1.85 to 1.40      0.00         11.85 to 1.41
Total Return Series I                2008    1,166    18.54 to 17.78      21,108    1.75 to 1.40      4.56          1.33 to 0.98
                                     2007    1,411    18.29 to 17.60      25,258    1.75 to 1.40      7.46          6.97 to 6.60
                                     2006    1,760    17.10 to 16.52      29,476    1.75 to 1.40      3.46          2.16 to 1.81
                                     2005    2,066    16.74 to 16.22      33,921    1.75 to 1.40      2.42          1.05 to 0.70
                                     2004    2,430    16.56 to 16.11      39,569    1.75 to 1.40      3.92          3.49 to 3.13
Total Return Series II               2008    1,984    15.31 to 14.04      30,864    1.90 to 1.15      4.70          1.43 to 0.67
                                     2007    1,991    15.21 to 13.84      30,752    1.90 to 1.15      7.20          7.03 to 4.90
                                     2006    2,196    14.65 to 12.90      31,877    1.85 to 1.15      3.26          3.44 to 1.53
                                     2005    2,523    14.36 to 14.13      35,980    1.85 to 1.40      1.95          0.83 to (0.56)
                                     2004    2,577    14.25 to 14.12      36,510    1.75 to 1.40      3.24          3.25 to 2.89
Total Stock Market Index Series I    2008       76     8.15 to 8.15          620    1.75 to 1.40      1.44       (38.08) to (38.29)
                                     2007      112    13.21 to 13.17       1,483    1.75 to 1.40      2.10          3.71 to 3.34
                                     2006      143    12.78 to 12.49       1,821    1.75 to 1.40      1.00         13.70 to 13.30
                                     2005      163    11.28 to 11.01       1,836    1.75 to 1.40      1.13          4.23 to 3.86
                                     2004      176    10.86 to 10.59       1,898    1.75 to 1.40      0.62         10.18 to 9.80
Total Stock Market Index Series II   2008      715    10.92 to 10.60       7,664    1.85 to 1.40      1.31       (38.16) to (38.44)
                                     2007      809    17.66 to 17.22      14,027    1.85 to 1.40      1.22          3.05 to (2.45)
                                     2006      424    17.06 to 16.20       7,114    1.85 to 1.40      0.80         13.50 to 12.99
                                     2005      439    15.03 to 14.30       6,497    1.85 to 1.40      0.90          3.95 to 0.89
                                     2004      458    14.46 to 13.80       6,540    1.75 to 1.40      0.46         10.04 to 9.66
U.S. Core Series I                   2008       --    21.62 to 6.93           --    1.75 to 1.40      1.27       (34.18) to (34.38)
                                     2007    2,150    32.85 to 10.55      52,064    1.75 to 1.40      2.17        (0.15) to (0.50)
                                     2006    2,725    32.90 to 10.61      65,921    1.75 to 1.40      1.25          7.66 to 7.29
                                     2005    3,340    30.56 to 9.89       75,782    1.75 to 1.40      1.43          0.62 to 0.27
                                     2004    4,242    30.37 to 9.86       95,127    1.75 to 1.40      0.88          5.28 to 4.92
U.S. Core Series II                  2008       --     9.54 to 9.27           --    1.85 to 1.40      1.06       (34.27) to (34.52)
                                     2007      694    14.52 to 14.15       9,895    1.85 to 1.40      1.85        (0.42) to (0.87)
                                     2006      842    14.58 to 13.33      12,039    1.85 to 1.40      1.00          7.48 to 7.00
                                     2005    1,076    13.56 to 12.43      14,348    1.85 to 1.40      1.18          0.43 to (1.39)
                                     2004    1,230    13.51 to 12.41      16,363    1.75 to 1.40      0.69          5.06 to 4.70
U.S. Global Leaders Growth
   Series I                          2008       --    13.36 to 13.18          --    1.75 to 1.40      0.38          0.18 to 0.07
                                     2007       95    13.34 to 13.17       1,258    1.75 to 1.40      1.25          2.18 to 1.82
                                     2006      119    13.06 to 12.94       1,544    1.75 to 1.40      0.00          0.39 to 0.04
                                     2005      129    13.00 to 12.93       1,674    1.75 to 1.40      0.11          8.29 to 8.04
U.S. Global Leaders Growth
   Series II                         2008       --    13.31 to 13.07          --    1.85 to 1.40      0.35          0.08 to (0.06)
                                     2007      249    13.30 to 13.08       3,285    1.85 to 1.40      0.89          2.05 to 1.59
                                     2006      302    13.03 to 12.87       3,911    1.85 to 1.40      0.00          0.09 to (0.36)
                                     2005      353    13.02 to 12.92       4,576    1.85 to 1.40      0.00        (0.53) to (0.88)
                                     2004       45    13.09 to 13.06         589    1.75 to 1.40      0.47          4.71 to 4.47

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                DECEMBER 31, 2008

6. UNIT VALUES-- (CONTINUED)

                                                       AT DECEMBER 31,               FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                            ------------------------------------   -----------------------------------------------
                                                      UNIT FAIR VALUE              EXPENSE RATIO   INVESTMENT       TOTAL RETURN
                                             UNITS      HIGHEST TO       ASSETS      HIGHEST TO      INCOME          HIGHEST TO
            SUB-ACCOUNT              YEAR   (000S)        LOWEST         (000S)       LOWEST*        RATIO**         LOWEST***
----------------------------------   ----   ------   ----------------   --------   -------------   ----------   ------------------
U.S. Government Securities
   Series I                          2008      750   $23.32 to $14.97   $ 14,851   1.75% to 1.40%     3.48%      (2.78)% to (3.12)%
                                     2007      903    23.98 to 15.45      18,094    1.75 to 1.40      8.06          1.71 to 1.35
                                     2006    1,010    23.58 to 15.24      19,539    1.75 to 1.40      4.92          2.94 to 2.58
                                     2005    1,203    22.91 to 14.86      22,795    1.75 to 1.40      1.78          0.17 to (0.18)
                                     2004    1,498    22.87 to 14.89      28,279    1.75 to 1.40      2.02          1.45 to 1.10
U.S. Government Securities
   Series II                         2008      883    13.04 to 12.86      11,709    1.90 to 1.15      3.70        (2.77) to (3.50)
                                     2007      803    13.51 to 13.23      10,996    1.90 to 1.15      7.70          1.75 to 0.05
                                     2006      809    13.69 to 12.97      10,952    1.85 to 1.15      4.65          4.01 to 2.29
                                     2005      998    13.33 to 13.11      13,188    1.85 to 1.40      1.34          0.05 to (0.34)
                                     2004    1,114    13.35 to 13.20      14,757    1.75 to 1.40      1.69          1.27 to 0.91
U.S. High Yield Series II            2008       15    10.96 to 10.78         166    1.85 to 1.40      5.58       (22.15) to (22.50)
                                     2007       15    14.08 to 13.91         205    1.85 to 1.40      8.06          1.25 to 0.80
                                     2006       21    13.90 to 13.80         286    1.85 to 1.40      2.75          7.94 to 7.46
                                     2005        5    12.88 to 12.84          67    1.85 to 1.40      0.00          3.04 to 0.15
U.S. Large Cap Value Series I        2008      611     8.99 to 8.45        5,343    1.75 to 1.40      2.15       (39.74) to (39.95)
                                     2007      793    14.91 to 14.07      11,523    1.75 to 1.40      1.06        (1.73) to (2.08)
                                     2006      978    15.17 to 14.37      14,499    1.75 to 1.40      0.58          9.12 to 8.74
                                     2005    1,181    13.91 to 13.21      16,086    1.75 to 1.40      0.45          4.35 to 3.99
                                     2004    1,411    13.33 to 12.71      18,445    1.75 to 1.40      0.28          7.87 to 7.49
U.S. Large Cap Value Series II       2008      630     9.32 to 7.66        5,932    1.90 to 1.15      2.11       (39.70) to (40.15)
                                     2007      697    15.57 to 12.71      10,923    1.90 to 1.15      0.74        (0.17) to (1.66)
                                     2006      784    16.33 to 12.89      12,561    1.85 to 1.15      0.40          8.83 to 3.02
                                     2005      938    15.00 to 14.14      13,843    1.85 to 1.40      0.12          4.26 to 2.21
                                     2004    1,079    14.39 to 13.59      15,307    1.75 to 1.40      0.21          7.59 to 7.22
UBS Large Cap Series I               2008    1,121     9.26 to 9.14       10,360    1.75 to 1.40      1.31       (40.36) to (40.57)
                                     2007    1,364    15.52 to 15.38      21,150    1.75 to 1.40      0.52        (5.85) to (6.08)
UBS Large Cap Series II              2008       94     9.22 to 9.07          860    1.85 to 1.40      1.15       (40.52) to (40.79)
                                     2007      104    15.51 to 15.32       1,613    1.85 to 1.40      0.60        (0.14) to (0.60)
                                     2006       10    15.53 to 15.41         150    1.85 to 1.40      0.22         14.45 to 12.07
                                     2005        7    15.29 to 13.75         101    1.85 to 1.40      0.00         10.35 to 2.72
Utilities Series I                   2008      151    13.37 to 13.01       1,985    1.75 to 1.40      2.73       (39.50) to (39.71)
                                     2007      231    22.10 to 21.59       5,041    1.75 to 1.40      1.93         25.62 to 25.18
                                     2006      307    17.59 to 17.24       5,351    1.75 to 1.40      2.18         29.19 to 28.74
                                     2005      270    13.62 to 13.39       3,647    1.75 to 1.40      0.47         15.20 to 14.80
                                     2004      295    11.82 to 11.67       3,468    1.75 to 1.40      0.93         27.62 to 27.17
Utilities Series II                  2008      217    20.61 to 20.00       4,346    1.85 to 1.40      2.45       (39.59) to (39.86)
                                     2007      251    34.12 to 33.26       8,340    1.85 to 1.40      1.61         25.33 to 24.76
                                     2006      284    27.22 to 24.79       7,562    1.85 to 1.40      2.05         28.96 to 28.38
                                     2005      244    21.11 to 19.27       5,066    1.85 to 1.40      0.30         14.94 to 3.24
                                     2004      171    18.37 to 16.81       3,100    1.75 to 1.40      0.76         27.43 to 26.99
Value Series I                       2008      268    17.09 to 15.04       4,384    1.75 to 1.40      0.98       (41.70) to (41.90)
                                     2007      367    29.30 to 25.88      10,314    1.75 to 1.40      1.32          6.70 to 6.33
                                     2006      472    27.46 to 24.34      12,458    1.75 to 1.40      0.38         19.37 to 18.95
                                     2005      520    23.01 to 20.46      11,529    1.75 to 1.40      0.64         11.00 to 10.61
                                     2004      615    20.73 to 18.50      12,315    1.75 to 1.40      0.60         13.57 to 13.17
Value Series II                      2008      231    11.68 to 8.50        2,622    1.90 to 1.15      0.77       (41.64) to (42.07)
                                     2007      275    20.16 to 14.57       5,423    1.90 to 1.15      1.03          6.76 to 6.40
                                     2006      250    19.49 to 13.62       4,786    1.85 to 1.15      0.19         19.12 to 8.79
                                     2005      230    16.40 to 16.08       3,737    1.85 to 1.40      0.43         10.80 to 3.39
                                     2004      216    14.84 to 14.62       3,171    1.75 to 1.40      0.39         13.44 to 13.04

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                DECEMBER 31, 2008

6. UNIT VALUES-- (CONTINUED)

                                                       AT DECEMBER 31,               FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                            ------------------------------------   -----------------------------------------------
                                                      UNIT FAIR VALUE              EXPENSE RATIO   INVESTMENT       TOTAL RETURN
                                             UNITS      HIGHEST TO       ASSETS      HIGHEST TO      INCOME          HIGHEST TO
            SUB-ACCOUNT              YEAR   (000S)        LOWEST         (000S)       LOWEST*        RATIO**         LOWEST***
----------------------------------   ----   ------   ----------------   --------   -------------   ----------   ------------------
Wellington Small Cap Growth
   Series                            2008      184   $11.55 to $8.31    $  2,057   1.90% to 1.15%     0.00%     (40.49)% to (40.94)%
                                     2007      113    19.56 to 13.96       2,090    1.90 to 1.15      0.00         12.47 to 10.64
                                     2006       72    17.67 to 12.39       1,273    1.85 to 1.15      0.00         11.64 to (1.04)
                                     2005       30    15.83 to 15.78         478    1.85 to 1.40      0.00          26.62 to 7.70
Wellington Small Cap Value
  Series II                          2008      244     11.41 to 9.49       2,746    1.90 to 1.15      1.00       (27.11) to (27.66)
                                     2007      211    15.77 to 13.02       3,258    1.90 to 1.15      0.59        (4.25) to (6.39)
                                     2006      132    16.74 to 13.57       2,180    1.85 to 1.15      0.00          17.38 to 8.40
                                     2005       58    14.26 to 14.22         827    1.85 to 1.40      0.00         14.06 to (2.00)
Wells Capital Core Bond Series II    2008       53    13.57 to 13.34         711    1.85 to 1.40      5.88          1.71 to 1.25
                                     2007       17    13.34 to 13.18         229    1.85 to 1.40      7.42          4.58 to 4.11
                                     2006       17    12.76 to 12.66         211    1.85 to 1.40      1.59          2.18 to 1.72
                                     2005        7    12.48 to 12.44          85    1.85 to 1.40      0.00        (0.13) to (0.46)

* These amounts represent the annualized contract expenses of the variable account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to policyholder accounts through the redemption of units and expenses of the underlying Portfolio are excluded.

** These amounts represent the annualized distributions from net investment income received by the sub-account from the underlying Portfolio, net of management fees assessed by the portfolio manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that are assessed against policyholder accounts either through the reductions in the unit values or the redemptions of units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying Portfolio in which the sub-accounts invest.

*** These amounts represent the total return for the periods indicated, including changes in the value of the underlying Portfolio, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options indicated in footnote 1 with a date notation, if any, denote the effective date of that investment option in the variable account. The total return is calculated for the period indicated or from the effective date through the end of the reporting period. For closed sub-accounts, the total return is calculated from the beginning of the reporting period to the date the sub-account closed. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
                                DECEMBER 31, 2008

7. DIVERSIFICATION REQUIREMENTS

Under the provisions of Section 817(h) of the Internal Revenue Code, a variable annuity contract, other than a contract issued in connection with certain types of employee benefits plans, will not be treated as an annuity contract for federal tax purposes for any period for which the investments of the segregated asset account on which the contract is based are not adequately diversified. The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either a statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of Treasury.

The Company believes that the Account satisfies the current requirements of the regulations, and it intends that the Account will continue to meet such requirements.

                                     PART C

                                OTHER INFORMATION

Guide to Name Changes and Successions:

                                  NAME CHANGES

  DATE OF CHANGE                       OLD NAME                                            NEW NAME
------------------   -------------------------------------------   --------------------------------------------------------
October 1, 1997      FNAL Variable Account                         The Manufacturers Life Insurance Company of
                                                                   New York Separate Account A
October 1, 1997      First North American Life Assurance Company   The Manufacturers Life Insurance Company of New York
November 1, 1997     NAWL Holding Co., Inc.                        Manulife-Wood Logan Holding Co., Inc.
September 24, 1999   Wood Logan Associates, Inc.                   Manulife Wood Logan, Inc
January 1, 2005      The  Manufacturers  Life Insurance Company    John Hancock Life Insurance Company of New York
                     of New York Separate Account A                Separate Account A
January 1, 2005      The  Manufacturers  Life Insurance Company    John  Hancock Life Insurance Company of New York
                     of New York                                   Separate Account A.
January 1, 2005      Manulife Financial Securities LLC             John Hancock Distributors LLC
January 1, 2005      Manufacturers Securities Services LLC         John Hancock Investment Management Services LLC

On September 30, 1997, Manufacturers Securities Services, LLC ("MSSLLC") succeeded to the business of NASL Financial Services, Inc.

The following changes became effective January 1, 2002: (a) The Manufacturers Life Insurance Company of North America ("Manulife North America") merged into The Manufacturers Life Insurance Company (U.S.A.) with the latter becoming the owner of all of Manulife North America's assets; (b) Manulife Financial Securities LLC became the successor broker-dealer to Manufacturers Securities Services, LLC.

                                    * * * * *

Item 24. Financial Statements and Exhibits

     (a)  Financial Statements


          (1) Financial Statements of the Registrant, John Hancock Life Insurance Company of New York Separate Account A. [FILED HEREWITH]



          (2) Financial Statements of the Depositor, John Hancock Life Insurance Company of New York. [FILED HEREWITH]


     (b)  Exhibits

          (1) (a) Resolution of the Board of Directors of First North American Life Assurance Company establishing the FNAL Variable Account - incorporated by reference to Exhibit (b)(1)(a) to Form N-4, File No. 33-46217 filed February 25, 1998.

               (b) Resolution of the Board of Directors of First North American Life Assurance Company establishing the Fixed Separate Account - incorporated by reference to Exhibit (b)(1)(b) to Form N-4, File No. 33-46217 filed February 25, 1998.

               (c) Resolution of the Board of Directors of First North American Life Assurance Company establishing The Manufacturers Life Insurance Company of New York Separate Account D and The Manufacturers Life Insurance Company of New York Separate Account E - incorporated by reference to Exhibit (b)(1)(c) to Form N-4, File No. 33-46217 filed February 25, 1998.

          (2) Agreements for custody of securities and similar investments - NOT APPLICABLE.

          (3) (a) Underwriting and Distribution Agreement dated January 1, 2002, incorporated by reference to Exhibit 24(b)(3)(a) to Post-Effective Amendment No. 39 to Registration Statement, File No. 033-79112, filed on April 30, 2009.

               (b) General Agent and Broker-Dealer Selling Agreement, incorporated by reference to Exhibit 24(b)(3)(b) to Post-Effective Amendment No. 39 to Registration Statement, File No. 033-79112, filed on April 30, 2009.


          (4)  (a)  (i)  Form of Specimen Flexible Payment Deferred Combination
                         Fixed and Variable Annuity Contract, Non-Participating (VENTURE.100-NY-REV.06), incorporated by reference to
                         Exhibit 24(b)(4)(a)(i) to this Registration Statement, File No. 333-162244, filed on September 30, 2009.



               (b)  (i)  Form of Specimen Income Plus for Life Rider
                         (BR004NQ.07-NY) (single), incorporated by reference to
                         Exhibit 24(b)(4)(b)(i) to this Registration Statement, File No. 333-162244, filed on September 30, 2009.



                    (ii) Form of Specimen Income Plus for Life Rider
                         (BR005Q.07-NY) (spousal), incorporated by reference to
                         Exhibit 24(b)(4)(b)(ii) to this Registration Statement, File No. 333-162244, filed on September 30, 2009.



                    (iii) Form of Specimen Annual Step Death Benefit Rider
                         (BR010010-NY), incorporated by reference to Exhibit 24(b)(4)(b)(iii) to this Registration Statement, File No. 333-162244, filed on September 30, 2009.


               (c)  (i)  Specimen Endorsements to Contract (v24) - (i) ERISA
                         Tax-Sheltered Annuity, (ii) Tax-Sheltered Annuity,
                         (iii) Qualified Plan Endorsement Section 401 Plans,
                         (iv) Simple Individual Retirement Annuity, (v) Unisex Benefits and Payments, (vi) Individual Retirement Annuity - previously filed as Exhibit (b)(4)(b) to post-effective amendment no. 5 to Registrant's Registration Statement on Form N-4 File, No.33-79112, filed April 29, 1998.

                    (ii) Roth Individual Retirement Annuity Endorsement -
                         previously filed as Exhibit (b)(3)(iv) to post-effective amendment no. 7 to Registrant's Registration Statement on Form N-4 File, No.33-79112, filed April 29, 1999.


          (5) (a) Form of Specimen Application for Flexible Payment Deferred Annuity (APPVENIII0509-NY), incorporated by reference to
                    Exhibit 24(b)(5)(a) to this Registration Statement, File No. 333-162244, filed on September 30, 2009.


          (6)  (a)  (i)  Declaration of Intention and Charter of First North
                         American Life Assurance Company - incorporated by reference to Exhibit (b)(6)(a)(i) to post-effective amendment no. 7 to Registrant's Registration Statement on Form N-4 File, No.33-46217, filed February 25, 1998.

                    (ii) Certificate of Amendment of the Declaration of
                         Intention and Charter of First North American Life Assurance Company - incorporated by reference to Exhibit (b)(6)(a)(ii) to post-effective amendment no. 7 to Registrant's Registration Statement on Form N-4 File, No.33-46217, filed February 25, 1998.

                    (iii) Certificate of Amendment of the Declaration of
                         Intention and Charter of The Manufacturers Life Insurance Company of New York - incorporated by reference to Exhibit (b)(6)(a)(iii) to post-effective amendment no. 7 to Registrant's Registration Statement on Form N-4 File, No.33-46217, filed February 25, 1998.

                    (iv) Certificate of Amendment of the Declaration of
                         Intention and Charter of John Hancock Life Insurance Company of New York dated as of January 1, 2005 -incorporated by reference to Exhibit (b)(6)(a)(iv) to post-effective amendment no. 1 to Form N-4 registration statement filed on Form N-4, File No. 333-138846, filed on May 1, 2007.

                    (v) Certificate of Amendment of the Declaration of Intention and Charter of John Hancock Life Insurance Company of New York dated as of August 10, 2006 -incorporated by reference to Exhibit (b)(6)(a)(v) to post-effective amendment no. 1 to registration statement filed on Form N-4, File No. 333-138846, filed on May 1, 2007.

               (b) By-laws of John Hancock Life Insurance Company of New York, as amended and restated as of July 31, 2006 -incorporated by reference to Exhibit (b)(6)(a)(iv) to post-effective amendment no. 1 to registration statement filed on Form N-4, File No. 333-138846, filed on May 1, 2007.

          (7) Contract of reinsurance in connection with the variable annuity contracts being offered - NOT APPLICABLE.

          (8) Other material contracts not made in the ordinary course of business which are to be performed in whole or in part on or after the date the registration statement is filed:

               (a) Administrative Agreement between The Manufacturers Life Insurance Company of New York and The Manufacturers Life Insurance Company (U.S.A.) - incorporated by reference to Exhibit (8) (a) to post-effective amendment no. 7 to registration statement on Form N-4 File, No.33-46217, filed February 25, 1998.

               (b) Investment Services Agreement between The Manufacturers Life Insurance Company of New York and The Manufacturers Life Insurance Company, incorporated by reference to Exhibit 1(A)(8)(c) to Pre-Effective Amendment No. 1 to Registration Statement on Form S-6, File No. 333-33351, filed on March 17, 1998.

               (c)  (i)  Participation Agreement among John Hancock Life
                         Insurance Company (U.S.A.), John Hancock Life Insurance Company of New York, John Hancock Life Insurance Company, John Hancock Variable Life Insurance Company and John Hancock Trust dated April 20, 2005, incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement, File No. 333-126668, filed on October 12, 2005.

                    (ii) Shareholder Information Agreement between John Hancock
                         Life Insurance Company (U.S.A.), John Hancock Life Insurance Company of New York, John Hancock Life Insurance Company, John Hancock Variable Life Insurance, and John Hancock Trust portfolios (except American Funds Insurance Series) dated April 16, 2007, incorporated by reference to Post-Effective Amendment No. 9 to Registration Statement, File No. 333-85284, filed on April 30, 2007.

                    (iii) Shareholder Information Agreement between John Hancock
                         Life Insurance Company (U.S.A.), John Hancock Life Insurance Company of New York, John Hancock Life Insurance Company, John Hancock Variable Life Insurance, and John Hancock Trust on behalf of series of the Trust that are feeder funds of the American Funds Insurance Series dated April 16, 2007, incorporated by reference to Post-Effective Amendment No. 9 to Registration Statement, File No. 333-85284, filed on April 30, 2007.


          (9) Opinion and Consent of Counsel as to the legality of the securities being registered. [FILED HEREWITH]



          (10) Written consent of Ernst & Young LLP, independent registered public accounting firm. [FILED HEREWITH]


          (11) All financial statements omitted from Item 23, Financial Statements - NOT APPLICABLE.

          (12) Agreements in consideration for providing initial capital between or among Registrant, Depositor, Underwriter or initial contract owners - NOT APPLICABLE.

          (13) Schedules of computations - Incorporated by reference to Exhibit
               (b)(13) to post effective amendment no. 2 to Form N-4, file number 33-76162 filed March 1, 1996.


          (14) (a)  Powers of Attorney (Thomas Borshoff, Marc Costantini, Steven
                    A. Finch, Ruth Ann Fleming, William P. Hicks III, Katherine MacMillan, Ronald J. McHugh, Neil M. Merkl, Bradford J. Race Jr., Diana Scott, and Robert L. Ullmann), incorporated by reference to Exhibit 24(b)(14)(a) to this Registration Statement, File No. 333-162244, filed on September 30, 2009.



               (b)  Power of Attorney (Marianne Harrison). [FILED HEREWITH]

Item 25. Directors and Officers of the Depositor.

    OFFICERS AND DIRECTORS OF JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
                               AS OF JULY 1, 2009

NAME AND PRINCIPAL BUSINESS ADDRESS              POSITION WITH DEPOSITOR
-----------------------------------   --------------------------------------------
James D. Gallagher*                   Chairman and President

Thomas Borshoff*                      Director

Marc Costantini*                      Director and Executive Vice President -
                                      Variable Annuities

Steven A. Finch+                      Director and Executive Vice President -
                                      US Insurance

Ruth Ann Fleming*                     Director

Marianne Harrison***                  Director

William P. Hicks III*                 Director

Katherine MacMillan**                 Director and Executive Vice President -
                                      Retirement Plan Services

Ronald J. McHugh*                     Director and Senior Vice President and
                                      General Manager - Fixed Products

Neil M. Merkl*                        Director

Bradford J. Race, Jr.*                Director

Diana Scott*                          Director

Robert L. Ullmann*                    Director

Emanuel Alves*                        Secretary and Chief Administrative Officer

James R. Boyle+                       Executive Vice President - John Hancock
                                      Insurance Group

George Braun+                         Vice President and Chief Portfolio Officer

Philip Clarkson***                    Vice President - US Taxation

Brian Collins***                      Vice President - US Taxation

Arthur Creel*                         Vice President - Sales and Marketing

Willma Davis+                         Vice President and Chief Structuring Officer

David Eisan++                         Vice President

Edward Eng**                          Vice President - Product Development,
                                      Retirement Plan Services

Richard Harris**                      Appointed Actuary

Scott Hartz+                          Executive Vice President and Senior
                                      Managing Director

Ken Hines+                            Vice President and Chief Production Officer

Helene Landow**                       Director - State Compliance Office

Peter J. Levitt**                     Senior Vice President and Treasurer

Gregory Mack*                         Senior Vice President - Distribution

John Maynard ***                      Vice President - US Taxation

Steven McCormick**                    Vice President -  Operations, Retirement
                                      Plan Services

Janis McDonough+                      Vice President and Chief Credit Officer

Hugh McHaffie*                        Executive Vice President - US Wealth
                                      Management

Bill McPadden+                        Vice President

Lynne Patterson*                      Senior Vice President and Chief Financial
                                      Officer

Krishna Ramdial**                     Vice President - Treasury

Jill Rebman**                         Vice President - New Business

Thomas Samoluk*                       Vice President - Government Relations

Jonnie Smith*                         Vice President - Administration

Brooks Tingle+                        Senior Vice President - Life Operations

Jeffery J. Whitehead*                 Vice President and Controller

*    Principal business office is 601 Congress Street, Boston, MA 02210

**   Principal business office is 200 Bloor Street, Toronto, Canada M4W 1E5

***  Principal business office is 200 Berkeley Street, Boston, MA 02116

+    Principal business office is 197 Clarendon Street, Boston, MA 02117

++   Principal business office is 380 Stuart Street, Boston, MA 02116

Item 26. Persons Controlled by or Under Common Control with Depositor or Registrant.

Registrant is a separate account of John Hancock Life Insurance Company (U.S.A.) (the "Company"), operated as a unit investment trust. Registrant supports certain benefits payable under the Company's variable annuity contracts by investing assets allocated to various investment options in shares of John Hancock Trust (the "Trust"), which is a "series" type of mutual fund registered under the Investment Company Act of 1940 (the "Act") as an open-end management investment company. The purchasers of variable annuity and variable life insurance contracts, in connection with which the Trust is used, will have the opportunity to instruct the Company with respect to the voting of the shares of the Series Fund held by Registrant as to certain matters. Subject to the voting instructions, the Company directly controls Registrant.


On the effective date of this Amendment to the Registration Statement, the Company and its affiliates are controlled by Manulife Financial Corporation ("MFC"). A list of other persons controlled by MFC as of December 31, 2008 appears below:

                         MANULIFE FINANCIAL CORPORATION
                   PRINCIPAL SUBSIDIARIES - DECEMBER 31, 2008

FOR EXTERNAL USE

                                                       ______________________
                                                      |                      |
                                                      |  Manulife Financial  |
                                                      | Corporation (Canada) |
                                                      |______________________|
                                                                 |
                                                                 |
                                                                 |_______________________________________________________________
                                                                 |                                                               |
                                                       __________|___________                                                    |
                                                      |                      |                                                   |
                                                      |   The Manufacturers  |                                                   |
                                                      |    Life Insurance    |                                                   |
                                                      |   Company (Canada)   |                                                   |
                                                      |______________________|                                                   |
                                                               |                                                                 |
                                                               |                                                                 |
 ______________________________________________________________|______________________________________________                   |
|                |                  |                 |         .        |                 |                  |                  |
|                |                  |                 |         .98.25%  |                 |                  |                  |
|   __________   |   ____________   |   ___________   |   ______._____   |   ___________   |   ____________   |   ___________    |
|  |          |  |  |            |  |  |           |  |  |            |  |  |           |  |  |            |  |  |           |   |
|  |    NAL   |  |  |     MFC    |  |  | Berkshire |  |  |  Manulife  |  |  |  Manulife |  |  | MFC Global |  |  |    MLI    |   |
|  | Resources|  |  |   Global   |  |  | Insurance |  |  |  Insurance |  |__|  Holdings |  |__|    Fund    |  |__| Resources |   |
|__|Management|  |__| Investment |  |__| Services  |  |  | (Thailand) |     | (Bermuda) |     | Management |     |    Inc.   |   |
|  |  Limited |  |  | Management |  |  |   Inc.    |  |  |   Public   |   __|   Limited |     |  (Europe)  |     | (Alberta) |   |
|  | (Canada) |  |  |  (U.S.A.)  |  |  | (Ontario) |  |  |   Company  |  |  | (Bermuda) |     |   Limited  |     |___________|   |
|  |__________|  |  |   Limited  |  |  |___________|  |  |   Limited  |  |  |___________|     |  (England) |           |         |
|                |  |  (Canada)  |  |        |        |  | (Thailand) |  |                    |____________|           |         |
|                |  |____________|  |        |        |  |____________|  |                           |                 |         |
|                |                  |        |        |         |        |                           |                 |         |
|                |                  |        |        |         |99.9999%|                           |                 |99.91%   |
|   __________   |   ___________    |   _____|_____   |   ______|_____   |   _____________     ______|_____       _____|_____    |
|  |          |  |  |           |   |  |           |  |  |            |  |  |             |   |            |     |           |   |
|  | Manulife |  |  |  Manulife |   |  |    JH     |  |  |  Manulife  |  |  |Manufacturers|   | MFC Global |     | Manulife  |   |
|  |  Bank of |  |  |  Holdings |   |  |Investments|  |  |   Asset    |  |__|P&C Limited  |   | Investment |     |   Life    |   |
|__|  Canada  |  |__| (Alberta) |   |  |(Delaware) |  |  | Management |  |  | (Barbados)  |   | Management |     | Insurance |   |
|  | (Canada) |     |  Limited  |   |  |    LLC    |  |  | (Thailand) |  |  |_____________|   |  (Europe)  |     |  Company  |   |
|  |__________|     | (Alberta) |   |  |(Delaware) |  |  |  Company   |  |                    |  Limited   |     |  (Japan)  |   |
|                   |___________|   |  |___________|  |  |  Limited   |  |                    | (England)  |     |___________|   |
|                         |         |                 |  | (Thailand) |  |                    |____________|           |         |
|                         |         |                 |  |____________|  |                                             |         |
|                         |         |                 |                  |                                             |         |
|   ___________      _____|_____    |   __________    |   ___________    |   _____________                       ______|_____    |
|  |           |    |           |   |  |          |   |  |           |   |  |             |                     |            |   |
|  |  Manulife |    |  Manulife |   |  | Manulife |   |  | Manulife  |   |  |Manufacturers|                     | MFC Global |   |
|  |  Canada   |    |  Holdings |   |  |Securities|   |__| (Vietnam) |   |__|    Life     |                     | Investment |   |
|__|   Ltd.    |    | (Delaware)|   |__|Investment|   |  |  Limited  |   |  | Reinsurance |                     | Management |   |
|  | (Canada)  |    |     LLC   |   |  | Services |   |  | (Vietnam) |   |  |   Limited   |                     |  (Japan)   |   |
|  |___________|    | (Delaware)|   |  |   Inc.   |   |  |___________|   |  | (Barbados)  |                     |  Limited   |   |
|                   |___________|   |  | (Canada) |   |        |         |  |_____________|                     |  (Japan)   |   |
|                         |         |  |__________|   |        |         |                                      |____________|   |
|                         |         |                 |        |         |                                                       |
|                         |         |                 |        |         |                                                       |
|   ___________      _____|_______  |   ____________  |   _____|______   |   ______________                                      |
|  |           |    |             | |  |            | |  |            |  |  |              |                                     |
|  |   First   |    |     The     | |  |  Manulife  | |  |  Manulife  |  |  |   Manulife   |                                     |
|  |   North   |    |Manufacturers| |__| Securities | |  |   Vietnam  |  |  |International |                                     |
|__|  American |    |  Investment | |  |Incorporated| |  |    Fund    |  |__|   Holdings   |                                     |
|  | Insurance |    | Corporation | |  | (Ontario)  | |  | Management |     |    Limited   |                                     |
|  |  Company  |    |  (Michigan) | |  |____________| |  |   Company  |     |  (Bermuda)   |                                     |
|  |  (Canada) |    |_____________| |                 |  |   Limited  |     |______________|                                     |
|  |___________|           |        |                 |  |  (Vietnam) |            |                                             |
|                  ________|        |                 |  |____________|            |__________________                           |
|                 |        |        |                 |                            |                  |                          |
|   ___________   |  ______|______  |   ____________  |   ____________       ______|________    ______|______                    |
|  |           |  | |             | |  |            | |  |            |     |               |  |             |                   |
|  |    FNA    |  | |   Manulife  | |  |     EIS    | |  |  Manulife  |     |   Manulife    |  |   Manulife  |                   |
|__| Financial |  | | Reinsurance | |__|  Services  | |__|(Singapore) |     |(International)|  |    Asset    |                   |
   |    Inc.   |  | |    Limited  |    | (Bermuda)  | |  | Pte. Ltd.  |     |    Limited    |  |  Management |                   |
   |  (Canada) |  | |  (Bermuda)  |    |   Limited  | |  |(Singapore) |     |   (Bermuda)   |  |    (Asia)   |                   |
   |___________|  | |_____________|    | (Bermuda)  | |  |____________|     |_______________|  |   Limited   |                   |
         |        |                    |____________| |                            |           |  (Barbados) |                   |
         |        |                                   |                            |           |_____________|                   |
         |        |                                   |                            |51%               |                          |
    _____|_____   |  ____________       ____________  |   ____________       ______|____        ______|_____                     |
   |           |  | |            |     |            | |  |            |     |           |      |            |                    |
   |  Elliott  |  | |    John    |     |    PT      | |  |   Manulife |     |  Manulife |      |   Manulife |                    |
   |   & Page  |  | |   Hancock  |     |  Asuransi  | |  |    Asset   |     | -Sinochem |      |    Asset   |                    |
   |  Limited  |  | |    Life    |     |    Jiwa    |95% | Management |     |    Life   |      | Management |                    |
   | (Ontario) |  |_|  Insurance |     |  Manulife  |____| (Singapore)|     | Insurance |      |(Hong Kong) |                    |
   |___________|    |  Company   |     |  Indonesia | |  |     Pte.   |     |  Co. Ltd. |      |   Limited  |                    |
                    |  (U.S.A.)  |     |     (1)    | |  |     Ltd.   |     |  (China)  |      |(Hong Kong) |                    |
                    | (Michigan) |     | (Indonesia)| |  | (Singapore)|     |___________|      |____________|                    |
                    |____________|     |____________| |  |____________|                               |                          |
          ________________|________          .        |                                               |                          |
         |                |57%     |         .        |                                               |                          |
    _____|______     _____|______  |    _____.______  |   ______________                        ______|______                    |
   |            |   |            | |   |            | |  |              |                      |             |                   |
   |    John    |   |    John    | |   |     PT     | |  |      The     |                      |  Manulife   |                   |
   |  Hancock   |   |  Hancock   | |   |  Manulife  | |  | Manufacturers|                      |    Asset    |                   |
   |Distributors|   | Investment | |   |    Aset    | |__|      Life    |                      |  Management |                   |
   |    LLC     |   | Management | |   | Manajemen  |    | Insurance Co.|                      |(Taiwan) Co.,|                   |
   | (Delaware) |   | Services,  | |   |  Indonesia |    |(Phils.), Inc.|                      |    Ltd.     |                   |
   |____________|   |   LLC(2)   | |   |(Indonesia) |    | (Philippines)|                      |  (Taiwan)   |                   |
                    | (Delaware) | |   |____________|    |______________|                      |_____________|                   |
                    |____________| |                                                                                             |
                       (arrow)     |                                                                                             |
                          |38%     |                                                                                             |
                     _____|_____   |                                                                                             |
                    |           |  |                                                                                             |
                    |    John   |  |                                                                                             |
                    |  Hancock  |  |                                                                                             |
                    |    Life   |  |                                                                                             |
                    | Insurance |__|                                                                                             |
                    |   Company |                                                                                                |
                    |   of New  |                                                                                                |
                    |    York   |                                                                                                |
                    | (New York)|                                                                                                |
                    |___________|                                                                                                |
                                                                                                                                 |
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                                                                                                                                 |
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                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                                         ________________________________________________________________________|
                                                        |
                                                        |
                                     ___________________|_____________________
                                    |                                         |
                                    | John Hancock Holdings (Delaware) LLC(2) |
                                    |               (Delaware)                |
                                    |_________________________________________|
                                                        |
                                                        |
                                     ___________________|_____________________
                                    |                                         |
                                    |  John Hancock Financial Services, Inc.  |
                                    |                (Delaware)               |
                                    |_________________________________________|
                                                        |
                                                        |
                                          ______________|___________________________________________
                                _________|_______           ________|________             __________|__________
                               |                 |         |                 |           |                     |
                               |   John Hancock  |         |   John Hancock  |           |     John Hancock    |
                               |  Life Insurance |         |  International  |           | International, Inc. |
                               |     Company     |         |  Holdings, Inc. |           |   (Massachusetts)   |
                               | (Massachusetts) |         | (Massachusetts) |           |_____________________|
                               |_________________|         |_________________|                      |
             ____________________________|             ................ 45.76%                      | 50%
   _________|_________          _________|________     .    __________._________          __________|________
  |                   |        |                  |    .   |                    |        |                   |
  |    John Hancock   |        |    John Hancock  |    .   | Manulife Insurance |        |    John Hancock   |
  |   Variable Life   |     ___| Subsidiaries LLC |    .   |       Berhad       |        |    Tianan Life    |
  | Insurance Company |    |   |     (Delaware)   |    .   |     (Malaysia)     |        | Insurance Company |
  |  (Massachusetts)  |    |   |__________________|    .   |____________________|        |      (China)      |
  |___________________|    |                           .                                 |___________________|
                           |                           .
                           |    ___________________    .    ____________________
                           |   |                   |   .   |                    |
                           |   |    John Hancock   |   .   |   Manulife Asset   |
                           |___| Financial Network,|   ....|     Management     |
                           |   |        Inc.       |       | (Malaysia) Sdn Bhd |
                           |   |   (Massachusetts) | 45.76%|     (Malaysia)     |
                           |   |___________________|       |____________________|
                           |        _____________
                           |       |             |
                           |       |    Hancock  |
                           |       |    Natural  |
                           |_______|   Resource  |
                           |       |    Group,   |
                           |       |     Inc.    |
                           |       |  (Delaware) |
                           |       |_____________|
                           |
                           |        _____________
                           |       |             |
                           |       | Declaration |
                           |_______| Management &|
                           |       | Research LLC|
                           |       |  (Delaware) |
                           |       |_____________|
                           |        _____________
                           |       |             |
                           |       | The Berkeley|
                           |_______|  Financial  |
                                   |  Group LLC  |
                                   |(Delaware)(2)|
                                   |______.______|
                                          .
                                    ______.______
                                   |             |
                                   | John Hancock|
                                   |  Funds LLC  |
                                   |  (Delaware) |
                                   |_____________|

........ Indirect Control
_______ Direct Control

Prepared by: Corporate Tax
Date: March 25, 2008

(1) PT Asuransi Jiwa Manulife Indonesia holds indirectly the remaining 5% of its own equity.

(2) John Hancock Holdings (Delaware) LLC holds indirectly the remaining 5% of John Hancock Investment Management Services LLC through The Berkeley Financial Group LLC.

This chart displays voting shares. All entities are 100% controlled unless otherwise indicated.

Item 27. Number of Contract Owners.

As of SEPTEMBER 30, 2009, there were 0 qualified and 0 non-qualified contracts of the series offered hereby outstanding.

Item 28. Indemnification.

Article 10 of the Charter of the Company provides as follows:

TENTH: No director of the Corporation shall be personally liable to the Corporation or any of its shareholders for damages for any breach of duty as a director; provided, however, the foregoing provision shall not eliminate or limit (i) the liability of a director if a judgment or other final adjudication adverse to such director established his or her such acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions (a) which he or she knew or reasonably should have known violated the New York Insurance Law or (b) which violated a specific standard of care imposed on directors directly, and not by reference, by a provision of the New York Insurance Law (or any regulations promulgated thereunder) or (c) which constituted a knowing violation of any other law, or establishes that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled or (ii) the liability of a director for any act or omission prior to the adoption of this Article by the shareholders of the Corporation. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Article VII of the By-laws of the Company provides as follows:

Section VII.1. Indemnification of Directors and Officers. The Corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she, his or her testator, testatrix or intestate, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation, except that no indemnification under this Section shall be made in respect of (1) a threatened action, or a pending action which is settled or is otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which the action was brought, or , if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

The Corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the Corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he or she, his or her testator, testatrix or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, of its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the Corporation or that he or she had reasonable cause to believe that his or her conduct was unlawful.

Notwithstanding the foregoing, Registrant hereby makes the following undertaking pursuant to Rule 484 under the Securities Act of 1933:

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriters.

     (a) Set forth below is information concerning other investment companies for which John Hancock Distributors, LLC ("JHD LLC"), the principal underwriter of the contracts, acts as investment adviser or principal underwriter.

NAME OF INVESTMENT COMPANY                                           CAPACITY IN WHICH ACTING
--------------------------                                           ------------------------
John Hancock Life Insurance Company (U.S.A.) Separate Account H        Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account A        Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account N        Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account I        Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account L        Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account M        Principal Underwriter
John Hancock Life Insurance Company of New York Separate Account A     Principal Underwriter
John Hancock Life Insurance Company of New York Separate Account B     Principal Underwriter
John Hancock Variable Annuity Account H                                Principal Underwriter
John Hancock Variable Annuity Account U                                Principal Underwriter
John Hancock Variable Annuity Account V                                Principal Underwriter
John Hancock Variable Life Account UV                                  Principal Underwriter
John Hancock Variable Annuity Account I                                Principal Underwriter
John Hancock Variable Annuity Account JF                               Principal Underwriter
John Hancock Variable Life Account S                                   Principal Underwriter
John Hancock Variable Life Account U                                   Principal Underwriter
John Hancock Variable Life Account V                                   Principal Underwriter

     (b) John Hancock Life Insurance Company (U.S.A.) is the sole member of John Hancock Distributors LLC (JHD LLC). The management of JHD LLC is vested in its board of managers (consisting of Edward Eng**, Barry Evans+, Steve Finch***, Lynne Patterson*, Christopher M. Walker**, and Karen Walsh*) who have authority to act on behalf of JHD LLC.

*    Principal business office is 601 Congress Street, Boston, MA 02210

**   Principal business office is 200 Bloor Street, Toronto, Canada M4W 1E5

***  Principal business office is 197 Clarendon St, Boston, MA 02116

+    Principal business office is 101 Huntington Street, Boston, MA 02199

     (c)  None.

Item 30. Location of Accounts and Records.

All books and records are maintained at 100 Summit Lake Drive, Second Floor, Valhalla, New York 10595.

Item 31. Management Services.

The Company has entered into an Administrative Services Agreement with The Manufacturers Life Insurance Company ("Manulife"). This Agreement provides that under the general supervision of the Board of Directors of the Company, and subject to initiation, preparation and verification by the Chief Administrative Officer of the Company, Manulife shall provide accounting services related to the provision of a payroll support system, general ledger, accounts payable, tax and auditing services.

Item 32. Undertakings.

     (a) Representation of Insurer pursuant to Section 26 of the Investment Company Act of 1940.

          John Hancock Life Insurance Company of New York (the "Company") hereby represents that the fees and charges deducted under the Contracts issued pursuant to this registration statement, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the Company.

     (b) Representation of Registrant Pursuant to Section 403(b) of the Internal Revenue Code of 1986, as amended

          The Company is relying on a no-action letter issued in connection with funding vehicles for retirement plans meeting the requirements of
          Section 403(b) of the Internal Revenue Code of 1986, as amended, on November 28, 1988, SEC Reference No. IP-6-88, and is complying with the provisions of paragraphs 1-4 of such no action letter.

     (c)  Undertakings Pursuant to Item 32 of Form N-4

          (1) The Depositor and Registrant will file a post-effective amendment to this registration statement as frequently as is necessary to insure that the audited financial statements in the registration statement are never longer than 16 months old for so long as payments under the variable annuity contracts may be accepted;

          (2) The Depositor and Registrant will include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

          (3) The Depositor and Registrant will deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant and the Depositor have caused this amended Registration Statement to be signed on their behalf in the City of Boston, Massachusetts, on this 16th day of October 2009.

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT A
(Registrant)


By: JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
    (Depositor)


By: /s/ James D. Gallagher
    ---------------------------------
    James D. Gallagher
    Chairman and President

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK


By: /s/ James D. Gallagher
    ---------------------------------
    James D. Gallagher
    Chairman and President

                                   SIGNATURES

     As required by the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in their capacities with the Depositor on this 16th day of October, 2009.

Signature                                Title
-------------------------------------   ----------------------------------------


/s/ James D. Gallagher                  Chairman and President
-------------------------------------   (Principal Executive Officer)
James D. Gallagher


/s/ Lynne Patterson                     Senior Vice President and Chief
-------------------------------------   Financial Officer (Principal Financial
Lynne Patterson                         Officer)


/s/ Jeffery J. Whitehead                Vice President and Controller
-------------------------------------   (Principal Accounting Officer)
Jeffery J. Whitehead


                  *                     Director
-------------------------------------
Thomas Borshoff


                  *                     Director
-------------------------------------
Marc Costantini


                  *                     Director
-------------------------------------
Steven A. Finch


                  *                     Director
-------------------------------------
Ruth Ann Fleming


                  *                     Director
-------------------------------------
Marianne Harrison


                  *                     Director
-------------------------------------
William P. Hicks III


                  *                     Director
-------------------------------------
Katherine MacMillan


                  *                     Director
-------------------------------------
Ronald J. McHugh


                  *                     Director
-------------------------------------
Neil M. Merkl


                  *                     Director
-------------------------------------
Bradford J. Race, Jr.


                  *                     Director
-------------------------------------
Diana Scott


                  *                     Director
-------------------------------------
Robert L. Ullmann


*/s/ Thomas J. Loftus                   Senior Counsel - Annuities
-------------------------------------
Thomas J. Loftus
Pursuant to Power of Attorney

                                  EXHIBIT INDEX

  ITEM NO.                            DESCRIPTION
------------   --------------------------------------------------------
  24(b)(9)     Opinion and Consent of Counsel
 24(b)(10)     Consent of independent registered public accounting firm
24(b)(14)(b)   Power of Attorney